As filed with the Securities and Exchange Commission on March 26, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONSTAR MORTGAGE LLC	NATIONSTAR CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
6162	6162
(Primary standard industrial classification code number)	(Primary standard industrial classification code number)
75-2921540	27-1996157
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

350 Highland Drive Lewisville, Texas 75067 (469) 549-2000	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Address, including zip code, and telephone number, including area code, of principal executive offices)

and the Guarantors identified in Table of Additional Registrant Guarantors below

Anthony W. Villani, Esq. Acting Executive Vice President and General Counsel Nationstar Mortgage LLC 350 Highland Drive Lewisville, Texas, 75067 (469) 549-2000	Duane McLaughlin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Copies of all communications, including communications sent to agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
10.875% Senior Notes due 2015	$35,000,000	100%	$35,000,000	$4,011
Guarantees for the 10.875% Senior Notes due 2015	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457 under the Securities Act.
(3)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Name	Jurisdiction	I.R.S. Employer ID #	Address and Telephone #
Centex Land Vista Ridge Lewisville III General Partner, LLC	Delaware	75-2921540	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Centex Land Vista Ridge Lewisville III, L.P.	Delaware	20-3437712	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Harwood Service Company LLC	Delaware	75-2925375	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Harwood Insurance Services, LLC	California	75-2921540	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Harwood Service Company Of Georgia, LLC	Georgia	73-1643246	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Harwood Service Company Of New Jersey, LLC	New Jersey	74-3047401	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Homeselect Settlement Solutions, LLC	Delaware	20-1356314	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Nationstar 2009 Equity Corporation	Delaware	27-1285662	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Nationstar Equity Corporation	Nevada	75-2711305	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Nationstar Industrial Loan Company	Tennessee	75-2786875	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
Nationstar Industrial Loan Corporation	Minnesota	75-2903483	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
NSM Recovery Services Inc.	Delaware	27-3275696	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000
NSM Foreclosure Services Inc.	Delaware	27-3916074	350 Highland Drive Lewisville, Texas 75067 (469) 549-2000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is neither an offer to sell nor a solicitation of an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2012

PROSPECTUS

Nationstar Mortgage LLC

Nationstar Capital Corporation

Offer to Exchange any and all of our $35,000,000 in aggregate principal amount of unregistered 10.875% Senior Notes due 2015 for $35,000,000 aggregate principal amount of our new 10.875% Senior Notes due 2015 that have been registered under the Securities Act of 1933, as amended

Terms of the Exchange Offer

•

We are offering to exchange any and all of our $35,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015 that were issued on December 19, 2011 (the “Old Notes”) for an equal amount of new 10.875% Senior Notes 2015 (the “New Notes”, and together with the Old Notes, the “Notes”).

•

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2012 (such date and time, the “Expiration Date”, unless we extend or terminate the exchange offer, in which case the “Expiration Date” will mean the latest date and time to which we extend the exchange offer).

•	Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

•	All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of Old Notes for New Notes generally will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the Old Notes, except that the offer of the New Notes is registered under the Securities Act of 1933, as amended (the “Securities Act”), and the New Notes have no transfer restrictions, rights to additional interest or registration rights.

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The Notes are a further issuance of $250,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015 that we issued on March 26, 2010 and that we exchanged pursuant to an exchange offer registered under the Securities Act on September 14, 2011. The New Notes are fungible with the notes we issued in the exchange offer.

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The New Notes will be senior unsecured obligations of each of Nationstar Mortgage LLC and Nationstar Capital Corporation, jointly and severally, and will be unconditionally guaranteed, jointly and severally, by each of our existing and future domestic subsidiaries other than non-guarantor subsidiaries as defined by the indenture governing the New Notes. See “Description of the New Notes.”

•	The New Notes will not be listed on any securities exchange. A public market for the New Notes may not develop, which could make selling the New Notes difficult.

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions, including the SEC staff’s no-action letter, Exxon Capital Holdings Corporation, available May 13, 1988. See “Description of the Exchange Offer—Resale of the New Notes.”

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Starting on the Expiration Date (as defined herein) and ending on the close of business 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 18.

We are not making an offer to exchange Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus or the related registration statement. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register this exchange offer of the New Notes, which you can access on the SEC’s website at http://www.sec.gov. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the New Notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. These materials are also available to the public from the SEC’s website at http://www.sec.gov.

MARKET AND INDUSTRY DATA

Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

WEBSITES

The information contained on or that can be accessed through any of our websites is not incorporated in, and is not part of, this prospectus or the registration statement.

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PROSPECTUS SUMMARY

This prospectus summary contains basic information about our company and the offering. It may not contain all the information that may be important to you. Investors should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and related notes before making an investment decision.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Nationstar,” the “Company,” “we,” “us” or “our” refer collectively to Nationstar Mortgage LLC and its subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Prospectus Summary—Summary of the Exchange Offer,” in the section entitled “Prospectus Summary—Summary of the New Notes” and in the section entitled “Description of the New Notes,” references to “we,” “us” or “our” include only Nationstar Mortgage LLC and Nationstar Capital Corporation and not any other subsidiaries of Nationstar Mortgage LLC. References in this prospectus to “Fortress” refer to Fortress Investment Group LLC. For certain industry and other terms, investors are referred to the section entitled “Glossary of Industry and Other Terms” beginning on page 102.

Company Overview

We are a leading high touch non-bank residential mortgage servicer with a broad array of servicing capabilities across the residential mortgage product spectrum. We have been the fastest growing mortgage servicer since 2007 as measured by growth in aggregate unpaid principal balance (“UPB”), having grown 70.2% annually on a compounded basis. As of December 31, 2011, we serviced over 645,000 residential mortgage loans with an aggregate UPB of $106.6 billion (including $7.8 billion of servicing under contract), making us the largest high touch non-bank servicer in the United States. Our clients include national and regional banks, government organizations, securitization trusts, private investment funds and other owners of residential mortgage loans and securities.

We attribute our growth to our strong servicer performance and high touch servicing model, which emphasizes borrower interaction to improve loan performance and minimize loan defaults and foreclosures. We believe our exceptional track record as a servicer, coupled with our ability to scale our operations without compromising servicer quality, have enabled us to add new mortgage servicing portfolios with relatively low capital investment. We are a preferred partner of many large financial organizations, including government-sponsored enterprises (“GSEs”) and other regulated institutions that value our strong performance and also place a premium on our entirely U.S.-based servicing operations. We employ over 2,500 people in the United States and are a licensed servicer in all 50 states.

In addition to our core servicing business, we are one of only a few non-bank servicers with a fully integrated loan originations platform and suite of adjacent businesses designed to meet the changing needs of the mortgage industry. Our originations platform complements and enhances our servicing business by allowing us to replenish our servicing portfolio as loans pay off over time, while our adjacent businesses broaden our product offerings by providing mortgage-related services spanning the life cycle of a mortgage loan. We believe our integrated approach, together with the strength and diversity of our servicing operations and our strategies for growing substantial portions of our business with minimal capital outlays (which we refer to as our “capital light” approach), position us to take advantage of the major structural changes currently occurring across the mortgage industry.

Servicing Industry Dynamics

Mortgage servicers provide day-to-day administration and servicing for loans on behalf of mortgage owners and earn revenues based primarily on the UPB of loans serviced. Servicers collect and remit monthly loan principal and interest payments and provide related services in exchange for contractual servicing fees. Servicers also provide special services such as overseeing the resolution of troubled loans. As the mortgage industry continues to struggle with elevated borrower delinquencies, this special servicing function has become a particularly important component of a mortgage servicer’s role and, we believe, a key differentiator among mortgage servicers.

According to Inside Mortgage Finance, there were approximately $10.3 trillion of U.S. residential mortgage loans outstanding as of December 31, 2011. In the aftermath of the U.S. financial crisis, the residential mortgage industry is undergoing major structural changes that affect the way mortgage loans are originated, owned and serviced. These changes have benefited and should continue to significantly benefit non-bank mortgage servicers. Banks currently dominate the residential mortgage servicing industry, servicing over 90% of all residential mortgage loans as of December 31, 2011. Over 50% of all residential mortgage loan servicing is concentrated among just four banks. However, banks are currently under tremendous pressure to exit or reduce their exposure to the mortgage servicing business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements, as well as potentially significant earnings volatility. Furthermore, banks’ mortgage servicing operations, which have historically been oriented towards payment processing, are often ill-equipped to maximize loan performance through high touch servicing.

As a result of these factors and the overall increased demands on servicers by mortgage owners, mortgage servicing is shifting from banks to non-bank servicers. Already, over the last 18 months, banks have completed servicing transfers on $275 billion of mortgage loans. We believe this represents a fundamental change in the mortgage servicing industry and expect the trend to continue at an accelerated rate in the future. Because the mortgage servicing industry is characterized by high barriers to entry, including the need for specialized servicing expertise and sophisticated systems and infrastructure, compliance with GSE and client requirements, compliance with state-by-state licensing requirements and the ability to adapt to regulatory changes at the state and federal levels, we believe we are one of the few mortgage servicers competitively positioned to benefit from the shift.

Our Business

Residential Mortgage Servicing

Our leading residential mortgage servicing business serves a diverse set of clients encompassing a broad range of mortgage loans, including prime and non-prime loans, traditional and reverse mortgage loans, GSE and government agency-insured loans, as well as private-label loans issued by non-government affiliated institutions. We have grown our residential mortgage servicing portfolio from an aggregate UPB of $12.7 billion as of December 31, 2007 to $106.6 billion as of December 31, 2011 (including $7.8 billion of servicing under contract). Since December 2008, we have added over $104 billion in UPB to our servicing platform through approximately 300 separate transfers from 30 different counterparties (excluding $7.8 billion of servicing under contract). This growth has been funded primarily through internally generated cash flows and proceeds from debt financings.

Our performance record stands out when compared to other mortgage servicers:

•	As of December 2011, a GSE ranked us in the top 5 out of over 1,000 approved servicers in foreclosure prevention workouts.

•	In 2011, we were in the top tier of rankings for Federal Housing Administration-(“FHA”) and Housing and Urban Development-approved servicers, with a Tier 1 ranking (out of four possible tiers).

•

As of December 31, 2011, our delinquency and default rates on non-prime mortgages we service on behalf of third party investors in asset-backed securities (“ABS”) were each 40% lower than the peer group average.

Our high touch, active servicing approach emphasizes increased borrower contact in an effort to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows for our clients. Where appropriate, we perform loan modifications, often facilitated by government programs such as the Home Affordable Modification Program (“HAMP”), which serve as an effective alternative to foreclosure by keeping borrowers in their homes and bringing them current on their loans. We believe our proven servicing approach and relative outperformance have led large financial institutions, GSEs and government organizations to award major servicing and subservicing contracts to us, often on a repeat basis.

Our systems and infrastructure play a key role in our servicing success. Through careful monitoring and frequent direct communication with borrowers, we are able to quickly identify potential payment problems and work with borrowers to address issues efficiently. To this end, we leverage our proprietary processing, loss mitigation and caller routing systems to implement a single point of contact model for troubled loans that ensures smooth and prompt communication with borrowers, consistent with standards imposed on the largest bank servicers by the Office of the Comptroller of the Currency (the “OCC”), the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). Our core systems are scalable to multiples of our current size.

We service loans as the owner of mortgage servicing rights (“MSRs”), which we refer to as “primary servicing,” and we also service loans on behalf of other MSR or mortgage owners, which we refer to as “subservicing.” As of December 31, 2011, our primary servicing and subservicing portfolios represented 46.4% and 53.6%, respectively, of our total servicing portfolio (excluding $7.8 billion of servicing under contract).

Primary Servicing

Primary servicers act as servicers on behalf of mortgage owners and directly own the MSRs, which represent the contractual right to a stream of cash flows (expressed as a percentage of UPB) in exchange for performing specified mortgage servicing functions and temporarily advancing funds to cover payments on delinquent and defaulted mortgages.

We have grown our primary servicing portfolio to $45.8 billion in UPB as of December 31, 2011 (excluding $7.8 billion of servicing under contract) from $12.7 billion in UPB as of December 31, 2007, representing a compound annual growth rate of 37.8%. We plan to continue growing our primary servicing portfolio principally by acquiring MSRs from banks and other financial institutions under pressure to exit or reduce their exposure to the mortgage servicing business. As the servicing industry paradigm continues to shift from bank to non-bank servicers at an increasing pace, we believe there will be a significant opportunity to increase our market share of the servicing business.

We acquire MSRs on a standalone basis and have also developed an innovative model for investing on a capital light basis by co-investing with financial partners in “excess MSRs.” Excess MSRs are the servicing fee cash flows (“excess fees”) on a portfolio of mortgage loans after payment of a basic servicing fee. In these transactions, we provide all servicing functions in exchange for the basic servicing fee, then share the excess fee with our co-investment partner on a pro rata basis. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future.

Subservicing

Subservicers act on behalf of MSR or mortgage owners that choose to outsource the loan servicing function. In our subservicing portfolio, we earn a contractual fee per loan we service. The loans we subservice often include pools of underperforming mortgage loans requiring high touch servicing capabilities. Many of our recent subservicing transfers have been facilitated by GSEs and other large mortgage owners that are seeking to improve loan performance through servicer upgrades. Subservicing represents another capital light means of growing our servicing business, as subservicing contracts are typically awarded on a no-cost basis and do not require substantial capital.

We have grown our subservicing portfolio to $53.0 billion in UPB as of December 31, 2011 by completing 290 transfers with 26 counterparties since we entered the subservicing business in August 2008. We expect to enter into additional subservicing arrangements as mortgage owners seek to transfer credit stressed loans to high touch subservicers with proven track records and the infrastructure and expertise to improve loan performance.

Adjacent Businesses

We operate or have investments in several adjacent businesses which provide mortgage-related services that are complementary to our servicing and originations businesses. These businesses offer an array of ancillary services, including providing services for delinquent loans, managing loans in the foreclosure/real estate owned (“REO”) process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans. We offer these adjacent services in connection with loans we currently service, as well as on a third party basis in exchange for base and/or incentive fees. In addition to enhancing our core businesses, these adjacent services present an opportunity to increase future earnings with minimal capital investment, including by expanding the services we provide to large banks and other financial institutions seeking to outsource these functions to a third party.

Originations

We are one of only a few non-bank servicers with a fully integrated loan originations platform to complement and enhance our servicing business. In 2011, we originated approximately $3.4 billion of loans, up from $2.8 billion in 2010. We originate primarily conventional agency (GSE) and government-insured residential mortgage loans and, to mitigate risk, typically sell these loans within 30 days while retaining the associated servicing rights.

A key determinant of the profitability of our primary servicing portfolio is the longevity of the servicing cash flows before a loan is repaid or liquidates. Our originations efforts are primarily focused on “re-origination,” which involves actively working with existing borrowers to refinance their mortgage loans. By re-originating loans for existing borrowers, we retain the servicing rights, thereby extending the longevity of the servicing cash flows, which we refer to as “recapture.” We recaptured 35.4% of the loans we service that were refinanced or repaid by the borrower during 2011 and our goal for 2012 is to achieve a recapture rate of over 55%. Because the refinanced loans typically have lower interest rates or lower monthly payments, and, in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio.

With our in-house originations capabilities, we believe we are better protected against declining servicing cash flows as we replace servicing run-off through new loan originations or retain our servicing portfolios through re-origination. In addition, our re-origination strategy allows us to generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market.

Our Strengths

We believe our servicing platform, coupled with our originations and adjacent businesses, position us well for a variety of market environments. The following competitive strengths contribute to our leading market position and differentiate us from our competitors:

Top Performing Preferred Servicing Partner

Through careful monitoring and frequent direct communication with borrowers, our high touch, high-quality servicing model allows us to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows for our clients. In recognition of our performance, as of December 2011, a GSE ranked us in the top 5 out of over 1,000 approved servicers in foreclosure prevention workouts. Our demonstrated ability to achieve strong results and relative outperformance, as well as our entirely U.S.-based servicing operations, have made us a preferred partner of large financial institutions, GSEs and government organizations, which have awarded major servicing and subservicing contracts to us, often on a repeat basis.

Scalable Technology and Infrastructure

Our highly scalable technology and infrastructure have enabled us to manage rapid growth over the past several years while maintaining our high servicing standards and enhancing loan performance. We have made significant investments in loan administration, customer service, compliance and loss mitigation, as well as in employee training and retention. Our staffing, training and performance tracking programs, centralized in the Dallas/Fort Worth, Texas area, have allowed us to expand the size of our servicing team while maintaining high quality standards. With our core systems scalable to multiples of our current size, we believe our infrastructure positions us well to take advantage of structural changes in the mortgage industry. Because the mortgage servicing industry is characterized by high barriers to entry, we also believe we are one of the few mortgage servicers competitively positioned to benefit from existing and future market opportunities.

Track Record of Efficient Capital Deployment

We have an established track record of deploying capital to grow our business. For example, since December 2008, we have effectively used capital from internally generated cash flows and proceeds from debt financings to add over $104 billion in UPB to our servicing platform (excluding $7.8 billion of servicing under contract). In addition, we employ capital light strategies, including our innovative strategy for co-investment in excess MSRs with financial partners as well as subservicing arrangements, to add new mortgage servicing portfolios with relatively low capital investment. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future, while also evaluating subservicing arrangements as mortgage owners seek to transfer credit stressed loans to high touch subservicers in order to improve loan performance. We believe that our experience of efficiently deploying capital for growth puts us in a strong position to manage future growth opportunities.

Attractive Business Model with Strong Recurring Revenues

Banks are under tremendous pressure to exit or reduce their exposure to the mortgage servicing business, and GSEs are looking for strong mortgage servicers as the mortgage industry continues to struggle with elevated borrower delinquencies. As the shift from bank to non-bank servicers accelerates, we believe there will be a significant opportunity for us to achieve growth on attractive terms. Our senior management team has already demonstrated its ability to identify, evaluate and execute servicing portfolio acquisitions. We have developed an attractive business model to grow our business and generate strong, recurring, contractual fee-based revenue with minimal credit risk. These revenue streams provide us with significant capital to grow our business organically.

Integrated Originations Capabilities

As one of only a few non-bank servicers with a fully integrated loan originations platform, we are often able to extend the longevity of our servicing cash flows through loan refinancings. We recaptured 35.4% of the loans we service that were refinanced or repaid by the borrower during 2011 and our goal for 2012 is to achieve a recapture rate of over 55%. Because, in general, refinanced loans subsequently refinance more slowly and default less frequently than many currently outstanding loans, these refinancings also typically improve the overall quality of our primary servicing portfolio. We believe our in-house originations capabilities allow us to generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market.

Strong and Seasoned Management Team

Our senior management team is comprised of experienced mortgage industry executives with a track record of generating financial and operational improvements. Our current Chief Executive Officer has been with us for more than a decade and has managed the company through the most recent economic downturn and through multiple economic cycles. Several members of our management team have held senior positions at other residential mortgage companies. Our senior management team has demonstrated its ability to adapt to changing market conditions and has developed a proven ability to identify, evaluate and execute successful portfolio and platform acquisitions. We believe that the experience of our senior management team and its management philosophy are significant contributors to our operating performance.

Growth Strategies

We expect to drive future growth in the following ways:

Grow Residential Mortgage Servicing

We expect to grow our business primarily by adding to our residential mortgage servicing portfolios through MSR acquisitions and subservicing transfers. Over the last 18 months, banks and other financial institutions have completed a significant number of MSR sales and subservicing transfers, and we expect an even greater number over the next 18 months. We are continuously reviewing, evaluating and, when attractive, pursuing MSR sales and subservicing transfers, and we believe we are well-positioned to compete effectively for these opportunities. We believe our success in this area has been, and will continue to be, driven by our strong servicer performance, as well as by the systems and infrastructure we have implemented to meet specific client requirements.

Pursue Capital Light Servicing Opportunities

We intend to pursue capital light strategies that will allow us to grow our MSR and subservicing portfolios with minimal capital outlays. Within our subservicing portfolio, since August 2008, we have grown our servicing UPB to $53.0 billion with no capital outlays. Many of our recent subservicing transfers have been facilitated by GSEs and other large mortgage owners and we expect to leverage our relationships to complete additional subservicing transfers as mortgage owners seek to transfer credit stressed loans to high touch servicers through subservicing arrangements. Within our MSR portfolio, we have developed an innovative strategy for co-investing on a capital light basis in excess MSRs with financial partners. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future. We anticipate that these capital light strategies will allow us to significantly expand our mortgage servicing portfolio with reduced capital investment.

Expand Originations to Complement Servicing

We also expect our originations platform to play an important role in driving our growth and, in particular, enhancing the profitability of our servicing business. As one of only a few non-bank servicers with a fully integrated loan originations platform, we originate new GSE-eligible and FHA-insured loans for sale into the securitization market and retain the servicing rights associated with those loans. More importantly, we re-originate loans from existing borrowers seeking to take advantage of improved loan terms, thereby extending the longevity of the related servicing cash flows, which increases the profitability and the credit quality of the servicing portfolio. Through our originations platform, we generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market. Finally, we facilitate borrower access to government programs designed to encourage refinancings of troubled or stressed loans, improving overall loan performance. We believe this full range of abilities makes us a more attractive counterparty to entities seeking to transfer servicing to us, and we expect it to contribute to the growth of our servicing portfolio.

Meet Evolving Needs of the Residential Mortgage Industry

We expect to drive growth across all of our businesses by being a solution provider to a wide range of financial and government organizations as they navigate the structural changes taking place across the mortgage industry. With banks under pressure to reduce their exposure to the mortgage market, with the U.S. government under pressure to address its large mortgage exposure and with weak market conditions contributing to elevated loan delinquencies and defaults, we expect there to be numerous compelling situations requiring our expertise. We believe the greatest opportunities will be available to servicers with the proven track record, scalable infrastructure and range of services that can be applied flexibly to address different organizations’ needs. To position ourselves for these opportunities, since 2010 we have expanded our business development team and hired a dedicated senior executive whose primary role is to identify, evaluate, and enhance acquisition and partnership opportunities across the mortgage industry, including with national and regional banks, mortgage and bond insurers, private investment funds and various government agencies. We have also expanded and enhanced our loan transfer, collections and loss mitigation infrastructure in order to be able to accommodate substantial additional growth. We expect these efforts to position us to be a key participant in the long term restructuring and recovery of the mortgage sector.

Company History

Nationstar Mortgage LLC is a Delaware limited liability company. We were formed in 1994 in Denver, Colorado as Nova Credit Corporation, a Nevada corporation. In 1997, we moved our executive offices and primary operations to Lewisville, Texas and changed our name to Centex Credit Corporation. In 2001, Centex Credit Corporation was merged into Centex Home Equity Company, LLC, a Delaware limited liability company (“CHEC”). In 2006, FIF HE Holdings LLC, acquired all of our outstanding membership interests (the “Acquisition”), and we changed our name to Nationstar Mortgage LLC. Nationstar Capital Corporation, a Delaware corporation, is our wholly-owned subsidiary formed solely for the purpose of being a corporate co-issuer of the notes.

In March 2012, our parent, Nationstar Mortgage Holdings Inc. (“Parent”) completed an initial public offering and related reorganization transactions pursuant to which all of the equity interests in Nationstar

Mortgage LLC were transferred from FIF HE Holdings LLC to two direct, wholly-owned subsidiaries of our Parent. Trading in our Parent’s common stock on the New York Stock Exchange commenced on March 8, 2012 under the symbol “NSM.” On March 13, 2012, our Parent closed the initial public offering. Including 2,500,000 shares issued following the exercise of the underwriters’ overallotment option, the aggregate shares issued in connection with the initial public offering amounted to 19,166,667 shares. In addition, in connection with the initial public offering, FIF HE Holdings LLC offered to certain of our current and former members of management the opportunity to exchange their Series 1 Class A units for shares of our Parent’s common stock that were held by FIF HE Holdings LLC (the “Unit Exchange”). Following the initial public offering, related reorganization transactions, the Unit Exchange, and the exercise of the underwriters’ over-allotment option, FIF HE Holdings LLC owns approximately 77.1% of our common stock. FIF HE Holdings LLC, in turn, is primarily owned by certain private equity funds managed by an affiliate of Fortress. Fortress is a leading global investment management firm with approximately $43.1 billion in fee paying assets under management as of December 31, 2011. Fortress is headquartered in New York and has affiliates with offices in Dallas, Frankfurt, London, Los Angeles, New Canaan, Philadelphia, Rome, San Francisco, Singapore, Seoul, Shanghai, Sydney and Tokyo.

Ownership Structure

The following chart sets forth our ownership structure as of March 13, 2012:

Corporate Information

Our executive offices are located at 350 Highland Drive, Lewisville, Texas 75067 and our telephone number is (469) 549-2000.

Summary of the Exchange Offer

Background	On December 19, 2011, we issued $35,000,000 aggregate principal amount of Old Notes in an unregistered offering. In connection with that issuance, we entered into a registration rights agreement on December 19, 2011 (the “Registration Rights Agreement”) in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange Old Notes for New Notes evidencing the same indebtedness and with substantially similar terms. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

The Notes are a further issuance of $250,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015 that we issued on March 26, 2010 and that we exchanged pursuant to an exchange offer registered under the Securities Act on September 14, 2011. The New Notes are fungible with the notes we issued in the exchange offer.

The Exchange Offer	We are offering to exchange, for each $1,000 aggregate principal amount of our Old Notes validly tendered and accepted, $1,000 aggregate principal amount of our New Notes.

We will not pay any accrued and unpaid interest on the Old Notes that we acquire in the exchange offer. Instead, interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 19, 2011, the date on which we issued the Old Notes.

As of the date of this prospectus, approximately $35,000,000 aggregate principal amount of the Old Notes are outstanding.

Denominations of New Notes	Tendering holders of Old Notes must tender Old Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we extend or terminate the exchange offer in which case the “Expiration Date” will mean the latest date and time to which we extend the exchange offer.

Settlement Date	The settlement date of the exchange offer will be as soon as practicable after the Expiration Date of the exchange offer.

Withdrawal of Tenders	Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

Conditions to the Exchange Offer	Our obligation to consummate the exchange offer is subject to certain customary conditions, which we may assert or waive. See “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering	To participate in the exchange offer, you must follow the automatic tender offer program (“ATOP”), procedures established by The Depository Trust Company (“DTC”), for tendering Old Notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your Old Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Description of the Exchange Offer—Terms of the Exchange Offer” and “Description of the Exchange Offer—Procedures for Tendering.” If you elect to have Old Notes exchanged pursuant to this exchange offer, you must properly tender your Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. All Old Notes validly tendered and not properly withdrawn will be accepted for exchange. Old Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Consequences of Failure to Exchange	If we complete the exchange offer and you do not participate in it, then:

•	your Old Notes will continue to be subject to the existing restrictions upon their transfer;

•	we will have no further obligation to provide for the registration under the Securities Act of those Old Notes except under certain limited circumstances; and

•	the liquidity of the market for your Old Notes could be adversely affected.

Taxation	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.

Exchange Agent and Information Agent	Wells Fargo Bank, National Association, is the exchange agent and the information agent for the exchange offer.

Risk Factors

You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 18 prior to deciding whether to invest in the notes.

Summary of the New Notes

Issuers	Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation.

Securities Offered	U.S. $35,000,000 aggregate principal amount of 10.875% Senior Notes due April 1, 2015.

The Notes are a further issuance of $250,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015 that we issued on March 26, 2010 and that we exchanged pursuant to an exchange offer registered under the Securities Act on September 14, 2011. The New Notes are fungible with the notes we issued in the exchange offer.

Maturity Date	April 1, 2015.

Interest Rate	10.875% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2012. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 19, 2011.

Guarantees	The New Notes will be guaranteed on an unsecured senior basis by each of our existing and future domestic subsidiaries, other than our securitization and certain finance subsidiaries and subsidiaries that in the future we designate as excluded restricted and unrestricted subsidiaries.

Ranking	The New Notes and the guarantees will be our and the guarantors’ general unsecured senior indebtedness, respectively, and will:

•

rank equally in right of payment to all of our and the guarantors’ existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

rank senior in right of payment to any of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes and the subsidiary guarantees; and

•

be effectively junior in right of payment to all of our and the guarantors’ existing and future senior secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may redeem the New Notes, in whole or in part, at any time prior to April 1, 2013, at a price equal to 100% of the aggregate principal amount of the New Notes plus the applicable “make whole” premium, as described in “Description of the New Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

We may redeem the New Notes, in whole or in part, at any time on or after April 1, 2013, at the applicable redemption price specified in “Description of the New Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, we may redeem up to 35% of the aggregate principal amount of the New Notes at any time on or prior to April 1, 2013 with the net cash proceeds from certain equity offerings at the applicable redemption price specified “Description of the New Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

Change of Control	If certain change-of-control events occur, we must offer to repurchase all of the New Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Asset Sales	If we sell assets under certain circumstances, we will be required to make an offer to purchase the New Notes at their face amount, plus accrued and unpaid interest, if any, as of the purchase date.

Absence of a Public Market	The New Notes are new securities for which there currently is no market and we cannot assure you that any public market for the New Notes will develop or be sustained.

Certain Covenants	The indenture governing the New Notes will, among other things, limit our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in “Description of the New Notes—Certain Covenants.”

Listing	We do not intend to list the New Notes on any securities exchange.

Governing Law	The New Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Book-Entry Depository	DTC.

Trustee	Wells Fargo Bank, National Association

Risk Factors	You should refer to the section entitled “Risk Factors” for a discussion of material risks you should carefully consider before deciding to invest in the New Notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial information for our business. You should read these tables along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The summary consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the summary consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data at December 31, 2009 has been derived from our audited financial statements that are not included in this prospectus.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except per share data)
Statement of Operations Data—Consolidated
Revenues:
Total fee income	$100,218	$184,084	$268,598
Gain (loss) on mortgage loans held for sale	(21,349)	77,344	109,136

Total revenues	78,869	261,428	377,734
Total expenses and impairments	142,367	220,976	306,183
Other income (expense):
Interest income	52,518	98,895	66,802
Interest expense	(69,883)	(116,163)	(105,375)
Loss on interest rate swaps and caps	(14)	(9,801)	298
Fair value changes in ABS securitizations	—	(23,297)	(12,389)

Total other income (expense)	(17,379)	(50,366)	(50,664)

Net (loss) income	$(80,877)	$(9,914)	$20,887

	December 31,
	2009	2010	2011
	(in thousands)
Balance Sheet Data—Consolidated
Cash and cash equivalents	$41,645	$21,223	$62,445
Accounts receivable	513,939	441,275	562,300
Mortgage servicing rights	114,605	145,062	251,050
Total assets	1,280,185	1,947,181	1,787,931
Notes payable(1)	771,857	709,758	873,179
Unsecured senior notes	—	244,061	280,199
Legacy assets securitized debt	177,675	138,662	112,490
Excess spread financing (at fair value)	—	—	44,595
ABS nonrecourse debt (at fair value)	—	496,692	—
Total liabilities	1,016,362	1,690,809	1,506,622
Total members’ equity	263,823	256,372	281,309

(1)	A summary of notes payable as of December 31, 2011 follows:

Notes Payable	December 31, 2011
(in thousands)
Servicing
2010-ABS Advance Financing Facility	$219,563
2011-Agency Advance Financing Facility	25,011
MBS Advance Financing Facility	179,904
Securities Repurchase Facility (2011)	11,774
MSR Note	10,180
Originations
$300 Million Warehouse Facility	251,722
$100 Million Warehouse Facility	16,047
$175 Million Warehouse Facility	46,810
$50 Million Warehouse Facility	7,310
ASAP+ Short-Term Financing Facility	104,858

$873,179

The following tables summarize consolidated financial information for our Operating Segments. Management analyzes our performance in two separate segments, the Servicing Segment and the Originations Segment, which together constitute our Operating Segments. In addition, we have a legacy asset portfolio, which primarily consists of non-prime and non-conforming mortgage loans, most of which were originated from April to July 2007. The Servicing Segment provides loan servicing on our servicing portfolio and the Originations Segment involves the origination, packaging and sale of GSE mortgage loans into the secondary markets via whole loan sales or securitizations.

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Statement of Operations Data—Operating Segments Information
Revenues:
Total fee income	$101,289	$189,884	$269,585
Gain on mortgage loans held for sale	54,437	77,498	109,431

Total revenues	155,726	267,382	379,016
Total expenses and impairments	118,429	194,203	279,537
Other income (expense):
Interest income	8,404	12,111	14,981
Interest expense	(29,315)	(60,597)	(68,979)
Gain (loss) on interest rate swaps and caps	—	(9,801)	298

Total other income (expense)	(20,911)	(58,287)	(53,700)

Net income	$16,386	$14,892	$45,779

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net Income from Operating Segments to Adjusted EBITDA Reconciliation:
Net income from Operating Segments	$16,386	$14,892	$45,779
Adjust for:
Interest expense from unsecured senior notes	—	24,628	30,464
Depreciation and amortization	1,542	1,873	3,395
Change in fair value of MSRs	27,915	6,043	39,000
Fair value changes on excess spread financing(1)	—	—	3,060
Share-based compensation	579	8,999	14,764
Exit costs	—	—	1,836
Fair value changes on interest rate swaps	—	9,801	(298)
Ineffective portion of cash flow hedge	—	(930)	(2,032)

Adjusted EBITDA(2)	$46,422	$65,306	$135,968

(1)	Relates to a financing arrangement on certain MSRs which are carried at fair value under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments.
(2)	Adjusted EBITDA is a key performance measure used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of the senior notes, depreciable (or amortizable) asset base of the business, income taxes (if any), exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the new accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Adjusted EBITDA provides us with a key measure of our Operating Segments’ performance as it assists us in comparing our Operating Segments’ performance on a consistent basis. Management believes Adjusted EBITDA is useful in assessing the profitability of our core business and uses Adjusted EBITDA in evaluating our operating performance as follows:

•

Financing arrangements for our Operating Segments are secured by assets that are allocated to these segments. Interest expense that relates to the financing of the senior notes is not considered in evaluating our operating performance because this obligation is serviced by the excess earnings from our Operating Segments after the debt obligations that are secured by their assets.

•

To monitor operating costs of each Operating Segment excluding the impact from depreciation, amortization and fair value change of the asset base, exit costs from our restructuring and non-cash operating expense, such as share-based compensation. Operating costs are analyzed to manage costs per our operating plan and to assess staffing levels, implementation of technology-based solutions, rent and other general and administrative costs.

Management does not assess the growth prospects and the profitability of our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the new accounting guidance, except to the extent necessary to assess whether cash flows from the assets in the legacy asset portfolio are sufficient to service its debt obligations.

We also use Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants such as leverage coverage ratios for our senior notes.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the cash requirements necessary to service principal payments related to the financing of the business;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt;

•

although depreciation and amortization and changes in fair value of MSRs are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted EBITDA is presented to provide additional information about our operations. Adjusted EBITDA is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the notes.

Risks Related to Our Business and Industry

Our foreclosure proceedings in certain states have been delayed due to inquiries by certain state Attorneys General, court administrators and state and federal government agencies, the outcome of which could have a negative effect on our operations, earnings or liquidity.

Allegations of irregularities in foreclosure processes, including so-called “robo-signing” by mortgage loan servicers, have gained the attention of the Department of Justice, regulatory agencies, state Attorneys General and the media, among other parties. On December 1, 2011, the Massachusetts Attorney General filed a lawsuit against five large mortgage providers alleging unfair and deceptive business practices, including the use of so-called “robo-signers.” In response, one of the mortgage providers has halted most lending in Massachusetts. Certain state Attorneys General, court administrators and government agencies, as well as representatives of the federal government, have issued letters of inquiry to mortgage servicers, including us, requesting written responses to questions regarding policies and procedures, especially with respect to notarization and affidavit procedures. These requests or any subsequent administrative, judicial or legislative actions taken by these regulators, court administrators or other government entities may subject us to fines and other sanctions, including a foreclosure moratorium or suspension. Additionally, because we do business in all fifty states, our operations may be affected by regulatory actions or court decisions that are taken at the individual state level.

In addition to these inquiries, several state Attorneys General have requested that certain mortgage servicers, including us, suspend foreclosure proceedings pending internal review to ensure compliance with applicable law, and we have received requests from four such state Attorneys General. Pursuant to these requests and in light of industry-wide press coverage regarding mortgage foreclosure documentation practices, we, as a precaution, had already delayed foreclosure proceedings in 23 states, so that we may evaluate our foreclosure practices and underlying documentation. Upon completion of our internal review and after responding to such inquiries, we resumed these previously delayed proceedings. Such inquiries, however, as well as continued court backlog and emerging court processes may cause an extended delay in the foreclosure process in certain states.

Even in states where we have not suspended foreclosure proceedings or where we have lifted or will soon lift any such delayed foreclosures, we have faced, and may continue to face, increased delays and costs in the foreclosure process. For example, we have incurred, and may continue to incur, additional costs related to the re-execution and re-filing of certain documents. We may also be required to take other action in our capacity as a mortgage servicer in connection with pending foreclosures. In addition, the current legislative and regulatory climate could lead borrowers to contest foreclosures that they would not otherwise have contested under ordinary circumstances, and we may incur increased litigation costs if the validity of a foreclosure action is challenged by a borrower. Delays in foreclosure proceedings could also require us to make additional servicing advances by drawing on our servicing advance facilities, or delay the recovery of advances, all or any of which could materially affect our earnings and liquidity and increase our need for capital.

The Dodd-Frank Act could increase our regulatory compliance burden and associated costs, limit our future capital raising strategies, and place restrictions on certain originations and servicing operations all of which could adversely affect our business, financial condition and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) into law. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry in the United States. The Dodd-Frank Act includes, among other things: (i) the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation among federal agencies; (ii) the creation of a Bureau of Consumer Financial Protection (“CFPB”) authorized to promulgate and enforce consumer protection regulations relating to financial products; (iii) the establishment of strengthened capital and prudential standards for banks and bank holding companies; (iv) enhanced regulation of financial markets, including the derivatives and securitization markets; and (v) amendments to the Truth in Lending Act aimed at improving consumer protections with respect to mortgage originations, including originator compensation, minimum repayment standards and prepayment considerations. On July 21, 2011, the CFPB obtained enforcement authority pursuant to the Dodd-Frank Act and began official operations. On October 13, 2011, the CFPB issued guidelines governing how it supervises mortgage transactions, which involves sending examiners to banks and other institutions that service mortgages to assess whether consumers’ interests are protected. On January 11, 2012, the CFPB issued guidelines governing examination procedures for bank and non-bank mortgage originators. The exact scope and applicability of many of these requirements to us are currently unknown as the regulations to implement the Dodd-Frank Act generally have not yet been finalized. These provisions of the Dodd-Frank Act and actions by the CFPB could increase our regulatory compliance burden and associated costs and place restrictions on certain originations and servicing operations, all of which could in turn adversely affect our business, financial condition and results of operations.

The enforcement consent orders by, agreements with, and settlements of, certain federal and state agencies against the largest mortgage servicers related to foreclosure practices could impose additional compliance costs on our servicing business, which could materially and adversely affect our financial condition and results of operations.

On April 13, 2011, the federal agencies overseeing certain aspects of the mortgage market, the OCC, the Federal Reserve and the FDIC, entered into enforcement consent orders with 14 of the largest mortgage servicers in the United States regarding foreclosure practices. The enforcement consent orders require the servicers, among other things to: (i) promptly correct deficiencies in residential mortgage loan servicing and foreclosure practices; (ii) make significant modifications in practices for residential mortgage loan servicing and foreclosure processing, including communications with borrowers and limitations on dual-tracking, which occurs when servicers continue to pursue foreclosure during the loan modification process; (iii) ensure that foreclosures are not pursued once a mortgage has been approved for modification and establish a single point of contact for borrowers throughout the loan modification and foreclosure processes; and (iv) establish robust oversight and controls pertaining to their third party vendors, including outside legal counsel, that provide default management or foreclosure services. While these enforcement consent orders are considered not to be preemptive of the state actions, it is currently unclear how state actions and proceedings will be affected by the federal consents.

On February 9, 2012, federal and state agencies announced a $25 billion settlement with five large banks that resulted from investigations of foreclosure practices. As part of the settlement, the banks have agreed to comply with various servicing standards relating to foreclosure and bankruptcy proceedings, documentation of borrowers’ account balances, chain of title, and evaluation of borrowers for loan modifications and short sales as well as servicing fees and the use of force-placed insurance. The settlement also provides for certain financial relief to homeowners.

Although we are not a party to the above enforcement consent orders and settlements, we could become subject to the terms of the consent orders and settlements if (i) we subservice loans for the mortgage servicers that are parties to the enforcement consent orders and settlements; (ii) the agencies begin to enforce the consent orders and settlements by looking downstream to our arrangement with certain mortgage servicers; (iii) the mortgage servicers for which we subservice loans request that we comply with certain aspects of the consent orders and settlements, or (iv) we otherwise find it prudent to comply with certain aspects of the consent orders and settlements. In addition, the practices set forth in such consent orders and settlements may be adopted by the industry as a whole, forcing us to comply with them in order to follow standard industry practices, or may become required by our servicing agreements. While we have made and continue to make changes to our operating policies and procedures in light of the consent orders and settlements, further changes could be required and changes to our servicing practices will increase compliance costs for our servicing business, which could materially and adversely affect our financial condition or results of operations.

On September 1, 2011 and November 10, 2011, the New York State Department of Financial Services entered into agreements regarding mortgage servicing practices with seven financial institutions. The additional requirements provided for in these agreements will increase operational complexity and the cost of servicing loans in New York. Other servicers, including us, could be required to enter into similar agreements. In addition, other states may also require mortgage servicers to enter into similar agreements. These additional costs could also materially and adversely affect our financial condition and results of operations.

Legal proceedings, state or federal governmental examinations or enforcement actions and related costs could have a material adverse effect on our liquidity, financial position and results of operations.

We are routinely and currently involved in legal proceedings concerning matters that arise in the ordinary course of our business. These legal proceedings range from actions involving a single plaintiff to class action lawsuits with potentially tens of thousands of class members. An adverse result in governmental investigations or examinations or private lawsuits, including purported class action lawsuits, may adversely affect our financial results. In addition, a number of participants in our industry, including us, have been the subject of purported class action lawsuits and regulatory actions by state regulators, and other industry participants have been the subject of actions by state Attorneys General. Although we believe we have meritorious legal and factual defenses to the lawsuits in which we are currently involved, the ultimate outcomes with respect to these matters remain uncertain. Litigation and other proceedings may require that we pay settlement costs, legal fees, damages, penalties or other charges, any or all of which could adversely affect our financial results. In particular, ongoing and other legal proceedings brought under state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities and that could have a material adverse effect on our liquidity, financial position and results of operations.

Governmental investigations, both state and federal, can be either formal or informal. The costs of responding to the investigations can be substantial. In addition, government-mandated changes to servicing practices could lead to higher costs and additional administrative burdens, in particular regarding record retention and informational obligations.

The continued deterioration of the residential mortgage market may adversely affect our business, financial condition and results of operations.

Since mid-2007, adverse economic conditions, including high unemployment, have impacted the residential mortgage market, resulting in unprecedented delinquency, default and foreclosure rates, all of which have led to increased loss severities on all types of residential mortgage loans due to sharp declines in residential real estate values. Falling home prices have resulted in higher loan-to-value ratios (“LTVs”), lower recoveries in foreclosure and an increase in loss severities above those that would have been realized had property values remained the same or continued to increase. As LTVs increase, borrowers are left with equity in their homes that is not sufficient to permit them to refinance their existing loans. This may also provide borrowers an incentive to default on their mortgage loan even if they have the ability to make principal and interest payments, which we refer to as strategic defaults. Increased mortgage defaults negatively impact our Servicing Segment because they increase the costs to service the underlying loans and may ultimately reduce the number of mortgages we service.

Adverse economic conditions may also impact our Originations Segment. Declining home prices and increasing LTVs may preclude many potential borrowers, including borrowers whose existing loans we service, from refinancing their existing loans. An increase in prevailing interest rates could decrease our originations volume through our Consumer Direct Retail originations channel, our largest originations channel by volume from December 31, 2006 to December 31, 2011, because this channel focuses predominantly on refinancing existing mortgage loans.

A continued deterioration or a delay in any recovery in the residential mortgage market may reduce the number of mortgages we service or new mortgages we originate, reduce the profitability of mortgages currently serviced by us, adversely affect our ability to sell mortgage loans originated by us or increase delinquency rates. Any of the foregoing could adversely affect our business, financial condition and results of operations.

We may experience serious financial difficulties as some mortgage servicers and originators have experienced, which could adversely affect our business, financial condition and results of operations.

Since late 2006, a number of mortgage servicers and originators of residential mortgage loans have experienced serious financial difficulties and, in some cases, have gone out of business. These difficulties have resulted, in part, from declining markets for their mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions requiring repurchase in the event of early payment defaults or breaches of representations and warranties regarding loan quality and certain other loan characteristics. Higher delinquencies and defaults may contribute to these difficulties by reducing the value of mortgage loan portfolios and requiring originators to sell their portfolios at greater discounts to par. In addition, the cost of servicing an increasingly delinquent mortgage loan portfolio may rise without a corresponding increase in servicing compensation. The value of many residual interests retained by sellers of mortgage loans in the securitization market has also been declining. Overall originations volumes are down significantly in the current economic environment. According to Inside Mortgage Finance, total U.S. residential mortgage originations volume decreased from $3.0 trillion in 2006 to $1.4 trillion in 2011. Any of the foregoing could adversely affect our business, financial condition and results of operations.

We service reverse mortgages, which subjects us to additional risks and could have a material adverse effect on our business, liquidity, financial condition and results of operations.

In December 2011, we signed an agreement to purchase the servicing rights to certain reverse mortgages (the “Reverse Mortgage Acquisition”) from Bank of America, N.A. (“BANA”). The reverse mortgage business is subject to substantial risks, including market, credit, interest rate, liquidity, operational and legal risks. A reverse mortgage is a loan available to seniors aged 62 or older that allows homeowners to borrow money against the value of their home. No repayment of the mortgage is required until the borrower dies or the home is sold. A deterioration of the market for reverse mortgages may reduce the number of reverse mortgages we service, reduce the profitability of reverse mortgages currently serviced by us and adversely affect our ability to sell reverse mortgages in the market. Although foreclosures involving reverse mortgages generally occur less frequently than forward mortgages, loan defaults on reverse mortgages leading to foreclosures may occur if borrowers fail to meet maintenance obligations, such as payment of taxes or home insurance premiums. An increase in foreclosure rates may increase our cost of servicing. As a reverse mortgage servicer, we will also be responsible for funding any payments due to borrowers in a timely manner, remitting to investors interest accrued, and paying for interest shortfalls. Advances on reverse mortgages are typically greater than advances on forward residential mortgages. They are typically recovered upon weekly or monthly reimbursement or from sale in the market. In the event we receive requests for advances in excess of amounts we are able to fund, we may not be able to fund these advance requests, which could materially and adversely affect our liquidity. Finally, we are subject to negative headline risk in the event that loan defaults on reverse mortgages lead to foreclosures or even evictions of elderly homeowners. All of the above factors could have a material adverse effect on our business, liquidity, financial condition and results of operations.

Borrowers with adjustable rate mortgage loans are especially exposed to increases in monthly payments and they may not be able to refinance their loans, which could cause delinquency, default and foreclosure and therefore adversely affect our business.

Borrowers with adjustable rate mortgage loans are exposed to increased monthly payments when the related mortgage loan’s interest rate adjusts upward from an initial fixed rate or a low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. Borrowers with adjustable rate mortgage loans seeking to refinance their mortgage loans to avoid increased monthly payments as a result of an upwards adjustment of the mortgage loan’s interest rate may no longer be able to find available replacement loans at comparably low interest rates. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans, which may cause delinquency, default and foreclosure. Increased mortgage defaults and foreclosures may adversely affect our business as they reduce the number of mortgages we service.

We principally service higher risk loans, which exposes us to a number of different risks.

A significant percentage of the mortgage loans we service are higher risk loans, meaning that the loans are to less creditworthy borrowers or for properties the value of which has decreased. These loans are more expensive to service because they require more frequent interaction with customers and greater monitoring and oversight. As a result, these loans tend to have higher delinquency and default rates, which can have a significant impact on our revenues, expenses and the valuation of our MSRs. It may also be more difficult for us to recover advances we are required to make with respect to higher risk loans. In connection with the ongoing mortgage market reform and regulatory developments, servicers of higher risk loans may be subject to increased scrutiny by state and federal regulators or may experience higher compliance costs, which could result in higher servicing costs. We may not be able to pass along any incremental costs we incur to our servicing clients. All of the foregoing factors could therefore adversely affect our business, financial condition and results of operations.

A significant change in delinquencies for the loans we service could adversely affect our business, financial condition and results of operations.

Delinquency rates have a significant impact on our revenues, our expenses and on the valuation of our MSRs as follows:

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Revenue. An increase in delinquencies will result in lower revenue for loans we service for GSEs because we only collect servicing fees from GSEs for performing loans. Additionally, while increased delinquencies generate higher ancillary fees, including late fees, these fees are not likely to be recoverable in the event that the related loan is liquidated. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts.

•

Expenses. An increase in delinquencies will result in a higher cost to service due to the increased time and effort required to collect payments from delinquent borrowers. It may also result in an increase in interest expense as a result of an increase in our advancing obligations.

•	Liquidity. An increase in delinquencies could also negatively impact our liquidity because of an increase in borrowing under our advance facilities.

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Valuation of MSRs. We base the price we pay for MSRs on, among other things, our projections of the cash flows from the related pool of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of our MSRs could be diminished. If the estimated fair value of MSRs is reduced, we could suffer a loss, which has a negative impact on our financial results.

A further increase in delinquency rates could therefore adversely affect our business, financial condition and results of operations.

Decreasing property values have caused an increase in LTVs, resulting in borrowers having little or negative equity in their property, which may reduce new loan originations and provide incentive to borrowers to strategically default on their loans.

According to CoreLogic, the percentage of borrowers who owe more on a related mortgage loan than the property is worth, or have negative equity in their property, reached approximately 23% in December 2011. We believe that borrowers with negative equity in their properties are more likely to strategically default on mortgage loans, which could materially affect our business. Also, with the exception of loans modified under the Making Home Affordable plan (“MHA”), we are unable to refinance loans with high LTVs. Increased LTVs could reduce our ability to originate loans for borrowers with low or negative equity and could adversely affect our business, financial condition and results of operations.

The industry in which we operate is highly competitive and our inability to compete successfully could adversely affect our business, financial condition and results of operations.

We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. In the servicing industry, we face competition in areas such as fees and performance in reducing delinquencies and entering successful modifications. Competition to service mortgage loans comes primarily from large commercial banks and savings institutions. These financial institutions generally have significantly greater resources and access to capital than we do, which gives them the benefit of a lower cost of funds. Additionally, our servicing competitors may decide to modify their servicing model to compete more directly with our servicing model, or our servicing model may generate lower margins as a result of competition or as overall economic conditions improve.

In the mortgage loan originations industry, we face competition in such areas as mortgage loan offerings, rates, fees and customer service. Competition to originate mortgage loans comes primarily from large commercial banks and savings institutions. These financial institutions generally have significantly greater resources and access to capital than we do, which gives them the benefit of a lower cost of funds.

In addition, technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services. This has intensified competition among banks and non-banks in offering mortgage loans and loan servicing. We may be unable to compete successfully in our industries and this could adversely affect our business, financial condition and results of operations.

We may not be able to maintain or grow our business if we cannot identify and acquire MSRs or enter into additional subservicing agreements on favorable terms.

Our servicing portfolio is subject to “run off,” meaning that mortgage loans serviced by us may be prepaid prior to maturity, refinanced with a mortgage not serviced by us or liquidated through foreclosure, deed-in-lieu of foreclosure or other liquidation process or repaid through standard amortization of principal. As a result, our ability to maintain the size of our servicing portfolio depends on our ability to originate additional mortgages or to acquire the right to service additional pools of residential mortgages. We may not be able to acquire MSRs or enter into additional subservicing agreements on terms favorable to us or at all, which could adversely affect our business, financial condition and results of operations. In determining the purchase price for MSRs and subservicing agreements, management makes certain assumptions, many of which are beyond our control, including, among other things:

•	the rates of prepayment and repayment within the underlying pools of mortgage loans;

•	projected rates of delinquencies, defaults and liquidations;

•	future interest rates;

•	our cost to service the loans;

•	ancillary fee income; and

•	amounts of future servicing advances.

We may not be able to recover our significant investments in personnel and our technology platform if we cannot identify and acquire MSRs or enter into additional subservicing agreements on favorable terms, which could adversely affect our business, financial condition and results of operations.

We have made, and expect to continue to make, significant investments in personnel and our technology platform to allow us to service additional loans. In particular, prior to acquiring a large portfolio of MSRs or entering into a large subservicing contract, we invest significant resources in recruiting, training, technology and systems. We may not realize the expected benefits of these investments to the extent we are unable to increase the pool of residential mortgages serviced, we are delayed in obtaining the right to service such loans or we do not appropriately value the MSRs that we do purchase or the subservicing agreements we enter into. Any of the foregoing could adversely affect our business, financial condition and results of operations.

We may not realize all of the anticipated benefits of potential future acquisitions, which could adversely affect our business, financial condition and results of operations.

Our ability to realize the anticipated benefits of potential future acquisitions of servicing portfolios, originations platforms or companies will depend, in part, on our ability to scale-up to appropriately service any such assets, and integrate the businesses of such acquired companies with our business. The process of acquiring assets or companies may disrupt our business and may not result in the full benefits expected. The risks associated with acquisitions include, among others:

•	uncoordinated market functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	not retaining key employees; and

•	the diversion of management’s attention from ongoing business concerns.

Moreover, the success of any acquisition will depend upon our ability to effectively integrate the acquired servicing portfolios, originations platforms or businesses. The acquired servicing portfolios, originations platforms or businesses may not contribute to our revenues or earnings to any material extent, and cost savings and synergies we expect at the time of an acquisition may not be realized once the acquisition has been completed. If we inappropriately value the assets we acquire or the value of the assets we acquire declines after we acquire them, the resulting charges may negatively affect the carrying value of the assets on our balance sheet and our earnings. See “—We use financial models and estimates in determining the fair value of certain assets, such as MSRs and investments in debt securities. If our estimates or assumptions prove to be incorrect, we may be required to record impairment charges, which could adversely affect our earnings.” Furthermore, if we incur additional indebtedness to finance an acquisition, the acquired business may not be able to generate sufficient cash flow to service that additional indebtedness. Unsuitable or unsuccessful acquisitions could adversely affect our business, financial condition and results of operations.

We may be unable to obtain sufficient capital to meet the financing requirements of our business.

Our financing strategy includes the use of significant leverage. Accordingly, our ability to finance our operations and repay maturing obligations rests in large part on our ability to borrow money. We are generally required to renew our financing arrangements each year, which exposes us to refinancing and interest rate risks. See “Note 12 to Consolidated Financial Statements—Indebtedness.” Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors including:

•

limitations imposed on us under the indenture governing our senior notes and other financing agreements that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;

•	the decrease in liquidity in the credit markets;

•	prevailing interest rates;

•	the strength of the lenders from which we borrow;

•	limitations on borrowings on advance facilities imposed by the amount of eligible collateral pledged, which may be less than the borrowing capacity of the advance facility; and

•	accounting changes that may impact calculations of covenants in our debt agreements.

In the ordinary course of our business, we periodically borrow money or sell newly-originated loans to fund our servicing and originations operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our ability to fund current operations and meet our service advance obligations depends on our ability to secure these types of financings on acceptable terms and to renew or replace existing financings as they expire. Such financings may not be available with the GSEs or other counterparties on acceptable terms or at all.

An event of default, a negative ratings action by a rating agency, an adverse action by a regulatory authority or a general deterioration in the economy that constricts the availability of credit—similar to the market conditions that we have experienced during the last three years—may increase our cost of funds and make it difficult for us to renew existing credit facilities or obtain new lines of credit. We intend to continue to seek opportunities to acquire loan servicing portfolios and/or businesses that engage in loan servicing and/or loan originations. Our liquidity and capital resources may be diminished by any such transactions. Additionally, we believe that a significant acquisition may require us to raise additional capital to facilitate such a transaction, which may not be available on acceptable terms or at all.

In June 2011, the Basel Committee on Banking Supervision of the Bank of International Settlements announced the final framework for strengthening capital requirements, known as Basel III, which if implemented by U.S. bank regulatory agencies, will increase the cost of funding on banking institutions that we rely on for financing. Such Basel III requirements on banking institutions could reduce our sources of funding and increase the costs of originating and servicing mortgage loans. If we are unable to obtain sufficient capital on acceptable terms for any of the foregoing reasons, this could adversely affect our business, financial condition and results of operations.

We may not be able to continue to grow our loan originations volume, which could adversely affect our business, financial condition and results of operations.

Our loan originations business consists primarily of refinancing existing loans. While we intend to use sales lead aggregators and Internet marketing to reach new borrowers, our Consumer Direct Retail originations platform may not succeed because of the referral-driven nature of our industry. Further, our largest customer base consists of borrowers whose existing loans we service. Because we primarily service credit-sensitive loans, many of our existing servicing customers may not be able to qualify for conventional mortgage loans with us or may pose a higher credit risk than other consumers. Furthermore, our Consumer Direct Retail originations platform focuses predominantly on refinancing existing mortgage loans. This type of originations activity is sensitive to increases in interest rates.

Our loan originations business also consists of providing purchase money loans to homebuyers. The origination of purchase money mortgage loans is greatly influenced by traditional business clients in the home buying process such as realtors and builders. As a result, our ability to secure relationships with such traditional business clients will influence our ability to grow our purchase money mortgage loan volume and, thus, our loan originations business.

Our wholesale originations business operates largely through third party mortgage brokers who are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and actively compete with us in our efforts to expand our broker networks. Accordingly, we may not be successful in maintaining our existing relationships or expanding our broker networks. If we are unable to continue to grow our loan originations business, this could adversely affect our business, financial condition and results of operations.

Our counterparties may terminate our servicing rights and subservicing contracts, which could adversely affect our business, financial condition and results of operations.

The owners of the loans we service and the primary servicers of the loans we subservice, may, under certain circumstances, terminate our MSRs or subservicing contracts, respectively.

As is standard in the industry, under the terms of our master servicing agreement with GSEs, GSEs have the right to terminate us as servicer of the loans we service on their behalf at any time and also have the right to cause us to sell the MSRs to a third party. In addition, failure to comply with servicing standards could result in termination of our agreements with GSEs. See “—Because we are required to follow the guidelines of the GSEs with which we do business and are not able to negotiate our fees with these entities for the purchase of our loans, our competitors may be able to sell their loans on more favorable terms.” Some GSEs may also have the right to require us to assign the MSRs to a subsidiary and sell our equity interest in the subsidiary to a third party. Under our subservicing contracts, the primary servicers for which we conduct subservicing activities have the right to terminate our subservicing rights with or without cause, with little notice and little to no compensation. We expect to continue to acquire subservicing rights, which could exacerbate these risks.

If we were to have our servicing or subservicing rights terminated on a material portion of our servicing portfolio, this could adversely affect our business, financial condition and results of operations.

Federal, state and local laws and regulations could materially adversely affect our business, financial condition and results of operations.

Federal, state and local governments have recently proposed or enacted numerous laws, regulations and rules related to mortgage loans generally and foreclosure actions in particular. These laws, regulations and rules may result in delays in the foreclosure process, reduced payments by borrowers, modification of the original terms of mortgage loans, permanent forgiveness of debt and increased servicing advances. In some cases, local governments have ordered moratoriums on foreclosure activity, which prevent a servicer or trustee, as applicable, from exercising any remedies they might have in respect of liquidating a severely delinquent mortgage loan. Several courts also have taken unprecedented steps to slow the foreclosure process or prevent foreclosure altogether.

In addition, the Federal Housing Finance Agency (the “FHFA”) recently proposed changes to mortgage servicing compensation structures, including cutting servicing fees and channeling funds toward reserve accounts for delinquent loans.

Due to the highly regulated nature of the residential mortgage industry, we are required to comply with a wide array of federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our servicing and originations business and the fees we may charge. These regulations directly impact our business and require constant compliance, monitoring and internal and external audits. A material failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions, which could materially adversely affect our business, financial condition and results of operations.

In addition, there continue to be changes in legislation and licensing in an effort to simplify the consumer mortgage experience, which require technology changes and additional implementation costs for loan originators. We expect legislative changes will continue in the foreseeable future, which may increase our operating expenses.

Any of these changes in the law could adversely affect our business, financial condition and results of operations.

Unlike competitors that are banks, we are subject to state licensing and operational requirements that result in substantial compliance costs.

Because we are not a depository institution, we do not benefit from a federal exemption to state mortgage banking, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements and varying compliance requirements in all fifty states and the District of Columbia, and we are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws or increased fees or that may impose conditions to licensing that we or our personnel are unable to meet. In addition, we are subject to periodic examinations by state regulators, which can result in refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by state regulators due to compliance errors. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary fees, including late fees, that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially affect our business.

Federal and state legislative and agency initiatives in mortgage-backed securities (“MBS”) and securitization may adversely affect our financial condition and results of operations.

There are federal and state legislative and agency initiatives that could, once fully implemented, adversely affect our business. For instance, the risk retention requirement under the Dodd-Frank Act requires securitizers to retain a minimum beneficial interest in MBS they sell through a securitization, absent certain qualified residential mortgage (“QRM”) exemptions. Once implemented, the risk retention requirement may result in higher costs of certain originations operations and impose on us additional compliance requirements to meet servicing and originations criteria for QRMs. Additionally, the amendments to Regulation AB relating to the registration statement required to be filed by ABS issuers recently adopted by the SEC pursuant to the Dodd-Frank Act would increase compliance costs for ABS issuers, which could in turn increase our cost of funding and operations. Lastly, certain proposed federal legislation would permit borrowers in bankruptcy to restructure mortgage loans secured by primary residences. Bankruptcy courts could, if this legislation is enacted, reduce the principal balance of a mortgage loan that is secured by a lien on mortgaged property, reduce the mortgage interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan. Any of the foregoing could materially affect our financial condition and results of operations.

Our business would be adversely affected if we lose our licenses.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to mortgage servicing companies and mortgage originations companies such as us. These rules and regulations generally provide for licensing as a mortgage servicing company, mortgage originations company or third party debt default specialist, requirements as to the form and content of contracts and other documentation, licensing of our employees and employee hiring background checks, licensing of independent contractors with which we contract, restrictions on collection practices, disclosure and record-keeping requirements and enforcement of borrowers’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate require special licensing or provide extensive regulation of our business.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local regulations. We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. The states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could adversely affect our business, financial condition and results of operations.

We may be required to indemnify or repurchase loans we originated, or will originate, if our loans fail to meet certain criteria or characteristics or under other circumstances.

The indentures governing our securitized pools of loans and our contracts with purchasers of our whole loans contain provisions that require us to indemnify or repurchase the related loans under certain circumstances. While our contracts vary, they contain provisions that require us to repurchase loans if:

•	our representations and warranties concerning loan quality and loan circumstances are inaccurate, including representations concerning the licensing of a mortgage broker;

•	we fail to secure adequate mortgage insurance within a certain period after closing;

•	a mortgage insurance provider denies coverage; or

•	we fail to comply, at the individual loan level or otherwise, with regulatory requirements in the current dynamic regulatory environment.

We believe that, as a result of the current market environment, many purchasers of residential mortgage loans are particularly aware of the conditions under which originators must indemnify or repurchase loans and would benefit from enforcing any repurchase remedies they may have. We believe that our exposure to repurchases under our representations and warranties includes the current unpaid balance of all loans we have sold. In the years ended December 31, 2008, 2009, 2010 and 2011, we sold an aggregate of $7.4 billion of loans. To recognize the potential loan repurchase or indemnification losses, we have recorded a reserve of $10.0 million as of December 31, 2011. Because of the increase in our loan originations since 2008, we expect that repurchase requests are likely to increase. Should home values continue to decrease, our realized loan losses from loan repurchases and indemnifications may increase as well. As such, our reserve for repurchases may increase beyond our current expectations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Items on Consolidated Balance Sheet—Liabilities and Members’ Equity.” If we are required to indemnify or repurchase loans that we originate and sell or securitize that result in losses that exceed our reserve, this could adversely affect our business, financial condition and results of operations.

We may incur increased litigation costs and related losses if a borrower challenges the validity of a foreclosure action or if a court overturns a foreclosure, which could adversely affect our liquidity, business, financial condition and results of operations.

We may incur costs if we are required to, or if we elect to, execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court overturns a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to a title insurer or the purchaser of the property sold in foreclosure. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. A significant increase in litigation costs could adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition and results of operations.

Because we are required to follow the guidelines of the GSEs with which we do business and are not able to negotiate our fees with these entities for the purchase of our loans, our competitors may be able to sell their loans to GSEs on more favorable terms.

Even though we currently originate conventional agency and government conforming loans, because we previously originated non-prime mortgage loans, we believe we are required to pay a higher fee to access the secondary market for selling our loans to GSEs. We believe that because many of our competitors have always originated conventional loans, they are able to sell newly originated loans on more favorable terms than us. As a result, these competitors are able to earn higher margins than we earn on originated loans, which could materially impact our business.

In our transactions with the GSEs, we are required to follow specific guidelines that impact the way we service and originate mortgage loans including:

•	our staffing levels and other servicing practices;

•	the servicing and ancillary fees that we may charge;

•	our modification standards and procedures; and

•	the amount of non-reimbursable advances.

In particular, the FHFA has directed GSEs to align their guidelines for servicing delinquent mortgages they own or guarantee, which can result in monetary incentives for servicers that perform well and penalties for those that do not. In addition, FHFA has directed Fannie Mae to assess compensatory fees against servicers in connection with delinquent loans, foreclosure delays, and other breaches of servicing obligations.

We cannot negotiate these terms with the GSEs and they are subject to change at any time. A significant change in these guidelines that has the effect of decreasing our fees or requires us to expend additional resources in providing mortgage services could decrease our revenues or increase our costs, which could adversely affect our business, financial condition and results of operations.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances, which could adversely affect our liquidity, business, financial condition and results of operations.

During any period in which a borrower is not making payments, we are required under most of our servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds to maintain, repair and market real estate properties on behalf of investors. As home values change, we may have to reconsider certain of the assumptions underlying our decisions to make advances and, in certain situations, our contractual obligations may require us to make certain advances for which we may not be reimbursed. In addition, in the event a mortgage loan serviced by us defaults or becomes delinquent, the repayment to us of the advance may be delayed until the mortgage loan is repaid or refinanced or a liquidation occurs. As a reverse mortgage servicer, we will also be responsible for funding any payments due to borrowers in a timely manner, remitting to investors interest accrued and paying for interest shortfalls. Advances on reverse mortgages are typically greater than advances on forward residential mortgages. They are typically recovered upon weekly or monthly reimbursement or from sale in the market. In the event we receive requests for advances in excess of amounts we are able to fund, we may not be able to fund these advance requests, which could materially and adversely affect our liquidity. A delay in our ability to collect an advance may adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition and results of operations.

Changes to government mortgage modification programs could adversely affect future incremental revenues.

Under HAMP and similar government programs, a participating servicer may be entitled to receive financial incentives in connection with any modification plans it enters into with eligible borrowers and subsequent success fees to the extent that a borrower remains current in any agreed upon loan modification. While we participate in and dedicate numerous resources to HAMP, we may not continue to participate in or realize future revenues from HAMP or any other government mortgage modification program. Changes in legislation or regulation regarding HAMP that result in the modification of outstanding mortgage loans and changes in the requirements necessary to qualify for refinancing mortgage loans may impact the extent to which we participate in and receive financial benefits from such programs, or may increase the expense of our participation in such programs. Changes in government loan modification programs could also result in an increase to our costs.

HAMP is currently scheduled to expire on December 31, 2013. If HAMP is not extended, this could decrease our revenues, which would adversely affect our business, financial condition and results of operations.

Under the MHA, a participating servicer may receive a financial incentive to modify qualifying loans, in accordance with the plan’s guidelines and requirements. The MHA also allows us to refinance loans with a high LTV of up to 125%. This allows us to refinance loans to existing borrowers who have little or negative equity in their homes. Changes in legislation or regulations regarding the MHA could reduce our volume of refinancing originations to borrowers with little or negative equity in their homes. Changes to HAMP, the MHA and other similar programs could adversely affect future incremental revenues.

We are highly dependent upon programs administered by GSEs such as Fannie Mae and Freddie Mac to generate revenues through mortgage loan sales to institutional investors. Any changes in existing U.S. government-sponsored mortgage programs could materially and adversely affect our business, liquidity, financial position and results of operations.

In February 2011, the Obama Administration delivered a report to Congress regarding a proposal to reform the housing finance markets in the United States. The report, among other things, outlined various potential proposals to wind down the GSEs and reduce or eliminate over time the role of the GSEs in guaranteeing mortgages and providing funding for mortgage loans, as well as proposals to implement reforms relating to borrowers, lenders and investors in the mortgage market, including reducing the maximum size of loans that the GSEs can guarantee, phasing in a minimum down payment requirement for borrowers, improving underwriting standards and increasing accountability and transparency in the securitization process.

Our ability to generate revenues through mortgage loan sales to institutional investors depends to a significant degree on programs administered by the GSEs, such as Fannie Mae and Freddie Mac, a government agency, Ginnie Mae, and others that facilitate the issuance of MBS in the secondary market. These GSEs play a critical role in the residential mortgage industry and we have significant business relationships with many of them. Almost all of the conforming loans we originate qualify under existing standards for inclusion in guaranteed mortgage securities backed by GSEs. We also derive other material financial benefits from these relationships, including the assumption of credit risk by these GSEs on loans included in such mortgage securities in exchange for our payment of guarantee fees and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures.

Any discontinuation of, or significant reduction in, the operation of these GSEs or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these GSEs could materially and adversely affect our business, liquidity, financial position and results of operations.

The conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could adversely affect our business and prospects.

Due to increased market concerns about the ability of Fannie Mae and Freddie Mac to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees without the direct support of the U.S. federal government, on July 30, 2008, the U.S. government passed the Housing and Economic Recovery Act of 2008. On September 7, 2008, the FHFA, placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in their respective debt and MBS. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (i) take over the assets and operations of Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (ii) collect all obligations and money due to Fannie Mae and Freddie Mac; (iii) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (iv) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (v) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

In addition to the FHFA becoming the conservator of Fannie Mae and Freddie Mac, the U.S. Treasury and the FHFA have entered into preferred stock purchase agreements among the U.S. Treasury, Fannie Mae and Freddie Mac pursuant to which the U.S. Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth.

Although the U.S. Treasury has committed capital to Fannie Mae and Freddie Mac, these actions may not be adequate for their needs. If these actions are inadequate, Fannie Mae and Freddie Mac could continue to suffer losses and could fail to honor their guarantees and other obligations. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitute agency and government conforming MBS and could have broad adverse market implications. Such market implications could adversely affect our business and prospects.

The geographic concentration of our servicing portfolio may result in a higher rate of delinquencies, which could adversely affect our business, financial condition and results of operations.

As of December 31, 2011, approximately 9%, 14% and 14% of the aggregate outstanding loan balance in our servicing portfolio was secured by properties located in California, Florida and Texas, respectively. Some of these states have experienced severe declines in property values and are experiencing a disproportionately high rate of delinquencies and foreclosures relative to other states. To the extent these states continue to experience weaker economic conditions or greater rates of decline in real estate values than the United States generally, the concentration of loans we service in those regions may increase the effect of the risks listed in this “Risk Factors” section. The impact of property value declines may increase in magnitude and it may continue for a long period of time. Additionally, if states in which we have greater concentrations of business were to change their licensing or other regulatory requirements to make our business cost-prohibitive, we may be required to stop doing business in those states or may be subject to higher cost of doing business in those states, which could adversely affect our business, financial condition and results of operations.

We use financial models and estimates in determining the fair value of certain assets, such as MSRs and investments in debt securities. If our estimates or assumptions prove to be incorrect, we may be required to record impairment charges, which could adversely affect our earnings.

We use internal financial models that utilize, wherever possible, market participant data to value certain of our assets, including our MSRs, newly originated loans held for sale and investments in debt securities for purposes of financial reporting. These models are complex and use asset-specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of MSRs are complex because of the high number of variables that drive cash flows associated with MSRs. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. If loan loss levels are higher than anticipated, due to an increase in delinquencies or prepayment speeds, or financial market illiquidity continues beyond our estimate, the value of certain of our assets may decrease. We may be required to record impairment charges, which could impact our ability to satisfy minimum net worth covenants of $175.0 million and borrowing conditions in our debt agreements and adversely affect our business, financial condition or results of operations. Errors in our financial models or changes in assumptions could adversely affect our earnings. See “—We may not realize all of the anticipated benefits of potential future acquisitions, which could adversely affect our business, financial condition and results of operations.”

Our earnings may decrease because of changes in prevailing interest rates.

Our profitability is directly affected by changes in prevailing interest rates. The following are the material risks we face related to changes in prevailing interest rates:

•

an increase in prevailing interest rates could generate an increase in delinquency, default and foreclosure rates resulting in an increase in both operating expenses and interest expense and could cause a reduction in the value of our assets;

•

an increase in prevailing interest rates could adversely affect our loan originations volume because refinancing an existing loan would be less attractive for homeowners and qualifying for a loan may be more difficult for consumers;

•	an increase in prevailing interest rates would increase the cost of servicing our outstanding debt, including our ability to finance servicing advances and loan originations;

•	a decrease in prevailing interest rates may require us to record a decrease in the value of our MSRs; and

•	a decrease in prevailing interest rates could reduce our earnings from our custodial deposit accounts.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

From time to time, we have used various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. The derivative financial instruments that we select may not have the effect of reducing our interest rate risks. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed and documented transactions or inaccurate assumptions could actually increase our risks and losses. In addition, hedging strategies involve transaction and other costs. Our hedging strategies and the derivatives that we use may not be able to adequately offset the risks of interest rate volatility and our hedging transactions may result in or magnify losses. Furthermore, interest rate derivatives may not be available on favorable terms or at all, particularly during economic downturns. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

A downgrade in our servicer ratings could have an adverse effect on our business, financial condition and results of operations.

Standard & Poor’s and Fitch rate us as a residential loan servicer. Our current favorable ratings from the rating agencies are important to the conduct of our loan servicing business. These ratings may be downgraded in the future. Any such downgrade could adversely affect our business, financial condition and results of operations.

We depend on the accuracy and completeness of information about borrowers and counterparties and any misrepresented information could adversely affect our business, financial condition and results of operations.

In deciding whether to extend credit or to enter into other transactions with borrowers and counterparties, we may rely on information furnished to us by or on behalf of borrowers and counterparties, including financial statements and other financial information. We also may rely on representations of borrowers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. We additionally rely on representations from public officials concerning the licensing and good standing of the third party mortgage brokers through which we do business. While we have a practice of independently verifying the borrower information that we use in deciding whether to extend credit or to agree to a loan modification, including employment, assets, income and credit score, if any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. We have controls and processes designed to help us identify misrepresented information in our loan originations operations. We, however, may not have detected or may not detect all misrepresented information in our loan originations or from our business clients. Any such misrepresented information could adversely affect our business, financial condition and results of operations.

Technology failures could damage our business operations and increase our costs, which could adversely affect our business, financial condition and results of operations.

The financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our borrowers. Security breaches, acts of vandalism and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our borrowers’ personal information and transaction data. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the techniques used change frequently or are not recognized until launched, and because security attacks can originate from a wide variety of sources, including third parties such as persons involved with organized crime or associated with external service providers. Those parties may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers or clients. These risks may increase in the future as we continue to increase our reliance on the internet and use of web-based product offerings and on the use of cybersecurity.

A successful penetration or circumvention of the security of our systems or a defect in the integrity of our systems or cybersecurity could cause serious negative consequences for our business, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or operating systems and to those of our customers and counterparties. Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan originations business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The originations process is becoming more dependent upon technological advancement, such as our continued ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other borrower-expected conveniences. Maintaining and improving this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive and any failure to do so could adversely affect our business, financial condition and results of operations.

Any failure of our internal security measures or breach of our privacy protections could cause harm to our reputation and subject us to liability, any of which could adversely affect our business, financial condition and results of operations.

In the ordinary course of our business, we receive and store certain confidential information concerning borrowers. Additionally, we enter into third party relationships to assist with various aspects of our business, some of which require the exchange of confidential borrower information. If a third party were to compromise or breach our security measures or those of the vendors, through electronic, physical or other means, and misappropriate such information, it could cause interruptions in our operations and expose us to significant liabilities, reporting obligations, remediation costs and damage to our reputation. Any of the foregoing risks could adversely affect our business, financial condition and results of operations. See also “—Technology failures could damage our business operations and increase our costs, which could adversely affect our business, financial condition and results of operations.”

Our vendor relationships subject us to a variety of risks.

We have significant vendors that, among other things, provide us with financial, technology and other services to support our servicing and originations businesses. With respect to vendors engaged to perform activities required by servicing criteria, we have elected to take responsibility for assessing compliance with the applicable servicing criteria for the applicable vendor and are required to have procedures in place to provide reasonable assurance that the vendor’s activities comply in all material respects with servicing criteria applicable to the vendor. In the event that a vendor’s activities do not comply with the servicing criteria, it could negatively impact our servicing agreements. In addition, if our current vendors were to stop providing services to us on acceptable terms, including as a result of one or more vendor bankruptcies due to poor economic conditions, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. Further, we may incur significant costs to resolve any such disruptions in service and this could adversely affect our business, financial condition and results of operations.

The loss of the services of our senior managers could adversely affect our business.

The experience of our senior managers is a valuable asset to us. Our management team has significant experience in the residential mortgage originations and servicing industry. We do not maintain key life insurance policies relating to our senior managers. The loss of the services of our senior managers could adversely affect our business.

Our business could suffer if we fail to attract and retain a highly skilled workforce.

Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, in particular skilled managers, loan servicers, debt default specialists, loan officers and underwriters. Trained and experienced personnel are in high demand and may be in short supply in some areas. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. We may not be able to attract, develop and maintain an adequate skilled workforce necessary to operate our businesses and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to attract and retain such personnel, we may not be able to take advantage of acquisitions and other growth opportunities that may be presented to us and this could materially affect our business, financial condition and results of operations.

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending and debt collection practices, corporate governance, and actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from media coverage, whether accurate or not. Negative public opinion can adversely affect our ability to attract and retain customers, trading counterparties and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our customers and communities, this risk will always be present in our organization.

Fortress indirectly controls our Parent and there may be situations in which the interests of Fortress and the holders of our other securities will not be aligned.

FIF HE Holdings LLC, a holding company, owns approximately 77.1% of our Parent. FIF HE Holdings LLC, in turn, is owned by certain private equity funds managed by an affiliate of Fortress. As a result, Fortress is able to control our business direction and policies, including mergers, acquisitions and consolidations with third parties and the sale of all or substantially all of our assets. Consequently, circumstances may arise in which the interests of Fortress could be in conflict with your interests as a holder of the notes, and Fortress may pursue transactions that, in their judgment, could enhance their equity investment in our Parent, even though the transaction might involve risks to holders of our other securities.

Risks Related to the New Notes

Our substantial indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs.

As of December 31, 2011, we and our guarantors had approximately $908.8 million of total indebtedness, and unfunded availability of approximately $481.6 million under our various financing facilities. Our substantial indebtedness and any future indebtedness we incur could:

•

require us to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness we may incur in the future, thereby reducing the funds available for other purposes;

•	make it more difficult for us to satisfy and comply with our obligations with respect to the notes;

•	subject us to increased sensitivity to increases in prevailing interest rates;

•	place us at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which would have a material effect on our business and financial condition. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

Our substantial obligations could have other important consequences. For example, our failure to comply with the restrictive covenants in the agreements governing our indebtedness, including the indenture governing the notes, which limit our ability to incur liens, to incur debt and to sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We may incur more debt, which could exacerbate the risks described above.

We and our subsidiaries are able to incur additional indebtedness in the future, subject to the limitations contained in the agreements governing our indebtedness, including the indenture governing the notes. Although these agreements generally restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the related risks could be magnified.

We may not be able to generate sufficient cash flow to meet our debt service obligations including the notes.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations including the notes will depend on our current and future financial performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Such alternative financing plans may not be available or may not be able to generate timely and sufficient amount of proceeds to satisfy our debt obligations. Additional financing may not be obtained on acceptable terms, or permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations.

In addition, we are dependent on the cash flow of and dividends and distributions to us from our subsidiaries in order to service our current indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any indebtedness of ours or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under our outstanding indebtedness and that will guarantee our obligations under the notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect as well as applicable law. Our subsidiaries may not be able to generate cash flow sufficient to pay dividends or distributions to us that enable us to pay interest or principal on our existing indebtedness or the notes.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

The indenture governing the notes, as well as other agreements governing our debt, include provisions that may restrict our financial and business operations, but may not necessarily restrict our ability to take actions that may impair our ability to repay the notes.

The agreements governing our indebtedness, including our servicing advance facilities that relate to servicing loan portfolios, our warehouse facilities that relate to originating mortgage loans, the notes we issued to finance our purchase of a portfolio of mortgage servicing rights and the indenture that will govern the notes, contain negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments, consummate mergers, consolidations or other business combinations or engage in other lines of business. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition or results of operations.

Our financing facilities also require us to comply with certain financial ratios and covenants, such as maximum leverage ratios, minimum tangible net worth, minimum liquidity and positive earnings covenants. In addition, availability under certain of our financing facilities is limited by borrowing base and minimum collateral conditions. Our ability to comply with these covenants depends on our financial condition and performance and also is subject to events outside our control. Asset write-downs, other non-cash charges and other one-time events also impact our ability to comply with these covenants. In addition, these restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities, which may have a material effect on our operations. These covenants are subject to important exceptions and qualifications. Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result.

Our financing facilities and other debt agreements, including the indenture governing the notes, also contain other events of default customary for such financings. In addition, as a servicer, we are required to observe and perform the covenants and obligations in the agreements under which we service loans. As a servicer, we also have obligations under Regulation AB under the Securities Act. Failure to service in accordance with these requirements may lead to an event of default under our credit facilities. We may not have sufficient liquidity to repay or refinance the notes or borrowings under our credit facilities if such amounts were accelerated upon an event of default. If we are unable to service our debt, this could materially affect our business, financial condition or results of operations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements covering our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain alternative financing necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness, which could also result in an event of default under other financing agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any case, we could ultimately be forced into bankruptcy or liquidation.

The repayment of the notes will be effectively subordinated to substantially all of our existing and future secured debt and the existing and future secured debt of our subsidiaries.

The notes, and each guarantee of the notes, are unsecured obligations. The notes, and any other unsecured debt securities issued by us, are effectively junior in right of payment to all secured indebtedness. In the event of our bankruptcy, or the bankruptcy of our subsidiaries or special purpose vehicles, holders of any secured indebtedness of ours or of our subsidiaries will have claims that are prior to the claims of the holders of any debt securities issued by us with respect to the assets securing our other indebtedness. As of December 31, 2011, the aggregate carrying value of our and our subsidiaries’ secured indebtedness was approximately $1,030.3 million.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionally less than holders of secured indebtedness.

The notes and related subsidiary guarantees will effectively be subordinated to indebtedness of our existing and future non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. The notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables, of our existing and future subsidiaries that do not guarantee the notes. Any right of the holders of the notes to participate in the assets of a non-guarantor subsidiary upon any liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors.

As of the date of this prospectus, Nationstar Home Equity Loan Trust 2009-A; Nationstar Home Equity Loan 2009-A REO LLC; Nationstar Residual, LLC; Nationstar Advance Funding II, LLC; Nationstar Mortgage Advance Receivables Trust 2010 ADV1; Nationstar Agency Advance Funding Trust 2011-1; Nationstar Funding LLC and Nationstar Advance Funding LLC are our non-guarantor subsidiaries. Non-guarantor subsidiaries held approximately 30.4% of our total assets as of December 31, 2011.

Unrestricted subsidiaries generally will not be subject to any of the covenants in the indenture and will not guarantee the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Subject to compliance with the restrictive covenants contained in the indenture governing the notes, we will be permitted to designate certain of our subsidiaries as unrestricted subsidiaries. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. As a result, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture governing the notes and will not guarantee the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

As of the date of this prospectus there are no unrestricted subsidiaries, and we do not have any plans to designate any of our subsidiaries as unrestricted subsidiaries.

Your right to be repaid would be adversely affected if a court determined that any of our subsidiaries made any guarantee for inadequate consideration or with the intent to defraud creditors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under the guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value in exchange for incurring those obligations; and

•	was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. A guarantee could be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. The liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance, but a court may apply an alternative standard to determine the maximum liability of each guarantor. We believe that each of our subsidiaries making a guarantee will receive reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and special interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our other debt instruments, including future debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the notes. We may not be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Our failure to repurchase any notes submitted in a change of control offer could constitute an event of default under our other debt documents, even if the change of control offer itself would not cause a default under the indenture governing the notes.

The change of control provision in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of a change of control triggering event in the indenture to trigger our obligation to repurchase the notes.

There is no established trading market for the notes. If an actual trading market does not develop for the notes, you may not be able to resell the notes quickly, for the price that you paid or at all.

The notes are a new issue of securities and therefore there is no established trading market for the notes, and an active trading market may not develop. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, at their sole discretion. As a result, there might be very little liquidity of any trading market for the notes.

You may not be able to sell your notes at a particular time or at all, or the prices that you receive when you sell them may not be favorable. You may not be able to resell your notes at their fair market value. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The Old Notes were issued with original issue discount for U.S. federal income tax purposes.

The Old Notes were issued with OID for U.S. federal income tax purposes because the stated principal amount of the notes exceeded their issue price by more than a de minimis amount.

U.S. holders will generally be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for U.S. federal income tax purposes. Additional notes purchased at a premium will not be subject to the OID rules described above. If a U.S. holder acquires the additional notes at a price greater than their adjusted issue price and less than or equal to their principal balance, such holder may reduce its periodic inclusions of OID to reflect the premium paid over the adjusted issue price. See “Certain U.S. Federal Income Tax Consequences.”

Risks Relating to the Exchange Offer

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	the delay in our foreclosure proceedings due to inquiries by certain state Attorneys General, court administrators and state and federal government agencies;

•	the impact of the ongoing implementation of the Dodd-Frank Act on our business activities and practices, costs of operations and overall results of operations;

•	the impact on our servicing practices of enforcement consent orders and agreements entered into by certain federal and state agencies against the largest mortgage servicers;

•	increased legal proceedings and related costs;

•

the continued deterioration of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults;

•	the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages;

•	our ability to efficiently service higher risk loans;

•	our ability to mitigate the increased risks related to servicing reverse mortgages;

•	our ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries;

•

our ability to maintain or grow the size of our servicing portfolio and realize our significant investments in personnel and our technology platform by successfully identifying attractive acquisition opportunities, including MSRs, subservicing contracts, servicing platforms and originations platforms;

•	our ability to scale-up appropriately and integrate our acquisitions to realize the anticipated benefits of any such potential future acquisitions;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	our ability to grow our loan originations volume;

•	the termination of our servicing rights and subservicing contracts;

•	changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities;

•	loss of our licenses;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to follow the specific guidelines of GSEs or a significant change in such guidelines;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	changes to HAMP, HARP, MHA or other similar government programs;

•	changes in our business relationships with Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of MBS;

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	errors in our financial models or changes in assumptions;

•	requirements to write down the value of certain assets;

•	changes in prevailing interest rates;

•	our ability to successfully mitigate our risks through hedging strategies;

•	changes to our servicer ratings;

•	the accuracy and completeness of information about borrowers and counterparties;

•	our ability to maintain our technology systems and our ability to adapt such systems for future operating environments;

•	failure of our internal security measures or breach of our privacy protections;

•	failure of our vendors to comply with servicing criteria;

•	the loss of the services of our senior managers;

•	changes to our income tax status;

•	failure to attract and retain a highly skilled work force;

•	changes in public opinion concerning mortgage originators or debt default specialists;

•	changes in accounting standards;

•	conflicts of interest with Fortress and the holders of the notes; and

•	other risks described in the “Risk Factors” section of this prospectus beginning on page 18.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated financial information for our business. You should read these tables along with “Business” included elsewhere in this prospectus as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical financial statements and the related notes included elsewhere in this prospectus.

The selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the selected consolidated balance sheet data at December 31, 2010 and 2011 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data at December 31, 2008 and 2009 have been derived from our audited financial statements that are not included in this prospectus. The selected consolidated balance sheet data at December 31, 2007 has been derived from our unaudited financial statements, which are not included in this prospectus.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(in thousands, except per share data)
Statement of Operations Data—Consolidated
Revenues:
Total fee income	$46,301	$74,007	$100,218	$184,084	$268,598
Gain (loss) on mortgage loans held for sale	(94,673)	(86,663)	(21,349)	77,344	109,136

Total revenues	(48,372)	(12,656)	78,869	261,428	377,734
Total expenses and impairments	259,222	147,777	142,367	220,976	306,183
Other income (expense):
Interest income	163,022	92,060	52,518	98,895	66,802
Interest expense	(118,553)	(65,548)	(69,883)	(116,163)	(105,375)
Gain (loss) on interest rate swaps and caps	(21,353)	(23,689)	(14)	(9,801)	298
Fair value changes in ABS securitizations	—	—	—	(23,297)	(12,389)

Total other income (expense)	23,116	2,823	(17,379)	(50,366)	(50,664)

Net (loss) income	$(284,478)	$(157,610)	$(80,877)	$(9,914)	$20,887

	December 31,
	2007	2008	2009	2010	2011
	(in thousands)
Balance Sheet Data—Consolidated
Cash and cash equivalents	$41,251	$9,357	$41,645	$21,223	$62,445
Accounts receivable	190,408	355,975	513,939	441,275	562,300
Mortgage servicing rights	82,634	110,808	114,605	145,062	251,050
Total assets	1,303,221	1,122,001	1,280,185	1,947,181	1,787,931
Notes payable(1)	967,307	810,041	771,857	709,758	873,179
Unsecured senior notes	—	—	—	244,061	280,199
Legacy assets securitized debt	—	—	177,675	138,662	112,490
Excess spread financing (at fair value)	—	—	—	—	44,595
ABS nonrecourse debt (at fair value)	—	—	—	496,692	—
Total liabilities	1,041,525	866,079	1,016,362	1,690,809	1,506,622
Total members’ equity	261,696	255,922	263,823	256,372	281,309

(1)	A summary of notes payable as of December 31, 2011 follows:

Notes Payable	December 31, 2011
(in thousands)
Servicing
2010-ABS Advance Financing Facility	$219,563
2011-Agency Advance Financing Facility	25,011
MBS Advance Financing Facility	179,904
Securities Repurchase Facility (2011)	11,774
MSR Note	10,180
Originations
$300 Million Warehouse Facility	251,722
$100 Million Warehouse Facility	16,047
$175 Million Warehouse Facility	46,810
$50 Million Warehouse Facility	7,310
ASAP+ Short-Term Financing Facility	104,858

$873,179

The following tables summarize consolidated financial information for our Operating Segments. Management analyzes our performance in two separate segments, the Servicing Segment and the Originations Segment, which together constitute our Operating Segments. In addition, we have a legacy asset portfolio, which primarily consists of non-prime and non-conforming mortgage loans, most of which were originated from April to July 2007. The Servicing Segment provides loan servicing on our servicing portfolio and the Originations Segment involves the origination, packaging and sale of GSE mortgage loans into the secondary markets via whole loan sales or securitizations.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(in thousands)
Statement of Operations Data—Operating Segments Information
Revenues:
Total fee income	$50,123	$75,190	$101,289	$189,884	$269,585
Gain on mortgage loans held for sale	88,489	21,985	54,437	77,498	109,431

Total revenues	138,612	97,175	155,726	267,382	379,016
Total expenses and impairments	196,995	85,832	118,429	194,203	279,537
Other income (expense):
Interest income	52,097	12,792	8,404	12,111	14,981
Interest expense	(51,955)	(17,007)	(29,315)	(60,597)	(68,979)
Gain (loss) on interest rate swaps and caps	—	—	—	(9,801)	298

Total other income (expense)	142	(4,215)	(20,911)	(58,287)	(53,700)

Net income (loss)	$(58,241)	$7,128	$16,386	$14,892	$45,779

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(in thousands)
Net Income (loss) from Operating Segments to Adjusted EBITDA Reconciliation:
Net income (loss) from Operating Segments	$(58,241)	$7,128	$16,386	$14,892	$45,779
Adjust for:
Interest expense from unsecured senior notes	—	—	—	24,628	30,464
Depreciation and amortization	3,348	1,172	1,542	1,873	3,395
Change in fair value of MSRs	16,015	11,701	27,915	6,043	39,000
Fair value changes on excess spread financing	—	—	—	—	3,060
Share-based compensation	1,633	1,633	579	8,999	14,764
Exit costs	—	—	—	—	1,836
Goodwill impairment	12,000	—	—	—	—
Fair value changes on interest rate swaps	—	—	—	9,801	(298)
Ineffective portion of cash flow hedge	—	—	—	(930)	(2,032)

Adjusted EBITDA(1)	$(25,245)	$21,634	$46,422	$65,306	$135,968

(1)	Adjusted EBITDA is a key performance measure used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss) and excludes income and expenses that relate to the financing of the senior notes, depreciable (or amortizable) asset base of the business, income taxes (if any), exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the new accounting guidance eliminating the concept of a QSPE.

Adjusted EBITDA provides us with a key measure of our Operating Segments’ performance as it assists us in comparing our Operating Segments’ performance on a consistent basis. Management believes Adjusted EBITDA is useful in assessing the profitability of our core business and uses Adjusted EBITDA in evaluating our operating performance as follows:

•

Financing arrangements for our Operating Segments are secured by assets that are allocated to these segments. Interest expense that relates to the financing of our senior notes is not considered in evaluating our operating performance because this obligation is serviced by the excess earnings from our Operating Segments after the debt obligations that are secured by their assets.

•

To monitor operating costs of each Operating Segment excluding the impact from depreciation, amortization and fair value change of the asset base, exit costs from our restructuring and non-cash operating expense, such as share-based compensation. Operating costs are analyzed to manage costs per our operating plan and to assess staffing levels, implementation of technology-based solutions, rent and other general and administrative costs.

Management does not assess the growth prospects and the profitability of our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the new accounting guidance, except to the extent necessary to assess whether cash flows from the assets in the legacy asset portfolio are sufficient to service its debt obligations.

We also use Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants such as leverage coverage ratios for our senior notes.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the cash requirements necessary to service principal payments related to the financing of the business;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt;

•

although depreciation and amortization and changes in fair value of MSRs are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted EBITDA is presented to provide additional information about our operations. Adjusted EBITDA is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended December 31
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)	1.2

(1)	Earnings for the years ended December 31, 2007, 2008, 2009 and 2010 were inadequate to cover fixed charges. The coverage deficiencies were $284.5 million, $157.6 million, $80.9 million and $9.9 million, respectively.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

On December 19, 2011, we issued $35,000,000 aggregate principal amount of Old Notes. In connection with that issuance, we entered into a Registration Rights Agreement on December 19, 2011. Pursuant to the Registration Rights Agreement, we agreed that we would use reasonable best efforts to:

•	file a registration statement (“Exchange Offer Registration Statement”) covering an offer to the Holders of Old Notes to exchange all Old Notes for New Notes not later than June 18, 2012;

•	have the Exchange Offer Registration Statement remain effective for 90 days after Expiration Date for use by broker-dealers who acquired the Old Notes directly from us;

•	commence the Exchange Offer as soon as reasonably practicable after the Exchange Offer Registration Statement is declared effective by the SEC, and

•	complete the registered exchange offer not later than September 14, 2012.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the New Notes in exchange for the Old Notes. We filed a copy of the Registration Rights Agreement as an exhibit to the registration statement.

The Notes are a further issuance of $250,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015 that we issued on March 26, 2010 and that we exchanged pursuant to an exchange offer registered under the Securities Act on September 14, 2011. The New Notes are fungible with the notes we issued in the exchange offer.

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that the New Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

(1)	are acquiring the New Notes in the ordinary course of the business of yourself and any beneficial owner;

(2)	are not participating in, and do not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

(3)	are not a broker-dealer who acquired the Old Notes directly from us; and

(4)	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the Old Notes in exchange for New Notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the New Notes, or have any arrangement or understanding with any person to participate in a distribution of the New Notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the exchange offer.

We will not pay any accrued and unpaid interest on the Old Notes that we acquire in the exchange offer. Instead, interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 19, 2011, the date on which we issued the Old Notes.

Tendering holders of Old Notes must tender Old Notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that:

(1)	we have registered the New Notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

(2)	specified rights under the Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the Notes.

The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the Old Notes being exchanged. As of the date of this prospectus, approximately $35,000,000 aggregate principal amount of the Old Notes are outstanding. Old Notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Form, Book-Entry Procedures and Transfer,” we will issue the New Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered Old Notes if and when we have given oral or written notice (if oral, to be promptly confirmed in writing) to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If we do not accept any tendered Old Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these Old Notes, without expense, to the tendering holder as soon as practicable after the Expiration Date of the exchange offer.

Holders who tender Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Old Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Other Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offer, any Old Notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of Old Notes after the exchange offer in general will not have further rights under the Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Old Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “Expiration Date” means 5:00 p.m., New York City time, on                     , 2012, subject to our right to extend that time and date in our sole discretion, in which case the Expiration Date means the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, by giving oral or written notice (if oral, to be promptly confirmed in writing) to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange Old Notes for New Notes is not satisfied or waived on or prior to the Expiration Date; and

•	amend the exchange offer.

If the exchange offer is amended in a manner that we determine constitutes a material change, we will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during that two to ten business day period.

We will notify holders of the Old Notes of any extension, amendment or termination of the exchange offer by press release or other public announcement. We will announce any extension of the Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the New Notes on the settlement date, which will be as soon as practicable after the Expiration Date of the exchange offer. We will not be obligated to deliver New Notes unless the exchange offer is consummated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the exchange offer and return all tendered Old Notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	to the extent lawful, waive the unsatisfied conditions with respect to the exchange offer and accept all Old Notes tendered and not previously validly withdrawn.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Old Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Old Notes

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of Old Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby:

(1)	irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Old Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with those Old Notes;

(2)	waive any and all rights with respect to the Old Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Old Notes; and

(3)	release and discharge us and the trustee for the Old Notes from any and all claims the holder may have, now or in the future, arising out of or related to the Old Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Old Notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the Old Notes tendered thereby.

In addition, by tendering Old Notes in the exchange offer, each holder of Old Notes will represent, warrant and agree that:

(1)	it has received and reviewed this prospectus;

(2)	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

(3)	the Old Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4)	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)	in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by tendering its Old Notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the information agent or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the Expiration Date;

(6)	the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

(7)	the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those Old Notes;

(8)	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

(9)	it is acquiring the New Notes in the ordinary course of the business of the holder and any beneficial owner;

(10)	it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

(11)	it is not a broker-dealer who acquired the Old Notes directly from us; and

(12)	it is not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering Old Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to those Old Notes.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the settlement date, New Notes to be issued in exchange for Old Notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to accept validly tendered Old Notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice (if oral, to be promptly confirmed in writing) of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the New Notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of Old Notes for the purpose of receiving Old Notes and transmitting New Notes as of the settlement date. If any tendered Old Notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted Old Notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should follow carefully the instructions on how to tender your Old Notes. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Old Notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the information agent, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the exchange.

When We Will Issue New Notes. In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the Expiration Date:

•	a book-entry confirmation of such number of Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating Broker-Dealers. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the Expiration Date of the exchange offer.

Exchange Agent and Information Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent and the information agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

By Regular Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By facsimile: (612)-667-6282

For Information or Confirmation by Telephone: (800) 344-5128

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address, telephone numbers or fax number listed above. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent and information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to Business Wire, such announcement shall be reasonable and sufficient.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the information agent as well as our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of Old Notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes under this exchange offer will remain subject to the restrictions on transfer applicable in the Old Notes (i) as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the prospectus distributed in connection with the private offering of the Old Notes.

Any Old Notes not tendered by their holders in exchange for New Notes in this exchange offer will not retain any rights under the Registration Rights Agreement (except in certain limited circumstances). See “—Resale Registration Statement; Additional Interest.”

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the business of the holder and any beneficial owner and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the New Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the New Notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resale Registration Statement; Additional Interest

Under the Registration Rights Agreement, we have agreed that if:

(1)	any change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

(2)	for any other reason the Exchange Offer Registration Statement is not filed by June 18, 2012 or the exchange offer is not completed within 90 days after September 14, 2012;

(3)	any holder of the Notes notifies us that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)	it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer (“Participating Broker-Dealer”) receiving New Notes in the exchange offer and owns Notes acquired directly from us or an affiliate of ours;

then we will use our reasonable best efforts, at our cost, to (a) file as promptly as practicable a registration statement (the “Shelf Registration Statement”) covering resales of the Notes; (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep the Shelf Registration Statement effective for a period of one year after the Expiration Date, or such earlier date on which (a) such Notes covered by the Shelf Registration Statement have been sold, or (b)(i) the Notes are freely transferable by holders that are not our affiliates in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied), (ii) the restrictive legend has been removed from the Notes, and (iii) the Notes do not bear a restricted CUSIP number. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder selling Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

The Registration Rights Agreement further provides that in the event that either (i) the Exchange Offer is not completed prior to September 14, 2012 (ii) the Shelf Registration Statement, if required under Registration Rights Agreement, has not become effective on or prior to September 14, 2012 or (iii) the Shelf Registration Statement, if required, ceases to be effective or this prospectus ceases to be usable for more than 30 days (whether or not consecutive) in any 12-month period, the interest rate on the Old Notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following September 14, 2012 and (y) an additional 0.25% per annum with respect to each subsequent 90 day period thereafter, in each case until the Exchange Offer is completed or the Shelf Registration Statement, if required, becomes effective or is no longer required, up to a maximum increase of 0.50% per annum.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. Except where the context otherwise requires, the terms “we,” “us,” or “our” refer to the business of Nationstar Mortgage LLC and its consolidated subsidiaries.

General

Our Business

We are a leading high touch non-bank residential mortgage servicer with a broad array of servicing capabilities across the residential mortgage product spectrum. We have been the fastest growing mortgage servicer since 2007 as measured by annual percentage growth in UPB, having grown 70.2% annually on a compounded basis. As of December 31, 2011, we serviced over 645,000 residential mortgage loans with an aggregate UPB of $106.6 billion, making us the largest high touch non-bank servicer in the United States. Our total servicing portfolio as of December 31, 2011 includes approximately $7.8 billion of reverse residential mortgage loans for which we entered into an agreement to acquire the MSRs in December 2011 and closed the transaction in January 2012.

We service loans as the owner of the MSRs, which we refer to as “primary servicing,” and we also service loans on behalf of other MSR or mortgage owners, which we refer to as “subservicing.” We acquire MSRs on a standalone basis and have also developed an innovative model for investing on a capital light basis by co-investing with financial partners in “excess MSRs.” Subservicing represents another capital light means of growing our servicing business, as subservicing contracts are typically awarded on a no-cost basis and do not require substantial capital. As of December 31, 2011, our primary servicing and subservicing portfolios represented 46.4% and 53.6%, respectively, of our total servicing portfolio, excluding approximately $7.8 billion of reverse residential mortgage loans for which we entered into an agreement to acquire the MSRs in December 2011 and closed the transaction in January 2012. In addition, we operate or have investments in several adjacent businesses designed to meet the changing needs of the mortgage industry. These businesses offer an array of ancillary services, including providing services for delinquent loans, managing loans in the foreclosure/REO process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans.

We are one of only a few non-bank servicers with a fully integrated loan originations platform to complement and enhance our servicing business. We originate primarily conventional agency (GSE) and government-insured residential mortgage loans and, to mitigate risk, typically sell these loans within 30 days while retaining the associated servicing rights. Our originations efforts are primarily focused on “re-origination,” which involves actively working with existing borrowers to refinance their mortgage loans. By re-originating loans for existing borrowers, we retain the servicing rights, thereby extending the longevity of the servicing cash flows, which we refer to as “recapture.”

We also have a legacy asset portfolio, which consists primarily of non-prime and nonconforming residential mortgage loans, most of which we originated from April to July 2007. In November 2009, we engaged in a transaction through which we term-financed our legacy assets with a non-recourse loan that requires no additional capital or equity contributions. Additionally, we consolidated certain securitization trusts where it was determined that we had both the power to direct the activities that most significantly impact the variable interest entities’ (“VIE”) economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE pursuant to new consolidation accounting guidance related to VIEs adopted on January 1, 2010.

The analysis of our financial condition and results of operations as discussed herein is primarily focused on the combined results of our two Operating Segments: the Servicing Segment and the Originations Segment.

Managing Business Performance

Management is focused on several key initiatives to manage our Operating Segments: (i) effective management of our servicing portfolio; (ii) growing our servicing portfolio through the acquisition of MSRs or entering into subservicing contracts; (iii) originating and selling primarily conventional agency (GSE) and government-insured residential mortgage loans while retaining the MSRs; (iv) extending the longevity of the servicing cash flows before loans are repaid or liquidate by increasing our recapture rate; and (v) growing our adjacent businesses. We also focus on access to diverse and multiple liquidity sources to finance the acquisition of MSRs, our obligations to pay advances as required by our servicing agreements, and our loan originations.

Servicing Segment

As part of our primary servicing portfolio, we act as servicers on behalf of mortgage owners by purchasing MSRs from existing servicers, or from owners of mortgage loans or pools of mortgage loans, or by retaining the MSRs related to the loans that we originate and sell. We acquire MSRs on a standalone and a capital light basis. Additionally, we enter into subservicing contracts with MSR or mortgage owners that choose to outsource the servicing function, pursuant to which we earn a contractual fee per loan we service.

Servicing fee income is primarily based on the aggregate UPB of loans serviced and varies by loan type. Other factors that impact servicing fee income include delinquency rates, prepayment speeds and loss mitigation activity. Delinquency rates on the loans we service impact the contractual servicing and ancillary fees we receive and the costs to service. Delinquent loans cost more to service than performing loans due to the additional resources and required servicing advances. We monitor our delinquency levels through our staffing models, our business plans and macroeconomic analysis.

The largest cost in our Servicing Segment is staffing cost, which is primarily impacted by delinquency levels and the size of our portfolio. Other operating costs in our Servicing Segment include technology, occupancy and general and administrative costs. The cost of financing our servicing advances is another expense. We continually monitor these costs to improve efficiency by streamlining workflows and implementing technology-based solutions.

We also provide an array of adjacent services, including providing services for delinquent loans, managing loans in the foreclosure/REO process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans.

Originations Segment

In addition to our core servicing business, we are one of only a few non-bank servicers with a fully integrated loan originations platform. Because a key determinant of the profitability of our primary servicing portfolio is the longevity of the servicing cash flows before a loan is repaid or liquidates, our originations efforts are primarily focused on “re-origination.”

Our originations platform complements and enhances our servicing business by allowing us to replenish our servicing portfolio as loans pay off over time. Because the refinanced loans typically have lower interest rates or lower monthly payments, and, in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio. In addition, our re-originations strategy allows us to generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market. Finally, with our in-house originations capabilities, we believe we are better protected against declining servicing cash flows as we replace servicing run-off through new loan originations or retain our servicing portfolios through re-originations.

Prevailing interest rates and housing market trends, with a strong housing market leading to higher loan refinancings and a weak housing market leading to lower loan refinancings, are the key factors impacting the volume of re-originations and our Originations Segment. We continually evaluate interest rate movements and trends to assess the impact on volume of refinancings, as well as their corresponding impact on revenue and costs.

In evaluating revenue per loan originated, we focus on various revenue sources, including loan origination points and fees and overall gain or loss on the sale or securitization of the loan. These components are compared to established revenue targets and operating plans.

In addition to the cost of financing our originations, our Originations Segment operating costs include staffing costs, sales commissions, technology, rent and other general and administrative costs. We continually monitor costs through comparisons to operating plans.

Market Considerations

Revenues from our Operating Segments primarily consist of (i) servicing fee income based generally on the aggregate UPB of loans serviced and (ii) gain on mortgage loans held for sale based generally on our originations volume. Maintaining and growing our revenues depends on our ability to acquire additional MSRs, enter into additional subservicing contracts and opportunistically increase our originations volume and our recapture rate.

Servicing Segment

Current trends in the mortgage servicing industry include elevated borrower delinquencies, a significant increase in loan modifications and the need for high touch servicing expertise, which emphasizes borrower interaction to improve loan performance and reduce loan defaults and foreclosures.

In the aftermath of the U.S. financial crisis, the residential mortgage industry is undergoing major structural changes that affect the way residential mortgage loans are originated, owned and serviced. These changes have benefited and should continue to benefit non-bank mortgage servicers. Banks currently dominate the residential mortgage servicing industry, servicing over 90% of all residential mortgage loans as of December 31, 2011. Over 50% of all residential mortgage loan servicing is concentrated among just four banks. However, banks are currently under tremendous pressure to exit or reduce their exposure to the mortgage servicing business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements, as well as potentially significant earnings volatility.

In addition, as the mortgage industry continues to struggle with elevated borrower delinquencies, the special servicing function has become a particularly important component of a mortgage servicer’s role and, we believe, a key differentiator among mortgage servicers, as GSEs and other mortgage owners are focused on home ownership preservation and superior credit performance. However, banks’ servicing operations, which are primarily oriented towards payment processing, are often ill-equipped to maximize loan performance through high touch servicing. This trend has led to increased demand for experienced high touch servicers and provides us opportunities to acquire additional MSRs, including co-investing with financial partners in excess MSRs, and to enter into additional subservicing contracts.

As a result of these factors and the overall increased demands on servicers by mortgage owners, mortgage servicing is shifting from banks to non-bank mortgage servicers. Already, over the last 18 months, banks have completed servicing transfers on over $275 billion of mortgage loans. We believe this represents a fundamental change in the mortgage servicing industry and expect the trend to continue at an accelerated rate in the future. Because the mortgage servicing industry is characterized by high barriers to entry, including the need for specialized servicing expertise and sophisticated systems and infrastructure, compliance with GSE and client requirements, compliance with state-by-state licensing requirements and the ability to adapt to regulatory changes at the state and federal levels, we believe we are one of the few mortgage servicers competitively positioned to benefit from the shift.

However, we cannot predict how many, if any, MSRs or subservicing opportunities will be available in the future; if we will be able to acquire MSRs from third parties, on a standalone basis or by co-investing with financial partners in excess MSRs, if at all; if we will be able to enter into additional subservicing contracts, including any transactions facilitated by GSEs; or whether these MSRs will be available at acceptable prices or on acceptable terms. See “Risk Factors.”

Originations Segment

Today’s U.S. residential mortgage originations sector primarily offers conventional agency and government conforming mortgage loans. Non-prime and alternative lending programs and products represent only a small fraction of total originations. This has led to a consolidation among mortgage lenders in both the retail and wholesale channels and has resulted in less competition. In addition to such consolidation, some mortgage originators have exited the market entirely.

Originations volume is impacted by changes in interest rates and the housing market. Depressed home prices and increased LTVs may preclude many potential borrowers, including borrowers whose existing loans we service, from refinancing their existing loans. An increase in prevailing interest rates could decrease the originations volume through our Consumer Direct Retail originations channel, our largest originations channel by volume, because this channel focuses predominantly on refinancing existing mortgage loans.

In addition, there continue to be changes in legislation and licensing in an effort to simplify the consumer mortgage experience, which require technology changes and additional implementation costs for loan originators. We expect legislative changes will continue in the foreseeable future, which may increase our operating expenses. See “Business—Regulation.”

Critical Accounting Policies

Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, we have identified three policies that, due to the judgment, estimates and assumptions inherent in those policies, are critical to an understanding of our consolidated financial statements. These policies relate to: (a) fair value measurements (b) sale of mortgage loans and (c) accounting for mortgage loans held for investment, subject to nonrecourse debt. We believe that the judgment, estimates and assumptions used in the preparation of our consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition. Management currently views its fair value measurements, which include (i) the valuation of mortgage loans held for sale, (ii) the valuation of mortgage loans held for investment, subject to ABS nonrecourse debt, (iii) the valuation of MSRs, (iv) the valuation of derivative instruments, (v) the valuation of ABS nonrecourse debt, (vi) the valuation of excess spread financing, sale of mortgage loans, and accounting for mortgage loans held for investment, subject to nonrecourse debt to be our critical accounting policies.

Fair Value Measurements

Mortgage Loans Held for Sale—Through September 30, 2009, we recorded mortgage loans held for sale at the lower of amortized cost or fair value on an aggregate basis grouped by delinquency status. Effective October 1, 2009, we elected to measure newly originated conventional residential mortgage loans held for sale at fair value, as permitted under current accounting guidance. We estimate fair value by evaluating a variety of market indicators including recent trades and outstanding commitments, calculated on an aggregate basis.

Mortgage Loans Held for Investment, Subject to ABS Nonrecourse Debt—We determine the fair value on loans held for investment, subject to ABS nonrecourse debt using internally developed valuation models. These valuation models estimate the exit price we expect to receive in the loan’s principal market. Although we utilize and give priority to observable market inputs, such as interest rates and market spreads within these models, we typically are required to utilize internal inputs, such as prepayment speeds, credit losses and discount rates. These internal inputs require the use of our judgment and can have a significant impact on the determination of the loan’s fair value. In December 2011, we sold our remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, we derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt.

MSRs at Fair Value—We recognize MSRs related to all existing forward residential mortgage loans transferred to a third party in a transfer that meets the requirements for sale accounting. Additionally, we may acquire the rights to service forward residential mortgage loans through the purchase of these rights from third parties. We apply fair value accounting to this class of MSRs, with all changes in fair value recorded as a charge or credit to servicing fee income in the consolidated statement of operations. We estimate the fair value of these MSRs using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being mortgage prepayment speeds, discount rates and credit losses.

We use internal financial models that use, wherever possible, market participant data to value these MSRs. These models are complex and use asset-specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of MSRs are complex because of the high number of variables that drive cash flows associated with MSRs. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. On a periodic basis, a large portion of these MSRs are reviewed by an outside valuation expert.

Derivative Financial Instruments—We utilize certain derivative instruments in the ordinary course of our business to manage our exposure to changes in interest rates. These derivative instruments include forward sales of MBS, forward loan sale commitments and interest rate swaps and caps. We also issue interest rate lock commitments (“IRLCs”) to borrowers in connection with single family mortgage loan originations. We recognize all derivative instruments on our consolidated statement of financial position at fair value. The estimated fair values of forward sales of MBS and interest rate swaps and caps are based on quoted market values and are recorded as other assets or derivative financial instruments liabilities in the consolidated balance sheet. The initial and subsequent changes in value on forward sales of MBS are a component of gain/(loss) on mortgage loans held for sale in the consolidated statement of operations. The estimated fair values of IRLCs and forward sale commitments are based on quoted market values. Fair value amounts of IRLCs are adjusted for expected execution of outstanding loan commitments. IRLCs and forward sale commitments are recorded as a component of mortgage loans held for sale in the consolidated balance sheet. The initial and subsequent changes in value of IRLCs and forward sale commitments are a component of gain on mortgage loans held for sale in the consolidated statement of operations.

ABS Nonrecourse Debt—Effective January 1, 2010, new accounting guidance related to VIEs eliminated the concept of a QSPE, and all existing special purpose entities (“SPEs”) are subject to the new consolidation guidance. Upon adoption of this new accounting guidance, we identified certain securitization trusts where we, through our affiliates, continued to hold beneficial interests in these trusts. These retained beneficial interests obligate us to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant. In addition, as master servicer on the related mortgage loans, we retain the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE. When it is determined that we have both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, the assets and liabilities of these VIEs are included in our consolidated financial statements. Upon consolidation of these VIEs, we derecognized all previously recognized beneficial interests obtained as part of the securitization, including any retained investment in debt securities, and any remaining residual interests. In addition, we recognized the securitized mortgage loans as mortgage loans held for investment, subject to ABS nonrecourse debt, and the related asset-backed certificates acquired by third parties as ABS nonrecourse debt on our consolidated balance sheet.

We estimate the fair value of ABS nonrecourse debt based on the present value of future expected discounted cash flows with the discount rate approximating current market value for similar financial instruments. In December 2011, we sold our remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the variable interest. Upon deconsolidation of this VIE in 2011, we derecognized the related ABS nonrecourse debt.

Excess Spread Financing—In December 2011, we entered into a sale and assignment agreement, which we treated as a financing with an affiliated entity, whereby we sold the right to receive 65% of the excess cash flow generated from a certain underlying MSR portfolio after receipt of a fixed basic servicing fee per loan. We will retain all ancillary income associated with servicing the portfolio and 35% of the excess cash flow after receipt of the fixed basic servicing fee. We measure this financing arrangement at fair value to more accurately represent the future economic performance of the acquired MSRs and related excess servicing financing. We estimate the fair value of this financing using a process that combines the use of a discounted cash flow model and analysis of quoted market prices based on the value of the underlying MSRs.

Sale of Mortgage Loans—Transfers of financial assets are accounted for as sales when control over the assets has been surrendered by us. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from us, (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) we do not maintain effective control over the transferred assets through either (a) an agreement that entitles and obligates us to repurchase or redeem them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets. Loan securitizations structured as sales as well as whole loan sales are accounted for as sales of mortgage loans and the resulting gains or losses on such sales, net of any accrual for standard representations and warranties, are reported in operating results as a component of gain/(loss) on mortgage loans held for sale in the consolidated statement of operations during the period in which the securitization closes or the sale occurs.

Mortgage Loans Held for Investment, Subject to Nonrecourse Debt—We account for the loans that were transferred to held for investment from held for sale during October 2009 in a manner similar to ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. At the date of transfer, we evaluated such loans to determine whether there was evidence of deterioration of credit quality since acquisition and if it was probable that we would be unable to collect all amounts due according to the loan’s contractual terms. The transferred loans were aggregated into separate pools of loans based on common risk characteristics (loan delinquency). We consider expected prepayments, and estimate the amount and timing of undiscounted expected principal, interest, and other cash flows for each aggregated pool of loans. The determination of expected cash flows utilizes internal inputs such as prepayment speeds and credit losses. These internal inputs require the use of judgment and can have a significant impact on the accretion of income and/or valuation allowance. We determine the excess of the pool’s scheduled contractual principal and contractual interest payments over all cash flows expected as of the transfer date as an amount that should not be accreted (nonaccretable difference). The remaining amount is accreted into interest income over the remaining life of the pool of loans (accretable yield).

The difference between the undiscounted cash flows expected and the investment in the loan is recognized as interest income on a level-yield method over the life of the loan. Increases in expected cash flows subsequent to the transfer are recognized prospectively through an adjustment of the yield on the loans over the remaining life. Decreases in expected cash flows subsequent to transfer are recognized as a valuation allowance.

Recent Developments

Updated Loan Agreements

In January 2012, we extended the maturity date of our $75 million warehouse facility with BANA to January 2013 and increased the committed amount under this warehouse facility to $175 million. We herein refer to this facility as our $175 Million Warehouse Facility.

In February 2012, we extended the maturity date of our $100 Million Warehouse Facility to January 2013. Also in February 2012, we extended the maturity date of our $300 Million Warehouse Facility to February 2013 and decreased the committed amount under this warehouse facility to $150 million.

On February 29, 2012, we amended our $50 Million Warehouse Facility with a financial institution. This amendment increased the facility to $100 million, extended the maturity to February 2013, changed the interest rate to LIBOR plus a range of 2.25% to 3.00%, and increased the tangible net worth requirement to $175 million.

In March 2012, we extended the maturity date of the Securities Repurchase Facility to June 2012.

For a description of our facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations—Description of Certain Indebtedness.”

MSR Purchase

In December 2011, we entered into a servicing rights sale and issuer transfer agreement (the “Servicing Rights Sale and Issuer Transfer Agreement”) with BANA. Under the Servicing Rights Sale and Issuer Transfer Agreement, we agreed to purchase certain servicing rights relating to reverse mortgage loans with an aggregate UPB as of December 31, 2011 of approximately $18 billion and assume certain liabilities associated with such MSRs. On December 22, 2011, we deposited in escrow the purchase price of the MSRs relating to reverse mortgage loans with an aggregate UPB as of December 31, 2011 of approximately $7.8 billion, and the related advances. The acquisition was completed on January 3, 2012. Our acquisition of MSRs related to an additional $9.5 billion of UPB as of December 31, 2011 is expected to close during 2012 upon receipt of certain specified third party approvals. On December 23, 2011, we paid a deposit of $9.0 million related to such servicing. Additionally, we expect to subservice on behalf of the bank certain reverse mortgage loans with a UPB as of December 31, 2011 of approximately $1.4 billion beginning in the latter half of 2012. These reverse mortgage loan servicing rights represent a new class of servicing rights for us and will be accounted for under the amortization method.

Recently Appointed Executive Officers

In February 2012, David C. Hisey was appointed as Chief Financial Officer of our Parent. Mr. Hisey assumed this position on February 27, 2012. Subject to regulatory approval, Mr. Hisey will hold the same position at the Company. Mr. Hisey was previously the Executive Vice President and Deputy Chief Financial Officer for Fannie Mae, a role he held since 2008. From 2005 to 2008, he served as Senior Vice President and Controller for Fannie Mae. Prior to his most recent assignment at Fannie Mae, he also briefly served as Executive Vice President and Chief Financial Officer. Prior to joining Fannie Mae, Mr. Hisey was Corporate Vice President of Financial Services Consulting, Managing Director and practice leader of the Lending and Leasing Group of BearingPoint, Inc., a management consulting and systems integration company. Prior to joining BearingPoint in 2001, Mr. Hisey was an audit partner with KPMG, LLP; his tenure at KPMG spanned 19 years from 1982 to 2001. He received a Bachelor of Business Administration degree in Accounting from James Madison University and is a certified public accountant.

In February 2012, Harold Lewis was appointed as President and Chief Operating Officer of our Parent. Mr. Lewis assumed these positions on February 27, 2012. Subject to regulatory approval, Mr. Lewis will hold the same positions at the Company. Mr. Lewis was previously the Chief Operating Officer at CitiMortgage, responsible for Operations, Technology and key CitiMortgage functions. In this role, Mr. Lewis oversaw more than 9,000 employees and was also responsible for Customer Experience, Services, Agency Relations and Re-engineering. Mr. Lewis joined CitiMortgage in April 2009 as head of the Citi Homeowner Assistance Program. Prior to CitiMortgage, Mr. Lewis held executive positions at Fannie Mae for seven years, most recently as Senior Vice President of National Servicing where he was responsible for the management of 1,400 mortgage servicers. Mr. Lewis has also held senior management roles with Resource Bancshares Mortgage Group, Nations Credit, Bank of America/Barnett Bank, Cardinal Bank Shares and Union Planter National Bank. Mr. Lewis received his Bachelor of Science degree in Business from Memphis State University.

MSR Acquisition

On March 6, 2012, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Aurora Bank FSB, a federal savings bank organized under the laws of the United States, and Aurora Loan Services LLC, a Delaware limited liability company (collectively with Aurora Bank FSB, the “Sellers”). Each of the Sellers is a subsidiary of Lehman Brothers Bancorp Inc. Under the Asset Purchase Agreement, we agreed to purchase the MSRs to approximately 300,000 residential mortgage loans with a total UPB of approximately $63 billion, $1.75 billion of servicing advance receivables, and certain other assets. The composition of the total portfolio is expected to be approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. We have also agreed to assume certain liabilities. The transaction is expected to close in the second quarter of 2012, subject to customary closing conditions, including certain regulatory approvals and third party consents, and customary termination rights.

The cash purchase price of the MSRs is approximately $268 million, subject to certain adjustments. The equity portion of the purchase price of the servicing advance receivables is approximately $210 million and the balance will be financed with advance financing facilities that we expect to enter into in connection with this transaction. The servicing advance receivables represent amounts that the sellers have previously advanced as mortgage servicers in respect of the underlying mortgage loans that would be recovered if the loan is liquidated, modified or otherwise become current.

In addition, we will fund up to approximately $170 million of the MSR purchase price with the proceeds of a co-investment (the “Excess MSR Agreement”) by Newcastle Investment Corp. (“Newcastle”), which is an affiliate of Nationstar. Pursuant to the Excess MSR Agreement, we will sell to Newcastle the right to receive approximately 65% of the excess cash flow generated from the MSRs after receipt of a fixed basic servicing fee per loan. Excess cash flow is equal to the servicing fee collected minus the basic servicing fee and excludes late fees, incentive fees and other ancillary income earned by the servicer. We will retain all ancillary income associated with servicing the loans and approximately 35% of the excess cash flow after receipt of the fixed basic servicing fee. We will continue to be the servicer of the loans and provide all servicing and advancing functions for the loans. Under the terms of this investment, if we refinance any loan in the portfolio, subject to certain limitations, we will be required to transfer the new loan or a replacement loan into the portfolio. The new or replacement loan will be governed by the same terms set forth in the Excess MSR Agreement.

We and the Sellers have agreed to indemnify each other against certain losses (subject to certain limitations), including certain losses from claims up to an aggregate amount of 50% of the aggregate purchase price of the MSRs, after which we will bear the entirety of such losses.

Potential MSR Acquisitions

We believe there are significant opportunities to grow the business by acquiring additional MSRs and complementary assets, and we actively explore potential acquisition opportunities in the ordinary course of our business. We are currently in discussions with several financial institutions to acquire additional MSRs relating to residential mortgage loans and complementary assets that could result in entering into one or more definitive acquisition agreements prior to or immediately following the completion of this exchange offer. These acquisitions could materially increase the UPB of the MSRs that we service and could expose us to greater risks than we currently experience in servicing our current portfolio. In addition, our liquidity needs could significantly increase as a result of these acquisitions. We can provide no assurances that we will enter into these agreements or as to the timing of any potential acquisition.

Initial Public Offering

On February 24, 2012, our Parent filed a registration statement on Form S-1 for the offering of 19,166,667 shares of its common stock. The registration statement became effective on March 7, 2012. In connection with the offering, all of the equity interests in the Company were transferred from FIF HE Holdings LLC to two direct, wholly-owned subsidiaries of our Parent, and our Parent issued 19,166,667 shares of $0.01 par value common stock to the public at an initial offering price of $14.00 per share. The intent of the offering was to transform our Parent into a publicly traded company and use the proceeds from the offering for working capital and other general corporate purposes, including servicing acquisitions.

Results of Operations

The following table summarizes our consolidated operating results for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues:
Servicing fee income	$233,411	$167,126	$90,195
Other fee income	35,187	16,958	10,023

Total fee income	268,598	184,084	100,218
Gain (loss) on mortgage loans held for sale	109,136	77,344	(21,349)

Total revenues	377,734	261,428	78,869
Expenses and impairments:
Salaries, wages and benefits	202,290	149,115	90,689
General and administrative	82,183	58,913	30,494
Provision for loan losses	3,537	3,298	—
Loss on sale of foreclosed real estate	6,833	205	7,512
Occupancy	11,340	9,445	6,863
Loss on available-for-sale securities—other than temporary	—	—	6,809

Total expenses and impairments	306,183	220,976	142,367
Other income (expense):
Interest income	66,802	98,895	52,518
Interest expense	(105,375)	(116,163)	(69,883)
Gain (loss) on interest rate swaps and caps	298	(9,801)	(14)
Fair value changes in ABS securitizations	(12,389)	(23,297)	—

Total other income (expense)	(50,664)	(50,366)	(17,379)

Net income (loss)	$20,887	$(9,914)	$(80,877)

We provide further discussion of our results of operations for each of our reportable segments under “—Segment Results” below. Certain income and expenses not allocated to our reportable segments are presented under “—Legacy Portfolio and Other” below and discussed in “Note 24 to Consolidated Financial Statements—Business Segment Reporting.”

Comparison of Consolidated Results for the Years Ended December 31, 2011 and 2010

Revenues increased $116.3 million from $261.4 million for the year ended December 31, 2010 to $377.7 million for the year ended December 31, 2011, due to increases in both our total fee income and our gain on mortgage loans held for sale offset by MSR fair value adjustments amounting to $39.0 million. The increase in our total fee income was primarily the result of our higher average servicing portfolio balance of $81.5 billion for the year ended December 31, 2011, compared to $38.7 billion for the year ended December 31, 2010, and an increase in modification fees earned from HAMP and other non-HAMP modifications. The increase in the gain on loans held for sale was a result of the $620.6 million, or 22.2%, increase in the amount of loans originated during the 2011 period compared to the 2010 period and higher margins earned on the sale of residential mortgage loans during the period.

Expenses and impairments increased $85.2 million from $221.0 million for the year ended December 31, 2010 to $306.2 million for the year ended December 31, 2011, primarily due to the increase in compensation expenses related to increased staffing levels in order to accommodate our larger servicing portfolio and originations volumes as well as other related increases in general and administrative expenses.

Other expense increased $0.3 million from $50.4 million for the year ended December 31, 2010 to $50.7 million for the year ended December 31, 2011, primarily due to a decrease in our net interest margin resulting from higher average outstanding balances on our outstanding warehouse and advance facilities. This amount was partially offset by the impact of our fair value mark-to-market charges that were realized on our 2009-ABS interest rate swap for $9.8 million for the year ended December 31, 2010, compared to a $0.3 million gain recognized for the year ended December 31, 2011.

Comparison of Consolidated Results for the Years Ended December 31, 2010 and 2009

Revenues increased $182.5 million from $78.9 million for the year ended December 31, 2009 to $261.4 million for the year ended December 31, 2010, primarily due to the significant increase in our total fee income and an increase in our gain on mortgage loans held for sale. The increase in our total fee income was primarily a result of (1) our higher average servicing portfolio balance of $38.7 billion for the year ended December 31, 2010, compared to $25.8 billion for the year ended December 31, 2009, and (2) an increase in portfolio level performance-based fees and fees earned for loss mitigation activities. The increase in the gain on loans held for sale was a result of the $1.3 billion, or 88.7%, increase in the amount of loans originated during 2010 as well as the elimination of lower of cost or market adjustments related to our legacy asset portfolio.

Expenses and impairments increased $78.6 million from $142.4 million for the year ended December 31, 2009 to $221.0 million for the year ended December 31, 2010, primarily due to the increase in compensation expenses related to increased staffing levels in order to accommodate our larger servicing portfolio and originations as well as other related increases in general and administrative expenses. Our 2010 operating results include an additional $12.1 million in share-based compensation expense from revised compensation arrangements executed with certain members of our executive team. Additionally, expenses and impairments increased from the consolidation of certain VIEs from January 1, 2010, and from expenses associated with the settlement of certain claims.

Other expense increased $33.0 million from $17.4 million for the year ended December 31, 2009 to $50.4 million for the year ended December 31, 2010, primarily due to the effects of the consolidation of certain VIEs and the losses on our outstanding interest rate swap positions during 2010.

Segment Results

Our primary business strategy is to generate recurring, stable income from managing and growing our servicing portfolio. We operate through two business segments: the Servicing Segment and the Originations Segment, which we refer to collectively as our Operating Segments. We report the activity not related to either operating segment in Legacy Portfolio and Other. Legacy Portfolio and Other includes primarily all subprime mortgage loans (i) originated mostly from April to July 2007 or (ii) acquired from CHEC, and VIEs which were consolidated pursuant to the January 1, 2010 adoption of new consolidation guidance related to VIEs. As of December 31, 2011, we had no consolidated VIEs.

The accounting policies of each reportable segment are the same as those of the consolidated financial statements except for (i) expenses for consolidated back-office operations and general overhead expenses such as executive administration and accounting and (ii) revenues generated on inter-segment services performed. Expenses are allocated to individual segments based on the estimated value of the services performed, including estimated utilization of square footage and corporate personnel, as well as the equity invested in each segment. Revenues generated or inter-segment services performed are valued based on similar services provided to external parties.

Servicing Segment

The Servicing Segment provides loan servicing on our primary and subservicing portfolios, including the collection of principal and interest payments and the generation of ancillary fees related to the servicing of mortgage loans.

The following table summarizes our operating results from our Servicing Segment for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues:
Servicing fee income	$238,394	$175,569	$91,266
Other fee income	17,082	7,273	8,867

Total fee income	255,476	182,842	100,133
Gain on mortgage loans held for sale	—	—	—

Total revenues	255,476	182,842	100,133
Expenses and impairments:
Salaries, wages and benefits	123,655	78,269	56,726
General and administrative	48,611	24,664	10,669
Occupancy	5,664	4,350	3,502

Total expenses and impairments	177,930	107,283	70,897
Other income (expense):
Interest income	2,263	263	4,143
Interest expense	(58,024)	(51,791)	(25,877)
Gain (loss) on interest rate swaps and caps	298	(9,801)	—

Total other income (expense)	(55,463)	(61,329)	(21,734)

Net income	$22,083	$14,230	$7,502

Increase in aggregate UPB of our servicing portfolio primarily governs the increase in revenues, expenses and other income (expense) of our Servicing Segment.

The table below provides detail of the characteristics of our servicing portfolio at the periods indicated.

	December 31,
	2011	2010	2009
	(in millions)
Servicing Portfolio
Unpaid principal balance (by investor):
Special servicing	$10,165	$4,893	$1,554
GSEs	69,772	52,194	24,235
Non-agency securitizations	18,868	7,089	7,875

Total boarded unpaid principal balance	98,805	64,176	33,664
Servicing under contract	7,781	—	—

Total servicing portfolio unpaid principal balance	$106,586	$64,176	$33,664

The table below provides detail of the characteristics and key performance metrics of our servicing portfolio at and for the periods indicated.

	Year Ended December 31,
	2011(1)	2010	2009
	(dollars in millions, except for average loan amount)
Loan count—servicing	596,011	389,172	230,615
Ending unpaid principal balance	$98,805	$64,176	$33,664
Average unpaid principal balance	$81,491	$38,653	$25,799
Average loan amount	$165,778	$164,904	$145,977
Average coupon	5.43%	5.74%	6.76%
Average FICO credit score	627	631	644
60+ delinquent (% of loans)(2)	14.7%	17.0%	19.9%
Total prepayment speed (12 month constant pre-payment rate (“CPR”))	13.4%	13.3%	16.3%

(1)	Characteristics and key performance metrics for the year ended December 31, 2011 exclude approximately $7.8 billion of reverse residential mortgage loans for which we entered into an agreement to acquire the MSRs in December 2011 and closed in January 2012.
(2)	Loan delinquency is based on the current contractual due date of the loan. In the case of a completed loan modification, delinquency is based on the modified due date of the loan.

For the Years Ended December 31, 2011 and 2010

Servicing fee income consists of the following for the periods indicated.

	Year Ended December 31,
	2011	2010
	(in thousands)
Servicing fee income	$207,102	$118,443
Loss mitigation and performance-based incentive fees	15,671	16,621
Modification fees	32,552	21,792
Late fees and other ancillary charges	23,728	22,828
Other servicing fee related revenues	1,401	1,928

Total servicing fee income before MSR fair value adjustments	280,454	181,612
Fair value adjustments on excess spread financing	(3,060)	—
MSR fair value adjustments	(39,000)	(6,043)

Total servicing fee income	$238,394	$175,569

The following tables provide servicing fee income and UPB by primary servicing and subservicing for and at the periods indicated.

	Year Ended December 31,
	2011	2010
	(in thousands)
Servicing fee income
Primary servicing	$164,096	$161,312
Subservicing	116,358	20,300

Total servicing fee income before MSR fair value adjustments	$280,454	$181,612

	December 31,
	2011	2010
	(in millions)
UPB
Primary servicing	$45,817	$34,404
Subservicing	52,988	29,772

Total unpaid principal balance	$98,805	$64,176

Servicing fee income was $238.4 million for the year ended December 31, 2011 compared to $175.6 million for the year ended December 31, 2010, an increase of $62.8 million, or 35.8%, primarily due to the net effect of the following:

•

Increase of $88.7 million due to higher average UPB of $81.5 billion in the 2011 period compared to $38.7 billion in the comparable 2010 period. The increase in our servicing portfolio was primarily driven by an increase in average UPB for loans serviced for GSEs and other subservicing contracts for third party investors of $61.0 billion in the 2011 period compared to $28.0 billion in the comparable 2010 period. In addition, we also experienced an increase in average UPB for our private asset-backed securitizations portfolio, which increased to $13.0 billion in the year ended December 31, 2011 compared to $7.4 billion in the comparable 2010 period.

•	Increase of $10.8 million due to higher modification fees earned from HAMP and non-HAMP modifications.

•	Decrease of $0.9 million due to decreased loss mitigation and performance-based incentive fees earned from a GSE.

•

Decrease of $33.0 million from change in fair value on MSRs which was recognized in servicing fee income. The fair value of our MSRs is based upon the present value of the expected future cash flows related to servicing these loans. The revenue components of the cash flows are servicing fees, interest earned on custodial accounts, and other ancillary income. The expense components include operating costs related to servicing the loans (including delinquency and foreclosure costs) and interest expenses on servicing advances. The expected future cash flows are primarily impacted by prepayment estimates, delinquencies, and market discount rates. Generally, the value of MSRs increases when interest rates increase and decreases when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Other factors affecting the MSR value includes the estimated effects of loan modifications on expected cash flows. Such modifications tend to positively impact cash flows by extending the expected life of the affected MSR and potentially producing additional revenue opportunities depending on the type of modification. In valuing the MSRs, we believe our assumptions are consistent with the assumptions other major market participants use. These assumptions include a level of future modification activity that we believe major market participants would use in their valuation of MSRs. Internally, we have modification goals that exceed the assumptions utilized in our valuation model. Nevertheless, were we to apply an assumption of a level of future modifications consistent with our internal goals to our MSR valuation, we do not believe the resulting increase in value would be material. Additionally, several state Attorneys General have requested that certain mortgage servicers, including us, suspend foreclosure proceedings pending internal review to ensure compliance with applicable law, and we received requests from four such state Attorneys General. Although we have resumed those previously delayed proceedings, changes in the foreclosure process that may be required by government or regulatory bodies could increase the cost of servicing and diminish the value of our MSRs. We utilize assumptions of servicing costs that include delinquency and foreclosure costs that we believe major market participants would use to value their MSRs. We periodically compare our internal MSR valuation to third party valuation of our MSRs to help substantiate our market assumptions. We have considered the costs related to the delayed proceedings in our assumptions and we do not believe that any resulting decrease in the MSR was material given the expected short-term nature of the issue.

Other fee income was $17.1 million for the year ended December 31, 2011 compared to $7.3 million for the year ended December 31, 2010, an increase of $9.8 million, or 134.2%, due to higher commissions earned on lender placed insurance and higher REO sales commissions.

The following table provides other fee income by primary servicing, subservicing and adjacent businesses for the periods indicated.

	Year Ended December 31,
	2011	2010
	(in thousands)
Other fee income
Primary servicing	$5,520	$6,865
Subservicing	3,038	408
Adjacent businesses	8,524	—

Total other fee income	$17,082	$7,273

Expenses and impairments were $177.9 million for the year ended December 31, 2011 compared to $107.3 million for the year ended December 31, 2010, an increase of $70.6 million, or 65.8%, primarily due to the increase of $45.4 million in salaries, wages and benefits expense resulting primarily from an increase in average headcount from 1,178 in 2010 to 1,966 in 2011 and an increase of $25.2 million in general and administrative and occupancy-related expenses associated with increased headcount and growth in the servicing portfolio. Our 2011 operating results include an $8.2 million increase in share-based compensation expense from revised compensation arrangements executed with certain members of our executive team during the third quarter of 2010.

The following table provides primary servicing, subservicing, adjacent businesses and other Servicing Segment expenses for the periods indicated.

	Year Ended December 31,
	2011	2010
	(in thousands)
Expenses and impairments
Primary servicing	$70,549	$82,772
Subservicing	82,938	18,276
Adjacent businesses	9,100	—
Other Servicing Segment expenses	15,343	6,235

Total expenses and impairments	$177,930	$107,283

Other Servicing Segment expenses primarily include share-based compensation expenses.

Total other income (expense) was $(55.5) million for the year ended December 31, 2011 compared to $(61.3) million for the year ended December 31, 2010, a decrease in expense, net of income, of $5.8 million, or 9.5%, primarily due to the net effect of the following:

•

Interest income was $2.3 million for the year ended December 31, 2011 compared to $0.3 million for the year ended December 31, 2010, an increase of $2.0 million due to higher average outstanding custodial cash deposit balances on custodial cash accounts as a result of the growth in our servicing portfolio.

•

Interest expense was $58.0 million for the year ended December 31, 2011 compared to $51.8 million for the year ended December 31, 2010, an increase of $6.2 million, or 12.0%, primarily due to higher average outstanding debt of $642.9 million in the year ended December 31, 2011 compared to $638.6 million in the comparable 2010 period. The impact of the higher debt balances is partially offset by lower interest rates due to declines in the base LIBOR and decreases in the overall index margin on outstanding servicer advance facilities. Interest expense from the senior notes was $30.3 million and $22.1 million, respectively, for the years ended December 31, 2011 and 2010. Interest expense also includes gains for the ineffective portion of cash flow hedge of $2.0 million and $0.9 million, respectively, for the years ended December 31, 2011 and 2010.

•

Loss on interest rate swaps and caps was $9.8 million for the year ended December 31, 2010 compared to a $0.3 million gain for the year ended December 31, 2011. Effective October 1, 2010, we designated an existing interest rate swap as a cash flow hedge against outstanding floating rate financing associated with one of our outstanding servicer advance facilities. This interest rate swap is recorded at fair value, with any changes in fair value related to the effective portion of the hedge being recorded as an adjustment to other comprehensive income. Prior to this designation, any changes in fair value were recorded as a loss on interest rate swaps and caps on our statement of operations. In conjunction with our October 2011 amendment to our 2010-ABS Advance Financing Facility, we paid off our 2009-ABS Advance Financing Facility and transferred the related collateral to the 2010-ABS Advance Financing Facility. Concurrently with the repayment of the 2009-ABS Advance Financing Facility, we de-designated the underlying interest rate swap on our 2009-ABS Advance Financing Facility. Our outstanding 2010-ABS interest rate swap served as an economic hedge during the period it was outstanding for the year ended December 31, 2011.

For the Years Ended December 31, 2010 and 2009

Servicing fee income consists of the following for the periods indicated.

	Year Ended December 31,
	2010	2009
	(in thousands)
Servicing fee income	$118,443	$83,659
Loss mitigation and performance-based incentive fees	16,621	7,658
Modification fees	21,792	3,868
Late fees and other ancillary charges	22,828	21,901
Other servicing fee related revenues	1,928	2,095

Total servicing fee income before MSR fair value adjustments	181,612	119,181
MSR fair value adjustments	(6,043)	(27,915)

Total servicing fee income	$175,569	$91,266

The following tables provide servicing fee income and UPB by primary servicing and subservicing for and at the periods indicated.

	Year Ended December 31,
	2010	2009
	(in thousands)
Servicing fee income
Primary servicing	$161,312	$116,966
Subservicing	20,300	2,215

Total servicing fee income before MSR fair value adjustments	$181,612	$119,181

	December 31,
	2010	2009
	(in millions)
UPB
Primary servicing	$34,404	$32,871
Subservicing	29,772	793

Total unpaid principal balance	$64,176	$33,664

Servicing fee income was $175.6 million for the year ended December 31, 2010 compared to $91.3 million for the year ended December 31, 2009, an increase of $84.3 million, or 92.3%, primarily due to the net effect of the following:

•

Increase of $34.8 million due to higher average UPB of $38.7 billion in 2010 compared to $25.8 billion in 2009. The increase in our servicing portfolio was primarily driven by an increase in average UPB for loans serviced for GSEs and other subservicing contracts for third party investors of $31.2 billion in 2010 compared to $17.2 billion in 2009. This increase was partially offset by a decrease in average UPB for our asset-backed securitizations portfolio, which decreased to $7.4 billion in 2010 compared to $8.6 billion in 2009.

•	Increase of $8.9 million due to increased loss mitigation and performance-based incentive fees earned from a GSE.

•

Increase of $17.9 million due to higher fees earned from HAMP and from modification fees earned on non-HAMP modifications. As a high touch servicer, we use modifications as a key loss mitigation tool. Under HAMP, subject to a program participation cap, we, as a servicer, will receive an initial incentive payment of up to $1,500 for each loan modified in accordance with HAMP subject to the condition that the borrower successfully completes a trial modification period. With this program, the servicer must forego any late fees and may not charge any other fees. In addition, provided that a HAMP modification does not become 90 days or more delinquent, we will receive an additional incentive fee of up to $1,000. Initial redefault rates have been favorable, averaging 10% to 20%. The HAMP program has an expiration date of December 31, 2012 and is only applicable to first lien mortgages that were originated on or before January 1, 2009. For non-HAMP modifications, we generally do not waive late fees, and we charge a modification fee. These amounts are collected at the time of the modification.

•

Increase of $21.9 million from change in fair value on MSRs which was recognized in servicing fee income. The fair value of our MSRs is based upon the present value of the expected future cash flows related to servicing these loans. The revenue components of the cash flows are servicing fees, interest earned on custodial accounts, and other ancillary income. The expense components include operating costs related to servicing the loans (including delinquency and foreclosure costs) and interest expenses on servicing advances. The expected future cash flows are primarily impacted by prepayment estimates, delinquencies, and market discount rates. Generally, the value of MSRs increases when interest rates increase and decreases when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. Other factors affecting the MSR value includes the estimated effects of loan modifications on expected cash flows. Such modifications tend to positively impact cash flows by extending the expected life of the affected MSR and potentially producing additional revenue opportunities depending on the type of modification. In valuing the MSRs, we believe our assumptions are consistent with the assumptions other major market participants use. These assumptions include a level of future modification activity that we believe major market participants would use in their valuation of MSRs. Internally, we have modification goals that exceed the assumptions utilized in our valuation model. Nevertheless, were we to utilize an assumption of a level of future modifications consistent with our internal goals to our MSR valuation, we do not believe the resulting increase in value would be material.

•	Increase of $0.9 million due to an increase in ancillary and late fees arising from growth in the servicing portfolio. Late fees are recognized as revenue at collection.

Other fee income was $7.3 million for the year ended December 31, 2010 compared to $8.9 million for the year ended December 31, 2009, a decrease of $1.6 million, or 18.0%, due to lower lender-placed insurance commissions and lower REO sales commissions resulting from a decline in REO sales managed by our internal REO sales group.

The following table provides other fee income by primary servicing and subservicing for the periods indicated.

	Year Ended December 31,
	2010	2009
	(in thousands)
Other fee income
Primary servicing	$6,865	$8,867
Subservicing	408	—

Total other fee income	$7,273	$8,867

Expenses and impairments were $107.3 million for the year ended December 31, 2010 compared to $70.9 million for the year ended December 31, 2009, an increase of $36.4 million, or 51.3%, primarily due to an increase of $21.6 million in salaries, wages and benefits expense resulting from an increase in headcount from 910 in 2009 to 1,178 in 2010 and $4.9 million in additional share-based compensation from revised compensation arrangements with certain of our executives. Additionally, we recognized an increase of $14.8 million in general and administrative and occupancy expenses associated with increased headcount, growth in the servicing portfolio and increases in reserves for non-recoverable advances.

The following table provides key primary servicing, subservicing and other Servicing Segment expenses for the periods indicated.

	Year Ended December 31,
	2010	2009
	(in thousands)
Expenses and impairments
Primary servicing	$82,772	$67,330
Subservicing	18,276	2,232
Other Servicing Segment expenses	6,235	1,335

Total expenses and impairments	$107,283	$70,897

Other Servicing Segment expenses primarily include share-based compensation expenses.

Total other income (expense) was $(61.3) million for the year ended December 31, 2010 compared to $(21.7) million for the year ended December 31, 2009, an increase in expense, net of income, of $39.6 million, or 182.5%, primarily due to the net effect of the following:

•

Interest income decreased $3.8 million due to lower average index rates received on custodial cash deposits associated with mortgage loans serviced combined with lower average outstanding custodial cash deposit balances.

•

Interest expense increased $25.9 million primarily due to higher average outstanding debt of $638.6 million in 2010 compared to $313.3 million in 2009, offset by lower interest rates due to declines in the base LIBOR and decreases in the overall index margin on outstanding servicer advance facilities. Additionally, in 2010, we have included the balances related to our outstanding corporate note and senior unsecured debt balances, and the related interest expense thereon, as a component of our Servicing Segment. As a result of the weakening housing market, we continued to carry approximately $530.9 million in residential mortgage loans that we were unable to securitize as mortgage loans held for sale on our balance sheet throughout most of 2009. During this time period, we allocated a portion of our outstanding corporate note balance to Legacy Portfolio and Other to account for the increased capacity and financing costs we incurred while these loans were retained on our balance sheet. For the year ended December 31, 2010, we recorded $22.1 million in interest expense related to our outstanding corporate and senior notes.

•

Loss on interest rate swaps and caps was $9.8 million for the year ended December 31, 2010, with no corresponding gain or loss recognized for the year ended December 31, 2009. The loss for the period was a result of a decline in fair value recognized during the period on outstanding interest rate swaps designed to economically hedge the interest rate risk associated with our 2009-ABS Advance Financing Facility. This facility was not executed until the end of the fourth quarter of 2009, so we did not recognize any corresponding fair value adjustments during the year ended December 31, 2009.

Originations Segment

The Originations Segment involves the origination, packaging, and sale of GSE mortgage loans into the secondary markets via whole loan sales or securitizations.

The following table summarizes our operating results from our Originations Segment for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues:
Servicing fee income	$—	$—	$—
Other fee income	14,109	7,042	1,156

Total fee income	14,109	7,042	1,156
Gain on mortgage loans held for sale	109,431	77,498	54,437

Total revenues	123,540	84,540	55,593
Expenses and impairments:
Salaries, wages and benefits	71,697	57,852	31,497
General and administrative	26,344	26,761	14,586
Occupancy	3,566	2,307	1,449

Total expenses and impairments	101,607	86,920	47,532
Other income (expense):
Interest income	12,718	11,848	4,261
Interest expense	(10,955)	(8,806)	(3,438)

Total other income (expense)	1,763	3,042	823

Net income	$23,696	$662	$8,884

Increase in originations volume primarily governs the increase in revenues, expenses and other income (expense) of our Originations Segment. The table below provides detail of the loan characteristics of loans originated for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Originations Volume:
Retail	$2,200	$1,608	$1,093
Wholesale	1,212	1,184	386

Total Originations Volume	$3,412	$2,792	$1,479

For the Years Ended December 31, 2011 and 2010

Total revenues were $123.5 million for the year ended December 31, 2011 compared to $84.5 million for the year ended December 31, 2010, an increase of $39.0 million, or 46.2%, primarily due to the net effect of the following:

•

Other fee income was $14.1 million for the year ended December 31, 2011 compared to $7.0 million for the year ended December 31, 2010, an increase of $7.1 million, or 101.4%, primarily due to higher points and fees collected as a result of the $620.6 million increase in loan originations volume, combined with a decrease in fees paid to third party mortgage brokers.

Gain on mortgage loans held for sale consists of the following for the periods indicated.

	Year Ended December 31,
	2011	2010
	(in thousands)
Gain on sale	$68,567	$51,839
Provision for repurchases	(5,534)	(4,649)
Capitalized servicing rights	36,474	26,253
Fair value mark-to-market adjustments	11,159	2,301
Mark-to-market on derivatives/hedges	(1,235)	1,754

Total gain on mortgage loans held for sale	$109,431	$77,498

•

Gain on mortgage loans held for sale was $109.4 million for the year ended December 31, 2011, compared to $77.5 million for the year ended December 31, 2010, an increase of $31.9 million, or 41.2%, primarily due to the net effect of the following:

•

Increase of $16.8 million from larger volume of originations, which increased from $2.8 billion in 2010 to $3.4 billion in 2011, and higher margins earned on the sale of residential mortgage loans during the period.

•	Increase of $10.2 million from capitalized MSRs due to the larger volume of originations and subsequent retention of MSRs.

•	Increase of $8.9 million resulting from the change in fair value on newly-originated loans.

•	Decrease of $3.0 million from change in unrealized gains/losses on derivative financial instruments. These include IRLCs and forward sales of MBS.

•	Decrease of $0.9 million from an increase in our provision for repurchases as a result of the increase in our loan sale volume.

Expenses and impairments were $101.6 million for the year ended December 31, 2011 compared to $86.9 million for the year ended December 31, 2010, an increase of $14.7 million, or 16.9%, primarily due to the net effect of the following:

•

Increase of $13.8 million in salaries, wages and benefits expense from increase in average headcount of 688 in 2010 to 988 in 2011 and increases in performance-based compensation due to increases in originations volume.

•

Increase of $0.8 million in general and administrative and occupancy expense primarily due to an increase in our overhead expenses from the higher originations volume in the 2011 period. Additionally we recorded total charges in November 2011 of $1.8 million related to our strategic decision to refocus our strategy with respect to our originations platform.

Total other income (expense) was $1.8 million for the year ended December 31, 2011 compared to $3.0 million for the year ended December 31, 2010, a decrease in income, net of expense, of $1.2 million, or 40.0%, primarily due to the net effect of the following:

•

Interest income was $12.7 million for the year ended December 31, 2011 compared to $11.8 million for the year ended December 31, 2010, an increase of $0.9 million, or 7.6%, representing interest earned from originated loans prior to sale or securitization. The increase is primarily due to the increase in the volume of originations. Loans are typically sold within 30 days of origination.

•

Interest expense was $11.0 million for the year ended December 31, 2011 compared to $8.8 million for the year ended December 31, 2010, an increase of $2.2 million, or 25.0%, primarily due to an increase in originations volume in 2011 and associated financing required to originate these loans, combined with a slight increase in outstanding average days in warehouse on newly originated loans.

For the Years Ended December 31, 2010 and 2009

Total revenues were $84.5 million for the year ended December 31, 2010 compared to $55.6 million for the year ended December 31, 2009, an increase of $28.9 million, or 52.0%, primarily due to the net effect of the following:

•

Other fee income was $7.0 million for the year ended December 31, 2010 compared to $1.2 million for the year ended December 31, 2009, an increase of $5.8 million or 483.3%, primarily due to our election to measure newly originated conventional residential mortgage loans held for sale at fair value, effective October 1, 2009. Subsequent to this election, any collected points and fees related to originated mortgage loans held for sale are included in other fee income. Prior to this election, points and fees were recorded as deferred originations income and recognized over the life of the mortgage loan as an adjustment to our interest income yield or, when the related loan was sold to a third party purchaser, included as a component of gain on mortgage loans held for sale.

•

Gain on mortgage loans held for sale was $77.5 million for the year ended December 31, 2010 compared to $54.4 million for the year ended December 31, 2009, an increase of $23.1 million, or 42.5%, primarily due to the net effect of the following:

•

Increase of $22.4 million from improved margins and larger volume of originations, which increased from $1.5 billion for the year ended December 31, 2009 to $2.8 billion for the year ended December 31, 2010.

•	Increase of $17.9 million from capitalized MSRs due to the larger volume of originations and subsequent retention of servicing rights.

•	Decrease of $0.7 million from change in unrealized gains/(losses) on derivative financial instruments. These include IRLCs and forward sales of MBS.

•

Decrease of $20.2 million from recognition of points and fees earned on mortgage loans held for sale for the year ended December 31, 2009. Effective October 1, 2009, all points and fees are recognized at origination upon the election to apply fair value accounting to newly-originated loans and are recognized as a component of other fee income.

Expenses and impairments were $86.9 million for the year ended December 31, 2010 compared to $47.5 million for the year ended December 31, 2009, an increase of $39.4 million, or 82.9%, primarily due to the net effect of the following:

•

Increase of $26.4 million in salaries, wages and benefits expense from increase in headcount of 452 in 2009 to 688 in 2010 and increases in performance-based compensation. Additionally, we recognized $3.6 million in share-based compensation expense from revised compensation arrangements with certain of our executives.

•

Increase of $13.1 million in general and administrative and occupancy expense primarily due to increase in overhead expenses from the larger volume of originations in 2010 and expenses associated with certain claims.

Total other income (expense) was $3.0 million for the year ended December 31, 2010 compared to $0.8 million for the year ended December 31, 2009, an increase in income, net of expense, of $2.2 million, or 275.0%, primarily due to the net effect of the following:

•

Interest income increased $7.5 million from interest earned from originated loans prior to sale or securitization. The increase is primarily due to the increase in the volume of originations. Loans are typically sold within 30 days of origination.

•

Interest expense increased $5.4 million primarily due to an increase in originations volume in 2010 and associated financing required to originate these loans combined with a slight increase in outstanding average days in warehouse on newly originated loans.

Legacy Portfolio and Other

Through December 2009, our Legacy Portfolio and Other consisted primarily of non-prime and non-conforming residential mortgage loans that we primarily originated from April to July 2007. Revenues and expenses are primarily a result of mortgage loans transferred to securitization trusts that were structured as secured borrowings, resulting in carrying the securitized loans as mortgage loans on our consolidated balance sheets and recognizing the asset-backed certificates as nonrecourse debt. Prior to September 2009, these residential mortgage loans were classified as mortgage loans held for sale on our consolidated balance sheet and carried at the lower of cost or fair value and financed through a combination of our existing warehouse facilities and our corporate note. These loans were transferred on October 1, 2009, from mortgage loans held for sale to a held-for-investment classification at fair value on the transfer date. Subsequent to the transfer date, we completed the securitization of the mortgage loans, which was structured as a secured borrowing. This structure resulted in carrying the securitized loans as mortgages on our consolidated balance sheet and recognizing the asset-backed certificates acquired by third parties as nonrecourse debt.

Effective January 1, 2010, new accounting guidance eliminated the concept of a QSPE. Consequently, all existing securitization trusts are considered VIEs and are now subject to the new consolidation guidance. Upon consolidation of certain of these VIEs, we recognized the securitized mortgage loans related to these securitization trusts as mortgage loans held for investment, subject to ABS nonrecourse debt. See “Note 3 to Consolidated Financial Statements—Variable Interest Entities and Securitizations.” Additionally, we elected the fair value option provided for by ASC 825-10, Financial Instruments-Overall. Assets and liabilities related to these VIEs are included in Legacy Assets and Other in our segmented results.

In December 2011, we sold our remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the variable interest. Upon deconsolidation of this VIE, we derecognized the related mortgage loans held for investment, subject to ABS nonrecourse debt and the ABS nonrecourse debt.

The following table summarizes our operating results from Legacy Portfolio and Other for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues:
Servicing fee income	$1,972	$820	$—
Other fee income	3,996	2,643	—

Total fee income	5,968	3,463	—
Gain on mortgage loans held for sale	—	—	(75,786)

Total revenues	5,968	3,463	(75,786)
Expenses and impairments:
Salaries, wages and benefits	7,233	13,148	3,537
General and administrative	7,228	7,488	5,239
Provision for loan losses	3,537	3,298	—
Loss on sale of foreclosed real estate	6,833	205	7,512
Occupancy	2,110	2,788	1,912
Loss on available-for-sale securities—other-than-temporary	—	—	6,809

Total expenses and impairments	26,941	26,927	25,009
Other income (expense):
Interest income	44,866	77,521	44,114
Interest expense	(36,396)	(55,566)	(40,568)
Loss on interest rate swaps and caps	—	—	(14)
Fair value changes in ABS securitizations	(12,389)	(23,297)	—

Total other income (expense)	(3,919)	(1,342)	3,532

Net loss	$(24,892)	$(24,806)	$(97,263)

The table below provides detail of the characteristics of our securitization trusts included in Legacy Portfolio and Other for the periods indicated.

	Year Ended December 31,
	2011	2010(1)	2009
	(in thousands)
Legacy Portfolio and Other:
Performing—UPB	$279,730	$1,037,201	$345,516
Nonperforming (90+ Delinquency)—UPB	90,641	337,779	141,602
Real Estate Owned—Estimated Fair Value	3,668	27,337	10,262

Total Legacy Portfolio and Other—UPB	$374,039	$1,402,317	$497,380

(1)	Amounts include one previously off-balance sheet securitization which was consolidated upon adoption of ASC 810, Consolidation, related to consolidation of certain VIEs.

For the Years Ended December 31, 2011 and 2010

Total revenues were $6.0 million for the year ended December 31, 2011 compared to $3.5 million for the year ended December 31, 2010, an increase of $2.5 million. This increase was primarily a result of higher ancillary income on our legacy portfolio.

Interest income, net of interest expense, decreased to $8.5 million for the year ended December 31, 2011 as compared to $21.9 million for the year ended December 31, 2010. The decrease in net interest income was primarily due to the effects of the derecognition of a previously consolidated VIE as of July 1, 2010.

Fair value changes in ABS securitizations were $12.4 million for the year ended December 31, 2011 as compared to a $23.3 million decrease for the year ended December 31, 2010. Fair value changes in ABS securitizations is the net result of the reductions in the fair value of the assets (Mortgage loans held for investment and REO) and the reductions in the fair value of the liabilities (ABS nonrecourse debt).

For the Years Ended December 31, 2010 and 2009

Total revenues were $3.5 million for the year ended December 31, 2010, compared to $(75.8) million for the year ended December 31, 2009. This increase was primarily a result of a change in classification on mortgage loans held for sale discussed above, with no gain on mortgage loans held for sale recorded for the year ended December 31, 2010, compared to a loss of $75.8 million recorded for the year ended December 31, 2009.

Expenses and impairments were $26.9 million for the year ended December 31, 2010 compared to $25.0 million for the year ended December 31, 2009, an increase of $1.9 million, or 7.6%, primarily due to an increase in headcount and allocated expenses for corporate support functions and executive oversight. Additionally, we recognized $3.6 million in additional share-based compensation expense from revised compensation arrangements with certain of our executives, as well as a $3.3 million provision for loan losses. These expense increases were offset by the net impact of the adoption of new accounting guidance on the consolidation of certain securitization trusts which resulted in a $7.3 million reduction in charges from losses realized on foreclosed real estate and a decrease of $6.8 million in other-than-temporary impairments recognized on our investment in debt securities available-for-sale.

Total other income (expense) was $(1.3) million for the year ended December 31, 2010 compared to $3.5 million for the year ended December 31, 2009, a decrease of $4.8 million, or 137.1%. The decrease was primarily due to an increase in our net interest income, offset by fair value changes in our ABS securitizations. Interest income, net of interest expense, increased to $21.9 million for the year ended December 31, 2010 as compared to $3.5 million for the year ended December 31, 2009. The increase in interest income, net was due to the consolidation of certain securitization trusts upon the adoption of new accounting guidance related to VIEs. Fair value changes in ABS securitizations included a loss of $23.3 million for the year ended December 31, 2010, with no corresponding amount for the year ended December 31, 2009, due to the election of the fair value option on consolidated VIEs.

Analysis of Items on Consolidated Balance Sheet

The following table presents our consolidated balance sheets for the periods indicated.

	December 31,
	2011	2010
	(in thousands)
Assets
Cash and cash equivalents	$62,445	$21,223
Restricted cash	71,499	91,125
Accounts receivable, net	562,300	441,275
Mortgage loans held for sale	458,626	369,617
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets	243,480	266,320
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	538,440
Receivables from affiliates	4,609	8,993
Mortgage servicing rights	251,050	145,062
Property and equipment, net	24,073	8,394
Real estate owned, net (includes $—and $17,509, respectively, of real estate owned, subject to ABS nonrecourse debt)	3,668	27,337
Other assets	106,181	29,395

Total assets	$1,787,931	$1,947,181

Liabilities and members’ equity
Notes payable	$873,179	$709,758
Unsecured senior notes	280,199	244,061
Payables and accrued liabilities	183,789	75,054
Derivative financial instruments	12,370	7,801
Derivative financial instruments, subject to ABS nonrecourse debt	—	18,781
Nonrecourse debt—Legacy Assets	112,490	138,662
Excess spread financing (at fair value)	44,595	—
ABS nonrecourse debt (at fair value)	—	496,692

Total liabilities	1,506,622	1,690,809
Total members’ equity	281,309	256,372

Total liabilities and members’ equity	$1,787,931	$1,947,181

Assets

Restricted cash consists of certain custodial accounts related to collections on certain mortgage loans and mortgage loan advances that have been pledged to debt counterparties under various master repurchase agreements (“MRAs”). Restricted cash was $71.5 million at December 31, 2011, a decrease of $19.6 million from December 31, 2010, primarily a result of decreased servicer advance reimbursement amounts.

Accounts receivable consists primarily of accrued interest receivable on mortgage loans and securitizations, collateral deposits on surety bonds and advances made to nonconsolidated securitization trusts, as required under various servicing agreements related to delinquent loans, which are ultimately paid back to us from the securitization trusts. Accounts receivable increased $121.0 million to $562.3 million at December 31, 2011, primarily due to our larger outstanding servicing portfolio, which resulted in a $43.0 million increase in corporate and escrow advances and a $64.9 million increase in outstanding delinquency advances.

Mortgage loans held for sale are carried at fair value. We estimate fair value by evaluating a variety of market indicators including recent trades and outstanding commitments. Mortgage loans held for sale were $458.6 million at December 31, 2011, an increase of $89.0 million from December 31, 2010, primarily due to $3.3 billion in mortgage loan sales offset by $3.4 billion loan originations during the year ended December 31, 2011.

Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets consist of nonconforming or subprime mortgage loans securitized which serve as collateral for the nonrecourse debt. Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets was $243.5 million at December 31, 2011, a decrease of $22.8 million from December 31, 2010, as $19.7 million UPB was transferred to REO during the year ended December 31, 2011.

Mortgage loans held for investment, subject to ABS nonrecourse debt consist of mortgage loans that were recognized upon the adoption of accounting guidance related to VIEs effective January 1, 2010. To more accurately represent the future economic performance of the securitization collateral and related debt balances, we elected the fair value option provided for by ASC 825-10. Effective December 2011, we met the requirements under applicable accounting guidance to deconsolidate the VIE. As such, mortgage loans held for investment, subject to ABS nonrecourse debt were eliminated.

Receivables from affiliates consist of periodic transactions with Nationstar Regular Holdings, Ltd., a subsidiary of FIF HE Holdings Inc. These transactions typically involve the monthly payment of principal and interest advances that are required to be remitted to securitization trusts as required under various Pooling and Servicing Agreements. These amounts are later repaid to us when principal and interest advances are recovered from the respective borrowers. Receivables from affiliates were $4.6 million at December 31, 2011, a decrease of $4.4 million from December 31, 2010, as a result of increased recoveries on outstanding principal and interest advances.

MSRs at fair value consist of servicing assets related to all existing forward residential mortgage loans transferred to a third party in a transfer that meets the requirements for sale accounting or through the acquisition of the right to service residential mortgage loans that do not relate to our assets. MSRs were $251.1 million at December 31, 2011, an increase of $106.0 million over December 31, 2010, primarily a result of the purchase of two significant servicing portfolios for $102.5 million combined with capitalization of $36.5 million newly created MSRs, partially offset by a $39.0 million decrease in the fair value of our MSRs.

Property and equipment, net is comprised of land, furniture, fixtures, leasehold improvements, computer software, computer hardware, and software in development and other. These assets are stated at cost less accumulated depreciation. Property and equipment, net increased $15.7 million from December 31, 2010 to $24.1 million at December 31, 2011, as we invested in information technology systems to support volume growth in both our Servicing Segment and Originations Segment.

REO, net represents property we acquired as a result of foreclosures on delinquent mortgage loans. REO, net is recorded at estimated fair value, less costs to sell, at the date of foreclosure. Any subsequent operating activity and declines in value are charged to earnings. REO, net was $3.7 million at December 31, 2011, a decrease of $23.6 million from December 31, 2010. This decrease was primarily a result of derecognition of our VIE in December 2011.

Other assets include deferred financing costs, derivative financial instruments, prepaid expenses, loans subject to repurchase rights from Ginnie Mae and equity method investments. Other assets increased $76.8 million from December 31, 2010 to $106.2 million, due to $28.9 million in deposits on pending servicing rights acquisitions that are expected to close in 2012, $35.7 million in loans subject to repurchase rights from Ginnie Mae, $4.5 million in margin call deposits and an acquisition of a 22% investment in ANC Acquisition LLC (“ANC”) for an initial investment of $6.6 million. See “Note 10 to Consolidated Financial Statements—Other Assets.”

Liabilities and Members’ Equity

At December 31, 2011, total liabilities were $1,506.6 million, a $184.2 million decrease from December 31, 2010. The decrease in total liabilities was primarily a result of derecognition of our VIE in December 2011. Upon derecognition of this VIE, we derecognized the related ABS nonrecourse debt, a $496.7 million decrease since

December 31, 2010. This decrease was partially offset by an increase in notes payable of $163.4 million since December 31, 2010 related to the financing of our increased servicing and loan origination activities and the issuance of $34.7 million of additional unsecured senior debt in December 2011, as well as the addition of $44.6 million of excess spread financing also in December 2011.

Included in our payables and accrued liabilities caption on our balance sheet is our reserve for repurchases and indemnifications of $10.0 million and $7.3 million at December 31, 2011 and 2010, respectively. This liability represents our (i) estimate of losses to be incurred on the repurchase of certain loans that we previously sold and (ii) estimate of losses to be incurred for indemnification of losses incurred by purchasers or insurers with respect to loans that we sold. Certain sale contracts include provisions requiring us to repurchase a loan or indemnify the purchaser or insurer for losses if a borrower fails to make certain initial loan payments due to the acquirer or if the accompanying mortgage loan fails to meet certain customary representations and warranties. These representations and warranties are made to the loan purchasers or insurers about various characteristics of the loans, such as the manner of origination, the nature and extent of underwriting standards applied and the types of documentation being provided and typically are in place for the life of the loan. Although the representations and warranties are in place for the life of the loan, we believe that most repurchase requests occur within the first five years of the loan. In the event of a breach of the representations and warranties, we may be required to either repurchase the loan or indemnify the purchaser for losses it sustains on the loan. In addition, an investor may request that we refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. We record a provision for estimated repurchases, loss indemnification and premium recapture on loans sold, which is charged to gain (loss) on mortgage loans held for sale.

The activity of our outstanding repurchase reserves were as follows for the periods indicated.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Repurchase reserves, beginning of period	$7,321	$3,648	$3,965
Additions	5,534	4,649	820
Charge-offs	(2,829)	(976)	(1,137)

Repurchase reserves, end of period	$10,026	$7,321	$3,648

The following table summarizes the changes in UPB and loan count related to unresolved repurchase and indemnification requests for the periods indicated.

	Year Ended December 31,
	2011		2010		2009
	UPB	Count	UPB	Count	UPB	Count
	(in millions, except count)
Beginning balance	$4.3	21	$1.3	8	$0.3	3
Repurchases & indemnifications	(6.9)	(37)	(1.9)	(8)	(2.7)	(17)
Claims initiated	32.4	154	10.8	53	4.6	28
Rescinded	(16.9)	(77)	(5.9)	(32)	(0.9)	(6)

Ending balance	$12.9	61	$4.3	21	$1.3	8

The following table details our loan sales by period.

	Year Ended December 31,
	2011		2010		2009		2008		Total
	(in billions, except count)
	$	Count	$	Count	$	Count	$	Count	$	Count
Loan sales	$3.3	16,629	$2.6	13,090	$1.0	5,344	$0.5	3,412	$7.4	38,475

We increase the reserve by applying an estimated loss factor to the principal balance of loan sales. Secondarily, the reserve may be increased based on outstanding claims received. We have observed an increase in repurchase requests in each of the last three years. We believe that because of the increase in our loan originations since 2008, repurchase requests are likely to increase. Should home values continue to decrease, our realized loan losses from loan repurchases and indemnifications may increase as well. As such, our reserve for repurchases may increase beyond our current expectations. While the ultimate amount of repurchases and premium recapture is an estimate, we consider the liability to be adequate at each balance sheet date.

At December 31, 2011, outstanding members’ equity was $281.3 million, a $24.9 million increase from December 31, 2010, which is primarily attributable to our net income of $20.9 million in 2011 and $14.8 million in share-based compensation, partially offset by $4.3 million distributions to parent and $5.3 million in tax related share based settlements of units by members.

Recent Accounting Developments

Accounting Standards Update No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements (Update No. 2011-03). Update No. 2011-03 is intended to improve the accounting and reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This amendment removes the criterion pertaining to an exchange of collateral such that it should not be a determining factor in assessing effective control, including (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in the update. The amendments in this update will be effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-03 is not expected to have a material impact on our financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (Update No. 2011-04). Update No. 2011-04 is intended to provide common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRS”). The changes required in this update include changing the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this update are to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-04 is not expected to have a material impact on our financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (Update No. 2011-05). Update No. 2011-05 is intended to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Update No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and now requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this update are to be applied retrospectively and are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-05 is not expected to have a material impact on our financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No 2011-05 (Update No. 2011-12). Update 2011-12 is intended to temporarily defer the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income as required by Update

No. 2011-05. All other requirements in Update 2011-05 are not affected by this update. This update does not change the requirement to present reclassifications adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements (Update 2011-05). The amendments in this update are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-12 is not expected to have a material impact on our financial condition liquidity or results of operations.

Liquidity and Capital Resources

Liquidity measures our ability to meet potential cash requirements, including the funding of servicing advances, the payment of operating expenses, the originations of loans and the repayment of borrowings. Our cash balance increased from $21.2 million as of December 31, 2010 to $62.4 million as of December 31, 2011, primarily due to cash inflows in our financing activities, partially offset by cash outflows from operating and investing activities. Our cash balance decreased from $41.6 million as of December 31, 2009 to $21.2 million as of December 31, 2010, primarily due to greater cash outflows from our financing activities to repay our outstanding debt facilities.

We grew our servicing portfolio from $33.7 billion in UPB as of December 31, 2009 to $106.6 billion in UPB as of December 31, 2011 (including $7.8 billion of servicing under contract). We shifted our strategy after 2007 to leverage our industry-leading servicing capabilities and capitalize on the opportunities to grow our originations platform which has led to the strengthening of our liquidity position. As a part of our shift in strategy, we ceased originating non-prime loans in 2007, and new originations have been focused on loans that are eligible to be sold to GSEs. Since 2008, substantially all originated loans have either been sold or are pending sale.

As part of the normal course of our business, we borrow money periodically to fund servicing advances and loan originations. The loans we originate are financed through several warehouse lines on a short-term basis. We typically hold the loans for approximately 30 days and then sell the loans or place them in government securitizations and repay the borrowings under the warehouse lines. We rely upon several counterparties to provide us with financing facilities to fund a portion of our servicing advances and to fund our loan originations on a short-term basis. Our ability to fund current operations depends upon our ability to secure these types of short-term financings on acceptable terms and to renew or replace the financings as they expire.

In March 2010, we completed the offering of $250.0 million of senior notes, which were issued with an issue discount of $7.0 million for net cash proceeds of $243.0 million, with a maturity date of April 2015. In December 2011, we completed an additional offering of $35.0 million of senior notes. The additional offering was issued with an issue discount of $0.3 million for net cash proceeds of $34.7 million, with a maturity date of April 2015. Under the terms of these senior notes, we pay interest semi-annually to the note holders at an interest rate of 10.875%.

In March 2012, our Parent completed an initial public offering. The net proceeds after the underwriting discounts and commission and fees and expenses amounted to approximately $247.1 million. We intend to use the net proceeds from the initial public offering for working capital and other general corporate purposes, including servicing acquisitions.

At this time, we see no material negative trends that we believe would affect our access to long-term borrowings, short-term borrowings or bank credit lines sufficient to maintain our current operations, or would likely cause us to cease to be in compliance with any applicable covenants in our indebtedness or that would inhibit our ability to fund operations and capital commitments for the next 12 months.

Our primary sources of funds for liquidity include: (i) lines of credit, other secured borrowings and the senior notes; (ii) servicing fees and ancillary fees; (iii) payments received from sale or securitization of loans; and (iv) payments received from mortgage loans held for sale.

Our primary uses of funds for liquidity include: (i) funding of servicing advances; (ii) originations of loans; (iii) payment of interest expenses; (iv) payment of operating expenses; (v) repayment of borrowings; and (vi) payments for acquisitions of MSRs.

Our servicing agreements impose on us various rights and obligations that affect our liquidity. Among the most significant of these obligations is the requirement that we advance our own funds to meet contractual principal and interest payments for certain investors and to pay taxes, insurance, foreclosure costs and various other items that are required to preserve the assets being serviced. Delinquency rates and prepayment speed affect the size of servicing advance balances. As a result of the agreement we entered into to purchase the servicing rights to certain reverse mortgages from BANA, we will be required to fund payments due to borrowers, which advances are typically greater than advances on forward residential mortgages. These advances are typically recovered upon weekly or monthly reimbursement or from sale in the market.

We intend to continue to seek opportunities to acquire loan servicing portfolios and/or businesses that engage in loan servicing and/or loan originations. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Operating Activities

Our operating activities used ($28.9) million of cash flow for the year ended December 31, 2011 compared to ($101.7) million of cash flow for the same period in the prior year. The decrease in cash used in operating activities of $72.8 million during the 2011 period was primarily due to higher volume sales of residential mortgage loans offset by higher cash outflows for working capital.

The improvement was primarily due to the net effect of the following:

•

$718.6 million improvement in proceeds received from sale of originated loans, which provided $3,339.9 million and $2,621.3 million for the years ending December 31, 2011 and 2010, respectively, partially offset by a $620.6 million increase in cash used to originate loans. Mortgage loans originated and purchased, net of fees, used $3,412.2 million and $2,791.6 million in the years ending December 31, 2011 and 2010, respectively.

•

$74.0 million decrease in cash outflows used for working capital, which used ($21.6) million cash for the year ended December 31, 2011 and provided $52.4 million during the same period in the prior year.

Our operating activities used ($101.7) million and ($83.6) million of cash flow for the years ended December 31, 2010 and 2009, respectively. The decrease of $18.1 million was primarily due to the net effect of the following:

•	Increase of $1,613.9 million attributable to increased proceeds received from sale of loans, offset by decrease in cash attributable to $1,311.1 million increase in originations volume.

•	Decrease in principal payments/prepayments received and other changes in mortgages loans held for sale of $439.2 million.

•	Increase of $136.2 million primarily due to decreased delinquency advances to investors to cover scheduled payments of principal and interest that are required to be remitted to securitization trusts.

•

Increase of $71.0 million attributable to a decrease in net loss period over period, primarily as a result of increased revenues from our higher servicing portfolio and increased volume in loan originations.

Investing Activities

Our investing activities used ($81.9) million and provided $101.2 million and $30.0 million of cash flow for the years ended December 31, 2011, 2010, and 2009, respectively. The $183.1 million decrease in cash flows used by investing activities from the 2010 period to the 2011 period was primarily a result of a $78.7 million increase in total purchases and deposits on MSRs, a $26.9 million cash outflow for the purchase of reverse mortgage servicing rights, combined with a $46.3 million decrease in cash proceeds from sales of REO. Also, in March 2011, we acquired a 22% interest in ANC for an initial investment of $6.6 million. ANC is the parent company of National Real Estate Information Services, LP (“NREIS”), a real estate services company. The increase in cash flows from investing activities from 2009 to 2010 was primarily a result of an increase in cash proceeds from sales of REO and principal payments received and other changes on mortgage loans held for investment, subject to ABS nonrecourse debt.

Financing Activities

Our financing activities provided $152.0 million of cash flow during the year ended December 31, 2011 and used $(20.0) million and provided $85.9 million of cash flow for the years ended December 31, 2010 and 2009, respectively. During the year ended December 31, 2011, we provided $172.0 million more cash as a result of additional borrowings to finance the growth in our servicing and originations business compared to the 2010 period. During the year ended December 31, 2011, we used $58.1 million to repay ABS nonrecourse debt, used $3.5 million for debt financing costs and borrowed an additional $163.4 million from our existing warehouse and debt facilities as we expanded both our servicing and originations platforms. The primary source of financing cash flow during the year ended December 31, 2010 was $243.0 million proceeds from offering the senior notes. During the year ended December 31, 2010, we used $103.5 million to repay ABS nonrecourse debt, used $14.9 million for debt financing costs and used $62.1 million to repay the outstanding notes payable. The increase in cash outflow from financing activities from 2009 to 2010 was primarily a result of repayment of ABS and Legacy Asset nonrecourse debt. We also did not receive any capital contributions from our existing members in 2010, compared to $20.7 million in capital contributions received in 2009. In 2009, we issued nonrecourse debt, which provided $191.3 million in cash.

Contractual Obligations

The table below sets forth our contractual obligations, excluding our legacy asset securitized debt and our excess spread financing, at December 31, 2011:

	2012	2013 to 2014	2015 to 2016	After 2016	Total
	(in thousands)
Unsecured Senior Notes	$—	$—	$285,000	$—	$285,000
Interest expense from Unsecured Senior Notes	31,510	62,848	7,748	—	102,106
MBS Advance Financing Facility	179,904	—	—	—	179,904
Securities Repurchase Facility (2011)	11,774	—	—	—	11,774
2010-ABS Advance Financing Facility	—	219,563	—	—	219,563
2011-Agency Advance Financing Facility	25,011	—	—	—	25,011
MSR Note	5,553	4,627	—	—	10,180
$300 Million Warehouse Facility	—	251,722	—	—	251,722
$175 Million Warehouse Facility	—	46,810	—	—	46,810
$100 Million Warehouse Facility	—	16,047	—	—	16,047
$50 Million Warehouse Facility	7,310	—	—	—	7,310
ASAP+ Short-Term Financing Facility	104,858	—	—	—	104,858
Operating Leases	9,837	17,299	8,109	727	35,972

Total	$375,757	$618,916	$300,857	$727	$1,296,257

In addition to the above contractual obligations, we have also been involved with several securitizations of ABS, which were structured as secured borrowings. These structures resulted in us carrying the securitized loans as mortgages on our consolidated balance sheet and recognizing the asset-backed certificates acquired by third parties as nonrecourse debt. The timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of REO. The outstanding principal balance on our Nonrecourse Debt—Legacy Assets and was $112.5 million, at December 31, 2011. The repayment of our excess spread financing is based on amounts received on the underlying mortgage loans. As such, we have excluded the financing from the table above. The fair value of our excess spread financing was $44.6 million at December 31, 2011.

Description of Certain Indebtedness

Senior Unsecured Notes

On March 26, 2010, we and Nationstar Capital Corporation, as co-issuers, completed a private offering of $250.0 million aggregate principal amount of 10.875% senior notes due 2015, or the “existing notes.” By means of a separate prospectus, we and Nationstar Capital Corporation completed an exchange of $250.0 million aggregate principal amount of 10.875% senior notes due 2015, or the “registered notes,” for an equal principal amount of the existing notes in an offering that was registered under the Securities Act. On December 19, 2011, we and Nationstar Capital Corporation, as co-issuers, completed a further issuance of $35.0 million aggregate principal amount of 10.875% senior notes due 2015 on terms identical to those of the existing senior notes, other than the issue date and offering price. Such notes are subject to the exchange offer described in this prospectus. The aggregate principal amount of outstanding senior notes under this series is $285.0 million.

Interest is payable on the senior notes semi-annually in arrears on April 1 and October 1, starting on October 1, 2010, with interest accruing from March 26, 2010.

We may redeem some or all of the senior notes at any time before April 1, 2013 at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. The make-whole premium is the greater of (i) 1.0% of the then outstanding principal amount of the note or (ii) the sum of (a)(i) the redemption price of the note at April 1, 2013 (such redemption price being set forth in the table below) and (ii) all required interest payments due on the note through April 1, 2013 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the applicable treasury rate plus 50 basis points over (b) the then outstanding principal amount of the note. On or after April 1, 2013, we may also redeem the senior notes, in whole or in part, at the following redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Year	Percentage
2013	105.438%
2014 and thereafter	100.000%

In addition, on or prior to April 1, 2013, we may use the net cash proceeds of one or more equity offerings to redeem up to 35.0% of the principal amount of all senior notes issued at a redemption price equal to 110.875% of the principal amount of the senior notes redeemed plus accrued and unpaid interest.

Upon a “change of control” (as defined in the indenture), we (or a third party) must offer to redeem all of the senior notes for a payment equal to 101% of the senior notes’ principal amount plus accrued and unpaid interest thereon. This offering will not result in a change of control.

The senior notes are guaranteed, jointly and severally, on a senior basis by all of our current and future wholly-owned domestic restricted subsidiaries other than securitization entities and subsidiaries designated as unrestricted subsidiaries. The senior notes are our and the guarantors’ general unsecured obligation and are pari passu in right of payment with all existing and any future senior indebtedness; effectively junior in right of payment to all existing and future senior unsecured indebtedness to the extent of the assets securing such indebtedness; and senior in right of payment to all existing and future subordinated indebtedness.

The indenture governing the senior notes contains certain limitations and restrictions on us and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	issue preferred and disqualified stock;

•	purchase or redeem capital stock;

•	make certain investments;

•	pay dividends or make other payments or loans or transfer property;

•	sell assets;

•	enter into certain types of transactions with affiliates involving consideration in excess of $5.0 million; and

•	sell all or substantially all of the our or a guarantor’s assets or merge with or into another company.

The covenants are subject to important exceptions and qualifications described below.

We and our restricted subsidiaries are prohibited from incurring or issuing additional indebtedness and disqualified stock and its restricted subsidiaries are prohibited from issuing preferred stock unless our corporate indebtedness to tangible net worth ratio for the most recently ended four full fiscal quarters would be less than 1.10 to 1.00 on a pro forma basis and the consolidated leverage ratio for the most recently ended four fiscal quarters would be less than 4.50 to 1.00. In addition, we may, among other things, incur certain working capital credit facilities debt not to exceed $35 million; indebtedness of foreign subsidiaries not to exceed 5% of total assets of foreign subsidiaries; acquired debt so long as we would be permitted to incur at least an additional $1 of indebtedness under the debt ratios; and a general debt basket not to exceed $12.5 million.

Furthermore, we and our restricted subsidiaries are prohibited from purchasing or redeeming capital stock; making certain investments, paying dividends or making other payments or loans or transfers of property, unless we could incur an additional dollar of indebtedness under our debt ratios and such payment is less than 50% of our consolidated net income minus 100% of any loss plus certain other items that increase the size of the payment basket. In addition, we may, among other things, make any payment from the proceeds of a capital contribution or concurrent offering of our equity interests; make stock buy-backs from current and former employees/directors in an amount to not exceed $2.5 million per year, subject to carryover of unused amounts into subsequent years and subject to increase for cash proceeds from certain equity issuances to employees/directors and cash proceeds from key man life insurance; make investments in joint ventures in an amount not to exceed (i) $5 million and (ii) 1.00% of total assets; pay dividends following a public offering up to 6% per annum of the net proceeds received by us; make any other restricted payments up to $17.5 million. Moreover, we may make investments in an amount not to exceed the greater of (i) $30 million and (ii) 1.00% of total assets.

The indenture contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to certain other indebtedness, (iv) certain bankruptcy or insolvency events, (v) material judgments and (vi) invalidity of material guarantees.

Consolidated EBITDA, as defined in the indenture governing the senior notes, is the key financial covenant measure that monitors our ability to undertake investing and financing functions, such as making investments/acquisitions, paying dividends, and incurring additional indebtedness.

The ratios included in the indenture for the senior notes are incurrence based compared to the customary ratio covenants that are often found in credit agreements that require a company to maintain a certain ratio.

The consolidated leverage ratio as defined in the indenture is equal to Corporate Indebtedness, as defined in the indenture, divided by Consolidated EBITDA, and limits our activities as discussed above, if the ratio is equal to or greater than 4.5.

Consolidated EBITDA is computed as follows:

Twelve Months Ended December 31, 2011
(in thousands)
Net income	$20,887
Adjust for:
Impact from consolidation of securitization trusts(1)	1,178
Interest expense from unsecured senior notes	30,464
Depreciation and amortization	4,063
Change in fair value of excess spread financing	3,060
Change in fair value of MSRs(2)	40,016
Exit costs	3,604
Share-based compensation	14,815
Fair value changes on interest rate swap	(298)
Ineffective portion of cash flow hedge	(2,032)
(Gain) loss from asset sales and other than temporary impairment of assets	10,371
Amortization/write-off of deferred financing cost for debt obligations in existence prior to issuance of senior notes	4,098
Servicing resulting from transfers of financial assets	(36,474)
Other	264

Consolidated EBITDA	$94,016

(1)	Represents impact to net income from the consolidation of certain securitization trusts. Net income, as defined in the Indenture, is based on GAAP in effect as of December 31, 2009, and does not include the impact of the consolidation of identified VIEs where we have both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
(2)	Represents change in fair value of MSRs after deconsolidation of the securitization trusts as discussed in note (1) above.

Servicing

Our Servicing Segment’s debt consists of senior notes, advance financing facilities, MSR Note and excess spread financing at fair value.

Advance Financing Facilities

Our advance financing facilities are used to finance our obligations to pay advances as required by our servicing agreements. These servicing agreements may require us to advance certain payments to the owners of the mortgage loans we service, including P&I advances, T&I advances, or legal fees, maintenance and preservation costs, or corporate advances. We draw on one or more of our advance financing facilities periodically throughout the month, as necessary, and we repay any facilities on which we have drawn when advances are recovered through liquidations, prepayments and reimbursement of advances from modifications.

MBS Advance Financing Facility

In September 2009, we entered into our MBS Advance Financing Facility. This facility is maintained with a GSE and currently has a total size of $275.0 million. The interest rate on this facility is based on LIBOR plus a margin of 2.50%, and its stated maturity date is December 2012.

Our MBS Advance Facility is secured by certain servicing advance receivables and is subject to margin calls in the event that the value of our collateral decreases. The facility requires us to comply with various customary operating covenants and performance tests on the underlying receivables related to payment rates and minimum balance. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $179.9 million outstanding.

Securities Repurchase Facility (2011)

In December 2011, we entered into an MRA with a financial services company, which expires in June 2012. The MRA states that we may from time to time transfer to the financial services company eligible securities against the transfer of funds by the financial services company, with a simultaneous agreement by the financial services company to transfer such securities to us at a certain date, or on demand by us, against the transfer of funds from us. Additionally, the financial services company may elect to extend the transfer date for an additional 90 days at mutually agreed upon terms. The interest rate is based on LIBOR plus a margin of 3.50%. As of December 31, 2011, we have pledged our $55.6 million outstanding retained interest in the outstanding nonrecourse debt—legacy assets securitization which was structured as a financing to secure obligations under the MRA. The outstanding balance of this facility at December 31, 2011 was $11.8 million.

2009-ABS Advance Financing Facility

Our 2009-ABS Advance Financing Facility was maintained with a financial services company and, before repayment, had a total size of $350.0 million, comprised of $174.0 million in term notes the balance of which stayed constant and $176.0 million in variable funding notes the balance of which fluctuated with our financing needs. The interest rate on this facility was based on LIBOR, subject to an interest rate swap, and had a weighted average cost of 4.82% during the year ended December 31, 2010. The stated maturity date of this facility was December 2013, twenty-four months after the stated repayment date of December 2011.

Our 2009-ABS Advance Financing Facility was secured by certain servicing advance receivables and was a nonrecourse obligation. The facility required us to comply with various customary operating covenants and performance tests on the underlying receivables related to payment rates and minimum balance. This facility was repaid in October 2011.

2010-ABS Advance Financing Facility

In December 2010, we entered into our 2010-ABS Advance Financing Facility. This facility is maintained with a financial institution, and currently has a total size of $300 million. The interest rate on this facility is based on LIBOR plus a margin of 3.00%, and its stated maturity date is May 2014.

Our 2010-ABS Advance Financing Facility is secured by certain servicing advance receivables and is a nonrecourse obligation. The facility requires us to comply with various customary operating covenants and performance tests on the underlying receivables related to payment rates and minimum balance. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $219.6 million outstanding.

2011-Agency Advance Financing Facility

In October 2011, we entered into our 2011-Agency Advance Financing Facility. This facility is maintained with a financial institution, and currently has a total size of $75 million. The interest rate on this facility is based on LIBOR plus 2.50%, and its stated maturity date is October 2012.

Our 2011-Agency Advance Financing Facility is secured by certain servicing advance receivables and is a nonrecourse obligation. The facility requires us to comply with various customary operating covenants and performance tests on the underlying receivables related to payment rates and minimum balance. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $25.0 million outstanding.

MSR Note

In October 2009, we entered into our MSR Note. This note is maintained with a GSE and had an original aggregate principal amount of $22.2 million. The interest rate on this note is based on LIBOR plus a margin of 2.50%, and its stated maturity date is October 2013.

Our MSR Note was used to finance our acquisition of certain MSRs and is secured by all of our rights, title and interest in the acquired MSRs. The MSR Note requires us to comply with various customary operating covenants, specific covenants, including maintaining a disaster recovery plan and maintaining priority of the lender’s lien, and certain covenants related to the collateral and limitations on the creation of liens on the collateral or assigned servicing compensation. As of December 31, 2011, we were in compliance with all covenants and had an aggregate principal amount of $10.2 million outstanding under the MSR Note.

Excess Spread Financing at Fair Value

We acquired MSRs on a pool of agency residential mortgage loans (the “Portfolio”) on September 30, 2011. In December 2011, we entered into a sale and assignment agreement which is treated as a financing with an indirect wholly owned subsidiary of Newcastle. Fortress, an affiliate of FIF HE Holdings LLC, is Newcastle’s manager. We accounted for this transaction as a financing arrangement, in which we sold to Newcastle the right to receive 65% of the excess cash flow generated from the Portfolio after receipt of a fixed basic servicing fee per loan. The sale price was $43.7 million. We will retain all ancillary income associated with servicing the Portfolio and 35% of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the Portfolio and will provide all servicing and advancing functions. Newcastle will not have prior or ongoing obligations associated with the Portfolio.

Contemporaneous with the above, we entered into a refinanced loan agreement with Newcastle. Should we refinance any loan in the Portfolio, subject to certain limitations, we will be required to transfer the new loan or a replacement loan of similar economic characteristics into the Portfolio. The new or replacement loan will be governed by the same terms set forth in the sale and assignment agreement described above.

We record acquired servicing rights on forward residential mortgages at fair value, with all subsequent changes in fair value recorded as a charge or credit to servicing fee income in the consolidated statement of operations. We estimate the fair value of our forward MSRs and the excess servicing spread financing using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. We elected to measure this financing arrangement at fair value, as permitted under ASC 825, Financial Instruments to more accurately represent the future economic performance of the acquired MSRs and related excess servicing financing. The fair value of the agreement was $44.6 million at December 31, 2011. This financing is nonrecourse to us.

Originations

Our Originations Segment’s debt consists of warehouse facilities and our ASAP+ Short-Term Financing Facility.

Warehouse Facilities

Our warehouse facilities are used to finance our loan originations on a short-term basis. In the ordinary course, we originate mortgage loans on a near-daily basis, and we use a combination of our four warehouse facilities and cash to fund the loans. We agree to transfer to our counterparty certain mortgage loans against the transfer of funds by the counterparty, with a simultaneous agreement by the counterparty to transfer the loans back to us at a date certain, or on demand by us, against the transfer of funds from us. We typically renegotiate our warehouse facilities on an annual basis. See “Industry—Originations Industry Overview.” We sell our newly originated mortgage loans to our counterparty to finance the originations of our mortgage loans and typically repurchase the loans within 30 days of origination when we sell the loans to a GSE or into a government securitization.

$300 Million Warehouse Facility

In July 2006, we entered into our $300 Million Warehouse Facility, and in February 2012, we extended the maturity date of this warehouse facility to February 2013 and decreased the committed amount to $150 million. We herein refer to this facility as our $300 Million Warehouse Facility. This facility is maintained with a financial institution. The interest rate on this facility is based on LIBOR plus a margin of 3.25%.

Our $300 Million Warehouse Facility requires us to comply with various customary operating covenants and specific covenants, including maintaining a minimum tangible net worth of $175.0 million, limitations on transactions with affiliates, maintenance of liquidity of $20 million and the maintenance of additional funding through warehouse loans. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $251.7 million outstanding.

$175 Million Warehouse Facility

In February 2010, we entered into a $75 million warehouse facility and in January 2012, we extended the maturity date of this warehouse facility to January 2013 and increased the committed amount under this warehouse facility to $175 million. We herein refer to this facility as our $175 Million Warehouse Facility. This facility is maintained with a financial institution. The interest rate on this facility is based on LIBOR plus a spread ranging from 1.75% to 2.50%.

Our $175 Million Warehouse Facility requires us to comply with various customary operating covenants and specific covenants, including financial covenants regarding our liquidity ratio of liabilities and warehouse credit to net worth, maintenance of a minimum tangible net worth of $150.0 million, maintenance of additional warehouse facilities and limitations on entering into warehouse facilities with more favorable terms (with respect to the lender) than this facility without also applying those more favorable terms to this facility. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $46.8 million outstanding.

$100 Million Warehouse Facility

In October 2009, we entered into our $100 Million Warehouse Facility, which is maintained with a financial institution. The interest rate on this facility is based on LIBOR plus a margin of 3.50%, and its stated maturity date is January 2013.

Our $100 Million Warehouse Facility requires us to comply with various customary operating covenants and specific covenants, including maintaining additional warehouse facilities, restrictions on the assignment of purchased loans, limits on transactions with affiliates and certain financial covenants, including maintaining a minimum tangible net worth of $150.0 million. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and had an aggregate principal amount of $16.0 million outstanding.

$50 Million Warehouse Facility

In March 2011, we entered into our $50 Million Warehouse Facility and in February 2012, we extended the maturity date of this warehouse facility to February 2013, increased the facility to $100 million, changed the interest rate to LIBOR plus a range of 2.25% to 3.00% which varies based on the underlying collateral, and increased the tangible net worth requirement to $175 million. This facility is maintained with a financial institution. As of December 31, 2011, we were in compliance with all covenants and performance tests under this facility and the outstanding balance was $7.3 million.

ASAP+ Short-Term Financing Facility

In March 2009, we entered into our ASAP+ Short-Term Financing Facility. This facility is maintained with a GSE and currently has a total facility size of $200 million. The interest rate on this facility is based on LIBOR plus a margin of 1.50%, and the agreements executed pursuant to this facility typically have a maturity of up to 45 days.

Our ASAP+ Short-Term Financing Facility is used to finance our loan originations on a short-term basis. Pursuant to these agreements, we agree to transfer to the GSE certain mortgage loans against the transfer of funds by the GSE, with a simultaneous agreement by the counterparty to transfer the loans back to us at a date certain, or on demand by us, against the transfer of funds from us. As of December 31, 2011, we had an aggregate principal amount of $104.9 million outstanding.

Legacy Assets and Other

Legacy Asset Term-Funded Notes

In November 2009, we completed the securitization of mortgage assets and issued approximately $222.4 million of our Legacy Asset Term-Funded Notes. The interest rate is 7.50%, subject to an available funds cap. In conjunction with the securitization, we reclassified our legacy assets as “held for investment” on our consolidated balance sheet and recognize the Legacy Asset Term-Funded Notes as non-recourse debt. We pay the principal and interest on these notes using the cash flows from the underlying legacy assets, which serve as collateral for the debt. As of December 31, 2011, the aggregate UPB of the legacy assets that secure our Legacy Asset Term-Funded Notes was $373.1 million. Monthly cash flows generated from the legacy assets are used to service the debt, which has a final legal maturity of October 2039. As of December 31, 2011, our Legacy Asset Term-Funded Notes had a par amount and carrying value, net of financing costs and unamortized discount of $130.8 million and $112.5 million, respectively.

Variable Interest Entities

We have been the transferor in connection with a number of securitizations or asset-backed financing arrangements, from which we have continuing involvement with the underlying transferred financial assets. We aggregate these securitizations or asset-backed financing arrangements into two groups: (1) securitizations of residential mortgage loans and (2) transfers accounted for as secured borrowings.

On securitizations of residential mortgage loans, our continuing involvement typically includes acting as servicer for the mortgage loans held by the trust and holding beneficial interests in the trust. Our responsibilities as servicer include, among other things, collecting monthly payments, maintaining escrow accounts, providing periodic reports and managing insurance in exchange for a contractually specified servicing fee. The beneficial interests held consist of both subordinate and residual securities that were retained at the time of the securitization. Prior to January 1, 2010, each of these securitization trusts was considered a QSPE, and these trusts were excluded from our consolidated financial statements.

We also maintain various agreements with SPEs, under which we transfer mortgage loans and/or advances on residential mortgage loans in exchange for cash. These SPEs issue debt supported by collections on the transferred mortgage loans and/or advances. These transfers do not qualify for sale treatment because we continue to retain control over the transferred assets. As a result, we account for these transfers as financings and continue to carry the transferred assets and recognize the related liabilities on our consolidated balance sheets. Collections on the mortgage loans and/or advances pledged to the SPEs are used to repay principal and interest and to pay the expenses of the entity. The holders of these beneficial interests issued by these SPEs do not have recourse to us and can only look to the assets of the SPEs themselves for satisfaction of the debt.

Prior to January 1, 2010, we evaluated each SPE for classification as a QSPE. QSPEs were not consolidated in our consolidated financial statements. When a SPE was determined to not be a QSPE, we further evaluated it for classification as a VIE. When a SPE met the definition of a VIE, and when it was determined that we were the primary beneficiary, we included the SPE in our consolidated financial statements.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Effective January 1, 2010, new accounting guidance eliminated the concept of a QSPE and all existing SPEs are now subject to new consolidation guidance. Upon adoption of this new accounting guidance, we identified certain securitization trusts where we, through our affiliates, continued to hold beneficial interests in these trusts. These retained beneficial interests obligate us to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant. In addition, we as master servicer on the related mortgage loans, retain the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE. When it is determined that we have both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, the assets and liabilities of these VIEs are included in our consolidated financial statements. Upon consolidation of these VIEs, we derecognized all previously recognized beneficial interests obtained as part of the securitization, including any retained investment in debt securities, MSRs, and any remaining residual interests. In addition, we recognized the securitized mortgage loans as mortgage loans held for investment, subject to ABS nonrecourse debt, and the related asset-backed certificates (ABS nonrecourse debt) acquired by third parties as ABS nonrecourse debt on our consolidated balance sheet. The net effect of the accounting change on January 1, 2010 members’ equity was an $8.1 million charge to members’ equity.

As a result of market conditions and deteriorating credit performance on these consolidated VIEs, we expect minimal to no future cash flows on the economic residual. Under GAAP, we would be required to provide for additional allowances for loan losses on the securitization collateral as credit performance deteriorated, with no offsetting reduction in the securitization’s debt balances, even though any nonperformance of the assets will ultimately pass through as a reduction of amounts owed to the debt holders, once they are extinguished. Therefore, we would be required to record accounting losses beyond our economic exposure.

To more accurately represent the future economic performance of the securitization collateral and related debt balances, we elected the fair value option provided for by ASC 825-10, Financial Instruments—Overall. This option was applied to all eligible items within the VIE, including mortgage loans held for investment, subject to ABS nonrecourse debt, and the related ABS nonrecourse debt.

Subsequent to this fair value election, we no longer record an allowance for loan loss on mortgage loans held for investment, subject to ABS nonrecourse debt. We continue to record interest income in our consolidated statement of operations on these fair value elected loans until they are placed on a nonaccrual status when they are 90 days or more past due. The fair value adjustment recorded for the mortgage loans held for investment is classified within fair value changes of ABS securitizations in our consolidated statement of operations.

Subsequent to the fair value election for ABS nonrecourse debt, we continue to record interest expense in our consolidated statement of operations on the fair value elected ABS nonrecourse debt. The fair value adjustment recorded for the ABS nonrecourse debt is classified within fair value changes of ABS securitizations in our consolidated statement of operations.

Under the existing pooling and servicing agreements of these securitization trusts, the principal and interest cash flows on the underlying securitized loans are used to service the asset-backed certificates. Accordingly, the timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of REO.

We consolidate the SPEs created for the purpose of issuing debt supported by collections on loans and advances that have been transferred to it as VIEs, and we are the primary beneficiary of these VIEs. We consolidate the assets and liabilities of the VIEs onto our consolidated financial statements.

A summary of the assets and liabilities of our transactions with VIEs included in our consolidated financial statements as of December 31, 2011 is presented in the following table:

	December 31, 2011
	Securitization Trusts	Transfers Accounted for as Secured Borrowings	Total
	(in thousands)
Assets
Restricted cash	$—	$22,316	$22,316
Accounts receivable	—	279,414	279,414
Mortgage loans held for investment, subject to nonrecourse debt	—	237,496	237,496
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	—
Real estate owned	—	3,668	3,668

Total Assets	$—	$542,894	$542,894

Liabilities
Notes payable	$—	$244,574	$244,574
Payables and accrued liabilities	—	977	977
Outstanding servicer advances	—	—	—
Derivative financial instruments, subject to ABS nonrecourse debt	—	112,490	112,490
Nonrecourse debt—Legacy Assets	—	—	—
ABS nonrecourse debt	—	—	—

Total Liabilities	$—	$358,041	$358,041

On December 23, 2011, we sold our remaining variable interest in a securitization trust that has been a consolidated VIE since January 1, 2010. In accordance with ASC 810, Consolidation, we evaluated this securitization trust and determined that we no longer have both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE and this securitization trust was derecognized as of December 23, 2011. Upon derecognition of this VIE, we derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any MSRs on the consolidated balance sheet. Any impact of this derecognition on our consolidated statement of operations was recognized in 2011.

Off Balance Sheet Arrangements

A summary of the outstanding collateral and certificate balances for securitization trusts, including any retained beneficial interests and MSRs, that were not consolidated by us for the periods indicated are presented in the following table.

	December 31,
	2011(1)	2010
	(in thousands)
Total collateral balances	$4,579,142	$4,038,978
Total certificate balances	4,582,598	4,026,844
Total MSRs at fair value	28,635	26,419

(1)	Unconsolidated securitization trusts consist of VIE’s where we have neither the power to direct the activities that most significantly impact the VIE’s economic performance or the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

Derivatives

We enter into IRLCs with prospective borrowers. These commitments are carried at fair value in accordance with ASC 815, Derivatives and Hedging. ASC 815 clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The estimated fair values of IRLCs are based on quoted market values and are recorded in other assets in the consolidated balance sheets. The initial and subsequent changes in the value of IRLCs are a component of gain (loss) on mortgage loans held for sale.

We actively manage the risk profiles of our IRLCs and mortgage loans held for sale on a daily basis. To manage the price risk associated with IRLCs, we enter into forward sales of MBS in an amount equal to the portion of the IRLC expected to close, assuming no change in mortgage interest rates. In addition, to manage the interest rate risk associated with mortgage loans held for sale, we enter into forward sales of MBS to deliver mortgage loan inventory to investors. The estimated fair values of forward sales of MBS and forward sale commitments are based on quoted market values and are recorded as a component of other assets and mortgage loans held for sale, respectively, in the consolidated balance sheets. The initial and subsequent changes in value on forward sales of MBS and forward sale commitments are a component of gain (loss) on mortgage loans held for sale.

Periodically, we enter into interest rate swap agreements to hedge the interest payment on the warehouse debt and securitization of our mortgage loans held for sale. These interest rate swap agreements generally require us to pay a fixed interest rate and receive a variable interest rate based on LIBOR. Unless designated as an accounting hedge, we record losses on interest rate swaps as a component of gain/(loss) on interest rate swaps and caps in our consolidated statements of operations. Unrealized losses on undesignated interest rate derivatives are separately disclosed under operating activities in the consolidated statements of cash flows.

On October 1, 2010, we designated an existing interest rate swap as a cash flow hedge against outstanding floating rate financing associated with the Nationstar Mortgage Advance Receivables Trust 2009-ABS Advance Financing Facility financing. This interest rate swap was a cash flow hedge under ASC 815 and was recorded at fair value on our consolidated balance sheet, with any changes in fair value being recorded as an adjustment to other comprehensive income. To qualify as a cash flow hedge, the hedge must be highly effective at reducing the risk associated with the exposure being hedged and must be formally designated at hedge inception. We consider a hedge to be highly effective if the change in fair value of the derivative hedging instrument is within 80% to 125% of the opposite change in the fair value of the hedged item attributable to the hedged risk. Ineffective portions of the cash flow hedge are reflected in earnings as they occur as a component of interest expense. In conjunction with the October 2011 amendment to the 2010-ABS Advance Financing Facility, we paid off our 2009-ABS Advance Financing Facility and transferred the related collateral to the 2010-ABS Advance Financing Facility. Concurrently with the repayment of 2009-ABS Advance Financing Facility we de-designated the underlying interest rate swap on the 2009-ABS Advance Financing Facility. The interest rate swap associated with the 2010-ABS Advance Financing Facility served as an economic hedge for the remainder of 2011.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a variety of market risks which include interest rate risk, consumer credit risk and counterparty credit risk.

Interest Rate Risk

Changes in interest rates affect our operations primarily as follows:

Servicing Segment

•	an increase in interest rates would increase our costs of servicing our outstanding debt, including our ability to finance servicing advances;

•	a decrease (increase) in interest rates would generally increase (decrease) prepayment rates and may require us to report a decrease (increase) in the value of our MSRs;

•	a change in prevailing interest rates could impact our earnings from our custodial deposit accounts; and

•

an increase in interest rates could generate an increase in delinquency, default and foreclosure rates resulting in an increase in both operating expenses and interest expense and could cause a reduction in the value of our assets.

Originations Segment

•

a substantial and sustained increase in prevailing interest rates could adversely affect our loan originations volume because refinancing an existing loan would be less attractive and qualifying for a loan may be more difficult; and

•	an increase in interest rates would increase our costs of servicing our outstanding debt, including our ability to finance loan originations;

We actively manage the risk profiles of IRLCs and mortgage loans held for sale on a daily basis and enter into forward sales of MBS in an amount equal to the portion of the IRLC expected to close, assuming no change in mortgage interest rates. In addition, to manage the interest rate risk associated with mortgage loans held for sale, we enter into forward sales of MBS to deliver mortgage loan inventory to investors.

Consumer Credit Risk

We sell our loans on a non-recourse basis. We also provide representations and warranties to purchasers and insurers of the loans sold that typically are in place for the life of the loan. In the event of a breach of these representations and warranties, we may be required to repurchase a mortgage loan or indemnify the purchaser, and any subsequent loss on the mortgage loan may be borne by us. If there is no breach of a representation and warranty provision, we have no obligation to repurchase the loan or indemnify the investor against loss. The outstanding UPB of loans sold by us represents the maximum potential exposure related to representation and warranty provisions.

We maintain a reserve for losses on loans repurchased or indemnified as a result of breaches of representations and warranties on our sold loans. Our estimate is based on our most recent data regarding loan repurchases and indemnity payments, actual credit losses on repurchased loans, recovery history, among other factors. Our assumptions are affected by factors both internal and external in nature. Internal factors include, among other things, level of loan sales, as well as to whom the loans are sold, the expectation of credit loss on repurchases and indemnifications, our success rate at appealing repurchase demands and our ability to recover any losses from third parties. External factors that may affect our estimate includes, among other things, the overall economic condition in the housing market, the economic condition of borrowers, the political environment at investor agencies and the overall U.S. and world economy. Many of the factors are beyond our control and may lead to judgments that are susceptible to change.

Counterparty Credit Risk

We are exposed to counterparty credit risk in the event of non-performance by counterparties to various agreements. We monitor the credit ratings of our counterparties and do not anticipate losses due to counterparty non-performance.

Sensitivity Analysis

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on fair values based on hypothetical changes (increases and decreases) in interest rates.

We use a duration-based model in determining the impact of interest rate shifts on our loan portfolio, certain other interest-bearing liabilities measured at fair value and interest rate derivatives portfolios. The primary assumption used in these models is that an increase or decrease in the benchmark interest rate produces a parallel shift in the yield curve across all maturities.

We utilize a discounted cash flow analysis to determine the fair value of MSRs and the impact of parallel interest rate shifts on MSRs. The primary assumptions in this model are prepayment speeds, market discount rates and cost to service. However, this analysis ignores the impact of interest rate changes on certain material variables, such as the benefit or detriment on the value of future loan originations, non-parallel shifts in the spread relationships between MBS, swaps and U.S. Treasury rates and changes in primary and secondary mortgage market spreads. For mortgage loans, IRLCs and forward delivery commitments on MBS, we rely on a model in determining the impact of interest rate shifts. In addition, for IRLCs, the borrower’s propensity to close their mortgage loans under the commitment is used as a primary assumption.

Our total market risk is influenced by a wide variety of factors including market volatility and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

We used December 31, 2011 market rates on our instruments to perform the sensitivity analysis. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves. These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in fair value may not be linear.

The following table summarizes the estimated change in the fair value of our assets and liabilities sensitive to interest rates as of December 31, 2011 given hypothetical instantaneous parallel shifts in the yield curve:

	Change in Fair Value
	Down 25 bps	Up 25 bps
	(in thousands)
Increase (decrease) in assets
Mortgage loans held for sale	$3,442	$(4,213)
Mortgage servicing rights	(5,512)	6,202
Other assets (derivatives)
IRLCs	1,584	(2,592)

Total change in assets	(486)	(603)
Increase (decrease) in liabilities
Derivative financial instruments
Interest rate swaps and caps	1,562	(942)
Forward MBS trades	5,416	(6,669)
Excess spread financing	(253)	330

Total change in liabilities	6,725	(7,281)

Total, net change	$(7,211)	$6,678

GLOSSARY OF INDUSTRY AND OTHER TERMS

Adjustable Rate Mortgage. A mortgage loan where the interest rate on the loan adjusts periodically based on a specified index and margin agreed to at the time the loan is originated.

Agency and Government Conforming Loan. A mortgage loan that meets all requirements (loan type, maximum amount, LTV ratio and credit quality) for purchase by Fannie Mae, Freddie Mac or FHA (as defined below).

Basic Servicing Fee. The servicing fee paid in an excess MSR arrangement to a servicer in exchange for the provision of servicing functions on a portfolio of mortgage loans, after which the servicer and the co-investment partner share the excess fees on a pro rata basis.

Compensating Interest. Money paid to the owner of a mortgage loan or pool of mortgage loans on a monthly basis (typically by the servicer from its own funds) to compensate the owner of the mortgage loan for interest shortfalls caused by intra-month prepayments.

Consumer Direct Retail Originations. A type of mortgage loan origination pursuant to which a lender markets refinancing and purchase money mortgage loans directly to selected consumers through telephone call centers or the Internet.

Conventional Mortgage Loans. A mortgage loan that is not guaranteed or insured by the FHA, the VA (as defined below) or any other government agency. Although a conventional loan is not insured or guaranteed by the government, it can still follow the guidelines of GSEs (as defined below).

Corporate Advance. A servicing advance to pay costs and expenses incurred in foreclosing upon, preserving and selling REO, including attorneys’ and other professional fees and expenses incurred in connection with foreclosure and liquidation or other legal proceedings arising in the course of servicing the mortgage loans.

Credit-Sensitive Loan. A mortgage loan with certain characteristics such as low borrower credit quality, relaxed original underwriting standards and high LTV, which we believe indicates that the mortgage loan presents an elevated credit risk.

Delinquent Loan. A mortgage loan that is 30 or more days past due from its scheduled due date.

Department of Veterans Affairs (“VA”). The VA is a cabinet-level department of the U.S. federal government, which guarantees certain home loans for qualified borrowers.

Distributed Retail Originations. A type of mortgage loan origination pursuant to which a lender markets primarily purchase money mortgage loans directly to consumers from local branches.

Excess Fees. In an excess MSR arrangement, the servicing fee cash flows on a portfolio of mortgage loans after payment of the basic servicing fee.

Excess MSRs. MSRs with a co-investment partner pursuant to which the servicer receives a basic servicing fee and the servicer and co-investment partner share the excess fees. This co-investment strategy reduces the required upfront capital from the servicer.

Fannie Mae. The Federal National Mortgage Association, a federally chartered association that buys mortgage loans from lenders and resells them as securities in the secondary mortgage market.

Federal Housing Administration (“FHA”). The FHA is a U.S. federal government agency within the Department of Housing and Urban Development (“HUD”). It provides mortgage insurance on loans made by FHA-approved lenders in compliance with FHA guidelines throughout the United States.

Float Income. Interest income earned by a servicer on (i) funds collected from borrowers during the period of time between receipt of the funds and the remittance of the funds to investors and (ii) funds collected from borrowers for the payment of taxes and insurance, where applicable.

Freddie Mac. The Federal Home Loan Mortgage Corporation, a federally chartered corporation that buys mortgage loans from lenders and resells them as securities in the secondary mortgage market.

Ginnie Mae. The Government National Mortgage Association, a wholly-owned U.S. federal government corporation that is an agency of the Department of Housing and Urban Development. The main focus of Ginnie Mae is to ensure liquidity for U.S. federal government-insured mortgages including those insured by the FHA. Ginnie Mae guarantees to investors who purchase MBS the timely payment of principal and interest. Ginnie Mae securities are the only MBS to carry the full faith and credit guarantee of the U.S. federal government.

Government-Sponsored Enterprise (“GSE”). Financing corporations established by the U.S. Congress, including Fannie Mae, Freddie Mac and the Federal Home Loan Banks.

High Touch Servicing. A servicing model that is designed to increase borrower repayment performance with a view towards home ownership preservation and to decrease borrower delinquencies and defaults on mortgage portfolios. This model emphasizes a focus on loss mitigation and frequent interactions with borrowers—via telephone, mail, electronic communications and other personal contact methods.

Home Affordable Modification Program (“HAMP”). A U.S. federal government program designed to help eligible homeowners avoid foreclosure through mortgage loan modifications. Participating servicers may be entitled to receive financial incentives in connection with loan modifications they enter into with eligible borrowers and subsequent success fees to the extent that a borrower remains current in any agreed upon loan modification.

Home Affordable Refinance Program (“HARP”). A U.S. federal government program designed to help eligible homeowners refinance their existing mortgage loans. The mortgage must be owned or guaranteed by a GSE, and applicants must be up-to-date on their mortgage payments but unable to obtain refinancing because the value of their homes has declined.

Independent Loan Servicer. A loan servicer that is not affiliated with a depository institution.

Loan Modification. Temporary or permanent modifications, including re-modifications, to the terms and conditions of a borrower’s original mortgage loan. Loan modifications are usually made to loans that are in default, or in imminent danger of defaulting.

Loan-to-Value Ratio (“LTV”). The UPB of a mortgage loan as a percentage of the total appraised value of the property that secures the loan. LTV is one of the key risk factors that originators assess when qualifying borrowers for a mortgage loan. A loan with a low LTV is seen as less of a credit risk than a loan with a high LTV. An LTV over 100% indicates that the UPB of the mortgage loan exceeds the value of the property.

Loss Mitigation. The range of servicing activities designed by a servicer to minimize the losses suffered by the owner of a mortgage loan in connection with a borrower default. Loss mitigation techniques include short-sales, deed-in-lieu of foreclosures and loan modifications, among other options.

Making Home Affordable Plan (“MHA”). Also known as the President of the United States’ Homeowner Affordability and Stability Plan. A U.S. federal government program designed to help eligible homeowners avoid foreclosure and keep their homes by refinancing their existing mortgages. MHA loans are available to eligible homeowners with LTVs ratios of up to 125%.

Mortgage Servicing Right (“MSR”). The right to service a loan or pool of loans and to receive a servicing fee. MSRs may be bought and sold, resulting in the transfer of loan servicing obligations.

Non-Conforming Mortgage Loan. A mortgage loan that does not meet the standards of eligibility for purchase or securitization by Fannie Mae, Freddie Mac or Ginnie Mae.

Non-Recoverable Advance. A servicing advance made by a servicer, which will not ultimately be recoverable by the servicer from funds received upon liquidation of the underlying property of the mortgage loan.

Originations. The process through which a lender provides a mortgage loan to a borrower.

P&I Advance. A servicing advance to cover scheduled payments of principal and interest that have not been timely paid by borrowers. P&I Advances serve to ensure the cash flows paid to holders of securities issued by the residential MBS trust.

Prepayment Speed. The rate at which mortgage prepayments occur or are projected to occur. The statistic is calculated on an annualized basis and expressed as a percentage of the outstanding principal balance.

Primary Servicer. The servicer that owns the right to service a mortgage loan or pool of mortgage loans. This differs from a subservicer, which has a contractual right with the primary servicer to service a mortgage loan or pool of mortgage loans in exchange for a subservicing fee.

Prime Mortgage Loan. Generally, a high-quality mortgage loan that meets the underwriting standards set by Fannie Mae, Freddie Mac and Ginnie Mae and is eligible for purchase or securitization in the secondary mortgage market. Conventional mortgage loans generally have lower default risk and are made to borrowers with good credit records and a monthly income at least three to four times greater than their monthly housing expenses (mortgage payments plus taxes and other debt payments). Mortgages not classified as conventional mortgages are generally called either jumbo prime, non-prime or Alt-A.

Real Estate Owned (“REO”). Property acquired by the servicer on behalf of the owner of a mortgage loan or pool of mortgage loans, usually through foreclosure or a deed-in-lieu of foreclosure on a defaulted loan. The servicer or a third party real estate management firm is responsible for selling the REO. Net proceeds of the sale are returned to the owner of the related loan or loans. In most cases, the sale of REO does not generate enough to pay off the balance of the loan underlying the REO, causing a loss to the owner of the related mortgage loan.

Recapture Rate. For refinance eligible portfolios, the ratio of the UPB of loans re-originated to the UPB of the loans voluntarily paid off by the borrowers over a defined measurement period. The present calculation of the denominator includes borrowers who may have paid off their mortgage by any means including selling their house.

Re-origination. The process of actively working with existing borrowers to refinance their mortgage loans. By re-originating loans for existing borrowers, we retain the servicing rights, thereby extending the longevity of the servicing cash flows.

Residential Mortgage-Backed Security (“RMBS”). A fixed income security backed by pools of residential mortgages.

Servicing. The performance of contractually specified administrative functions with respect to a mortgage loan or pool of mortgage loans. Duties of a servicer typically include, among other things, collecting monthly payments, maintaining escrow accounts, providing periodic reports and managing insurance. A servicer is generally compensated with a specific fee outlined in the contract established prior to the commencement of the servicing activities.

Servicing Advance. In the course of servicing loans, servicers are required to make servicing advances that are reimbursable from collections on the related mortgage loan. There are typically three types of servicing advances: P&I Advances, T&I Advances and Corporate Advances. Servicing advances are reimbursed to the servicer if and when the borrower makes a payment on the underlying mortgage loan or upon liquidation of the underlying mortgage loan. The types of servicing advances that a servicer must make are set forth in its servicing agreement with the owner of the mortgage loan or pool of mortgage loans.

Servicing Advance Facility. A secured financing facility backed by a pool of mortgage servicing advance receivables made by a servicer to the owner of a mortgage loan or pool of mortgage loans.

Special Servicers. Special servicers are responsible for enhancing recoveries on delinquent loans and REO assets. Loans are transferred to a special servicer based on predetermined delinquency or other performance measures.

Subservicing. Subservicing is the process of outsourcing the duties of the primary servicer to a third party servicer. The third party servicer performs the servicing responsibilities for a fee and is typically not responsible for making servicing advances.

T&I Advance. A servicing advance to pay specified expenses associated with the preservation of a mortgaged property or the liquidation of defaulted mortgage loans, including but not limited to property taxes, insurance premiums or other property-related expenses that have not been timely paid by borrowers in order for the lien holder to maintain their interest in the property.

Unpaid Principal Balance (“UPB”). The amount of principal outstanding on a mortgage loan or a pool of mortgage loans. UPB is used as a means of estimating the future revenue stream for a servicer.

Warehouse Facility. A type of facility used to finance mortgage loan originations. Pursuant to a warehouse facility, a loan originator typically agrees to transfer to a counterparty certain mortgage loans against the transfer of funds by the counterparty, with a simultaneous agreement by the counterparty to transfer the loans back to the originator at a date certain, or on demand, against the transfer of funds from the originator.

Wholesale Originations. A type of mortgage loan origination pursuant to which a lender acquires refinancing and purchase money mortgage loans from third party mortgage brokers or correspondent lenders.

INDUSTRY

We conduct our business in the residential mortgage industry in the United States. We participate in two distinct, but related, sectors of the mortgage industry: residential mortgage loan servicing, which includes primary servicing and subservicing, and residential mortgage loan originations.

Servicing Industry Overview

According to Inside Mortgage Finance, there were approximately $10.3 trillion in residential mortgage loans outstanding in the United States as of December 31, 2011. Each mortgage loan must be serviced by a loan servicer. Primary servicers, which are loan servicers that own the MSRs they service, generally earn a contractual per loan fee of 25 to 50 basis points per annum on the UPB of loans serviced, as well as incentive fees and associated ancillary fees, such as late fees. Subservicers, which are loan servicers that service loans on behalf of other MSR or mortgage owners, generally receive a contractual per loan fee the equivalent of between 5 to 45 basis points per annum on the UPB of loans serviced. Consequently, a loan servicer can create value for both itself and the mortgage owner and, in the case of a subservicing arrangement, for the owner of the MSRs, by increasing the number of borrowers that remain current in their repayment obligations. Owners may include a lender, third party investor or, in the case of a securitized pool of mortgages, a residential MBS trust.

Loan servicing, including primary servicing and subservicing, predominantly involves the calculation, collection and remittance of principal and interest payments, the administration of mortgage escrow accounts, the collection of insurance claims, the administration of foreclosure procedures, the management of REO and the disbursement of required advances.

In a weak economic and credit environment with elevated delinquencies and defaults, servicing is operationally more challenging and more capital intensive as servicers need to add and train staff to manage the increase in delinquent borrowers. In addition, servicers are generally required to make advances on delinquent mortgage loans for principal and interest payments, taxes, insurance, legal fees and property maintenance fees, all of which are typically recovered upon foreclosure or liquidation. According to CoreLogic, completed foreclosures reached 830,000 in 2011. Furthermore, Fannie Mae estimates that as of December 31, 2010 and September 30, 2011, it had $764 billion and $724 billion of assets, respectively, within its own portfolio with characteristics that we believe make them credit-sensitive.

Mortgage Servicing Functions

Loan servicers play a key role in the residential mortgage market by providing loan servicing functions on behalf of MSR or mortgage owners, including collecting and remitting monthly loan principal and interest payments, taxes and insurance, performing customer service functions and taking active steps to minimize any potential losses associated with borrower delinquencies and defaults.

Primary Servicing

Typically, a primary servicer is contractually obligated to service a mortgage loan in accordance with accepted servicing industry practices as well as applicable regulations and statutes. A primary servicer’s rights and obligations are governed by the pooling and servicing agreement for the underlying loans.

To the extent a borrower does not make a payment, primary servicers are generally required to make advances of principal and interest, taxes, insurance and legal fees until such time as the underlying property is liquidated or the servicer determines that additional advances will not be recoverable from future payments, proceeds or other collections on the mortgage loan. In the event of a foreclosure, primary servicers are entitled to reimbursement of advances from the sale proceeds of the related property, and, if these advances are non-recoverable, from collections on other mortgage loans in the related mortgage pool.

Collection efforts attempt to maximize early contact with late or newly delinquent borrowers, with more focused attention on borrowers of lower credit quality. In addition, primary servicers are responsible for closely managing their collection calls and letter campaigns which are tailored to specific loan products.

Subservicing

A subservicer’s rights and obligations are governed by the subservicing agreement with the third party that owns the related MSRs.

As a result of more timely reimbursement of advances, subservicing is distinct from, and generally requires much less capital than, primary servicing. Subservicers typically are only required to make advances on an intra-month basis. Like primary servicers, in the event of a foreclosure, subservicers are entitled to reimbursement of monthly advances from the sale proceeds of the related property or, if these advances are non-recoverable, from collections on co-pooled mortgage loans. Additionally, subservicers are typically entitled to direct monthly reimbursement from the owner of the MSRs of any shortfall between the aggregate amount advanced by the subservicer and the aggregate amount of reimbursement from the sale proceeds of related property or from the collections on co-pooled mortgage loans.

As with primary servicers, subservicers attempt to maximize early contact with late or newly delinquent borrowers and must closely manage their product-tailored collection calls and letter campaigns.

Loan Servicing Landscape

The Traditional Bank Servicing Model

The majority of loan servicing in the United States is performed by the nation’s money center banks such as Bank of America, Wells Fargo, JPMorgan Chase and Citigroup, which together serviced over 50% of all outstanding mortgage loans on one-to-four-family residences as of December 31, 2011. These traditional bank servicers primarily service conventional, performing mortgages and are most effective at routine account management of portfolios with low delinquencies that require limited interaction with the borrowers, or so-called front-end activities.

The traditional bank servicer model, which was developed to process simple payments and to minimize costs, functioned well in environments characterized by low delinquencies and defaults, and is best described as “traditional servicing.” In the current environment of elevated delinquencies, foreclosures, liquidation proceedings and REO activity, however, traditional servicers are experiencing higher operating costs, and their performance metrics are declining. According to Calculated Risk, from 2007 through 2010, approximately 3.4 million homes were lost to foreclosure. In addition, based on information from the Mortgage Bankers Association, as of December 31, 2011, approximately 7.7% of mortgages in the United States were in the process of foreclosure or were 90 or more days delinquent, representing approximately 3.7 to 3.9 million mortgages.

At the same time, banks are currently under tremendous pressure to exit or reduce their exposure to the servicing business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements and potentially significant earnings volatility.

The High Touch Servicing Model

In contrast to the traditional bank servicer model, the high touch servicer model emphasizes increased borrower contact in an effort to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows, or so-called back-end activities. In addition to more normalized environments, the high touch servicing model functions well in environments characterized by elevated delinquencies, foreclosures, liquidation proceedings and REO activity. We believe there is a very limited number of servicers such as us that are able to operate both front- and back-end activities effectively in a variety of market environments. Finally, we believe current market opportunities favor and are greatest for servicers of this nature, as compared to traditional, bank-owned servicers.

Servicer Compensation

Loan servicers earn servicing fees through their MSRs and subservicing contracts, as the case may be, and these fees represent the largest source of revenue from loan servicing operations.

Primary Servicer Compensation

By purchasing MSRs, primary servicers generally receive a contractual per loan servicing fee of 25 to 50 basis points per annum on the UPB of the loans serviced. The servicing fees are typically supplemented by incentive fees and ancillary fees. Incentive fees include modification initiation and success fees from the HAMP program and modification or collateral workout related incentives from various pool owners and GSEs. Ancillary fees include late fees, non-sufficient funds fees, convenience fees and interest income earned on loan payments that have been collected but have not yet been remitted to the owner of the mortgage loan.

Primary servicers have additional opportunities to provide value-added services to the owners of the loans they service. These value-added adjacent services include providing services for delinquent loans, managing loans in the foreclosure/REO process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans.

Subservicer Compensation

Under subservicing arrangements, where loan servicers do not pay to acquire MSRs and only have intra-month advancing obligations, the subservicers generally receive a contractual per loan servicing fee the equivalent of between 5 to 45 basis points per annum on the UPB of the loans serviced. As with primary servicers, subservicers typically supplement their subservicing fees through incentive and ancillary fees as well as the provision of adjacent services.

Advances

In the course of servicing delinquent loans, servicers are required to make advances that are reimbursable from collections on the related mortgage loan, or in the event of a non-recoverable advance, from collections on other mortgage loans in the related mortgage pool.

There are generally three types of advances: P&I Advances, T&I Advances and Corporate Advances.

P&I Advances: Advances to cover scheduled payments of principal and interest that have not been timely paid by borrowers. P&I Advances serve to smooth the cash flows paid to holders of securities issued by the residential MBS trust.

T&I Advances: Advances to pay specified expenses associated with the preservation of a mortgaged property or the liquidation of defaulted mortgage loans, including, but not limited to, property taxes, insurance premiums or other property-related expenses that have not been timely paid by borrowers.

Corporate Advances: Advances to pay costs and expenses incurred in loan foreclosure and REO preservation and sale, including attorneys’ and other professional fees and expenses incurred in connection with foreclosure and liquidation or other legal proceedings arising in the course of servicing mortgage loans.

A servicer may decide to stop making P&I Advances prior to liquidation of the mortgage loan if the servicer deems future P&I Advances to be non-recoverable. In this circumstance, T&I Advances and Corporate Advances will likely continue in order to preserve existing value of the mortgage loan and complete the foreclosure and REO sale process.

Servicers of GSE securities are reimbursed by the GSE for their advances upon completion of the foreclosure sale at which point the mortgage loan is repurchased out of the MBS trust by the GSE. Servicers of GSE securities are not responsible for managing REO. Conversely, servicers of non-agency MBS are obligated under the servicing agreement to make advances through liquidation of the related REO.

Advances are non-interest bearing assets. Non-bank servicers typically utilize securitizations or match funded liabilities to finance their advances. The securitizations are generally non-recourse to the servicer, and the advances are financed at a discount to par accounting for the non-interest bearing nature of the asset. Advance rates for securitizations generally range between 70% to 85% depending upon the rating and structure.

In the course of servicing reverse mortgages, servicers are also required to make advances (i) to the borrowers under the mortgage documents; (ii) for property taxes, insurance, field visits, property inspections, legal fees, appraisals, broker price opinions and securing and maintaining the mortgaged property in the event of a foreclosure and subsequent sale; and (iii) of mortgage insurance premiums to HUD. Advances on reverse mortgages are typically greater than advances on forward residential mortgages.

Unlike traditional mortgage borrowers, reverse mortgage borrowers are not required to remit monthly payments of principal and interest to amortize loans or reimburse advances. Borrowers repay advances (with the exception of advances for payment of taxes or insurance) at their discretion. Some borrowers choose to pay down previous advances, but most never make monthly payments. Instead, these advances are reimbursed by the owner of the reverse mortgage securities to the servicer on a weekly or monthly basis or from sale in the market. Servicers are generally responsible for accurately adjusting the interest rates charged for advances made to borrowers.

Industry Dynamics

We believe a number of factors associated with the dislocation in the mortgage industry have led to a supply and demand imbalance in the residential mortgage servicing market, creating a market opportunity for high touch servicers. These factors include:

Elevated delinquencies, defaults, foreclosures and REO

According to CoreLogic, completed foreclosures have increased from 514,000 in 2007 to 830,000 in 2011. The Mortgage Bankers Association forecasts that delinquent loans and loans in foreclosure peaked in early 2010 but will stay elevated for quite some time. Moody’s Analytics projects that home prices will not begin to recover until 2013. In a period of elevated mortgage delinquencies and defaults, servicing becomes operationally more challenging as servicers need to dedicate more resources to manage the higher volume of delinquent borrowers. In the current environment of elevated delinquencies, foreclosures, liquidation proceedings and REO activity, we believe traditional bank servicers will continue to recognize the importance of high touch servicing characterized by a strong emphasis on superior asset performance and loss mitigation expertise, and seek to partner with servicers that they believe can be more effective at minimizing credit losses and maximizing loan performance.

Source: Mortgage Bankers Association, HOPE NOW, CoreLogic, Calculated Risk

Regulatory and legislative factors

We believe banks are currently under tremendous pressure to exit or reduce their exposure to the mortgage servicing business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements and potentially significant earnings volatility. As a result of the severe dislocation in the U.S. housing market and the related fallout, regulatory and legislative attention on the mortgage industry has increased. Numerous legislative and regulatory actions have been proposed, and we believe the following factors will continue to increase compliance costs for the largest servicers and cause many of them to exit or reduce their exposure to the mortgage servicing business.

Increased Capital Requirements	• Pending Basel III standards impose material capital charges for banks holding mortgage servicing assets

Earnings Volatility	• QRM provision in the Dodd-Frank Act requires banks to retain risk on balance sheet

• Mark-to-market exposure creates earnings volatility

• Difficult to hedge variability

“Demonization” of Banking System	• Signed consent orders with the OCC, the Federal Reserve and the FDIC

• Settlement with federal and state agencies

• Negotiations with state Attorneys General

Regulatory Scrutiny & Headline Risk	• Mortgage settlements with RMBS holders

• “Robo-signing” headlines

• Robust loan put-back from GSEs

• Servicing requirements regarding delinquent mortgages

• Modification of servicing compensation related to Fannie Mae and Freddie Mac loans

• New regulations from the recently formed CFPB

• Additional litigation brought by Attorneys General of non-participating states

Additionally, we believe there is a limited number of non-bank servicers such as us who are positioned to capitalize upon these opportunities and provide a high level of service. We believe these factors will continue to drive a separation within the servicing market between front-end and back-end servicing compensation.

Reform of GSEs

On September 7, 2008, FHFA placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in their respective debt and MBS. The U.S. government has expressed interest in reforming and significantly reducing the participation of the GSEs in the residential mortgage market. As a result of their conservatorship and the anticipation of their eventual reduced participation in the residential mortgage market, we believe the GSEs will continue to facilitate servicing transfers to strong, proven servicers with a track record of improving asset performance and mitigating credit losses. We expect these transfers to accelerate as market forces continue to erode portfolio performance. Due to our history of strong asset performance and our long-standing relationships with the GSEs, we believe we are among a very limited number of servicers positioned to acquire additional GSE-controlled servicing.

In addition to the market opportunities that we have identified and we believe will continue to present themselves, numerous government programs and initiatives continue to provide advantages for servicers with loss mitigation expertise. We expect servicers that are flexible and adept at implementing government hardship assistance programs will be rewarded with higher incentive fees and more servicing transfers from the GSEs. In contrast, we expect that, as a part of a recent FHFA initiative, servicers not meeting certain performance benchmarks will be penalized with compensatory fees and potential servicing revocations. We believe these trends favor servicers such as us that have a track record of improving asset performance on the loans they service.

Opportunities under HAMP

In response to the rising level of foreclosures, in February 2009, the U.S. Treasury announced the implementation of HAMP designed to keep borrowers in their homes. HAMP is currently scheduled to expire on December 31, 2013. HAMP provides financial incentives to loan servicers and borrowers to successfully modify qualifying residential mortgages. Under the program, servicers receive an up-front fee of $1,000 for each completed modification and an additional $500 if the loan is current, but are at risk of imminent default while the borrower is in the HAMP trial period, typically a three-month period in which no foreclosure sales can occur and the borrower’s ability to meet the modified loan’s terms and conditions is gauged. Servicers also receive success fees of as much as $1,000 each year for up to three years, which accrue monthly and are paid annually on the anniversary of the month in which the trial period plan was executed. The annual incentives are predicated on the borrower remaining in good standing, meaning that the borrower must not be more than two months delinquent at any time during the year.

Originations Industry Overview

According to Inside Mortgage Finance, total residential mortgage originations in the United States were $1.35 trillion in 2011, a decrease of 17.2% compared to 2010. Of the 2011 originations, approximately 90% were conforming mortgages guaranteed by GSEs, including Fannie Mae and Freddie Mac, or government agencies such as the FHA and the VA. From 2006 to December 31, 2011, the annual aggregate principal balance of newly originated mortgage loans that were either insured or guaranteed by government agencies or sold to GSEs or into government securitizations remained relatively flat at $1.2 trillion.

The U.S. residential mortgage market consists of a primary mortgage market that links borrowers and lenders and a secondary mortgage market that links lenders and investors. In the primary mortgage market, residential mortgage lenders such as mortgage banking companies, commercial banks, savings institutions, credit unions and other financial institutions originate or provide mortgages to borrowers. Lenders obtain liquidity for originations in a variety of ways, including by selling mortgages or mortgage-related securities into the secondary mortgage market. Banks that originate mortgage loans also have access to customer deposits to fund their originations business. The secondary mortgage market consists of institutions engaged in buying and selling mortgages in the form of whole loans, which represent mortgages that have not been securitized, and mortgage-related securities. The GSEs and a government agency, Ginnie Mae, participate in the secondary mortgage market by purchasing mortgage loans and mortgage-related securities for investment and by issuing guaranteed mortgage-related securities.

Loan Originations Process

Residential mortgage loans are generally originated through either a direct retail lending channel or a wholesale mortgage brokerage network.

A direct retail lending channel consists of a centralized retail platform and/or distributed retail branches. A centralized retail platform is a telephone based platform with multiple loan officers in one location. Typical loan originations channels for a direct retail lending network include realtors, homebuilders, credit unions, banks, the Internet and refinances from existing servicing portfolios. In a direct lending retail network, the lender controls all loan originations processes, including sourcing the borrower, taking the application and setting the interest rate, ordering the appraisal and underwriting, processing, closing and funding the loan.

Loans sourced by mortgage brokers are funded by the lender and generally closed in the lender’s name. When originating loans through mortgage brokers, the mortgage broker’s role is to identify the applicant, assist in completing the loan application, gather necessary information and documents and serve as the liaison to the borrower through the lending process. The lender reviews and underwrites the application submitted by the mortgage broker, approves or denies the application, sets the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions required by the lender, funds the loan. Because mortgage brokers conduct their own marketing, employ their own personnel to complete the loan applications and maintain contact with the borrowers, mortgage brokers represent an efficient loan originations channel.

The length of time from the origination or purchase of a mortgage loan to its sale or securitization generally ranges from 10 to 60 days, depending on a variety of factors including loan volume, product type, interest rates and capital markets conditions. An important source of capital for the residential mortgage industry is warehouse lending. These facilities provide funding to mortgage loan originators until the loans are sold to investors in the secondary mortgage loan market.

Types of Mortgage Loans

Mortgage loans generally fall into one of the following five categories: prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans, non-prime mortgage loans and prime second-lien mortgage loans.

Prime Conforming Mortgage Loans: These are prime credit quality first-lien mortgage loans (i.e. mortgage loans that, in the event of default, have priority over all other liens or claims) secured by single- family residences that meet or “conform” to the underwriting standards established by Fannie Mae or Freddie Mac for inclusion in their guaranteed mortgage securities programs.

Prime Non-Conforming Mortgage Loans: These are prime credit quality first-lien mortgage loans secured by single-family residences that either (i) do not conform to the underwriting standards established by Fannie Mae or Freddie Mac, because they have original principal amounts exceeding Fannie Mae and Freddie Mac limits, which are commonly referred to as jumbo mortgage loans, or (ii) have alternative documentation requirements and property or credit-related features (e.g., higher LTV or debt-to-income ratios) but are otherwise considered prime credit quality due to other compensating factors.

Government Mortgage Loans: These are first-lien mortgage loans secured by single-family residences that are insured by the FHA or guaranteed by the VA and securitized into Ginnie Mae securities.

Non-prime Mortgage Loans: These are first-lien and certain junior lien mortgage loans secured by single-family residences, made to individuals with credit profiles that do not qualify for a prime loan, have credit-related features that fall outside the parameters of traditional prime mortgage loans or have performance characteristics that otherwise expose us to comparatively higher risk of loss.

Prime Second-Lien Mortgage Loans: These are open- and closed-end mortgage loans (i.e. mortgage loans that do, in the case of an open-end loan, or do not, in the case of a closed-end loan, allow the borrower to increase the amount of the mortgage at a later time) secured by a second or more junior lien on single-family residences, which include home equity mortgage loans.

Due to the significant stress in the residential mortgage industry experienced over the last few years, underwriting standards have improved. Some of these improvements include the elimination or significant reduction of mortgage affordability products such as no income verification loans, limited or no documentation loans, option adjustable rate mortgage loans and non-owner occupied loans. Also, underwriting standards now include higher minimum credit scores and lower maximum LTVs than were acceptable under past lending practices. These improvements in underwriting standards should lead to improved performance.

BUSINESS

Company Overview

We are a leading high touch non-bank residential mortgage servicer with a broad array of servicing capabilities across the residential mortgage product spectrum. We have been the fastest growing mortgage servicer since 2007 as measured by growth in aggregate unpaid principal balance (“UPB”), having grown 70.2% annually on a compounded basis. As of December 31, 2011, we serviced over 645,000 residential mortgage loans with an aggregate UPB of $106.6 billion (including $7.8 billion of servicing under contract), making us the largest high touch non-bank servicer in the United States. Our clients include national and regional banks, government organizations, securitization trusts, private investment funds and other owners of residential mortgage loans and securities.

We attribute our growth to our strong servicer performance and high touch servicing model, which emphasizes borrower interaction to improve loan performance and minimize loan defaults and foreclosures. We believe our exceptional track record as a servicer, coupled with our ability to scale our operations without compromising servicer quality, have enabled us to add new mortgage servicing portfolios with relatively low capital investment. We are a preferred partner of many large financial organizations, including government-sponsored enterprises (“GSEs”) and other regulated institutions that value our strong performance and also place a premium on our entirely U.S.-based servicing operations. We employ over 2,500 people in the United States and are a licensed servicer in all 50 states.

In addition to our core servicing business, we are one of only a few non-bank servicers with a fully integrated loan originations platform and suite of adjacent businesses designed to meet the changing needs of the mortgage industry. Our originations platform complements and enhances our servicing business by allowing us to replenish our servicing portfolio as loans pay off over time, while our adjacent businesses broaden our product offerings by providing mortgage-related services spanning the life cycle of a mortgage loan. We believe our integrated approach, together with the strength and diversity of our servicing operations and our strategies for growing substantial portions of our business with minimal capital outlays (which we refer to as our “capital light” approach), position us to take advantage of the major structural changes currently occurring across the mortgage industry.

Servicing Industry Dynamics

Mortgage servicers provide day-to-day administration and servicing for loans on behalf of mortgage owners and earn revenues based primarily on the UPB of loans serviced. Servicers collect and remit monthly loan principal and interest payments and provide related services in exchange for contractual servicing fees. Servicers also provide special services such as overseeing the resolution of troubled loans. As the mortgage industry continues to struggle with elevated borrower delinquencies, this special servicing function has become a particularly important component of a mortgage servicer’s role and, we believe, a key differentiator among mortgage servicers.

According to Inside Mortgage Finance, there were approximately $10.3 trillion of U.S. residential mortgage loans outstanding as of December 31, 2011. In the aftermath of the U.S. financial crisis, the residential mortgage industry is undergoing major structural changes that affect the way mortgage loans are originated, owned and serviced. These changes have benefited and should continue to significantly benefit non-bank mortgage servicers. Banks currently dominate the residential mortgage servicing industry, servicing over 90% of all residential mortgage loans as of December 31, 2011. Over 50% of all residential mortgage loan servicing is concentrated among just four banks. However, banks are currently under tremendous pressure to exit or reduce their exposure to the mortgage servicing business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements, as well as potentially significant earnings volatility. Furthermore, banks’ mortgage servicing operations, which have historically been oriented towards payment processing, are often ill-equipped to maximize loan performance through high touch servicing.

As a result of these factors and the overall increased demands on servicers by mortgage owners, mortgage servicing is shifting from banks to non-bank servicers. Already, over the last 18 months, banks have completed servicing transfers on $275 billion of mortgage loans. We believe this represents a fundamental change in the mortgage servicing industry and expect the trend to continue at an accelerated rate in the future. Because the mortgage servicing industry is characterized by high barriers to entry, including the need for specialized servicing expertise and sophisticated systems and infrastructure, compliance with GSE and client requirements, compliance with state-by-state licensing requirements and the ability to adapt to regulatory changes at the state and federal levels, we believe we are one of the few mortgage servicers competitively positioned to benefit from the shift.

Our Business

Residential Mortgage Servicing

Our leading residential mortgage servicing business serves a diverse set of clients encompassing a broad range of mortgage loans, including prime and non-prime loans, traditional and reverse mortgage loans, GSE and government agency-insured loans, as well as private-label loans issued by non-government affiliated institutions. We have grown our residential mortgage servicing portfolio from an aggregate UPB of $12.7 billion as of December 31, 2007 to $106.6 billion as of December 31, 2011 (including $7.8 billion of servicing under contract). Since December 2008, we have added over $104 billion in UPB to our servicing platform through approximately 300 separate transfers from 30 different counterparties (excluding $7.8 billion of servicing under contract). This growth has been funded primarily through internally generated cash flows and proceeds from debt financings.

Our performance record stands out when compared to other mortgage servicers:

•	As of December 2011, a GSE ranked us in the top 5 out of over 1,000 approved servicers in foreclosure prevention workouts.

•	In 2011, we were in the top tier of rankings for Federal Housing Administration-(“FHA”) and Housing and Urban Development-approved servicers, with a Tier 1 ranking (out of four possible tiers).

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As of December 31, 2011, our delinquency and default rates on non-prime mortgages we service on behalf of third party investors in asset-backed securities (“ABS”) were each 40% lower than the peer group average.

Our high touch, active servicing approach emphasizes increased borrower contact in an effort to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows for our clients. Where appropriate, we perform loan modifications, often facilitated by government programs such as the Home Affordable Modification Program (“HAMP”), which serve as an effective alternative to foreclosure by keeping borrowers in their homes and bringing them current on their loans. We believe our proven servicing approach and relative outperformance have led large financial institutions, GSEs and government organizations to award major servicing and subservicing contracts to us, often on a repeat basis.

Our systems and infrastructure play a key role in our servicing success. Through careful monitoring and frequent direct communication with borrowers, we are able to quickly identify potential payment problems and work with borrowers to address issues efficiently. To this end, we leverage our proprietary processing, loss mitigation and caller routing systems to implement a single point of contact model for troubled loans that ensures smooth and prompt communication with borrowers, consistent with standards imposed on the largest bank servicers by the Office of the Comptroller of the Currency (the “OCC”), the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). Our core systems are scalable to multiples of our current size.

We service loans as the owner of mortgage servicing rights (“MSRs”), which we refer to as “primary servicing,” and we also service loans on behalf of other MSR or mortgage owners, which we refer to as “subservicing.” As of December 31, 2011, our primary servicing and subservicing portfolios represented 46.4% and 53.6%, respectively, of our total servicing portfolio (excluding $7.8 billion of servicing under contract).

Primary Servicing

Primary servicers act as servicers on behalf of mortgage owners and directly own the MSRs, which represent the contractual right to a stream of cash flows (expressed as a percentage of UPB) in exchange for performing specified mortgage servicing functions and temporarily advancing funds to cover payments on delinquent and defaulted mortgages.

We have grown our primary servicing portfolio to $45.8 billion in UPB as of December 31, 2011 (excluding $7.8 billion of servicing under contract) from $12.7 billion in UPB as of December 31, 2007, representing a compound annual growth rate of 37.8%. We plan to continue growing our primary servicing portfolio principally by acquiring MSRs from banks and other financial institutions under pressure to exit or reduce their exposure to the mortgage servicing business. As the servicing industry paradigm continues to shift from bank to non-bank servicers at an increasing pace, we believe there will be a significant opportunity to increase our market share of the servicing business.

We acquire MSRs on a standalone basis and have also developed an innovative model for investing on a capital light basis by co-investing with financial partners in “excess MSRs.” Excess MSRs are the servicing fee cash flows (“excess fees”) on a portfolio of mortgage loans after payment of a basic servicing fee. In these transactions, we provide all servicing functions in exchange for the basic servicing fee, then share the excess fee with our co-investment partner on a pro rata basis. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future.

Subservicing

Subservicers act on behalf of MSR or mortgage owners that choose to outsource the loan servicing function. In our subservicing portfolio, we earn a contractual fee per loan we service. The loans we subservice often include pools of underperforming mortgage loans requiring high touch servicing capabilities. Many of our recent subservicing transfers have been facilitated by GSEs and other large mortgage owners that are seeking to improve loan performance through servicer upgrades. Subservicing represents another capital light means of growing our servicing business, as subservicing contracts are typically awarded on a no-cost basis and do not require substantial capital.

We have grown our subservicing portfolio to $53.0 billion in UPB as of December 31, 2011 by completing 290 transfers with 26 counterparties since we entered the subservicing business in August 2008. We expect to enter into additional subservicing arrangements as mortgage owners seek to transfer credit stressed loans to high touch subservicers with proven track records and the infrastructure and expertise to improve loan performance.

Adjacent Businesses

We operate or have investments in several adjacent businesses which provide mortgage-related services that are complementary to our servicing and originations businesses. These businesses offer an array of ancillary services, including providing services for delinquent loans, managing loans in the foreclosure/real estate owned (“REO”) process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans. We offer these adjacent services in connection with loans we currently service, as well as on a third party basis in exchange for base and/or incentive fees. In addition to enhancing our core businesses, these adjacent services present an opportunity to increase future earnings with minimal capital investment, including by expanding the services we provide to large banks and other financial institutions seeking to outsource these functions to a third party.

Originations

We are one of only a few non-bank servicers with a fully integrated loan originations platform to complement and enhance our servicing business. In 2011, we originated approximately $3.4 billion of loans, up from $2.8 billion in 2010. We originate primarily conventional agency (GSE) and government-insured residential mortgage loans and, to mitigate risk, typically sell these loans within 30 days while retaining the associated servicing rights.

A key determinant of the profitability of our primary servicing portfolio is the longevity of the servicing cash flows before a loan is repaid or liquidates. Our originations efforts are primarily focused on “re-origination,” which involves actively working with existing borrowers to refinance their mortgage loans. By re-originating loans for existing borrowers, we retain the servicing rights, thereby extending the longevity of the servicing cash flows, which we refer to as “recapture.” We recaptured 35.4% of the loans we service that were refinanced or repaid by the borrower during 2011 and our goal for 2012 is to achieve a recapture rate of over 55%. Because the refinanced loans typically have lower interest rates or lower monthly payments, and, in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio.

With our in-house originations capabilities, we believe we are better protected against declining servicing cash flows as we replace servicing run-off through new loan originations or retain our servicing portfolios through re-origination. In addition, our re-origination strategy allows us to generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market.

Our Strengths

We believe our servicing platform, coupled with our originations and adjacent businesses, position us well for a variety of market environments. The following competitive strengths contribute to our leading market position and differentiate us from our competitors:

Top Performing Preferred Servicing Partner

Through careful monitoring and frequent direct communication with borrowers, our high touch, high-quality servicing model allows us to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows for our clients. In recognition of our performance, as of December 2011, a GSE ranked us in the top 5 out of over 1,000 approved servicers in foreclosure prevention workouts. Our demonstrated ability to achieve strong results and relative outperformance, as well as our entirely U.S.-based servicing operations, have made us a preferred partner of large financial institutions, GSEs and government organizations, which have awarded major servicing and subservicing contracts to us, often on a repeat basis.

Scalable Technology and Infrastructure

Our highly scalable technology and infrastructure have enabled us to manage rapid growth over the past several years while maintaining our high servicing standards and enhancing loan performance. We have made significant investments in loan administration, customer service, compliance and loss mitigation, as well as in employee training and retention. Our staffing, training and performance tracking programs, centralized in the Dallas/Fort Worth, Texas area, have allowed us to expand the size of our servicing team while maintaining high quality standards. With our core systems scalable to multiples of our current size, we believe our infrastructure positions us well to take advantage of structural changes in the mortgage industry. Because the mortgage servicing industry is characterized by high barriers to entry, we also believe we are one of the few mortgage servicers competitively positioned to benefit from existing and future market opportunities.

Track Record of Efficient Capital Deployment

We have an established track record of deploying capital to grow our business. For example, since December 2008, we have effectively used capital from internally generated cash flows and proceeds from debt financings to add over $104 billion in UPB to our servicing platform (excluding $7.8 billion of servicing under contract). In addition, we employ capital light strategies, including our innovative strategy for co-investment in excess MSRs with financial partners as well as subservicing arrangements, to add new mortgage servicing portfolios with relatively low capital investment. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future, while also evaluating subservicing arrangements as mortgage owners seek to transfer credit stressed loans to high touch subservicers in order to improve loan performance. We believe that our experience of efficiently deploying capital for growth puts us in a strong position to manage future growth opportunities.

Attractive Business Model with Strong Recurring Revenues

Banks are under tremendous pressure to exit or reduce their exposure to the mortgage servicing business, and GSEs are looking for strong mortgage servicers as the mortgage industry continues to struggle with elevated borrower delinquencies. As the shift from bank to non-bank servicers accelerates, we believe there will be a significant opportunity for us to achieve growth on attractive terms. Our senior management team has already demonstrated its ability to identify, evaluate and execute servicing portfolio acquisitions. We have developed an attractive business model to grow our business and generate strong, recurring, contractual fee-based revenue with minimal credit risk. These revenue streams provide us with significant capital to grow our business organically.

Integrated Originations Capabilities

As one of only a few non-bank servicers with a fully integrated loan originations platform, we are often able to extend the longevity of our servicing cash flows through loan refinancings. We recaptured 35.4% of the loans we service that were refinanced or repaid by the borrower during 2011 and our goal for 2012 is to achieve a recapture rate of over 55%. Because, in general, refinanced loans subsequently refinance more slowly and default less frequently than many currently outstanding loans, these refinancings also typically improve the overall quality of our primary servicing portfolio. We believe our in-house originations capabilities allow us to generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market.

Strong and Seasoned Management Team

Our senior management team is comprised of experienced mortgage industry executives with a track record of generating financial and operational improvements. Our current Chief Executive Officer has been with us for more than a decade and has managed the company through the most recent economic downturn and through multiple economic cycles. Several members of our management team have held senior positions at other residential mortgage companies. Our senior management team has demonstrated its ability to adapt to changing market conditions and has developed a proven ability to identify, evaluate and execute successful portfolio and platform acquisitions. We believe that the experience of our senior management team and its management philosophy are significant contributors to our operating performance.

Growth Strategies

We expect to drive future growth in the following ways:

Grow Residential Mortgage Servicing

We expect to grow our business primarily by adding to our residential mortgage servicing portfolios through MSR acquisitions and subservicing transfers. Over the last 18 months, banks and other financial institutions have completed a significant number of MSR sales and subservicing transfers, and we expect an even greater number over the next 18 months. We are continuously reviewing, evaluating and, when attractive, pursuing MSR sales and subservicing transfers, and we believe we are well-positioned to compete effectively for these opportunities. We believe our success in this area has been, and will continue to be, driven by our strong servicer performance, as well as by the systems and infrastructure we have implemented to meet specific client requirements.

Pursue Capital Light Servicing Opportunities

We intend to pursue capital light strategies that will allow us to grow our MSR and subservicing portfolios with minimal capital outlays. Within our subservicing portfolio, since August 2008, we have grown our servicing UPB to $53.0 billion with no capital outlays. Many of our recent subservicing transfers have been facilitated by GSEs and other large mortgage owners and we expect to leverage our relationships to complete additional subservicing transfers as mortgage owners seek to transfer credit stressed loans to high touch servicers through subservicing arrangements. Within our MSR portfolio, we have developed an innovative strategy for co-investing on a capital light basis in excess MSRs with financial partners. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future. We anticipate that these capital light strategies will allow us to significantly expand our mortgage servicing portfolio with reduced capital investment.

Expand Originations to Complement Servicing

We also expect our originations platform to play an important role in driving our growth and, in particular, enhancing the profitability of our servicing business. As one of only a few non-bank servicers with a fully integrated loan originations platform, we originate new GSE-eligible and FHA-insured loans for sale into the securitization market and retain the servicing rights associated with those loans. More importantly, we re-originate loans from existing borrowers seeking to take advantage of improved loan terms, thereby extending the longevity of the related servicing cash flows, which increases the profitability and the credit quality of the servicing portfolio. Through our originations platform, we generate additional loan servicing more cost-effectively than MSRs can otherwise be acquired in the open market. Finally, we facilitate borrower access to government programs designed to encourage refinancings of troubled or stressed loans, improving overall loan performance. We believe this full range of abilities makes us a more attractive counterparty to entities seeking to transfer servicing to us, and we expect it to contribute to the growth of our servicing portfolio.

Meet Evolving Needs of the Residential Mortgage Industry

We expect to drive growth across all of our businesses by being a solution provider to a wide range of financial and government organizations as they navigate the structural changes taking place across the mortgage industry. With banks under pressure to reduce their exposure to the mortgage market, with the U.S. government under pressure to address its large mortgage exposure and with weak market conditions contributing to elevated loan delinquencies and defaults, we expect there to be numerous compelling situations requiring our expertise. We believe the greatest opportunities will be available to servicers with the proven track record, scalable infrastructure and range of services that can be applied flexibly to address different organizations’ needs. To position ourselves for these opportunities, since 2010 we have expanded our business development team and hired a dedicated senior executive whose primary role is to identify, evaluate, and enhance acquisition and partnership opportunities across the mortgage industry, including with national and regional banks, mortgage and bond insurers, private investment funds and various government agencies. We have also expanded and enhanced our loan transfer, collections and loss mitigation infrastructure in order to be able to accommodate substantial additional growth. We expect these efforts to position us to be a key participant in the long term restructuring and recovery of the mortgage sector.

Our Operations

Residential Mortgage Servicing

We are a leading high touch non-bank residential mortgage servicer with a broad array of servicing capabilities across the residential mortgage product spectrum. We service loans as the owner of MSRs, which we refer to as “primary servicing,” and we also service loans on behalf of other MSR or mortgage owners, which we refer to as “subservicing.” The servicing portfolio consists of acquired MSRs, subservicing transferred from various third parties and loans originated by our integrated originations platform.

We service these loans using a high touch servicing model designed to improve loan performance and reduce loan defaults and foreclosures. Certain of the loans underlying the MSRs that we own are credit sensitive in nature and the value of these MSRs is more likely to be affected by changes in credit losses than by interest rate movement. The remaining loans underlying our MSRs are prime agency and government conforming residential mortgage loans for which the value of these MSRs is more likely to be affected by interest rate movement than changes in credit losses.

As of December 31, 2011, we serviced over 645,000 residential mortgage loans with an aggregate UPB of $106.6 billion (including $7.8 billion of servicing under contract). As of December 31, 2011, our primary servicing and subservicing portfolios represented 46.4% and 53.6%, respectively, of our total servicing portfolio (excluding $7.8 billion of servicing under contract). The table below indicates the portion of our servicing portfolio that is primary servicing and subservicing, as well as the portion of our primary servicing portfolio that is credit sensitive and interest rate sensitive at and for the periods indicated. Our subservicing portfolio is assumed to be credit sensitive in nature.

	December 31,
	2008	2009	2010	2011
	(in millions)
Servicing Portfolio
Primary Portfolio
Unpaid principal balance (by investor):
Credit Sensitive Loans
GSE/FHA	$10,227	$22,897	$19,675	$26,541
RMBS	9,415	8,390	7,519	6,803

Total Credit Sensitive Loans	19,642	31,287	27,194	33,344
Interest Sensitive Loans-GSE/FHA	1,700	1,584	7,210	12,473

Total Primary Portfolio	21,342	32,871	34,404	45,817
Subservicing Portfolio
Unpaid principal balance (by investor):
Special Servicing	—	793	4,078	9,238
GSE/FHA	—	—	25,694	31,280
RMBS	—	—	—	12,470

Total Subservicing Portfolio	—	793	29,772	52,988
Servicing under contract	—	—	—	7,781

Total Servicing Portfolio	$21,342	$33,664	$64,176	$106,586

	(in thousands)
Summary Financial Data:
Total revenue	$74,601	$100,133	$182,842	$255,476
Net income	14,718	7,502	14,230	22,083

The table below provides detail of the characteristics and key performance metrics of our servicing portfolio at and for the periods indicated.

	December 31,
	2008	2009	2010	2011(2)
	(in millions, except for average loan amount and loan count)
Loan count—servicing	159,336	230,615	389,172	596,011
Ending unpaid principal balance	$21,342	$33,664	$64,176	$98,805
Average unpaid principal balance	$12,775	$25,799	$38,653	$81,491
Average loan amount	$133,943	$145,977	$164,904	$165,788
Average coupon	7.49%	6.76%	5.74%	5.43%
Average FICO credit score	588	644	631	627
60+ delinquent (% of loans)(1)	13.1%	19.9%	17.0%	14.7%
Total prepayment speed (12 month constant pre-payment rate)	16.2%	16.3%	13.3%	13.4%

(1)	Loan delinquency is based on the current contractual due date of the loan. In the case of a completed loan modification, delinquency is based on the modified due date of the loan.
(2)	Characteristics and key performance metrics of our servicing portfolio for the year ended December 31, 2011 exclude approximately $7.8 billion of reverse residential mortgage loans for which we entered into an agreement to acquire the MSRs in December 2011 and closed in January 2012.

Our Servicing Model

Our servicing business produces strong recurring, contractual fee-based revenue with minimal credit risk. Servicing fees are primarily based on the aggregate UPB of the loans serviced and the payment structure varies by loan source and type. For loans that we do not originate, the services we provide and the fees we receive vary depending on our agreement with the owner of the mortgage loan or the owner of the MSR, as the case may be. These include differences in rate of servicing fees as a percentage of UPB and in the structure of advances. For a more detailed description of advances, see “Industry—Servicing Industry Overview.”

Our high touch servicing model emphasizes individual default specialist accountability for loan performance, which we refer to as “credit loss ownership,” and loss mitigation practices to improve loan performance and reduce loan defaults and foreclosures. We seek to ensure that each loan that we service is paid in accordance with its terms. In circumstances where the borrower is, or is at risk of becoming, delinquent or in default, we employ both industry standard and proprietary strategies to work proactively with borrowers in an effort to avoid foreclosure by keeping borrowers in their homes and bringing them current on their loans. We refer to this frequent interaction with borrowers—via phone, Internet, mailings, and personal contact methods—as high touch servicing. Our high touch servicing model and operating culture have proven especially valuable in the current environment characterized by elevated borrower delinquencies.

To ensure a customer-centric focus, we have separate account resolution and foreclosure prevention groups for each type of mortgage owner for which we service loans. We maintain centralized loan administration and default management groups, which provide services to all customers.

We are dedicated to a culture of customer service and credit loss ownership for our servicing employees. We hire recent college graduates and train them in the mortgage servicing business by systematically rotating them through a variety of our business teams. Our new employees initially work on performing loans and loans that are less than 30 days past due. After gaining experience in this environment, we train our employees in the more challenging 60 and 90 day delinquent categories, where we particularly emphasize a culture of ownership and accountability.

To select the best resolution option for a delinquent loan, we perform a structured analysis of all options using information provided by the borrower as well as external data. We use recent broker price opinions, automated valuation models and other methods to value the property. We then determine the option with the best expected outcome for the owner of the mortgage loan. Where appropriate, we perform modifications, often facilitated by government programs such as HAMP. In the current environment, such loan modifications often provide a better outcome for owners of mortgage loans than foreclosure. We believe that our high touch servicing model is more effective in keeping borrowers in their homes and bringing them current on their loans. This is a win-win situation for the owners of mortgage loans or MSRs, as the case may be, as well as for the borrowers that we serve. We conducted over 29,000 loan modifications in 2011 as compared to over 41,000 in 2010. The majority of loans modified were delinquent, although we modified some performing loans proactively under the American Securitization Forum guidelines. Although the most common term modified is the interest rate, some modifications also involve the forbearance or rescheduling of delinquent principal and interest. Of the loans we modified in 2011, over 10,000 were modified pursuant to the Making Home Affordable plan (“MHA”). Under the MHA, we receive an annual financial incentive for up to four years, provided certain conditions are met. At the same time, we forego uncollected late fees incurred in the year of modification for each qualifying loan modification.

The GSEs act as a source of liquidity for the secondary mortgage market and contract with various independent servicers to service their mortgage loan portfolio. In transactions with the GSEs, we are required to follow specific guidelines that impact the way we service and originate mortgage loans including:

•	our staffing levels and other servicing practices;

•	the servicing and ancillary fees that we may charge;

•	our modification standards and procedures; and

•	the amount of advances that are reimbursable.

In December 2009, we entered into a strategic relationship with a GSE, which contemplates, among other things, significant MSRs and subservicing transfers to us upon terms to be determined. Under this arrangement, if certain delivery thresholds have been met, the GSE may require us to establish an operating division or newly created subsidiary with separate, dedicated employees within a specified timeline to service the loans underlying the MSRs or subservice the MSRs underlying the subservicing transfers. After a specified time period, the GSE may purchase the subsidiary at an agreed upon price.

Our Servicing Portfolio

Our servicing portfolio consists of MSRs we retain from loans that we originate; MSRs we acquire from third party investors, including in transactions facilitated by GSEs, such as Fannie Mae and Freddie Mac; and MSRs we manage through subservicing contracts with third party investors. Our loan servicing operations are located in Lewisville, Texas. In October 2011, we entered into an operating sublease agreement for approximately 53,000 square feet of office space in Houston, Texas, which we plan to use as we continue to grow our servicing business.

The loans we service have typically been securitized—meaning that the originator of the loan has pooled the loan together with multiple other loans and then sold securities to third party investors that are secured by loans in the securitization pool. We typically service loans that have been securitized pursuant to one of two arrangements: as a primary servicer or as a subservicer.

Primary Servicing

As a primary servicer, we service loans by purchasing the MSRs from the mortgage owner or retaining the MSRs related to the loans we originate. Pursuant to our servicing arrangements, we generally receive a contractual per loan fee between approximately 25 to 50 basis points annually on the UPB, with a weighted average across our servicing portfolio of approximately 31 basis points.

The servicing fees are typically supplemented by incentive fees and ancillary fees. Incentive fees include modification initiation and success fees from HAMP and modification or collateral workout related incentives from various pool owners and GSEs. Ancillary fees include late fees, non-sufficient funds fees, convenience fees and interest income earned on loan payments that have been collected but have not yet been remitted to the owner of the mortgage loan, or “float.”

In addition to acquiring MSRs on a standalone basis, we have also developed an innovative model for investing on a capital light basis by co-investing with financial partners in excess MSRs. In these transactions, we provide all servicing functions in exchange for the basic servicing fee, then share the excess fee with our co-investment partner on a pro rata basis.

A key determinant of the profitability of our primary servicing portfolio is the longevity of the servicing cash flows before a loan is repaid or liquidates. As one of only a few non-bank servicers with an integrated originations platform, we are often able to extend the longevity of the servicing cash flows through loan refinancings by retaining the servicing rights of the loans we re-originate. Because the refinanced loans typically have lower interest rates or lower monthly payments, and, in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio.

As a primary servicer, we have additional opportunities to provide an array of adjacent services, including providing services for delinquent loans, managing loans in the foreclosure/REO process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans for a base or incentive fee. See “—Adjacent Businesses.”

As of December 31, 2011, our primary servicing portfolio consisted of loans with an aggregate UPB of $45.8 billion, representing 46.4% of our total servicing portfolio (excluding $7.8 billion of servicing under contract). We have grown our primary servicing portfolio to $45.8 billion in UPB as of December 31, 2011 (excluding $7.8 billion of servicing under contract) from $12.7 billion in UPB in 2007, representing a compound annual growth rate of 37.8%.

The charts below illustrate the composition of our primary servicing portfolio by type and product as of December 31, 2011.

As set forth in the chart below, our primary servicing portfolio is diversified with respect to geography. As of December 31, 2011, 56.3% of the aggregate UPB of the loans we service were secured by properties located in the ten largest states by population. Therefore, we are not as susceptible to local and regional real estate price fluctuations as primary servicers whose portfolios are more concentrated in a single state or region.

Subservicing

Alternatively, we may enter into a subservicing agreement with MSR or mortgage owners pursuant to which we agree to service the loans on behalf of such MSR or mortgage owners. Under such subservicing arrangements, where we do not pay to acquire the MSRs and only have intra-month advance obligations, we generally receive a contractual per loan fee the equivalent of between 5 to 45 basis points annually on the UPB.

As with our primary servicing arrangements, we typically supplement our subservicing fees through incentive and ancillary fees as well as the provision of adjacent services. See “—Adjacent Businesses.”

As of December 31, 2011, our subservicing portfolio consisted of loans with an aggregate UPB of $53.0 billion, representing 53.6% of our total servicing portfolio (excluding $7.8 billion of servicing under contract). Since we entered the subservicing business in August 2008, we have grown our subservicing portfolio to $53.0 billion as of December 31, 2011.

The charts below illustrate the composition of our subservicing portfolio by type and product as of December 31, 2011.

As set forth in the chart below, our subservicing portfolio is diversified with respect to geography. As of December 31, 2011, 51.3% of the aggregate UPB of the loans we subservice were secured by properties located in the ten largest states by population. Therefore, we are not as susceptible to local and regional real estate price fluctuations as subservicers whose portfolios are more concentrated in a single state or region.

Adjacent Businesses

We operate or have investments in several adjacent businesses which provide mortgage-related services that are complementary to our servicing and originations businesses. These businesses offer an array of ancillary services, including providing services for delinquent loans, managing loans in the foreclosure/REO process and providing title insurance agency, loan settlement and valuation services on newly originated and re-originated loans. We offer these adjacent services in connection with loans we currently service, as well as on a third party basis in exchange for base and/or incentive fees. In addition to enhancing our core businesses, these adjacent services present an opportunity to increase future earnings with minimal capital investment, including by expanding the services we provide to large banks and other financial institutions seeking to outsource these functions to a third party.

Key Drivers of Profitability

The following key factors drive the amount of profit we generate from our servicing operations.

Aggregate UPB: Servicing fees are usually earned as a percentage of UPB or a per loan amount and growth in the UPB of a portfolio means growth in servicing fees. Additionally, a larger servicing portfolio generates increased ancillary fees and leads to larger custodial balances that generate greater float income. A larger servicing portfolio also drives increases in expenses, including additional interest expense to finance the servicing advances as the size of our portfolio increases.

In addition, servicers of GSE-insured loans collect servicing fees only on performing loans while servicers of non-GSE residential mortgage-backed securities (“MBS”) are entitled to servicing fees on both performing loans and delinquent loans. The servicing fee relating to delinquent loans is accrued and paid from liquidation proceeds ahead of the reimbursement of advances. The aggregate UPB from which we earn fees thus depends partly on the relative number of non-performing GSEs we have in our portfolio. Because our high touch active servicing approach emphasizes increased borrower contact, we believe we can effectively minimize the percentage of such non-performing loans and therefore maximize the UPB from which we earn servicing fees.

Stability and longevity of servicing cash flows: We are able to generate servicing fees by extending the longevity of our serving cash flows. Prepayment speed, which is the measurement of how quickly UPB is reduced, thus significantly affects our profitability. Items reducing UPB include normal monthly principal payments, refinancings, voluntary property sales and involuntary property sales such as foreclosures or short sales. Prepayment speed impacts future servicing fees, fair value of servicing rights, float income, interest expense on advances and compensating interest expense. When prepayment speed increases, our servicing fees decrease faster than projected due to the shortened life of a portfolio. The converse is true when prepayment speed decreases.

Prepayment speed affects our float income as well. Decreased prepayment speed typically leads to our holding lower float balances before remitting payoff collections to the investor and lower float income due to a lower invested balance. Lower prepayments have been associated with higher delinquency rates, higher advance balances and interest expense.

In addition, as one of only a few non-bank servicers with an integrated originations platform, we are often able to extend the longevity of the servicing cash flows through loan refinancings by retaining the servicing rights of the loans we re-originate. Because the refinanced loans typically have lower interest rates or lower monthly payments, and in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio.

Ability to add new servicing business: We seek to increase the size of our servicing portfolio in several ways. We increase our primary servicing portfolio by acquiring MSRs, either on a standalone basis or by co-investing with financial partners in “excess MSRs”. We also grow our subservicing portfolio by entering into additional subservicing arrangements with MSR or mortgage owners.

In addition, we have highly scalable technology and infrastructure, which have enabled us to manage rapid growth over the past several years while maintaining our high servicing standards and enhancing loan performance. We have made significant investments in loan administration, customer service, compliance and loss mitigation, as well as in employee training and retention. In addition, our staffing, training and performance tracking programs, centralized in the Dallas/Fort Worth, Texas area, have allowed us to expand the size of our servicing team while maintaining high quality standards.

Cost of servicing: Our profitability is inversely proportional to our cost of servicing. As a result, we actively manage our servicing costs in order to maximize profitability. However, several factors affect our servicing costs.

Delinquent loans are more expensive to service than performing loans because our cost of servicing is higher and, although credit losses are generally not a concern for our financial results, our advances to investors increase, which results in higher financing costs. Performing loans include those loans that are current or have been delinquent for less than 30 days in accordance with their original terms and those loans on which borrowers are making scheduled payments under loan modifications, forbearance plans or bankruptcy plans. We consider all other loans to be delinquent.

When borrowers are delinquent, the amount of funds that we are required to advance to the owners of the loans on behalf of the borrowers increases. While the collectability of advances is generally not an issue, we do incur significant costs to finance those advances. We intend to utilize both securitization and revolving credit facilities to finance our advances. As a result, increased delinquencies result in increased interest expense.

The cost of servicing delinquent loans is higher than the cost of servicing performing loans primarily because the loss mitigation techniques that we employ to keep borrowers in their homes are more costly than the techniques used in handling a performing loan. When loans are performing, we have limited interaction with the borrowers, and relatively low-cost customer service personnel conduct most of the interaction. Once a loan becomes delinquent, however, we must employ our loss mitigation capabilities to work with the borrower to return the loan to performing status. These procedures involve increased contact with the borrower and the development of forbearance plans, loan modifications or other techniques by highly skilled consultants with higher compensation. On those occasions when loans go into foreclosure, we incur additional costs related to both coordinating the work of local attorneys to represent us in the foreclosure process and employing specialists to service the real estate and manage the sale of those foreclosed properties on behalf of our investors. A significant increase in delinquencies would cause us to increase our activities in these areas resulting in increased operating expenses.

Our high touch servicer model, which seeks to improve loan performance and reduce loan defaults and foreclosures, allows us to minimize the additional costs associated with such defaults and foreclosures.

Capital efficiency: Our ability to use our capital efficiently in managing growth is also a significant driver of our profitability. We employ capital light strategies, including our innovative strategy for co-investment in excess MSRs with financial partners as well as subservicing arrangements, to add new mortgage servicing portfolios with relatively low capital investment. Through December 31, 2011, we added $10 billion of loan servicing through excess MSRs and expect to continue to deploy this co-investment strategy in the future, while also evaluating subservicing arrangements as mortgage owners seek to transfer credit stressed loans to high touch servicers to improve loan performance.

Servicing Organization

The servicing organization is comprised of four primary functional areas as detailed below.

Loan Administration: The loan administration area includes the customer service, payment processing, loan accounting, escrow, taxes and insurance and document administration groups. The customer service group is primarily responsible for handling borrower inquiries including date of last payment, date of next payment due, arranging for a payment, refinance assistance and standard escrow and balance questions. In December 2011, the customer service group managed over 125,000 calls and service inquiries. The payment processing group is responsible for posting borrower payments and managing any payment-related issues. The majority of the borrower payments are posted electronically via our lock-box operation, Western Union, Automated Clearing House or web-based payments. The loan accounting group manages the payoff of loans. The escrow, taxes and insurance group manage all escrow balances and the external vendors we utilize for property insurance and tax tracking. The document administration group manages the lien release process upon the payoff of a loan and the tracking of loan documents for new originations.

Account Resolution: The account resolution group is responsible for early stage collections (borrowers who are 1 to 59 days delinquent). For accounts where payments are past due but not yet delinquent (less than 30 days past due), we use a behavioral scoring methodology to prioritize our borrower calling efforts. The key drivers of behavioral score are payment pattern behavior (i.e., if the borrower historically has made their payment on the 5th of each month and that pattern changes more attention will be paid to the borrower) and updated credit scores. For accounts 31 to 59 days delinquent, default specialists are assigned individual accounts and are charged with making contact with the delinquent borrower to understand the reason for delinquency and attempt to collect a payment or work on an alternative solution. In the account resolution group, we use a combination of predictive dialer technology and account level assignments to contact the borrowers. The primary objective of this group is to reduce delinquency levels.

Foreclosure Prevention: The foreclosure prevention group, commonly referred to in the industry as loss mitigation, is responsible for late stage collections (borrowers who are 60 or more days delinquent). The primary focus of this group is reducing delinquency levels. All accounts in this group are assigned to individual default specialists loss mitigators. The primary role of the default specialist loss mitigator is to contact the borrower and understand the reasons for the borrower’s delinquency and the borrower’s desire and ability to stay in their house. The foreclosure prevention group performs most of our government and other loan modifications.

Default Management: The default management area includes the foreclosure, bankruptcy, REO and claims processing groups. The foreclosure group manages accounts involved in the foreclosure process. In the late stage delinquency status, we will initiate foreclosure proceedings in accordance with state foreclosure timelines.

Accounts in the foreclosure group are assigned to foreclosure specialists based on a state-specific assignment. The primary focus of the foreclosure group is to perform the foreclosure process in accordance with the state timelines. Any account which has filed for bankruptcy is assigned to a bankruptcy specialist who will administer the bankruptcy plan proceedings in accordance with applicable law and in conjunction with an outsourcing firm. The REO group manages properties within the servicing portfolio that have completed the foreclosure process. We use both internal and external resources to manage the disposition of the REO properties. The primary goal of the REO team is to dispose of the property within an acceptable timeframe at the lowest possible loss.

Originations

We are one of only a few non-bank servicers with a fully integrated loan originations platform. We are licensed to originate residential mortgage loans in all the 48 contiguous states plus Alaska and the District of Columbia and have obtained all required federal approvals to originate FHA, Department of Veterans Affairs (“VA”) and conventional loans. We originate primarily conventional agency and government conforming residential mortgage loans, which we either sell to other secondary market participants, referred to as conduits, or securitize through the issuance of Fannie Mae, Freddie Mac or Ginnie Mae bonds. As such, we minimize any credit or interest rate risk by not retaining loans on our balance sheet for more than approximately 30 days beyond funding. As set forth in the table below, originations volumes have increased significantly as we have expanded our conventional market footprint.

	Year Ended December 31,
	2008	2009	2010	2011
	(in millions)
Originations Volume:
Retail	$538	$1,093	$1,608	$2,200
Wholesale	4	386	1,184	1,212

Total Originations	$542	$1,479	$2,792	$3,412

	(in thousands)
Summary Financial Data:
Total revenue	$22,574	$55,593	$84,540	$123,540
Net income (loss)	(7,590)	8,884	662	23,696

We view our originations platform as an important tool to complement and enhance our servicing business. A key determinant of the profitability of our primary servicing portfolio is the longevity of the servicing cash flows before a loan is repaid or liquidates. Our originations efforts are primarily focused on “re-origination,” which involves actively working with existing borrowers to refinance their mortgage loans. Because the refinanced loans typically have lower interest rates or lower monthly payments, and, in general, subsequently refinance more slowly and default less frequently, these refinancings also typically improve the overall quality of our primary servicing portfolio. In addition, our re-origination strategy allows us to generate additional loan servicing more cost-effectively than the MSRs can otherwise be acquired in the open market. Finally, with our in-house originations capabilities, we believe we are better protected against declining servicing cash flows as we replace servicing run-off through new loan originations or retain our servicing portfolios through re-origination. While our originations business is profitable on a standalone basis, we believe its primary value is to stabilize and enhance our loan servicing cash flows.

Our Originations Platform

We originate loans through our Consumer Direct Retail channel and our Wholesale channel. Our largest channel is our Consumer Direct Retail channel, which operates as a centralized call center. Our second largest channel, the Wholesale channel, involves brokers sourcing borrowers for us. In 2011, we reduced the footprint of our traditional retail branch network by closing offices in non-strategic locations (Alabama, Tennessee, Vermont and Massachusetts). Our remaining retail branches in Texas and the Midwest are focused on building our core relationships with builders and realtors. Our strategy enables us to diversify and grow our originations in all interest rate cycles without becoming overly reliant on any single segment of the mortgage loan market.

We originate purchase money loans and refinance existing loans, including those that we service. Our strategy is to mitigate the credit, market and interest rate risk from loan originations by either selling newly originated loans or placing them in GSEs or government securitizations. We typically sell new loans within 30 days of origination, and we do not expect to hold any of the loans that we currently originate on our balance sheet on a long-term basis. At the time of sale, we have the option to retain the MSRs on loans we originate.

Our originations capability differentiates us from other non-bank, high touch loan servicers without an integrated originations platform by:

•	providing us with an organic source of new loans to service, as existing loans are repaid or otherwise liquidated, more cost-effectively than MSRs can otherwise be acquired in the open market;

•	providing an attractive complement to servicing by allowing us to modify and refinance mortgage loans, including loans that we service;

•	creating a diversified source of revenue that we believe better protects us against declining servicing cash flows; and

•	building brand recognition.

Originations Organization

Each of our loan originations channels has dedicated operations, support and fulfillment functions, including processing, underwriting, closing and shipping, which are primarily performed at our offices in Lewisville, Texas. As part of our efforts to manage credit risk and enhance operating efficiencies, the underwriting, closing, funding and shipping for all of our originations channels are managed centrally. Centralizing these functions enables us to control loan quality, loan processing times, cost and, ultimately, borrower satisfaction. Our two mortgage loan originations channels are discussed in more detail below:

Consumer Direct Retail Originations

In 2011, our largest originations channel was our Consumer Direct Retail channel. We employ a single centralized call center strategy leveraging multiple potential borrower lead sources. In our Consumer Direct Retail channel, each sales team typically consists of between 10 and 12 mortgage professionals managed by a sales leader. Three to four sales leaders report to a senior vice president responsible for the specific lead source.

Our primary divisions within our Consumer Direct Retail channel are Renewal, New Customer Acquisition, and Partner Plus. Each division specializes in meeting the needs of their specific target borrowers. This strategy provides a flexible organizational structure capable of shifting to new opportunities quickly. The three divisions of our Consumer Direct Retail channel are as follows:

Renewal: Focuses on retaining current borrowers in our servicing portfolio and utilizes an integrated approach with our Servicing Segment to capture borrowers who either qualify to refinance their current mortgage or who take action indicating they may be paying off their loan. The Renewal teams receive leads for borrowers from telemarketing, live transfers and scheduled callbacks from Customer Service and website programs.

New Customer Acquisition: Focuses on generating new mortgage business from prospective borrowers. We use credit bureau modeling to identify borrowers who are likely to be in the market for and likely to qualify to refinance their existing mortgage loan. Marketing channels include telemarketing, direct marketing, Internet lead aggregators, credit bureau triggers such as mortgage inquiries and website programs.

Partner Plus: Focuses on serving the needs of strategic and joint marketing clients who, in many cases, do not have the originations capabilities to provide refinancing for their own portfolios. Currently, we are providing originations services to several servicers without originations capability. In many instances, these alliances involve providing certain incentives for the borrower to refinance, such as the payment of closing fees. These programs typically begin with a direct mail announcement of the relationship followed by direct marketing campaigns to increase borrower responses. This channel also offers REO financing for us and our partners through a centralized platform in Lewisville, Texas.

Wholesale Originations

The primary business strategy of the Wholesale channel is to acquire high-quality servicing at a reduced price through a network of non-exclusive relationships with various approved mortgage companies and mortgage brokers. The Wholesale channel is comprised of five sales regions throughout the United States, each staffed with a regional sales manager, and three centralized sales regions that operate out of our offices in Lewisville, Texas. Each region generally has 8 to 12 account executives whose primary responsibility is to source and service mortgage brokers. We provide a variety of conforming conventional mortgage loans to our brokers to allow them to better service their borrowers.

Mortgage brokers identify applicants, help them complete a loan application, gather required information and documents, and act as our liaison with the borrower during the lending process. We review and underwrite an application submitted by a broker, accept or reject the application, determine the range of interest rates and other loan terms, and fund the loan upon acceptance by the borrower and satisfaction of all conditions to the loan. By relying on brokers to market our products and assist the borrower throughout the loan application process, we can increase loan volume through our Wholesale channel with proportionately lower increases in overhead costs compared with the costs of increasing loan volume in loan originations through our retail channels.

New brokers are sourced through our account executives, industry trade shows forums and our website. The broker approval process is critical to maintaining a high quality network of brokers. Brokers must meet various requirements and must complete the broker application package, provide evidence of appropriate state licenses, articles of incorporation, financial statements, resumes of key personnel and other information as needed. The Wholesale operations team reviews all submitted materials to determine whether the broker should be approved. The broker application is reviewed and investigated by our quality control and risk management department before final approval is provided. The process is designed to ensure that borrowers we acquire through our Wholesale channel are working with reputable and legitimate mortgage brokers.

Our ongoing investment in technology has allowed us to provide our broker network with the ability to obtain instantaneous online loan decisions, product options and corresponding pricing. We believe that the utility and convenience of online loan decisions and product options are a value-added service that has and will continue to solidify our business relationships. In addition, our website provides our brokers with loan status reports, product guidelines, loan pricing, interest rate locks and other added features. We expect to continue to adapt web-based technologies to enhance our one-on-one relationships with our brokers.

Technology

In the vast majority of cases, our key, critical systems are hosted, managed and maintained by our in-house Information Technology team. Our key systems consist of a combination of vendor developed applications as well as internally developed proprietary systems. On our most critical vendor developed applications (OPUS, XpressQual, TMO, LSAMS, FORTRACS, and Equator) we maintain license rights to the source code to enable in-house customization of these systems to meet our business needs in a time effective manner.

Servicing

For our Servicing Segment, our system of record is LSAMS, which we use for all loan accounting functions, claims functions and supports our Customer Service functions. Our early stage account collection efforts are focused and prioritized through the use of ESP, our proprietary early delinquency score model, used to identify higher risk accounts. Our collections and loss mitigation efforts are supported by Remedy, a proprietary default management system which, along with our proprietary Net Present Value engine and our proprietary Property Valuation Management system, enables our loan resolution personnel to guide our borrowers to the optimal economic workout alternative based on the unique factors of each borrower’s situation. For our foreclosure and bankruptcy processes, we use the FORTRACS system, which integrates with the Lendstar system to enable online communications and case tracking with our attorney network. For properties whereby we complete foreclosure and take them into REO status, we utilize the web-based REO management system REOTrans to manage the marketing and disposition of our owned real estate. To support our Investor Reporting functions, we use a combination of systems that include LSAMS and Lewtan ABS, a vendor hosted system. We also have a website, www.NationstarMtg.com, that is a fully automated system to apply and process mortgage loan applications and that our existing borrowers can access to receive information on their account. Information on, or accessible through, our website is not a part of this prospectus.

Originations

The critical systems that support our loan originations activities include:

•	MLS (Marketing Lead System), our proprietary marketing lead system which routes, tracks and delivers leads to our loan officers, who we refer to as our mortgage professionals;

•	OPUS, a web-based point-of-sale system that provides product eligibility and pricing to our retail sales force;

•	TMO, our loan originations system used for loan processing, underwriting and closing;

•	XpressQual, a web-based point-of-sale system that provides product eligibility and pricing to our wholesale brokers and allows them to submit loans to us online;

•	www.NationstarBroker.com, our website for wholesale brokers to receive information on our products and services;

•	CLASS, our proprietary system used to manage our sales relationships and licensing of our wholesale brokers;

•	ODE, a rules-based pricing and eligibility engine that is integrated with OPUS, XpressQual and TMO;

•	High Cost Fee Engine, our proprietary compliance fee engine that enforces both federal and local high cost and fee limits throughout the loan originations process; and

•

CLT (Compliance License Tracker), our proprietary system that maintains and tracks all mortgage professionals’ locational licensing to ensure that leads and applications are only processed by properly licensed mortgage professionals.

For our Consumer Direct Retail channel, the loan originations process starts when a lead is imported (or accepted) into our Marketing Lead System (MLS), a propriety system that our mortgage professionals use to manage the initial borrower contact process. Once a mortgage professional has made contact with a potential borrower, the mortgage professional moves the lead into OPUS, our web-based point-of-sale system. Here, our mortgage professionals capture the necessary loan application information, obtain credit reports to determine full product eligibility and establish pricing to facilitate the sales process. Once our mortgage professionals have helped our borrowers determine the program and pricing that meets their needs, the loan application is transferred into TMO, our loan originations system where we complete the loan process, underwrite the loan, prepare the closing documents and complete the loan process.

For our Wholesale originations channel, we provide our brokers a web-based point of sale system, XpressQual, to use to access product eligibility and pricing and to submit loans online. We also use TMO in this channel for the processing, underwriting and closing functions. Through XpressQual, our brokers have access to a web-based portal where they can upload their loan applications to determine product eligibility and loan pricing. Once they select a program and price, the broker is able to submit the file to us for processing as well as lock the rate using XpressQual. As in our retail originations channels, once submitted for processing, the file is transferred into TMO to verify the application information, clear conditions, underwrite and close the loan. Supporting OPUS, XpressQual and TMO, we also utilize a vendor developed rules-based pricing and eligibility engine called ODE as well as a proprietary compliance fee engine that enforces high cost and fee limits throughout the entire originations process. There is also a Compliance License Tracker system that maintains and tracks all mortgage professional and location level licensing. All systems are fully integrated and share information to ensure complete, up-to-date and accurate information for reporting purposes. To protect our business in the event of disaster, we have implemented a disaster recovery data facility in a co-location in Irving, Texas where we maintain near real-time replication of all critical servicing systems and data.

Employees

As of December 31, 2011, we had a total of 2,599 employees, all of whom are based in the United States. None of our employees are members of any labor union or subject to any collective bargaining agreement and we have never experienced any business interruption as a result of any labor dispute. Our employees are allocated among our business functions as follows:

•	62% are in our Servicing Segment;

•	25% are in our Originations Segment; and

•	13% are in support functions, including Human Resources, Accounting and other corporate functions.

In our Servicing Segment, we hire recent college graduates and teach them our high touch servicing model. Our loan servicers and debt default specialists follow a training program in which they first service performing loans and slightly delinquent loans. As they gain experience, they service more delinquent loans and assume increased personal responsibility for servicing a certain set of loans and contacting certain borrowers. In our Originations Segment, we hire experienced conventional mortgage originators and provide them with training to acclimate them to us, as well as compliance and regulatory training.

Regulation

Our business is subject to extensive federal, state and local regulation. Our loan originations, loan servicing and debt collection operations are primarily regulated at the state level by state licensing authorities and administrative agencies. Because we do business in all fifty states and the District of Columbia, we, along with certain of our employees who engage in regulated activities, must apply for licensing as a mortgage banker or lender, loan servicer and/or debt default specialist, pursuant to applicable state law. These state licensing requirements typically require an application process, processing fees, background checks and administrative review. Our servicing operations center in Lewisville, Texas is licensed (or maintains an appropriate statutory exemption) to service mortgage loans in all fifty states and the District of Columbia. Our retail loan originations channel is licensed to originate loans in at least the states in which it operates, and our direct originations channel is licensed to originate loans in the 48 contiguous states plus Alaska and the District of Columbia. From time to time, we receive requests from states and other agencies for records, documents and information regarding our policies, procedures and practices regarding our loan originations, loan servicing and debt collection business activities, and undergo periodic examinations by state regulatory agencies. We incur significant ongoing costs to comply with these licensing requirements.

While the U.S. federal government does not primarily regulate loan originations, the federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 requires all states to enact laws that require all U.S. sales representatives to be individually licensed or registered if they intend to offer mortgage loan products. These licensing requirements include enrollment in the Nationwide Mortgage Licensing System, application to state regulators for individual licenses, a minimum of 20 hours of pre-licensing education, an annual minimum of eight hours of continuing education and the successful completion of both national and state exams.

In addition to licensing requirements, we must comply with a number of federal consumer protection laws, including, among others:

•	the Gramm-Leach-Bliley Act, which requires us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters;

•	the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications;

•	the Truth in Lending Act and Regulation Z thereunder, which require certain disclosures to the mortgagors regarding the terms of the mortgage loans;

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the credit history of consumers;

•	the Equal Credit Opportunity Act and Regulation B thereunder, which prohibit discrimination on the basis of age, race and certain other characteristics, in the extension of credit;

•	the Homeowners Protection Act, which requires the cancellation of mortgage insurance once certain equity levels are reached;

•	the Home Mortgage Disclosure Act and Regulation C thereunder, which require financial institutions to report certain public loan data;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics; and

•	Regulation AB under the Securities Act, which requires certain registration, disclosure and reporting for MBS.

We must also comply with applicable state and local consumer protection laws, which may impose more comprehensive and costly restrictions than the regulations listed above. In a response to the decline in the housing market and the increase in foreclosures, many local governments have extended the time period necessary prior to initiating foreclosure proceedings, which prevent a servicer or trustee, as applicable, from exercising any remedies they might have in respect of liquidating a severely delinquent mortgage loan in a timely manner.

On February 7, 2012, the Financial Crimes Enforcement Network (“FinCEN”) finalized regulations that require non-bank residential mortgage lenders and originators to establish anti-money laundering programs and file suspicious activity reports as FinCEN requires of other types of financial institutions. The final rule was published in the Federal Register on February 14, 2012 and will be effective 60 days thereafter.

On May 28, 2009, we voluntarily entered into an agreement to actively participate as a loan servicer in HAMP, which enables eligible borrowers to avoid foreclosure through a more affordable and sustainable loan modification made in accordance with HAMP guidelines, procedures, directives and requirements. Loan modifications pursuant to HAMP may include a rescheduling of payments or a reduction in the applicable interest rates and, in some cases, a reduction in the principal amount due. Under HAMP, subject to a program participation cap, we, as a servicer, will receive an initial incentive payment of up to $1,500 for each loan modified in accordance with HAMP subject to the condition that the borrower successfully completes a trial modification period. In addition, provided that a HAMP modification does not become 90 days or more delinquent, we will receive an incentive of up to $1,000. As of December 31, 2011, over 24,000 loans with a UPB of $4.9 billion after modification had been modified through HAMP. HAMP is currently scheduled to expire on December 31, 2013.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry in the United States. The Dodd-Frank Act includes, among other things: (1) the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation among federal agencies; (2) the creation of the Bureau of Consumer Financial Protection (“CFPB”) authorized to promulgate and enforce consumer protection regulations relating to financial products; (3) the establishment of strengthened capital and prudential standards for banks and bank holding companies; (4) enhanced regulation of financial markets, including derivatives and securitization markets; (5) amendments to the Truth in Lending Act aimed at improving consumer protections with respect to mortgage originations, including originator compensation, minimum repayment standards, and prepayment considerations. On July 21, 2011, the CFPB obtained enforcement authority pursuant to the Dodd-Frank Act and began official operations. On October 13, 2011, the CFPB issued guidelines governing how the agency supervises mortgage transactions, which involves sending examiners to banks and other institutions that service mortgages to assess whether consumers’ interests are protected. On January 11, 2012, the CFPB issued guidelines governing examination procedures for bank and non-bank mortgage originators. The exact scope of and applicability of many of these requirements to us are currently unknown, as the regulations to implement the Dodd-Frank Act generally have not yet been finalized. These provisions of the Dodd-Frank Act and actions by the CFPB could increase our regulatory compliance burden and associated costs and place restrictions on certain originations and servicing operations, all of which could in turn adversely affect our business, financial condition or results of operations.

On April 13, 2011, the federal agencies overseeing certain aspects of the mortgage market, the OCC, the Federal Reserve and the FDIC, entered into enforcement consent orders with 14 of the largest mortgage servicers in the United States regarding foreclosure practices. The enforcement consent orders require the servicers, among other things, to: (1) promptly correct deficiencies in residential mortgage loan servicing and foreclosure practices; (2) make significant modifications in practices for residential mortgage loan servicing and foreclosure processing, including communications with borrowers and limitations on dual-tracking, which occurs when servicers continue to pursue foreclosure during the loan modification process; (3) ensure that foreclosures are not pursued once a mortgage has been approved for modification and establish a single point of contact for borrowers throughout the loan modification and foreclosure processes; and (4) establish robust oversight and controls pertaining to their third party vendors, including outside legal counsel, that provide default management or foreclosure services. While these enforcement consent orders are considered not to be preemptive of the state actions, it is currently unclear how state actions and proceedings will be affected by the federal consents.

On February 9, 2012, federal and state agencies announced a $25 billion settlement with five large banks that resulted from investigations of foreclosure practices. As part of the settlement, the banks have agreed to comply with various servicing standards relating to foreclosure and bankruptcy proceedings, documentation of borrowers’ account balances, chain of title, and evaluation of borrowers for loan modifications and short sales as well as servicing fees and the use of force-placed insurance. The settlement also provides for certain financial relief to homeowners.

On September 1, 2011 and November 10, 2011, the New York State Department of Financial Services entered into agreements regarding mortgage servicing practices with seven financial institutions. The additional requirements provided for in these agreements will increase operational complexity and the cost of servicing loans in New York. Other servicers, including us, could be required to enter into similar agreements. In addition, other states may also require mortgage servicers to enter into similar agreements.

On December 1, 2011, the Massachusetts Attorney General filed a lawsuit against five large mortgage providers alleging unfair and deceptive business practices, including the use of so-called “robo-signers.” In response, one of the mortgage providers has halted most lending in Massachusetts.

We, among others in our industry, received a subpoena from the New York State Department of Financial Services dated January 18, 2012, requesting the production of documents related to lender placed insurance, also known as “force-placed insurance,” business. We have and are continuing to provide responsive documents.

Although we are not a party to the above enforcement consent orders, and settlements, we could become subject to the terms of the consent orders and settlements if (1) we subservice loans for the servicers that are parties to the enforcement consent orders and settlements; (2) the agencies begin to enforce the consent orders and settlements by looking downstream to our arrangement with certain mortgage servicers; (3) the mortgage servicers for which we subservice loans request that we comply with certain aspects of the consent orders and settlements; or (4) we otherwise find it prudent to comply with certain aspects of the consent orders and settlements. In addition, the practices set forth in such consent orders and settlements may be adopted by the industry as a whole, forcing us to comply with them in order to follow standard industry practices, or may become required by our servicing agreements. While we have made and continue to make changes to our operating policies and procedures in light of the consent orders and settlements, further changes could be required, and changes to our servicing practices will increase compliance costs for our servicing business, which could materially and adversely affect our financial condition or results of operations.

Competition

In our Servicing Segment, we compete with large financial institutions and with other independent servicers. Our ability to differentiate ourselves from other loan servicers through our high touch servicing model and culture of credit loss ownership largely determines our competitive position within the mortgage loan servicing industry.

In our Originations Segment, we compete with large financial institutions and local and regional mortgage bankers and lenders. Our ability to differentiate the value of our financial products primarily through our mortgage loan offerings, rates, fees and customer service determines our competitive position within the mortgage loan originations industry.

Seasonality

Our Originations Segment is subject to seasonal fluctuations, and activity tends to diminish somewhat in the months of December, January and February, when home sales volume and loan originations volume are at their lowest. This typically causes seasonal fluctuations in our Originations Segment’s revenue. Our Servicing Segment is not subject to seasonality.

Intellectual Property

We use a variety of methods, such as trademarks, patents, copyrights and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures.

Properties

Our principal executive headquarters is located in Lewisville, Texas. At our main campus in Lewisville, Texas, we lease two buildings containing an aggregate of approximately 201,000 square feet of general office space, pursuant to two leases, both of which are currently due to expire in the first half of 2014. In addition to serving as our principal executive headquarters, our main Lewisville campus houses a portion of our servicing operations and all of our Consumer Direct Retail originations platform. We also own a parcel of undeveloped land at our campus location which can be used for future expansion.

We lease an additional approximately 40,000 square feet of space in Lewisville, Texas, which is currently due to expire in August 2013. This building houses our wholesale loan originations platform and some administrative support functions. We also maintain two separate leases of approximately 83,000 and 80,000 square feet at another location in Lewisville, Texas, which are currently due to expire in March 2017. In October 2011, we entered into an operating sublease agreement for approximately 53,000 square feet of office space in Houston, Texas, which will expire in November 2014, which we plan to use to tap into the ample human capital resources available in the market while we continue to grow our servicing business.

As of December 31, 2011, we had seven Distributed Retail branch leases. Our typical Distributed Retail branch office is between 1,200 and 3,000 square feet with lease terms of five years or less.

We have one lease of approximately 80,000 square feet on property located in Parsippany, New Jersey which we no longer utilize and which is being actively marketed for disposal. Additionally, we have leases on 18 locations that we no longer utilize. These leases are for square footage ranging from approximately 120 square feet to 4,100 square feet and expire at various dates through June 2014.

Legal Proceedings

We are routinely and currently involved in legal proceedings concerning matters that arise in the ordinary course of our business. These legal proceedings range from actions involving a single plaintiff to class action lawsuits with potentially tens of thousands of class members. An adverse result in governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, could have a material adverse effect on our financial results. In addition, a number of participants in our industry, including us, have been the subject of purported class action lawsuits and regulatory actions by state regulators, and other industry participants have been the subject of actions by states’ Attorneys General. Although we believe that we have meritorious legal and factual defenses to the lawsuits in which we are currently involved, the ultimate outcomes with respect to these matters remain uncertain. Litigation and other proceedings may require that we pay settlement costs, legal fees, damages, penalties or other charges, which could adversely affect our financial results. In particular, ongoing and other legal proceedings brought under state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities and that could have a material adverse effect on our liquidity and financial position.

Governmental investigations, both state and federal, can be either formal or informal. The costs of responding to the investigations can be substantial. In addition, government-mandated changes to servicing practices could lead to higher costs and additional administrative burdens, in particular, those regarding record retention and informational obligations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING OR FINANCIAL DISCLOSURE

None.

MANAGEMENT AND BOARD OF MANAGERS AND BOARD OF DIRECTORS

Executive Officers

The following table sets forth the name, age and position of our current executive officers.

Name	Age	Position
Jay Bray	45	President, Chief Executive Officer and Chief Financial Officer
Robert Appel	51	Executive Vice President of Servicing
Douglas Krueger	43	Executive Vice President of Capital Markets
Amar Patel	40	Executive Vice President of Portfolio Investments
Lisa Rogers	48	Executive Vice President of Originations
Anthony W. Villani	55	Acting Executive Vice President and General Counsel

Jay Bray has served as our President since July 2011, as our Chief Executive Officer since October 2011, as our Chief Financial Officer since joining us in May 2000, as our Manager since October 2011 and as a Director of Nationstar Capital Corporation since March 2010. Mr. Bray has over 22 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, Mr. Bray worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group. Mr. Bray holds a B.A.A. in Accounting from Auburn University and is a Certified Public Accountant in the State of Georgia. As a result of his service as our Chief Financial Officer for over 11 years, as well as his over 22 years of experience in the mortgage industry, Mr. Bray possesses a deep understanding of our business and the mortgage industry and we believe he is qualified to serve on our board.

Robert Appel has served as our Executive Vice President of Servicing since joining us in February 2008. Mr. Appel has over 21 years of experience in the mortgage industry and five years of public accounting experience. From 1985 to 1990, he served as an audit manager with Ernst and Young LLP. From 1990 to 1992, he held a position as Vice President of Control for Tyler Cabot Mortgage Securities Fund, a NYSE listed bond fund. From 1992 to 1999, Mr. Appel held a position at Capstead Mortgage where he started a master servicing organization and later became Senior Vice President of Default Management for Capstead’s primary servicer. From 1999 to 2003, he was Managing Director of GMAC’s Master Servicing operation. From 2003 to 2005, Mr. Appel was Chief Executive Officer of GMAC’s United Kingdom mortgage lending business. From 2005 to 2008, he served as Servicing Manager of GMAC’s $100 billion non-prime residential servicing platform. Mr. Appel holds a B.S., cum laude, in Business Control Systems from the University of North Texas and was formerly a Certified Public Accountant, Certified Financial Planner and a former member of the Freddie Mac Default Advisory Group.

Douglas Krueger has served as our Executive Vice President of Capital Markets since joining us in February 2009. Mr. Krueger has over 20 years of experience in the mortgage industry. For five years, Mr. Krueger held various senior leadership roles with CitiMortgage managing the secondary marketing and master servicing areas. Mr. Krueger also served as Senior Vice President with Principal Residential Mortgage for 13 years. Mr. Krueger holds a B.B.A. from the University of Iowa and has earned the Chartered Financial Analyst designation.

Amar Patel has served as our Executive Vice President of Portfolio Investments and has served in this capacity since joining us in June 2006. Mr. Patel has over 19 years of experience in the mortgage industry. From 1993 to 2006, Mr. Patel held various management roles at Capstead Mortgage Corporation, last serving as Senior Vice President of Asset and Liability Management. Mr. Patel holds a B.B.A. in Finance and Mathematics from Baylor University and an M.B.A. from Southern Methodist University.

Lisa A. Rogers has served as our Executive Vice President of Originations since 2012. Ms. Rogers has over 18 years of leadership experience in the mortgage industry. Prior to joining us in September 2011, Ms. Rogers was Senior Vice President, National Wholesale Operations and Support Manager for Wells Fargo Home Mortgage. Ms. Rogers had been with Wells Fargo since 1993 in a variety of roles including production risk management and strategic development. Ms. Rogers is a Master Certified Mortgage Banker and a graduate of both the School of Mortgage Banking and the Mortgage Bankers Association Future Leaders Program. Ms. Rogers is a past instructor of the School of Mortgage Banking.

Anthony W. Villani has served as our Acting Executive Vice President and General Counsel since 2012 after joining us in October 2011. His official appointment to the position of Executive Vice President and General Counsel is pending regulatory approval. Prior to joining us, Mr. Villani was Vice President and Associate General Counsel of Goldman, Sachs & Co. where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company, from June 2008 until September 2011. He has also served as Executive Vice President and General Counsel of EMC Mortgage Corporation, a wholly-owned subsidiary of The Bear Stearns Companies Inc. Mr. Villani holds a J.D. from Oklahoma City University School of Law and a B.S. in Political Science from Arizona State University. Mr. Villani was admitted to the Oklahoma Bar in 1983 and the Texas Bar in 1989.

Board of Managers of Nationstar Mortgage LLC

Our Board of Managers consists of three managers. Our ability to expand our Board of Managers is subject to complying with applicable notice, background check and other state licensing requirements. No board committees have been designated at this time. Managers hold office until a successor is elected and qualifies or until the Manager’s death, resignation or removal. The following table sets forth the name, age and position of our current managers.

Name	Age	Position
Anthony H. Barone	54	Chairman and Manager
Peter Smith	44	Manager
Jay Bray	45	Manager

Board of Directors of Nationstar Capital Corporation

The Board of Directors of Nationstar Capital Corporation consists of two directors. No board committees have been designated at this time. Directors hold office until a successor is elected and qualifies or until the Director’s death, resignation or removal. The following table sets forth the name, age and position of the current directors of Nationstar Capital Corporation.

Name	Age	Position
Anthony H. Barone	54	President and Director
Jay Bray	45	Chief Executive Officer and Director

Anthony H. Barone has served as our Manager since 2006, as our Chairman since 2011, and as a director of Nationstar Capital Corporation since 2010. Mr. Barone also served as our President and Chief Executive Officer from 1997 to 2011. Mr. Barone has over 30 years of experience in the mortgage industry. From 1980 to 1989, Mr. Barone held management positions in loan servicing, originations, secondary marketing and credit administration at General Electric Capital Corporation. From 1990 to 1997, Mr. Barone served as Executive Vice President of Ford Consumer Finance, a former mortgage lending and servicing subsidiary of Ford Motor Credit Corporation. Mr. Barone holds a B.A. in Economics from the University of Connecticut. As a result of his service as our President and Chief Executive Officer for 15 years, as well as his over 30 years of experience in the mortgage industry, Mr. Barone possesses a deep understanding of our business and the mortgage industry and we believe he is qualified to serve on our board.

Peter Smith has served as our Manager since 2006 and is a Managing Director of Fortress Investment Group in the asset management area. He has also been a member of the board of directors of Springleaf Finance Corporation and Springleaf Finance, Inc. since 2010. Mr. Smith has also been a member of the board of directors of Eurocastle Investment Limited since 2011. Mr. Smith joined Fortress in May 1998. From 1991 to 1996, Mr. Smith was a Vice President at CRIIMI MAE Inc. From 1996 to 1998, Mr. Smith held positions at UBS and BlackRock. Mr. Smith holds a B.B.A. in Finance from Radford University and an M.B.A. in Finance from George Washington University. As a result of his extensive acquisition, management and financing experience, we believe he is qualified to serve on our board.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Director Independence

The Company and Nationstar Capital Corporation are privately owned. As a result, we are not required to have independent directors. Our Parent is listed on the New York Stock Exchange (“NYSE”) and complies with the director independence requirement under the rules of NYSE.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis is designed to provide an understanding of the compensation program for our President, Chief Executive Officer and Chief Financial Officer, Jay Bray, our Executive Vice President, Servicing, Robert L. Appel, our Executive Vice President, Portfolio Investments, Amar Patel, our Executive Vice President, Capital Markets, Douglas Krueger and our former Chief Executive Officer, Anthony H. Barone, (collectively, our named executive officers or “NEOs”), with respect to our 2011 fiscal year. Effective October 7, 2011, Mr. Bray became our Chief Executive Officer and Mr. Barone became the Chairman of our Board of Managers.

Compensation Philosophy and Objectives

Our primary executive compensation goals are to attract, motivate and retain the most talented and dedicated executives and to align annual and long-term incentives while enhancing unitholder value. To achieve these goals we maintain compensation plans that:

•	Deliver a mix of fixed and at-risk compensation, including through the grants of restricted units and restricted preferred units.

•	Through dividend equivalents on grants of restricted units and restricted preferred units, tie a portion of the overall compensation of executive officers to the dividends we pay to our unitholders.

•	Encourage the achievement of our short- and long-term goals on both the individual and company levels.

Process for Setting Executive Officer Compensation

Peter Smith, the designated manager (the “Manager”) of FIF HE Holdings LLC, which was the sole member of the Company (“FIF”), and its unitholders evaluate our performance, including the achievement of key investment and capital raising goals, and the individual performance of each NEO, with a goal of setting overall compensation at levels that FIF and its unitholders believe are appropriate.

Participation of Management. Our NEOs are not directly responsible for determining our Chief Executive Officer’s compensation, although they regularly provide information to FIF and its unitholders that is relevant to its evaluation of the NEOs’ compensation (for instance, in terms of our performance against established compensation goals and otherwise). By contrast, the Chief Executive Officer plays a more active role in determining the compensation of the other NEOs, who are his subordinates. He regularly advises FIF and its unitholders of his own evaluation of their job performance and offers for consideration his own recommendations for their compensation levels. Final compensation decisions are executed by the Manager.

Compensation Consultant. We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Company or FIF may elect in the future to retain a compensation consultant if they determine that doing so would assist it in implementing and maintaining compensation plans.

Risk Considerations. In developing and reviewing the executive incentive programs, FIF and unitholders consider the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. FIF and unitholders believe that the mix of compensation components used in the determination of our NEOs’ compensation reflects the performance of our Company and the performance of the individual employee and does not encourage our NEOs to take unreasonable risks relating to the business. Our NEOs’ ownership interest in the Company aligns our NEOs’ interests with our long-term performance and discourages excessive risk taking.

Elements of Compensation

Our executive compensation consists of the elements set forth below. Determinations regarding any one element of compensation affect determinations regarding each other element of compensation, because the goal of FIF and unitholders is to set overall compensation at an appropriate level. FIF and unitholders take into account in this regard the extent to which different compensation elements are at-risk. Accordingly, for example, the amount of salary paid to an NEO is considered by FIF and unitholders in determining the amount of any cash bonus or restricted unit or restricted preferred unit award, but the relationship among the elements is not formulaic because of the need to balance the likelihood that the at-risk components of compensation will actually be paid at any particular level. We further base overall compensation packages of our executive officers on their experience, current market conditions, business trends, and overall Company performance. As a result, the total compensation of our NEOs in 2011 consisted of the following elements: (1) base salary, (2) non-equity incentive plan awards, (3) equity awards, and (4) participation in employee benefit plans.

Base Salary

We utilize base salary as the foundation of our compensation program. Base salaries for our NEOs are established based upon the scope of their responsibilities and what is necessary to recruit and retain skilled executives. We believe that our executives’ base salaries are comparable with salaries paid to executives at companies of a similar size and with a similar performance to us. Base salaries are reviewed annually in accordance with the NEO’s annual performance evaluation and increased from time to time in view of each NEO’s individual responsibilities, individual and company performance, and experience.

Messrs. Bray, Patel, Krueger and Barone had entered into employment agreements with the Company that set a minimum salary upon execution of the agreement; however, their employment agreements expired in 2011 and they are currently employees at will. Mr. Appel has entered into an employment agreement with the Company that set a minimum salary upon execution of the agreement. These base salaries are intended to complement the at-risk components of the Company’s compensation program by assuring that our NEOs will receive an appropriate minimum level of compensation.

Annual Bonus Plans

Annual bonus incentives keyed to short-term objectives form an important part of our compensation program. Our annual bonus plans are designed to provide incentives to achieve certain financial goals of the Company, as well as personal objectives.

The Incentive Plan for Messrs. Barone, Bray, Appel and Patel. Messrs. Barone, Bray, Appel, and Patel participate in our Annual Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan provides for payment of annual cash incentive bonuses from a pool equal to 5% of the Company’s Operating Cash Flow. Operating Cash Flow is generally equal to Adjusted EBITDA from the Operating Segments less servicing resulting from transfers of financial assets. In calculating Operating Cash Flow, non-cash components affecting Adjusted EBITDA both positively and negatively, if any, are excluded. This measure of Operating Cash Flow is intended to represent the Company’s cash revenues less all fully allocated cash and accrued expenses. Tying bonus payments to Operating Cash Flow puts a significant portion of these executives’ salary at risk and ties their compensation to our operational and financial results. The Incentive Plan is maintained by us and is administered by FIF. FIF chose the Company’s Operating Cash Flow as an incentive metric believing that it reflects the efficiency with which our management team manages the Company on a short- and long-term basis.

FIF may not decrease the amount of the bonus pool. Each fiscal year, FIF determines each applicable NEO’s allocable portion of the bonus pool for that fiscal year, provided, however, that FIF may not reduce any executive’s allocable percentage to less than 75% of the executive’s percentage for the prior fiscal year. To receive the actual award, the NEO must be employed by the Company (and not have given notice of intent to resign) on the last day of the fiscal year to which the bonus relates.

The following are our NEO’s target bonus percentages for 2011:

Name	Allocable Percentage of the Bonus Pool
Jay Bray	31.7%
Robert L. Appel	17.2%
Amar Patel	15.5%
Anthony H. Barone	35.6%

Annual Incentive Program for Mr. Krueger. Mr. Krueger participates in our annual cash incentive program, which includes Company and individual performance measures. Mr. Krueger’s key objectives for 2011 were Operating Cash Flow (20% weight factor in final payout), secondary marketing profit/loss (30% weight) and other deliverables (50% weight). In 2011, Mr. Krueger’s other responsibilities were associated with managing hedging risks, execution of loan sales, GSE and investor relations and frequency of repurchase requests. Under the annual incentive program, Company and individual performance measures are established at the beginning of the fiscal year by the Company’s Board of Managers. At year end, the Board of Managers rates the results for each key objective on a scale of one to five. The rating is multiplied by the weight of each key objective to result in a weighted score, with five being the highest possible score. The weighted score is converted into a percentage and multiplied by Mr. Krueger’s bonus opportunity to result in the annual cash incentive awarded. The annual cash incentive is generally paid in a single installment in the first quarter following completion of the plan year. Mr. Krueger must be employed by the Company on December 31 of the award year and not have given notice of termination by the time that the award is paid to receive the bonus. As a condition of participation in the annual incentive plan, Mr. Krueger is subject to a non-solicitation covenant. Following our public offering, we anticipate Mr. Krueger will continue to receive annual incentive awards but the Compensation Committee has made no definitive decisions regarding future awards.

Long-Term Incentive Plans

Equity Incentive Plan. We have provided long-term incentives in the form of grants of Series 1 and Series 2 Class A units (“Units”) and restricted preferred units relating to Series 1 Class C and Class D preferred units (“RSUs”) of FIF HE Holdings LLC to our NEOs to promote sustained high performance. Units and RSUs are granted pursuant to the limited liability company agreement of FIF HE Holdings LLC and individual award agreements. No Units or RSUs were granted to NEOs in 2011. In 2010, substantial one-time grants of Units and RSUs, subject to three-year vesting, were granted to each of Messrs. Bray, Appel, Patel and Barone based on a review of our existing compensation arrangements with our most highly valued executives and the business environment. Specifically, the grants were intended to both serve as a long-term incentive device, a retention device and to further align the interests of Messrs. Bray, Appel, Patel and Barone with the Company in the future.

The Units and RSUs vest over a three year period. Each RSU represents the right to receive one Series 1 Class C preferred unit or one Series 1 Class D preferred unit, as applicable, upon vesting and settlement of the RSU. If the Company pays a dividend to Class C or Class D unitholders (other than with respect to any pre-2010 preferred yield), the executive will be entitled to receive a proportionate payment based on the number of RSUs he holds, whether or not they have vested.

Our equity arrangements provide for accelerated vesting of the number of Units and RSUs scheduled to vest on the next scheduled vesting date, if any, where the employment of an applicable NEO is terminated without “cause” (other than within six months after a “change in control”), by such NEO for “good reason” or upon death or disability, subject to the NEO executing a general release of claims in favor of the Company. If the employment of an applicable NEO is terminated without cause within six months following a change in control, subject to the NEO executing a general release of claims in favor of the Company, all unvested Units and RSUs will vest. We believe that such a provision benefits the Company and its unitholders by giving our NEOs some protection so they may make decisions about the Company and any potential transaction free from concerns about the impact to their unvested equity awards. On any other termination of employment, all unvested Units and RSUs will be forfeited.

Following termination of employment, the applicable series will have certain repurchase rights with respect to the Series 1 and Series 2 Class A units and the Series 1 Class C and Class D preferred units. The applicable series, and if the series elects not to exercise its right, the Fortress Funds, which own FIF HE Holdings LLC, may repurchase the applicable units for 30 days following the executive’s termination of employment. The repurchase price per unit is calculated as set forth in the limited liability company agreement of FIF HE Holdings LLC and the applicable award agreements. Thus, the repurchase price differs based on the unit’s series, as well as the reason for termination. Class A units granted to Messrs. Bray, Appel, Patel and Barone, may be repurchased (a) following a termination for cause at the lesser of fair market value on the date of (i) termination or (ii) grant, and (b) following a termination for any other reason, for fair market value on the date of termination. The Series 1 Class A units granted to these executives are subject to the Unit Exchange offered by FIF HE Holdings LLC, pursuant to which these executives have all elected to receive shares of our common stock. Class C and D units may be repurchased for an amount equal to the sum of (i) the purchase price of the units plus any additional capital contributions less any distribution paid with respect to the units and (ii) any accrued and preferred yield less any accrued unpaid pre-2010 preferred yield.

Equity Plan Adopted in Connection with the Initial Public Offering. We have adopted the 2012 Incentive Compensation Plan (the “Plan”), which will enable us to offer certain key employees, consultants and non-employee directors equity-based awards. In connection with the initial public offering, we made grants of restricted stock to management in the total amount of 1,191,117 shares and to members of the Board in the total amount of 85,716 shares. Of this amount, we granted our NEOs, Mr. Bray and Mr. Krueger, 428,572 shares and 21,429 shares, respectively. There is no current understanding or agreement with respect to any awards to be made to our other NEOs. The purpose of the Plan is to enhance our profitability and value for the benefit of stockholders by enabling us to offer equity-based incentives in order to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Up to 5,200,000 shares of our common stock may be issued under the plan with annual increases of 150,000 shares of common stock per year (subject to adjustment to reflect certain transactions and events specified in the Plan, as described below). The maximum aggregate awards that may be granted during any fiscal year will be 3,000,000 shares, or $20 million with respect to a cash-based award. We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

The following is a summary of the material terms and provisions of the Plan and certain tax effects of participation in the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is incorporated herein as Exhibit 10.65. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. Capitalized terms that are used but not defined in this summary have the meanings given to them in the Plan.

Description of the Plan

Plan Administration. The Plan will be administered by the compensation committee (the “Committee”), which will have discretion and authority to interpret the Plan, prescribe, amend and rescind rules and regulations regarding the Plan, select Participants to receive Awards, determine the form, terms and conditions of Awards, and take other actions it deems necessary or advisable for the proper operation or administration of the Plan.

Stock Options and Stock Appreciation Rights. All Stock Options granted under the Plan are intended to be non-qualified share options and are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Stock Appreciation Rights may be awarded either alone or in tandem with Nonqualified Stock Options. Stock Options and Stock Appreciation Rights will have maximum terms of ten years. Stock Options and Stock Appreciation Rights will be subject to the following terms and conditions:

•	The Exercise Price for each Share subject to a Stock Option or Stock Appreciation Right will be not less than the Fair Market Value of a Share on the date of grant.

Restricted Units, Restricted Stock, Deferred Shares and Performance Shares. Restricted Units, Restricted Stock, Deferred Shares and Performance Shares are subject to the following terms and conditions:

•

The Committee will determine the purchase price, the vesting schedule and performance objectives, if any, with respect to the grant of Restricted Shares, Restricted Units, Deferred Shares and Performance Shares.

Other Stock-Based Awards. The Committee may, from time to time, grant Awards other than those referred to above that consist of, are denominated in, or are otherwise related to Shares. These Awards may include, among other things, stock units or phantom or hypothetical shares. The Committee has broad discretion to determine any terms and conditions that will apply to Other Stock-Based Awards under the Plan.

Cash-Based Awards. The Committee may grant Cash-Based Awards that may be settled in cash or other property, including shares of Common Stock. The Committee has broad discretion to determine any terms and conditions that will apply to Cash-Based Awards under the Plan.

Transfer. Awards may not be transferred by a Participant other than by will or the laws of descent and distribution, except that Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered.

Adjustments. The maximum number of Shares available for issuance under the Plan, the individual and aggregate limits described above, the number of Shares underlying outstanding Awards and the Exercise Price applicable to outstanding Awards shall be equitably adjusted upon certain events effecting the capitalization of FIF such as a recapitalization or stock split. Upon the occurrence of certain extraordinary corporate transactions, such as a dissolution, sale, or merger of FIF, the Committee has discretion to cancel each Award in exchange for an amount in cash or to provide for the exchange of each Award for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in the transaction.

Change in Control. The Committee has discretion to provide for acceleration of vesting and/or payment of Awards upon a Change in Control, as defined in the Plan.

Amendment and Termination. The Committee has authority at any time to amend or terminate the Plan, provided that such amendment may not be prejudicial to any Participant. No material revision to the Plan may become effective without stockholder approval. For this purpose, a revision will be deemed to be material based on the rules adopted by the NYSE from time to time or if it materially increases the number of Shares that may be issued under the Plan (other than as a result of an adjustment described above or automatic increases). NYSE rules currently provide that material revisions which require stockholder approval include a material increase in the number of shares available under the Plan, a material expansion of the types of awards available under the plan, a material expansion of the class of employees, directors, or other service providers eligible under the Plan, a material extension of the term of the Plan, a material change in the method of determining the strike price of options under the Plan and an amendment to permit option repricing. The Plan will terminate, if not sooner as a result of Committee action, on the 10th anniversary of the date the Plan is adopted.

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the principal U.S. federal income tax consequences of Awards and transactions under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted, nor will we be entitled to a deduction at that time. When a Nonqualified Stock Option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares received as of the date of exercise over the Exercise Price. When a Stock Appreciation Right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the Stock Appreciation Right is paid in Shares, the Fair Market Value of the Shares received as of the date of exercise. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the Participant. We will be entitled to a tax deduction with respect to a Nonqualified Stock Option or Stock Appreciation Right in the same amount as the Participant recognizes income.

Restricted Units, Restricted Stock and Performance Awards. A Participant will not recognize any income at the time a Restricted Unit, Share of Restricted Stock or Performance Award is granted, nor will we be entitled to a deduction at that time. When a Restricted Unit is redeemed, the Participant will recognize ordinary income in an amount equal to the Fair Market Value of the Shares received or, if the Restricted Unit is paid in cash, the amount payable. In the year in which Shares of Restricted Stock or the Performance Award are no longer subject to a substantial risk of forfeiture (i.e., in the year that the Shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares on the date of vesting over the amount, if any, the Participant paid for the Shares. A Participant may, however, elect within 30 days after receiving Restricted Stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the Participant will be equal to the excess of the Fair Market Value of the Shares on the date of receipt over the amount, if any, the Participant paid for the Shares. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the Participant. We will be entitled to a tax deduction in the same amount as the Participant recognizes income.

Deferred Shares. In general, the grant of Deferred Shares will not result in income for the Participant or in a tax deduction for us. Upon the settlement of such an award, the Participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

Cash-Based Awards. A Participant will not recognize any income at the time of the grant to the Participant of a Cash-Based Award. The Participant will recognize income at the time that cash is paid to the participant pursuant to a Cash-Based Award, in the amount paid. Payroll taxes will be required to be withheld at that time. We will be entitled to a tax deduction in the same amount as the amount the Participant recognizes income.

Long-Term Incentive Plan. Mr. Krueger participates in a long-term incentive plan which is designed to reward company and individual performance and serve as a retention device. Awards are determined at the conclusion of the plan year (calendar) based upon the Company’s overall financial performance and Mr. Krueger’s contribution to those results. The Company made no long-term incentive awards to NEOs in 2011. However, Messrs. Bray, Patel and Barone received awards in 2008 that vested in 2011 in the amounts of $200,000, $150,000 and $300,000, respectively. Following our public offering, we anticipate Mr. Krueger will continue to receive long-term incentive awards. However, the Compensation Committee has made no definitive decisions regarding future awards. Awards are approved by our Board of Managers with an award date of December 31 of the year just concluded. The award is generally subject to a three year cliff vesting requirement from the date of the award, which provides an important retention incentive as the executive must remain employed by the Company to receive the award. The award ordinarily is paid in a single installment in the first quarter of the third year following grant. Mr. Krueger must be employed by the Company on the date of payout to receive the award.

Severance Benefits

As noted above, we have entered into an employment agreement with Mr. Appel and we had entered into employment agreements with Messrs. Bray, Patel, Krueger and Barone that expired in 2011. While the employment agreements are in effect, the agreements provide severance benefits to such officers in the circumstances described in greater detail below in the section entitled “Employment Agreements.”

Other Compensation Components

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our NEOs. In addition, we reimburse Mr. Barone and Mr. Bray for the cost of life insurance premiums pursuant to our Executive Life Program. We do not view perquisites as a significant element of our comprehensive compensation structure; however, we believe some perquisites are necessary for the Company to attract and retain superior management talent for the benefit of all unitholders. The value of these benefits to the NEOs is set forth in the Summary Compensation Table under the column “All Other Compensation” and details about each benefit is set forth in a table following the Summary Compensation Table.

Summary Compensation Table

The following table sets forth the annual compensation for the NEOs serving at the end of fiscal year 2011.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Stock Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Jay Bray	2011	320,000	—		—	1,598,569	(2)	11,048	(6)	1,929,617
	2010	320,000	—		9,918,148	809,434	(3)	11,048	(6)	11,058,630
	2009	289,800	—		—	630,235	(5)	11,069	(7)	931,104
Robert L. Appel	2011	275,000	—		—	867,560	(2)	6,875	(8)	1,149,435
	2010	275,000	—		6,467,985	439,288	(3)	5,500	(8)	7,187,773
	2009	275,000	—		—	342,035	(5)	5,500	(8)	622,535
Amar Patel	2011	255,000	—		—	780,914	(2)	6,231	(8)	1,042,145
	2010	255,000	—		4,147,863	395,415	(3)	6,231	(8)	4,804,509
	2009	255,000	—		—	307,875	(5)	6,231	(8)	569,106
Douglas Krueger	2011	257,500	—		—	350,000	(2)	7,725	(8)	615,225
	2010	250,000	—		—	425,000	(9)	3,125	(8)	678,125
	2009	215,064	100,000	(10)	—	350,000	(11)	41,239	(12)	706,303
Anthony H. Barone	2011	424,350	—		—	1,792,956	(2)	17,036	(13)	2,234,342
	2010	424,350	—		9,584,458	907,862	(3)	16,233	(4)	10,932,903
	2009	424,350	—		—	706,872	(5)	16,116	(4)	1,147,338

(1)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of units and RSUs granted to the NEOs. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.
(2)	These amounts will be paid in the first quarter of fiscal year 2012 but represent awards with respect to the Company’s and individual performance in fiscal year 2011.
(3)	These amounts were paid in the first quarter of fiscal year 2011 but represent awards with respect to the Company’s and individual performance in fiscal year 2010.
(4)	Represents payment of a life insurance premium equal to $9,216 in 2009 and 2010 and a $6,900 and $7,017 contribution in 2009 and 2010, respectively, contribution to Mr. Barone’s 401(k) account.
(5)	These amounts were paid in the first quarter of fiscal 2010 but represent awards with respect to the Company’s and individual performance in fiscal year 2009.
(6)	Represents payment of a life insurance premium equal to $5,998 and a $5,050 contribution to Mr. Bray’s 401(k) account.
(7)	Represents payment of a life insurance premium equal to $5,998 and a $5,071 contribution to Mr. Bray’s 401(k) account.
(8)	Represents a contribution to the NEO’s 401(k) account.

(9)	Of this amount, $300,000 was paid in the first quarter of fiscal year 2011, although it represents an award with respect to the Company’s and Mr. Krueger’s individual performance in fiscal year 2010. The remaining $125,000 is pursuant to the Long-Term Incentive Plan, described above, and is subject to three-year time-based cliff vesting; this amount will become vested on December 31, 2013 as long as Mr. Krueger remains employed with the Company.
(10)	Represents a sign-on bonus Mr. Krueger received pursuant to his employment agreement when he joined the Company.
(11)	Of this amount, $225,000 was paid in the first quarter of fiscal year 2010, although it represents an award with respect to the Company’s and Mr. Krueger’s individual performance in fiscal year 2009, as described in Annual Incentive Program for Mr. Krueger. The remaining $125,000 is pursuant to the Long-Term Incentive Plan, described above, and is subject to three-year time-based cliff vesting; this amount will become vested on December 31, 2012 as long as Mr. Krueger remains employed with the Company.
(12)	Represents payment of a relocation expenses equal to $39,469 and a $1,770 contribution to Mr. Krueger’s 401(k) account.
(13)	Represents payment of a life insurance premium equal to $9,216 and a $7,820 contribution to Mr. Barone’s 401(k) account.

Grants of Plan-Based Awards

The following table sets forth, for each of the Executive Officers, the grants of awards under any plan during the fiscal year ended December 31, 2011.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)
Jay Bray	1,598,569	(1)
Robert L. Appel	867,560	(1)
Amar Patel	780,914	(1)
Douglas Krueger	350,000	(2)
Anthony H. Barone	1,792,956	(1)

(1)	Represents amounts granted under the Incentive Plan as described in Incentive Plan for Messrs. Barone, Bray, Appel and Patel.
(2)	Represents the amount granted under the Annual Incentive Program for Mr. Krueger, as described above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the NEOs the outstanding equity awards as of the end of the fiscal year ended December 31, 2011, as described in greater detail in Long-Term Incentive Plan. The unvested Series 1 Class A units have been exchanged for shares of our common stock pursuant to the Unit Exchange offered by FIF HE Holdings LLC.

	Stock Awards
	Number of Units That Have Not Vested (#)			Market Value of Units That Have Not Vested ($)
Name	1A	2A	1C&1D	1A	2A	1C&1D
Jay Bray(1)	56,880	10,633	692,917	4,492,347	7,908	961,338
Robert L. Appel(2)	34,128	6,379	415,750	2,695,408	4,744	576,803
Amar Patel(3)	22,752	4,254	277,167	1,796,939	3,164	384,535
Douglas Krueger	—	—	—	—	—	—
Anthony H. Barone(4)	68,256	12,758	831,500	5,390,816	9,488	1,153,606

(1)	This award is subject to vesting. With respect to the Series 1 Class A, the award will vest with respect to 56,880 Series 1 Class A units on June 30, 2012. With respect to the Series 2 Class A, the award will vest with respect to 10,633 Series 2 Class A units on June 30, 2012. With respect to the Series 1 Class C and D preferred units, the award will vest with respect to 692,917 units on June 30, 2012.
(2)	This award is subject to vesting. With respect to the Series 1 Class A, the award will vest with respect to 34,128 units on June 30, 2012. With respect to the Series 2 Class A, the award will vest with respect to 6,379 units on June 30, 2012. With respect to the Series 1 Class C and D preferred units, the award will vest with respect to 415,750 units on June 30, 2012.
(3)	This award is subject to vesting. With respect to the Series 1 Class A, the award will vest with respect to 22,752 Series 1 Class A units on June 30, 2012. With respect to the Series 2 Class A, the award will vest with respect to 4,254 Series 2 Class A units on June 30, 2012. With respect to the Series 1 Class C and D preferred units, the award will vest with respect to 277,167 units on June 30, 2012.
(4)	This award is subject to vesting. With respect to the Series 1 Class A, the award will vest with respect to 68,256 Series 1 Class A units on June 30, 2012. With respect to the Series 2 Class A, the award will vest with respect to 12,758 on June 30, 2012. With respect to the Series 1 Class C and D preferred units, the award will vest with respect to 831,500 units on June 30, 2012.

Stock Vested

The following table sets forth, for each of the NEOs, information with respect to the vesting of equity-based awards during the fiscal year ended December 31, 2011. The Series 1 Class A units have been exchanged for shares of our common stock pursuant to the Unit Exchange offered by FIF HE Holdings LLC.

	Stock Awards
	Number of Shares Acquired on Vesting (#)			Value Realized on Vesting ($)
Name	1A	2A	1C&1D	1A	2A	1C&1D
Jay Bray	56,880	10,631	692,917	3,651,920	8,079	888,060
Robert L. Appel	34,128	6,379	415,750	2,191,152	4,847	532,836
Amar Patel	22,752	4,252	277,167	1,460,768	3,231	355,223
Douglas Krueger	—	—	—	—	—	—
Anthony H. Barone	68,256	12,758	831,500	4,382,303	9,695	1,065,672

Employment Agreements

The Company has entered into employment agreements with all of our NEOs.

Employment Agreements of Messrs. Barone and Bray

Mr. Barone and the Company entered into an amended and restated employment agreement pursuant to which Mr. Barone agreed to serve as our Chief Executive Officer on September 17, 2010. Mr. Bray and the Company entered into an amended and restated employment agreement pursuant to which Mr. Bray agreed to serve as our Chief Financial Officer on September 17, 2010. Pursuant to their terms, the agreements expired on September 17, 2011 and July 10, 2011, respectively. Pursuant to the employment agreements, upon a termination for any reason or no reason, Messrs. Barone and Bray are bound by one-year post-termination non-competition, non-solicitation, confidentiality and non-disparagement covenants. These covenants survive the termination or expiration of Messrs. Barone’s and Bray’s employment agreements.

Prior to expiration, the employment agreements provided, among other things, for payments to the executive following certain terminations of employment. If prior to the expiration, Mr. Barone’s employment or Mr. Bray’s employment had been terminated by the Company without “cause” or had been terminated by him for “good reason,” subject to his execution of a release of claims, he would have been entitled to (1) 18 months of continued base salary, (2) an amount equal to 150% of the average of his annual cash bonus for the three most recently completed fiscal years and (3) continued coverage under the Company’s medical plan until the earlier of (a) the time he becomes eligible for coverage from a new employer and (b) 12 months following the date of termination. If Mr. Barone’s or Mr. Bray’s employment would have terminated due to his resignation, subject to his execution of a release of claims, he would have been entitled to (1) six months of continued base salary and (2) 50% of the average of his annual cash bonus for the three most recently completed fiscal years. Following the expiration of the term, Mr. Barone and Mr. Bray continued as employees at-will and are not entitled to any severance payments under their respective employment agreements upon any subsequent termination.

Employment Agreement of Mr. Appel

Mr. Appel and the Company entered into an amended employment agreement pursuant to which Mr. Appel agreed to serve as our Executive Vice President, Servicing on September 17, 2010. The initial term of the employment agreement ends on February 3, 2011 and will be automatically renewed for two additional periods of one year commencing on each of February 4, 2011 and February 4, 2012 unless either party gives the other notice of intent not to renew by no later than January 4, 2011 and January 4, 2012, respectively. Failure by the Company to renew Mr. Appel’s term of employment on February 4, 2011 and February 4, 2012, would entitle Mr. Appel to terminate his employment for “good reason” and receive the severance payments described below. Pursuant to the employment agreement, upon a termination for any reason or no reason, Mr. Appel is bound by one-year post-termination non-competition, non-solicitation, confidentiality and non-disparagement covenants. These covenants survive the termination or expiration of Mr. Appel’s employment agreement.

The employment agreement provides for a one-time cash retention bonus of $400,000 if Mr. Appel is employed by the Company on February 4, 2013 (and has not given notice of his intent to resign). If Mr. Appel’s employment is terminated by the Company without “cause” or is terminated by Mr. Appel for “good reason,” subject to his execution of a release of claims, he would be entitled to (1) an amount equal to (a) 12 months of base salary plus (b) a lump sum severance payment of $175,000, (2) a prorated portion of the annual cash incentive bonus for the year of termination, (3) if such termination occurs prior to February 4, 2013, the retention bonus, and (4) continued coverage under the Company’s medical plan until the earlier of (a) the time Mr. Appel becomes eligible for coverage from a new employer and (b) 12 months following the date of termination. Following February 3, 2013, absent an earlier termination of his employment agreement, Mr. Appel will continue as an employee at-will and will not be entitled to any severance payments under his employment agreement upon any subsequent termination.

Employment Agreement of Mr. Patel

Mr. Patel and the Company entered into an amended and restated employment agreement pursuant to which Mr. Patel agreed to serve as our Executive Vice President on September 17, 2010. Pursuant to its terms, the agreement expired on June 1, 2011. Pursuant to the employment agreement, upon a termination for any reason or no reason, Mr. Patel is bound by one-year post-termination non-competition, non-solicitation, confidentiality and non-disparagement covenants. These covenants survive the termination or expiration of Mr. Patel’s employment agreement.

Prior to the expiration of the agreement, if Mr. Patel’s employment had been terminated by the Company without “cause” or had been terminated by Mr. Patel for “good reason,” subject to Mr. Patel’s execution of a release of claims, he would have been entitled to (1) six months of continued base salary, (2) an amount equal to 50% of his annual cash bonus paid to him for the most recently completed fiscal year and (3) continued coverage under the Company’s medical plan until the earlier of (a) the time he became eligible for coverage from a new employer and (b) six months following the date of termination. Following June 1, 2011, Mr. Patel continued as an employee at-will and will not be entitled to any severance payments under his employment agreement upon any subsequent termination.

Employment Agreement of Mr. Krueger

Mr. Krueger and the Company entered into an employment agreement pursuant to which Mr. Krueger agreed to serve as our Executive Vice President, Capital Markets on February 19, 2009. Pursuant to its terms, the agreement expired on February 18, 2011. Pursuant to the agreement, Mr. Krueger is bound by a six-month post-termination non-competition, a one-year post-termination non-solicitation, confidentiality and non-disparagement covenants. These covenants survive the termination or expiration of Mr. Krueger’s employment agreement.

Prior to the expiration of the agreement, if Mr. Krueger’s employment had been terminated by the Company without “cause” or had been terminated by Mr. Krueger for “good reason,” subject to Mr. Krueger’s execution of a release of claims, he would have been entitled to (1) accrued benefits, (2) an amount equal to Mr. Krueger’s unpaid base salary and guaranteed bonus through February 18, 2011 and (3) continued coverage under the Company’s medical plan until the earlier of (a) the time he becomes eligible for coverage from a new employer and (b) six months following the date of termination. Following February 18, 2011, Mr. Krueger continued as an employee at-will and will not be entitled to any severance payments under his employment agreement upon any subsequent termination.

Potential Payments Upon Termination or Change in Control

The following table sets forth the value of benefits that would have been payable to the NEOs assuming a termination of employment or change of control on December 31, 2011.

	Death ($)		Disability ($)		Voluntary Termination ($)	Termination without Cause Other than After A Change in Control or for Good Reason ($)		After Change in Control, Termination without Cause ($)
Jay Bray	5,461,593	(1)	5,461,593	(1)	—	5,461,593	(1)	5,461,593	(2)
Robert L. Appel	3,276,955	(1)	3,276,955	(1)	—	5,008,340	(2)(3)	5,008,340	(2)(3)
Amar Patel	2,184,638	(1)	2,184,638	(1)	—	2,184,638	(1)	2,184,638	(2)
Douglas Krueger	125,000	(4)	125,000	(4)	—	—		—
Anthony H. Barone	6,553,910	(1)	6,553,910	(1)	—	6,553,910	(1)	6,553,910	(2)

(1)	Pursuant to the award agreements granting each of Messrs. Barone, Bray, Appel and Patel units and RSUs, in the event the NEO’s employment terminates as a result of the NEO’s death, disability or voluntary resignation for good reason or as a result of the Company terminating the NEO’s employment without cause other than in connection with a change in control, an additional tranche of any outstanding and unvested equity awards will become vested.
(2)	Pursuant to the award agreements granting each of Messrs. Barone, Bray, Appel and Patel units and RSUs, in the event the NEO’s employment terminates as a result the Company terminating the NEO’s employment without cause within 6 months following a change in control, all of the NEO’s outstanding and unvested equity awards will become vested.
(3)	Pursuant to his employment agreement upon a termination without cause, Mr. Appel will receive a severance payment of $1,731,385 ($275,000 of salary continuation, $400,000 retention bonus, $175,000 lump sum, $867,560 pro rated bonus (full year as of December 31, 2011) and $13,825 medical benefits). The remaining amount of $3,276,955 is pursuant to the unit and RSU award agreements described in Note (2) above.
(4)	Pursuant to the Long-Term Incentive Plan, in the event of termination due to death or disability Mr. Krueger will receive a pro rata payout of his outstanding awards.

Manager Compensation

Our Board of Managers is currently comprised of three members elected by our unitholders: Anthony Barone (Chairman), Peter Smith and Jay Bray. Each of Messrs. Barone, Smith and Bray receives no payments in addition to what has been described as a result of his service on the Board of Managers (earned but unpaid salary, accrued but unpaid time off, reimbursable business expenses, vested benefits and benefit continuation pursuant to employee benefit plans).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Our Parent’s board of directors has approved a written related party transaction policy that is also effective for the Company as a subsidiary of our Parent period Pursuant to this policy, directors and managers (including director and manager nominees), executive officers and employees are required to report to the general counsel of our Parent any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. The general counsel reports these transactions to the nominating and corporate governance committee of the board of directors of our Parent, which is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors of our Parent as to whether the transaction at issue is fair, reasonable and within Company policy and whether it should be ratified and approved. The nominating and corporate governance committee of our Parent, in making its recommendation, considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Prior to the adoption of the written policy, our board of managers used similar processes and controls to obtain information from our managers, executive officers and significant stockholders regarding related party transactions and then determined, based on the facts and circumstances, whether we or a related person had a direct or indirect material interest in these transactions. When considering potential transactions involving a related party, our officers notified our board of managers of the proposed transaction, provided a brief background of the transaction and scheduled a meeting with the board of managers to review the matter. At such meetings, our Chief Executive Officer, Chief Financial Officer and other members of management, as appropriate, provided information to the board of managers regarding the proposed transaction, after which the board of managers and management discussed the transaction and the implications of engaging a related party as opposed to an unrelated third party. If the board of managers (or specified managers as required by applicable legal requirements) determined that the transaction was in our best interests, it voted to approve entering into the transaction with the applicable related party.

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

We currently serve as the loan servicer for two securitized loan portfolios managed by Newcastle, which is managed by an affiliate of Fortress, for which we receive a monthly net servicing fee equal to 0.5% per annum on the UPB of the portfolios. For the years ended December 31, 2011, 2010 and 2009, we received servicing fees of $5.8 million, $6.5 million and $7.5 million, respectively. The outstanding UPB as of December 31, 2011 and 2010 was $1.1 billion, $1.2 billion, and $1.4 billion, respectively.

In December 2011, we entered into a sale and assignment agreement (the “Sale Agreement”) with an indirect wholly owned subsidiary of Newcastle. We are an affiliate of Newcastle’s manager, which is an affiliate of Fortress. We acquired MSRs on a pool of agency residential mortgage loans in September 2011 (the “Portfolio”). Pursuant to the Sale Agreement, we sold to Newcastle the right to receive 65% of the excess cash flow generated from the MSRs of the Portfolio after receipt of a fixed basic servicing fee per loan. The sale price was $43.7 million. We will retain all ancillary income associated with servicing the Portfolio and 35% of the excess cash flow after receipt of the fixed basic servicing fee. We will continue to be the servicer of the loans and provide all servicing and advancing functions for the Portfolio. Newcastle will not have prior or ongoing obligations associated with the Portfolio. Contemporaneous with the above, in December 2011, we entered into a refinanced loan agreement with Newcastle. Should we refinance any loan in the Portfolio, subject to certain limitations, we will be required to transfer the new loan or a replacement loan of similar economic characteristics into the Portfolio. The new or replacement loan will be governed by the same terms set forth in the Sale Agreement described above. This Sale Agreement will be accounted for as a financing arrangement by us. The fair value on the outstanding note related to this agreement was $44.6 million at December 31, 2011. Additionally, as a component of the underlying agreement, Newcastle will be required to remit to us a holdback amount of $3.3 million, pending certain conditions being satisfied by us. Such amount is recorded in accounts receivable.

In March 2012, in connection with our purchase of MSRs from Aurora Bank FSB and Aurora Loan Services LLC, we entered into the Excess MSR Agreement with Newcastle. Pursuant to the Excess MSR Agreement, Nationstar will sell to Newcastle the right to receive approximately 65% of the excess cash flow generated from the MSRs after receipt of a fixed basic servicing fee per loan. Excess cash flow is equal to the servicing fee collected minus the basic servicing fee and excludes late fees, incentive fees and other ancillary income earned by the servicer. Nationstar will retain all ancillary income associated with servicing the loans and approximately 35% of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for the loans. Under the terms of this investment, if Nationstar refinances any loan in the portfolio, subject to certain limitations, it will be required to transfer the new loan or a replacement loan into the portfolio. The new or replacement loan will be governed by the same terms set forth in the Excess MSR Agreement.

We currently serve as the loan subservicer for three loan portfolios managed by FCDB FF1 LLC, FCDB 8020 REO LLC, FCDB FF1 2008-1 Trust, FCDB UB 8020 Residential LLC and FCDB GMPL 2008-1 Trust, which is managed by an affiliate of Fortress, for which we receive a monthly per loan subservicing fee and other performance incentive fees subject to our agreement with them. For the years ended December 31, 2011, 2010 and 2009, we received $2.3 million, $0.6 million and $1.0 million of subservicing fees, respectively. The outstanding UPB as of December 31, 2011 and 2010 was $2.1 million and $121.1 million, respectively.

In September 2010, we entered into a marketing agreement with Springleaf Home Equity, Inc., Springleaf Financial Services of Arkansas, Inc. and MorEquity, Inc. (collectively, the “Entities”), each of which is indirectly owned by investment funds managed by affiliates of Fortress. Pursuant to this agreement, we market our mortgage origination products to customers of the Entities, and are compensated by the origination fees of loans that we refinance. For the year ended December 31, 2011, and 2010, we recognized revenue of $3.2 million and $0.4 million, respectively. The marketing agreement is set to expire on December 31, 2012. Additionally, in January 2011, we entered into three agreements to act as the loan subservicer for the Entities for a whole loan portfolio and two securitized loan portfolios totaling $4.4 billion for which we receive a monthly per loan subservicing fee and other performance incentive fees subject to our agreement with the Entities. For the years ended December 31, 2011, we recognized revenue of $9.9 million in additional servicing and other performance incentive fees related to these portfolios.

In March 2011, we entered into a limited partnership agreement with ANC. ANC is the parent company of NREIS which through the ANC partnership we hold a non-controlling interest in NREIS, an ancillary real estate services and vendor management company that directly and indirectly provides title agency settlement or valuation services for loan originations and default management. We offer these adjacent services in connection with loans we currently service, as well as on a third party basis in exchange for base and/or incentive fees. In addition to enhancing our core businesses, these adjacent services present an opportunity to increase future earnings with minimal capital investment, including by expanding the services we provide to large banks and other financial institutions seeking to outsource these functions to a third party. As we are able to exercise significant influence, but not control, over the policies and procedures of the entity, and we own less than 50% of the voting interest, we apply the equity method of accounting. During the year ended December 31, 2011 we disbursed $4.9 million for servicing-related advances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Nationstar Mortgage LLC is the sole shareholder of Nationstar Capital Corporation, owning 100% of its outstanding capital stock. Nationstar Mortgage LLC is the indirect wholly-owned subsidiary of our Parent through Nationstar Sub1 LLC and Nationstar Sub2 LLC, which own 99% and 1% of outstanding membership interests of the Nationstar Mortgage LLC, respectively. 21.5% of the outstanding common stock of our Parent is owned by public shareholders, 1.4% is owned by certain of our current and former employees and members of management, and the remaining 77.1% is owned by FIF HE Holdings LLC, an affiliate of Fortress Investment Group LLC.

The following table sets forth information as of March 13, 2012 regarding the beneficial ownership of our Parent’s common stock by each person or group who is known by us to own beneficially more than 5% of our Parent’s common stock, each of our Parent’s directors, each of our Parent’s NEOs, and all of our Parent’s directors and executive officers as a group. Other than FIF HE Holdings LLC and its direct and indirect equity holders, we are not aware of any person, or group of affiliated persons, who beneficially owns more than five percent of outstanding common stock of our Parent. The percentage of beneficial ownership of our Parent is based on 89,166,667 shares of common stock of our Parent.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the beneficial owner. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to options exercisable within 60 days after March 13, 2012 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Nationstar Mortgage LLC, 350 Highland Drive, Lewisville, Texas 75067.

	Number of Shares Beneficially Owned(3)
Name	Number of Shares		Percentage of Shares
FIF HE Holdings LLC(1)(2)	68,771,850		77.1%

Executive Officers, NEOs and Directors of Our Parent
Anthony H. Barone	384,208	(4)	*
Jay Bray	288,949	(5)	*
Robert Appel	163,993	(6)	*
Amar Patel	114,045	(7)	*
Douglas Krueger	—		—
Lisa Rogers	—		—
Anthony W. Villani	—		—
Wesley R. Edens	—	(2)	—
Roy Guthrie	5,500		*
Brett Hawkins	—		—
Michael Malone	20,000		*
Robert Gidel	7,500		*
All executive officers, NEOs and directors as a group (12 persons)	984,195		1.1%

*	Less than 1%
(1)	FIF HE Holdings LLC. The address of FIF HE Holdings LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. The footnote below contains information with respect to the beneficial ownership FIF HE Holdings LLC.
(2)	Fortress Fund III Funds and Fortress Fund IV Funds (each, as defined below) together own all of the voting equity interests in the series of FIF HE Holdings LLC that relates to FIF HE Holdings LLC’s ownership of Nationstar Mortgage Holdings Inc. “Fortress Fund III Funds” represent Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P. and Fortress Investment Fund III (Fund E) L.P. “Fortress Fund IV Funds” represent Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P. and Fortress Investment Fund IV (Fund G) L.P. The investment advisor to each of the Fortress Fund III Funds and Fortress Fund IV Funds is FIG LLC. The general partner of each of the Fortress Fund III Funds is Fortress Fund III GP LLC, whose sole managing member is Fortress Investment Fund GP (Holdings) LLC (“Holdings III”). The general partner of each of the Fortress Fund IV Funds is Fortress Fund IV GP L.P., whose general partner is Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). The sole managing member of FIG LLC and Holdings III and the sole owner of Holdings IV is Fortress Operating Entity I LP, whose general partner is FIG Corp., whose sole shareholder is Fortress Investment Group LLC (“Fortress”). As of February 29, 2012, Wesley R. Edens owned approximately 14.14% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Wesley R. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of all persons listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(3)	Does not include 1,325,003 unvested shares of restricted stock that our Parent has granted or expects to grant to certain of our executive officers, directors and employees in connection with the initial public offering.
(4)	Does not include 250,168 unvested shares granted pursuant to the Unit Exchange.
(5)	Does not include 208,473 unvested shares granted pursuant to the Unit Exchange.
(6)	Does not include 125,084 unvested shares granted pursuant to the Unit Exchange.
(7)	Does not include 83,389 unvested shares granted pursuant to the Unit Exchange.

DESCRIPTION OF THE NEW NOTES

On December 19, 2011, we issued $35,000,000 of 10.875% Senior Notes due 2015, or the “Old Notes,” under the indenture, or the “Indenture,” dated as of March 26, 2010, as supplemented from time to time, among the Company, the Co-Issuer and Wells Fargo Bank, National Association, as Trustee, or the “Trustee.” The Notes are a further issuance of $250,000,000 in aggregate principal amount of 10.875% Senior Notes due 2015, or “Existing Notes,” that we issued on March 26, 2010 and that we exchanged pursuant to an exchange offer registered under the Securities Act on September 14, 2011. The New Notes are fungible with the notes we issued in that exchange offer. The term “Issue Date” as used herein refers to March 26, 2010, the date of original issuance of the Existing Notes under the Indenture. As used in this “Description of Notes,” except as otherwise specified, the term “notes” means the Existing Notes together with the Old Notes and the New Notes. All such notes will be treated as a single class for all purposes under the Indenture. The Old Notes, however, were issued with separate, restricted CUSIPs which are expected to be switched to the same unrestricted CUSIP as the Existing Notes following completion of the exchange offer. See “Exchange Offer; Registration Rights Agreement.” The following is a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture, including the form and terms of the notes, and the Registration Rights Agreement because they define your rights as a holder of notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may request a copy of the Indenture at our address as shown under “—Additional Information” below. You can find definitions of certain capitalized terms used in this section under “—Certain Definitions.” For purposes of this section, references to the “Company” or “our” include only Nationstar Mortgage LLC and not its Subsidiaries. The term “Issuers” refers collectively to the Nationstar Mortgage LLC and Nationstar Capital Corporation.

The Issuers will issue up to $35,000,000 aggregate principal amount of the New Notes due 2015 in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Trustee will initially act as the paying agent, or the “Paying Agent,” and the registrar, or the “Registrar,” for the notes. The Company may change any Paying Agent and Registrar without notice to holders of the notes, or the “Holders.” The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in New York, New York. At the Company’s option, interest and Additional Interest, if any, may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Brief Description of the Notes and the Note Guarantees

The notes are:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and any future senior Indebtedness of the Issuers;

•	effectively junior in right of payment to all existing and future senior secured Indebtedness of the Issuers to the extent of the assets securing such Indebtedness;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Issuers;

•	solely with respect to the New Notes, subject to registration with the SEC pursuant to the Registration Rights Agreement;

•	unconditionally guaranteed on a senior unsecured basis by the Guarantors; and

•	effectively junior to any existing and future liabilities of our non-Guarantor subsidiaries.

We have not issued other debt securities, except for the Existing Notes and the Old Notes, which will be pari passu in right of payment with the New Notes. We have not issued and do not plan to issue any securities which will materially limit or qualify the rights of holders of the Existing Notes, the Old Notes and the New Notes.

Without limitation on the generality of the foregoing, the notes are effectively subordinated to secured Indebtedness of the Company—including, without limitation, all Indebtedness under the Existing Facilities, Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness, Permitted Residual Indebtedness and Securitization Indebtedness. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

The notes are guaranteed by all of the Company’s existing and future Domestic Subsidiaries other than our future Excluded Restricted Subsidiaries, our existing and future Securitization Entities, our future Warehouse Facility Trusts, our future MSR Facility Trusts and other than any Domestic Subsidiaries designated as Unrestricted Subsidiaries in the future. As of the date of issuance of the New Notes, Nationstar Home Equity Loan Trust 2009-A, Nationstar Home Equity Loan 2009-A REO LLC, Nationstar Mortgage Advance Receivables Trust 2009-ADVI, Nationstar Residual, LLC, Nationstar Funding LLC and Nationstar Advance Funding LLC are our Securitization Entities which do not guarantee the notes.

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•	effectively junior in right of payment to all existing and future senior secured Indebtedness of that Guarantor to the extent of the assets securing such Indebtedness; and

•	senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

Without limitation on the generality of the foregoing, the guarantee of the notes is effectively subordinated to secured Indebtedness of the Guarantor—including, without limitation, all Indebtedness under the Existing Facilities, Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness, Permitted Residual Indebtedness, Securitization Indebtedness and any secured guarantee of the Indebtedness of the Company. In the event of a Guarantor’s bankruptcy, liquidation, reorganization or other winding up or similar proceeding, the Guarantor’s assets that secure such secured Indebtedness of the Guarantor will be available to pay obligations on its note guarantee only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed. The registered Holder of a note will be treated as the owner of the note for all purposes.

Principal, Maturity and Interest

The New Notes are being offered up to the principal amount of $35.0 million. In addition to the New Notes offered hereby, the Issuers may, without the consent of the Holders, increase the principal amount of the notes in the future on the same terms and conditions and with the same CUSIP number as the Existing Notes. Any offering of additional notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The Existing Notes, the New Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.

The notes will mature on April 1, 2015. Interest on the New Notes will accrue at the rate of 10.875% per annum and will be payable semiannually in cash on each April 1 and October 1, commencing on April 1, 2012, to the persons who are registered Holders at the close of business on the March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid on the notes.

The notes are not entitled to the benefit of any mandatory sinking fund.

Additional Interest may accrue on the New Notes in certain circumstances pursuant to the Registration Rights Agreement. See “Exchange Offer; Registration Rights.”

Note Guarantees

The notes are guaranteed by each of the Company’s current and future Domestic Subsidiaries, other than our future Excluded Restricted Subsidiaries, Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts and future Unrestricted Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Your right to be repaid would be adversely affected if a court determined that any of our subsidiaries made any guarantee for inadequate consideration or with the intent to defraud creditors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

(1)	except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guarantor) assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are either (i) applied in accordance with the applicable provisions of the Indenture or (ii) not required to be applied in accordance with any provision of the Indenture.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Redemption

Optional Redemption. At any time prior to April 1, 2013, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

On or after April 1, 2013, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve month period beginning on April 1 of the years indicated below, subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2013	105.438%
2014 and thereafter	100.000%

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:

(1)	the present value at such redemption date of the sum of (i) the redemption price of such note at April 1, 2013 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through April 1, 2013 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)	the then outstanding principal amount of such note.

“Treasury Rate” means, as determined by the Issuers, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2013; provided, however, that if no published maturity exactly corresponds with such date, then the

Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April 1, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to April 1, 2013, the Issuers may, at their option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35.0% of the principal amount of all notes issued at a redemption price equal to 110.875% of the principal amount of the notes redeemed plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption); provided that:

(1)	at least 65.0% of the principal amount of all notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)	the Issuers makes such redemption not more than 90 days after the consummation of any such Equity Offering.

“Equity Offering” means a sale either (1) of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent.

In addition to the Issuers’ rights to redeem notes as set forth above, the Issuers may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.

Selection and Notice of Redemption

In the event that the Issuers choose to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)	on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the notes redeemed plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

Within 30 days following the date upon which a Change of Control occurs, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee or otherwise in accordance with the procedures of DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their tendered notes and their election to require the Issuers to purchase such notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of the notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If a Change of Control Offer is made, we cannot assure you that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third-party financing to the extent they do not have available funds to meet their purchase obligations. However, we cannot assure you that the Issuers would be able to obtain such financing. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

The Company’s other existing and future senior Indebtedness may prohibit events that would constitute a Change of Control. If the Company were to experience a change of control that triggers a default under such other senior Indebtedness, the Company could seek a waiver of such default or seek to refinance such other senior Indebtedness. In the event that the Company does not obtain such a waiver or refinance such senior Indebtedness, such default could result in amounts outstanding under such other senior Indebtedness to be declared due and payable. In addition, the exercise by the Holders of notes of their right to require the Issuers to repurchase the notes could cause a default under such other senior Indebtedness, even if the occurrence of the Change of Control itself does not, due to the financial effect of such repurchases on the Issuers.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control; such provisions may only be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property and to make Restricted Payments (as defined below) may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale or any Legacy Loan Portfolio Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75.0% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion; and

(c)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale or a Legacy Loan Portfolio Sale, the Issuers (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:

(1)

to prepay or repay Secured Debt or Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that, except in the case of Net Proceeds from a Legacy Loan Portfolio Sale, Net Proceeds, may not be applied to the prepayment or repayment of Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness, other than Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale;

(2)	to prepay or repay Pari Passu Debt permitted to be incurred pursuant to the Indenture to the extent required by the terms thereof, and, in the case of Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

(3)	to make one or more offers to the holders of the notes (and, at the option of the Company, the holders of Pari Passu Debt) to purchase notes (and such other Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(5)	to acquire other assets (including, without limitation, MSRs and Securitization Assets) that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within thirty days thereof, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such Pari Passu Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Certain Covenants

Covenant Suspension

During any period of time that the notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Restricted Subsidiaries will not be subject to the following covenants:

•	“Repurchase at the Option of Holders—Asset Sales;”

•	“—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Certain Covenants—Limitation on Restricted Payments;”

•	“—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

•	clause (2) of the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

•	“—Certain Covenants—Limitation on Transactions with Affiliates;”

•	“—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries;” and

•	“—Certain Covenants—Conduct of Business”

(collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the notes such that the notes are not rated Investment Grade, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the time of reinstatement of the Suspended Covenants upon such withdrawal or downgrade, calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “—Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.

Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Restricted Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof:

(1)	the Corporate Indebtedness to Tangible Net Worth Ratio of the Company is less than 1.1 to 1.0; and

(2)	the Consolidated Leverage Ratio of the Company is less than 4.5 to 1.0.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company);

(3)

make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company) of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the notes; or

(4)	make any Restricted Investment

if at the time of such action (each such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as, a “Restricted Payment”) or immediately after giving effect thereto,

(1)	a Default or an Event of Default shall have occurred and be continuing; or

(2)	immediately after giving effect thereto on a pro forma basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(3)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(a)	50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus

(b)	100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person since the Issue Date including:

(i)	any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock and Excluded Contributions);

(ii)	the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary of the Company after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date.

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under the Indenture;

(2)	the making of any Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) through the application of a substantially concurrent cash capital contribution received by the Company from its shareholders (which capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (iii)(b) of the immediately preceding paragraph);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of the Company) that is unsecured or contractually subordinated to the notes or to any Note Guarantee by exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company (or payments to any direct or indirect parent company of the Company to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof) of such direct or indirect parent company) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any direct or indirect parent company of the Company, or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $2.5 million in any calendar year plus (i) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of the Company or any Restricted Subsidiary of the Company (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (4)(i) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (iii)(b) of the preceding paragraph) and (ii) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that amounts available pursuant to this clause (4) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period and provided, further, that the cancellation of Indebtedness owing to the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

(5)	(a) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants and (b) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

(6)	the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay, without duplication as to amounts of:

(a)	franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Company and its direct and indirect parent entities (including a corporation organized to hold interests in the Company in connection with the public issuance of shares) plus $250,000 per year;

(b)

federal, state, and local income taxes on a consolidated or combined tax group of which the direct or indirect parent is the common parent, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and not directly payable by the Company or its Restricted Subsidiaries and, to the extent of the amount actually received from any of the Company’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries of the Company; provided that (i) in determining such taxes, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, shall be taken into account, (ii) if there is an adjustment in the amount of Taxable Income for any periods, an appropriate positive or negative adjustment shall be made to the amount of distributions or loans permitted pursuant to this Section 6(b), and if the adjustment is negative, then the permitted distribution on loan for succeeding periods shall be reduced (without duplication of reductions due to clause 6(b)(i) hereof) to take into account such negative amount until such negative amount is reduced to zero, (iii) any distribution or loan in respect of such taxes other than amounts relating to estimated payments shall be computed by a nationally recognized accounting firm and (iv) in no event will such dividends and loans exceed the amounts that the Company and its Restricted and/or Unrestricted Subsidiaries (as applicable) would have paid a stand-alone group;

(c)	so long as the Company is treated for income tax purposes as a disregarded entity or a partnership, distributions to equity holders or partners of the Company in an amount not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 10 days prior to the due date of the tax payable by equityholders or partners of the Company to which such Tax Amount relates;

(d)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Company and its Restricted Subsidiaries; and

(e)	general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(7)	so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(9)	any repricing or issuance of employee stock options or the adoption of bonus arrangements, in each case in connection with the issuance of the notes, and payments pursuant to such arrangements;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the “Asset Sale” provisions of the Indenture (including after the making by the Issuers of any Asset Sale Offer required to be made by the Issuers pursuant to such covenant and the purchase of all notes tendered therein);

(12)	upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the “Change of Control” provisions of the Indenture (including the purchase of all notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Restricted Subsidiary of the Company; and

(13)	Restricted Payments in an amount not to exceed $17.5 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) above, amounts expended pursuant to clauses (1), (4), (7) and (13) shall be included in such calculation.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a)	applicable law, rule, regulation or order;

(b)	the Indenture and the notes;

(c)	customary non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company;

(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)	the Existing Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Facilities (under the relevant circumstances) and will not materially affect the Company’s ability to make anticipated principal and interest payments on the notes (as determined in good faith by the Board of Directors of the Company);

(f)	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g)	restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

(h)	provisions in agreements evidencing Permitted Funding Indebtedness that impose restrictions on the collateral securing such Indebtedness;

(i)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(j)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(k)	any agreement or instrument governing Capital Stock of any Person that is acquired;

(l)	the requirements of any Securitization, Warehouse Facility or MSR Facility that are exclusively applicable to any Securitization Entity, Warehouse Facility Trust, MSR Facility Trust or special purpose Subsidiary of the Company formed in connection therewith;

(m)	customary provisions in joint venture and other similar agreements relating solely to such joint venture;

(n)	customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(o)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(p)	other Indebtedness, Disqualified Capital Stock or Preferred Stock of Foreign Subsidiaries of the Company permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock” that impose restrictions solely on the Foreign Subsidiaries party thereto; provided that the restrictions will not materially affect the ability of the Issuers to pay the principal, interest and premium and Additional Interest, if any, on the Notes, as determined in good faith by the Company; and

(q)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b) through (d), (f) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or its Restricted Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries unless:

(1)	in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)	in all other cases, the notes are equally and ratably secured except for:

(a)	Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b)	Liens securing the notes and the Note Guarantees;

(c)	Liens securing Non-Recourse Indebtedness;

(d)	Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (i) the assets acquired or originated with the proceeds of such Indebtedness, assets that consist of Servicing Advances, MSRs, loans, mortgage related securities and other mortgage related receivables, REO Assets, Residual Assets and other similar assets subject to and pledged to secure such Indebtedness and (ii) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in clause (i);

(e)	Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); and

(f)	Permitted Liens.

Notwithstanding the foregoing, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens on any MSR Assets or on the Capital Stock of any MSR Subsidiaries owned by the Company or its Restricted Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries (other than (x) Liens on MSR Assets owned on the Issue Date securing Indebtedness at any one time outstanding not to exceed $25.0 million or (y) Liens pursuant to clauses (1), (5), (6) (provided such Liens are in existence at the time such assets or property is acquired and were not incurred in contemplation thereof), (14), (19) and (34) of the definition of Permitted Liens) unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on Liens;”

(2)	the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation and Sale of Assets. (A) Neither Issuer, in a single transaction or series of related transactions, may consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all such Issuer’s assets, to any Person and (B) the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:

(a)	the Company, or such Issuer, as the case may be, shall be the surviving or continuing entity; or

(b)	the Person (if other than the Company or such Issuer, as the case may be) formed by such consolidation or into which the Company or such Issuer, as the case may be, is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company or such Issuer, as the case may be, and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i)	shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

(ii)	shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company or such Issuer, as the case may be, to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company, such Issuer, or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness pursuant to the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a pro forma Consolidated Leverage Ratio and a pro forma Corporate Indebtedness to Tangible Net Worth Ratio that would not be more than the actual Consolidated Leverage Ratio and Corporate Indebtedness to Tangible Net Worth Ratio of the Company, as applicable, immediately prior to such transaction;

(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)	the Company, such Issuer or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or such Issuer, as the case may be, in accordance with the foregoing, in which the Company or such Issuer, as the case may be, is not the continuing entity, the successor Person formed by such consolidation or into which the Company or such Issuer, as the case may be, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Issuer, as the case may be, under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

This “Merger, Consolidation and Sale of Assets” covenant does not apply to:

(1)	a merger of the Company or such Issuer, as the case may be, with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction or converting the Company into a corporation;

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or

(3)	any Required Asset Sale or Legacy Loan Portfolio Sale that complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), involving aggregate payment of consideration in excess of $5.0 million other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $7.5 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

The restrictions set forth in the first and second paragraphs of this covenant shall not apply to:

(1)	any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Capital Stock) to directors and employees pursuant to stock option or stock ownership plans;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;

(3)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;

(4)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

(5)	any agreement as in effect as of the Issue Date or any amendment thereto or any transactions or payments contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Board of Directors of the Company in good faith);

(6)	Restricted Payments permitted by the Indenture;

(7)	sales of Qualified Capital Stock and capital contributions to the Company from one or more holders of its Capital Stock;

(8)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Holders of the Notes in any material respect (as determined by the Board of Directors of the Company in good faith);

(9)	transactions in which the Company or any Restricted Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;

(10)(i)

the provision of mortgage servicing and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by the Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the

Company in good faith) and (ii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)	payments or loans (or cancellation of loans) to employees of the Company, any of its direct or indirect parent entities or any Restricted Subsidiary of the Company (as determined by the Board of Directors of the Company in good faith);

(12)	Guarantees by the Sponsor or any direct and indirect parent of the Company for Obligations of the Company and its Restricted Subsidiaries; and

(13)	investments by the Sponsor in securities of the Company or any Restricted Subsidiary of the Company so long as the investment is being offered generally to other investors on the same or more favorable terms or the securities are acquired in market transactions.

Limitation on Guarantees by Restricted Subsidiaries. The Company will not permit any Domestic Restricted Subsidiary, other than (i) an Excluded Restricted Subsidiary or (ii) an MSR Facility Trust, a Securitization Entity or a Warehouse Facility Trust, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company of the type described in clauses (1) and (2) of the definition of “Indebtedness” (other than Permitted Funding Indebtedness to the extent such Domestic Restricted Subsidiary is a guarantor thereunder), unless, in any such case:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture, providing a guarantee, or a “Guarantee,” of payment of the notes by such Subsidiary; and

(2)	if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the notes than those contained in the Indenture.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Company of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)	the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2)	any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Limitation on Restricted Payments.” The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would occur and be continuing following such designation.

Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Restrictions on Activities of Nationstar Capital Corporation. Nationstar Capital Corporation may not hold any assets, become liable for any obligations or engage in any business activities; provided that Nationstar Capital Corporation may be a co-obligor of (i) the notes and (ii) any other Indebtedness incurred by the Company pursuant to the covenant described above under “—Limitation on Incurrence of Incurrence of Indebtedness and Issuance of Preferred Stock,” and in each case may engage in any activities directly related or necessary in connection therewith.

Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes or cause the Trustee to furnish to the Holders of notes within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants, and each Form 10-Q and 10-K will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

In the event that any direct or indirect parent of the Company becomes a Guarantor of the notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that such reporting is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than Company and its Subsidiaries, on the one hand, and the information related to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis on the other hand.

If, at any time after consummation of the exchange offer contemplated by the Initial Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on a website within the time periods that would apply if the Company were required to file those reports with the SEC.

If, at any time, the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then any “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or other comparable section, shall provide an analysis and discussion of the material differences with respect to the financial condition and results of operations of the Company and its Restricted Subsidiaries as compared to the Company and its Subsidiaries (including such Unrestricted Subsidiaries).

In addition, the Company agrees that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything to the contrary in this Description of Notes, the Company will not be deemed to have failed to comply with any of its obligations described below under clause (3) of the caption under “—Events of Default” until 30 days after the date on which any report hereunder is due.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest, or Additional Interest, if any, on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25.0% of the then outstanding principal amount of all notes issued under the Indenture;

(4)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged,

unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing);

(6)	certain events of bankruptcy or insolvency affecting the Company or any of its Significant Subsidiaries; or

(7)	the Guarantee of any Significant Subsidiary of the Company shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Company, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding notes issued under the Indenture may declare the principal of and accrued interest on all the notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of all notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the then outstanding notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest (including Additional Interest, if any) on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Issuers are required to provide an officers’ certificate to the Trustee within five Business Days of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and is continuing and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantors shall have any liability for any obligation of the Issuers or any Guarantors, respectively, under the notes, the Note Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the notes (“Legal Defeasance”). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (including Additional Interest, if any) on the notes when such payments are due;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including, bankruptcy, receivership, reorganization, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Additional Interest, if any) on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuers have delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on such redemption date);

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and the incurrence of Liens associated with any such borrowings));

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Issuers shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and

(7)	the Issuers shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all notes when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on (including Additional Interest, if any) the notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers have paid all other sums payable under the Indenture by the Issuers; and

(3)	the Issuers have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Issuers and the Trustee, without the consent of the Holders, may amend the Indenture to:

(1)	cure any mistakes, ambiguities, defects or inconsistencies;

(2)	provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the Indenture relating to the form of the notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)	provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the notes by a successor to the Company or a Guarantor pursuant to the “Merger, Consolidation and Sale of Assets” covenant;

(4)	make any change that would provide any additional rights or benefits to the Holders of the notes or that does not materially adversely affect the legal rights under the Indenture of any Holder of the notes or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)	provide for the issuance of notes issued after the Issue Date in accordance with the limitations set forth in the Indenture;

(7)	allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(8)	secure the notes;

(9)	provide for the issuance of exchange notes or private exchange notes; or

(10)	conform the text of the Indenture, the Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

In formulating its opinion on such matters, the Trustee will be entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any notes payable in money other than that stated in the notes;

(5)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes issued under the Indenture to waive Defaults or Events of Default;

(6)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(7)	after the Issuers’ obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; or

(8)	modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the Holders.

Governing Law

The Indenture provides that it and the Existing Notes are, and the New Notes will be, governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the occurrence and continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Nationstar Mortgage LLC, 350 Highland Drive, Lewisville, Texas 75067, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

General. The New Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act will initially be represented by a global note in registered form without interest coupons attached (the “144A Global Notes”). The 144A Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

The New Notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by a global note in registered form without interest coupons attached (the “Regulation S Global Notes” and, together with the 144A Global Notes, the “Global Notes”). The Regulation S Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the 144A Global Notes (“144A Book-Entry Interests”) and ownership of interests in the Regulation S Global Notes (the “Regulation S Book-Entry Interests” and, together with the 144A Book-Entry Interests, the “Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that may hold interests through DTC. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The Book-Entry Interests will not be held in definitive form. Instead, DTC will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, “holders” of Book-Entry Interests will not be considered the owners or “holders” of notes for any purpose. So long as the notes are held in global form, DTC (or its respective nominees), will be considered the holders of Global Notes for all purposes under the Indenture. As such, participants must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC, and the participants through which they own Book-Entry Interests in order to exercise any rights of holders under the Indenture. Neither we nor the Trustee under the Indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of Global Notes. In the event any Global Note, or any portion thereof, is redeemed, DTC will distribute the amount received by it in respect of the Global Note so redeemed to the holders of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). We understand that under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, that no Book-Entry Interest of less than $2,000 principal amount at maturity, or less, may be redeemed in part.

Payments on Global Notes. Payments of amounts owing in respect of the Global Notes (including principal, interest, premium and additional interest) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Under the terms of the Indenture, we and the Trustee will treat the registered holder of the Global Notes (i.e., DTC) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any of our respective agents has or will have any responsibility or liability for:

•

any aspects of the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by DTC or any participant or indirect participants, or for maintaining supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•

DTC or any participant or indirect participant. Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Currency and Payment for the Global Notes. The principal of, premium, if any, and cash interest on, and all other cash amounts payable in respect of, the Global Notes will be paid to holders of interests in such notes (the “DTC Holders”) through DTC in Dollars.

Action by Owners of Book-Entry Interests. DTC has advised us that they will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute such definitive registered notes to their respective participants. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or other applicable Clearing Systems or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Transfers. Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the provisions of the Indenture.

The Global Notes will bear a legend to the effect set forth in “Notice to Investors.” Book-Entry Interests in the Global Notes will be subject to the restrictions on transfer discussed in “Notice to Investors.” Book-Entry Interests in any 144A Global Note may be transferred to a person who takes delivery in the form of Book-Entry Interests in the Regulation S Global Note only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Regulation S under the US Securities Act. Prior to 40 days after the date of initial issuance of the New Notes, ownership of Regulation S Book-Entry Interests will be limited to persons that have accounts with DTC or persons who hold interests through DTC, and any sale or transfer of such interest to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A. Regulation S Book-Entry Interests may be transferred to a person who takes delivery in the form of 144A Book-Entry Interests only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions described under “Notice to Investors” and in accordance with any applicable securities laws of any other jurisdiction.

Subject to the foregoing, and as set forth in “Notice to Investors,” Book-Entry Interests may be transferred and exchanged as described under “Description of the notes—Transfer and exchange.”

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in the other Global Note of the same denomination will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in the other Global Note, and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it retains such a Book-Entry Interest. Definitive registered notes may be transferred and exchanged for Book-Entry Interests in a Global Note only as described under “Description of Notes—Transfer and Exchange” and, if required, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Transfers involving an exchange of a Regulation S Book-Entry Interest for a 144A Book-Entry Interest will be done by DTC by means of an instruction originating from the Trustee through the DTC Deposit/Withdrawal at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Relevant Regulation S Global Note and a corresponding increase in the principal amount of the corresponding 144A Global Note. The policies and practices of DTC may prohibit transfers of Unrestricted Book-Entry Interests in the Regulation S Global Note prior to the expiration of the 40 days after the date of initial issuance of the New Notes. Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.
Information concerning DTC. All Book-Entry Interests will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time.

Neither the Issuers nor the initial purchasers are responsible for those operations or procedures. DTC has advised us that it is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Initial Settlement. Initial settlement for the New Notes will be made in Dollars. Book-Entry Interests owned through DTC accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of DTC holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading. The Book-Entry Interests will trade through participants of DTC and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Interest” means the additional interest that may accrue on the notes under the circumstances described under the caption “Exchange Offer; Registration Rights.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means: (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means:

(1)	the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than any Required Asset Sale or a Legacy Loan Portfolio Sale, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation and Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and any Restricted Subsidiary of the Company;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale of advances, loans, customer receivables, mortgage related securities or other assets in the ordinary course of business, the sale of accounts receivable or other assets that by their terms convert into cash in the ordinary course of business and any sale of MSRs in connection with the origination of the associated mortgage loan in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(6)	disposition of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Company or any of its Subsidiaries;

(7)	the modification of any loans owned or serviced by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(9)	disposals or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, in each case the ordinary course of business;

(10)	assets sold pursuant to the terms of Permitted Funding Indebtedness;

(11)	a sale (in one or more transactions) of Securitization Assets or Residual Interests in the ordinary course of business;

(12)	sales, transfers or contributions of Securitization Assets to Securitization Entities, Warehouse Facility Trusts and MSR Facility Trusts in connection with Securitizations in the ordinary course of business;

(13)	a sale or other disposition of Equity Interests of an Unrestricted Subsidiary;

(14)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Liens;” and

(15)	transactions pursuant to repurchase agreements entered into in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	Dollars;

(2)	in the case of any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, such local currencies held by such Foreign Subsidiary of the Company from time to time in the ordinary course of business;

(3)	securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(4)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(5)	certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within twelve months after the date of acquisition; and

(8)	money market funds at least 90.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

In the case of Investments by any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than any Required Asset Sales or Legacy Loan Portfolio Sale, to any Person other than a Permitted Holder; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; provided that for purposes of calculating the “beneficial ownership” of any group, any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not be included in determining the amount of Voting Stock “beneficially owned” by such group.

“Co-Issuer” means Nationstar Capital Corporation, a Delaware corporation.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	Consolidated Taxes;

(b)	Consolidated Interest Expense (excluding Consolidated Interest Expense on Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of Permitted Indebtedness);

(c)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including charges related to the writeoff of goodwill or intangibles as a result of impairment, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)	(1) customary fees and expenses of the Company and its Restricted Subsidiaries payable in connection with (i) the issuance of the notes and (ii) the initial public offering of the Company’s Common Stock or the Common Stock of any of its direct or indirect parent companies after the Issue Date, (2) costs associated with exit and disposal activities incurred in connection with a restructuring as defined in ASC 420-10 (provided that such charges relating to the Company’s restructuring program initiated in 2007 (as described in the offering memorandum) may not exceed $2.5 million in the aggregate in any Four Quarter Period) and (3) any amortization or write-off of debt issuance costs for Indebtedness incurred prior to the Issue Date;

(e)	any amortization or write-off of debt issuance costs payable in connection with Corporate Indebtedness incurred concurrent with and after the Issue Date;

(f)	recovery of other-than-temporary loss on available-for-sale securities recognized through members’ (or shareholders’) equity;

(g)	all other unusual or non-recurring items of loss or expense as approved by the Board of Directors of the Company acting reasonably and in good faith; and

(h)	the amount of any expense related to minority interests; and,

(3)	decreased by (without duplication):

(a)	non-cash gains pursuant to clause (2) above increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(b)	all other unusual or non-recurring gains or revenue as approved by the Board of Directors of the Company acting reasonably and in good faith;

(c)	all interest income to the extent a matching interest expense has been added back to clause (2) above; and

(d)	fair market value of MSRs capitalized by the Company and its Restricted Subsidiaries;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Permitted Hedging Transactions; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2)	to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3)	the imputed interest with respect to Attributable Debt created after the Issue Date; and

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) Corporate Indebtedness to (ii) the Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters (the “Four Quarter Period”) for which internal financial statements are available ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (the “Transaction Date”).

In addition to and without limitation of the foregoing, for purposes of this definition, “Corporate Indebtedness” and “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)

the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)	any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness that is Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

The pro forma calculations shall be made by a responsible accounting officer of the Company in good faith based on the information reasonably available to it at the time of such calculation. The foregoing calculations, pursuant to the transactions listed above in clauses (1) and (2), shall be required to comply with the requirements for pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)	after-tax gains and losses from asset sales or abandonments or reserves relating thereto;

(2)	after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Person’s assets;

(3)	the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (g) and (h) of the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, whether such permitted restrictions exist on the Issue Date or are created thereafter, except to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Restricted Subsidiary of the referent Person (other than a Restricted Subsidiary also subject to such restrictions), by such other Person;

(4)	the net income or loss of any other Person, other than a Restricted Subsidiary of the referent Person, except:

(a)	to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Restricted Subsidiary of the referent Person (other than a Restricted Subsidiary described in clause (3) above), by such other Person; or

(b)	that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

(5)	any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)	in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	any valuation allowance for mortgage loans held-for-investment and/or any change in fair value of mortgage loans held for sale and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company;

(9)	change in fair value of MSRs or the amortization of MSRs pursuant to such Person’s accounting policy; and

(10)	an amount equal to all distributions during such period pursuant to clause (6)(c) of the second paragraph of the covenant described above under the caption “—Limitation on Restricted Payments.”

“Consolidated Tangible Net Worth” means, with respect to any Person, the excess of such Person’s total assets over its total liabilities determined on a consolidated basis in accordance with GAAP, excluding (1) goodwill, (2) other intangibles and (3) cumulative impact from Issue Date of any valuation allowance for mortgage loans held-for-investment and/or any change in fair value of mortgage loans held for sale and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company, in each case as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Tangible Net Worth.

“Consolidated Taxes” means, with respect to any Person for any period, (1) all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and (2) all distributions pursuant to clause (6)(c) of the second paragraph of the covenant described above under the caption “—Limitation on Restricted Payments.”

“Corporate Indebtedness” means, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of Permitted Indebtedness).

“Corporate Indebtedness to Tangible Net Worth Ratio” means, with respect to any Person, as of any date, the ratio of (i) the aggregate amount of Corporate Indebtedness outstanding as of such date to (ii) the Consolidated Tangible Net Worth, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by Company senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any its Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made.

“Excluded Restricted Subsidiary” means any newly acquired or created Subsidiary of the Company that is designated as a Restricted Subsidiary but prohibited, in the reasonable judgment of the Company, from guaranteeing the notes by any applicable law, regulation or contractual restriction existing at the time such Subsidiary becomes a Restricted Subsidiary and which, in the case of any such contractual restriction, in the good faith opinion of the management of the Company, cannot be removed through commercially reasonable efforts. As of the Issue Date, there are no Excluded Restricted Subsidiaries.

“Existing Facilities” means, collectively, the Existing Servicing Advance Facilities, the Existing Warehouse Facilities and the Existing MSR Facilities.

“Existing MSR Facilities” means the MSR Notes together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Existing Servicing Advance Facilities” means: (1) the $375.0 million Agreement with respect to MBS Loan Buyout Financing Option and the Further Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum, dated as of January 13, 2010, by and among the Company and the lender identified therein, (2) the $350.0 million Third Amended and Restated Note Purchase Agreement, dated as of December 29,

2009, by and among the Company and the noteholders identified therein and (3) the MSR Notes, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Existing Warehouse Facilities” mean: (1) the $300.0 million Master Repurchase Agreement, dated as of January 27, 2010, by and among the Company and the lender identified therein, (2) the $50.0 million Master Repurchase Agreement, dated as of October 7, 2009, by and among the Company and the lender identified therein, (3) the $50.0 million Master Repurchase Agreement, dated as February 24, 2010, by and among the Company and the lender identified therein and (4) the $50.0 million As Soon As Pooled Plus Agreements, by and among the Company and the lender identified therein; in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the senior management of the Company or any Restricted Subsidiary of the Company, as applicable, when the fair market value of any asset other than cash is estimated in good faith to be below $5.0 million, and by the Board of Directors of the Company acting reasonably and in good faith and, if the fair market value exceeds $10.0 million, shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of December 31, 2009.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1)	Nationstar Equity Corporation, Centex Land Vista Ridge Lewisville III General Partner, LLC, Centex Land Vista Ridge Lewisville III, L.P., Nationstar Industrial Loan Company, Nationstar Industrial Loan

Corporation, Harwood Insurance Services, LLC, Harwood Service Company of Georgia, LLC, Harwood Service Company of New Jersey, LLC, Harwood Service Company LLC, Homeselect Settlement Solutions, LLC, Nationstar 2009 Equity Corporation NSM Recovery Services Inc., NSM Foreclosure Services Inc.; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture; provided that any Excluded Restricted Subsidiary, any Securitization Entities, any Warehouse Facility Trusts and any MSR Facility Trusts shall not be deemed to be Guarantors.

“Holder” means the Person in whose name the note is registered on the registrar’s book. “Indebtedness” means with respect to any Person, without duplication:

(1)	all Obligations of such Person for borrowed money;

(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) or (9) below;

(7)	Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;

(8)	all Obligations under currency agreements and interest swap agreements of such Person;

(9)	all Attributable Debt of such Person; and

(10)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued at a discount to par;

(2)	with respect to any Obligations under currency agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; or

(4)	except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Initial Registration Rights Agreement” means the Registration Rights Agreement with respect to the Existing Notes, dated as of the Issue Date, among the Issuers, the Guarantors and Barclays Capital Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc., as initial purchasers.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. “Investment” shall exclude (x) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, travel and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Restricted Subsidiaries, an Affiliate of joint venture of the Company or any Restricted Subsidiary), acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.

“Issue Date” means March 26, 2010, the date on which the Existing Notes were originally issued.

“Issuers” means the Company and the Co-Issuer.

“Legacy Loan Portfolio Sale” means the sale, lease, conveyance or other disposition, in one or more transactions of all or a portion of the residential mortgage loans subject to the Note Purchase Agreement, dated as of October 30, 2009 by and among the Company and the representatives of the initial purchasers party thereto.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“MSR” means mortgage servicing rights entitling the holder to service mortgage loans.

“MSR Assets” means MSRs other than (i) MSRs on loans originated by the Company or its Restricted Subsidiaries for so long as such MSRs are financed in the normal course of the origination of such loans and (ii) MSRs subject to existing Liens on the Issue Date securing Existing MSR Facilities.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to finance or refinance the purchase, origination, pooling or funding by the Company or a Restricted Subsidiary of the Company of MSRs originated, purchased, or owned by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

“MSR Facility Trust” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs purchased by such Person from the Company or any other Restricted Subsidiary, or (ii) notes and securities are backed by specified mortgage loans purchased by such Person from the Company or any other Restricted Subsidiary.

“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“MSR Loans” means loans outstanding under the MSR Notes that are, in accordance with the terms thereof, secured by the pledge of an MSR.

“MSR Notes” means the $22.2 million Senior Secured Credit Agreement, dated as of October 1, 2009, by and among the Company and the lender identified therein.

“MSR Subsidiary” means any Restricted Subsidiary of the Company that owns MSR Assets that have a Fair Market Value in excess of $5.0 million.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to any specified Person, Indebtedness that is:

(1)	specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);

(2)	advanced to (i) such Person or its Restricted Subsidiaries that holds investment assets or (ii) any of such Person’s Subsidiaries or group of such Person’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, in each case, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, such Person’s or any of such Person’s Restricted Subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse Indebtedness; and (B) subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

(3)	specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or any of its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes)

provided that, notwithstanding the foregoing, to the extent that any Non-Recourse Indebtedness is made with recourse to other assets of a Person or its Restricted Subsidiaries, only that portion of such Non-Recourse Indebtedness that is recourse to such other assets or Restricted Subsidiaries shall be deemed not to be Non-Recourse Indebtedness.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Debt” means Indebtedness of the Company or a Restricted Subsidiary that is senior or pari passu in right of payment with the notes. For the purposes of this definition, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Permitted Business” means businesses associated with the purchase and origination of mortgage loans or interests related thereto, and the purchase, management, collection and sale of mortgage servicing rights or complementary assets and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any facility that combines any Indebtedness under clauses (i), (ii), (iii) or (iv) and (vi) any Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv) or (v) and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Servicing Advances, mortgage related securities, loans, MSRs, consumer receivables, REO Assets or Residual Interests existing on the Issue Date or created or acquired thereafter, provided, however that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vi) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vi) which excess shall be entitled to be incurred pursuant to any other provision under the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars, forward hedge and TBA contracts or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Holders” means Sponsor and its Affiliates and members of management of the Company and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the Existing Notes and exchange notes issued in exchange for such notes pursuant to the Initial Registration Rights Agreement and exchange notes issued in exchange for any additional notes issued under the Indenture and the Note Guarantees;

(2)	Indebtedness incurred pursuant to the Existing Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Facility as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

(3)	Indebtedness of the Company or any Guarantor under the Working Capital Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) in an amount not to exceed $35.0 million;

(4)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);

(5)	Permitted Hedging Transactions;

(6)	Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	Indebtedness owed to and held by the Company or a Restricted Subsidiary, provided, however, that (a) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon and (b) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(8)

Indebtedness of the Company or any Guarantor to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company or any Guarantor to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated in right of payment, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes; and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds, directly or indirectly, any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9)	[reserved];

(10)	Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(11)	Permitted Funding Indebtedness;

(12)	Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;

(13)	Refinancing Indebtedness;

(14)(A)	any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary of the Company (other than Non-Recourse Indebtedness) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary of the Company is permitted under the terms of the Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company (other than Non-Recourse Indebtedness); provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees by Restricted Subsidiaries”;

(15)	Non-Recourse Indebtedness;

(16)	Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b)	the Consolidated Leverage Ratio and the Corporate Indebtedness to Tangible Net Worth Ratio of the Company would not be more than the Consolidated Leverage Ratio and the Corporate Indebtedness to Tangible Net Worth Ratio of the Company, as applicable, immediately prior to the incurrence of such Indebtedness;

(17)	Indebtedness (including Capitalized Lease Obligations) incurred to finance the development, construction, purchase, lease, repairs, maintenance or improvement of assets (including MSRs and related Servicing Advances) by the Company or any Restricted Subsidiary, provided that the Liens securing such Indebtedness may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of the construction of the property subject to the Lien, provided, further that the amount of such Indebtedness does not exceed the Fair Market Value of the assets purchased or constructed with the proceeds of such Indebtedness;

(18)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (18));

(19)	Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company (or payments to any direct or indirect parent company of the Company to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any direct or indirect parent company of the Company, or any of its Subsidiaries or their authorized representatives to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments;”

(20)	Indebtedness in respect of overdraft protections and otherwise in connection with customary deposit accounts maintained by the Company or any Restricted Subsidiary with banks and other financial institutions as part of its ordinary cash management program;

(21)	the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (21), 5.0% of Foreign Subsidiary Total Assets;

(22)	shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (22);

(23)	Indebtedness of the Company and its Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(24)	Obligations in respect of performance, bid, surety bonds and completion guarantees provided by the Company and its Restricted Subsidiaries in the ordinary course of business;

(25)	[reserved];

(26)	to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Residual Interests or other loans and other mortgage-related receivables purchased or originated by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business;

(27)	Guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness;

(28)	Indebtedness or Disqualified Capital Stock of the Company and Indebtedness, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Capital Stock or sales of Equity Interests to the Company or any of its Subsidiaries) to the extent that such net cash proceeds or cash have not been applied to the covenant “—Limitation on Restricted Payments”; provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (28) may not exceed $15.0 million in the aggregate at any one time outstanding;

(29)	Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(30)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $10.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (30);

(31)	Guarantees by the Company and the Restricted Subsidiaries of the Company to owners of servicing rights in the ordinary course of business; and

(32)	additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $12.5 million at any one time outstanding.

For purposes of determining compliance with the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (32) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	Investments by the Company or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage related securities or charge-off receivables in the ordinary course of business;

(5)	Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(6)	Investments in MSRs;

(7)	Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;

(8)	Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;

(9)	any Restricted Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or any other disposition of assets not constituting an Asset Sale;

(10)	Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company, or any of its direct or indirect parent entities, or any Unrestricted Subsidiary;

(11)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(12)	Investments in connection with Permitted Hedging Transactions;

(13)	repurchases of the notes;

(14)	Investments in and making of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);

(15)	guarantees of Indebtedness permitted under the covenant described in “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)	any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the third paragraph of the covenant described under “—Limitation on Transactions with Affiliates” (except transactions described in clauses (6) and (9) of such paragraph);

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)	endorsements for collection or deposit in the ordinary course of business;

(19)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (19) to the extent required by the terms of such Investment as in existence on the Issue Date;

(20)	any Investment by the Company or any Restricted Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Restricted Subsidiary of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(21)	any Investment by the Company or any Restricted Subsidiary of the Company in a joint venture not to exceed the greater of (x) $5.0 million and (y) 1.0% of Total Assets; and

(22)	other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $30.0 million and (y) 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent for a period of more than 30 days; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens existing on the Issue Date;

(5)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(6)	Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property or within 360 days of such acquisition, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); provided, further that the aggregate amount of obligations secured thereby does not exceed $15.0 million at any time outstanding and no such Lien may secure obligations in an amount that exceeds the Fair Market Value of the assets or property acquired as of the date of acquisition;

(7)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(8)	leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(10)	Liens securing Indebtedness permitted to be incurred under the Working Capital Facility, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to clause (3) of the definition of Permitted Indebtedness;

(11)	Liens in favor of the Issuers or any Guarantor;

(12)	Liens on the Equity Interests of any Unrestricted Subsidiary securing Non-Recourse Indebtedness of such Unrestricted Subsidiary;

(13)	grants of software and other technology licenses in the ordinary course of business;

(14)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6), (28) and (34) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6), (28) and (34) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(16)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(17)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(18)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(19)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(20)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the Permitted Business of the Company and its Subsidiaries and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(21)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(22)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(24)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

(25)	Liens securing Permitted Hedging Transactions and the costs thereof;

(26)	Liens securing Indebtedness under Currency Agreements;

(27)	Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $25.0 million and (y) 1.0% of Total Assets;

(28)	Liens securing Indebtedness incurred to finance the construction or purchase of assets (excluding MSR Assets) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), provided that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition or completion of the construction of the property subject to the Lien, provided further that the amount of Indebtedness secured by such Liens does not exceed the purchase price of the assets purchased or constructed with the proceeds of such Indebtedness;

(29)	Liens on Securitization Assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;

(30)	Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;

(31)	Liens to secure Indebtedness of any Foreign Subsidiary of the Company or Excluded Restricted Subsidiary securing Indebtedness of such Foreign Subsidiary of the Company or any Excluded Restricted Subsidiary that is permitted by the terms of the Indenture to be incurred;

(32)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(33)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement; and

(34)	Liens securing Indebtedness incurred to finance the purchase of MSR Assets (“Acquired MSR Assets”) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), provided that (x) any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition of the property subject to the Lien and (y) the aggregate amount of Indebtedness secured by the Acquired MSR Assets in such purchase does not exceed the greater of $50.0 million and 35.0% of the purchase price of such Acquired MSR Assets less the amount necessary to pay any fees and expenses related to such acquisition (the purchase price of the Acquired MSR Assets shall be determined by the terms of the contract governing such purchase or, if not specified in such contract, management in good faith).

“Permitted MSR Indebtedness” means MSR Indebtedness; provided, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Residual Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (not including customary contractual recourse for breaches of representations and warranties) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase, origination or pooling of any Receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Entity, and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.”).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred under a Servicing Advance Facility; provided, however that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breaches of representations or warranties and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness under a Servicing Advance Facility which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means Moody’s and S&P.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and MSRs but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and MSRs, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clauses (1), (4), (13), (16), (17), (28) or (29) of the definition of Permitted Indebtedness, and in each case that does not:

(1)	result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under the Indenture); or

(2)	create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) such Indebtedness is incurred either (a) by the Company or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced and (ii) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the New Notes dated as of the issue date of the New Notes, among the Issuers, the Guarantors and RBS Securities Inc., as initial purchaser.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Restricted Subsidiary secured by Residual Interests.

“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Company or a Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) MSRs, (ii) pools or portfolios of MSRs, or (iii) the Capital Stock of any Person that holds MSRs or pools or portfolios of MSRs, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a government-sponsored enterprise.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer, sale or financing of Servicing Advances and/or mortgage loans, installment contracts, other loans and any other asset capable of being securitized (collectively, the “Securitization Assets”) by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Servicing Advances or mortgage loans to a Securitization Entity.

“Securitization Assets” has the meaning set forth in the definition of “Securitization.”

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any

Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements. As of the date of issuance of the new notes, Nationstar Home Equity Loan Trust 2009-A, Nationstar Home Equity Loan 2009-A REO LLC, Nationstar Mortgage Advance Receivables Trust 2010 ADVI, Nationstar Funding LLC, Nationstar Residual, LLC, Nationstar Advance Funding LLC, Nationstar Advance Funding II, LLC, and Nationstar Agency Advance Funding Trust 2011-1 shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Servicing Advances” means advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Company or any of its Restricted Subsidiaries based on such collateral.

“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Sponsor” means Fortress Investment Group LLC.

“Subsidiary,” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxable Income” means, for any period, the taxable income or loss of the Company for such period for federal income tax purposes.

“Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable with respect to the Company’s taxable income for such period (or in respect of the actual or deemed transfer of an interest in the Company to a corporation in connection with the public issuance of shares in a transaction intended to qualify (based upon an opinion of a nationally recognized accounting or law firm that the transaction should so qualify) under Section 351 of the Internal Revenue Code of 1986, as amended from time to time, in which the only consideration is common stock of the corporation and the assumption of liabilities of the Company) by an equity owner of the Company who is an individual resident in New York City who is subject to the maximum rates of tax; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would apply to such an individual shall be taken into account assuming the only income and gain of such individual in current and prior tax periods is income and gain attributable to the Company; provided, further, that (i) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced (without duplication of reductions due to the first proviso hereof) to take into account such negative amount until such negative amount is reduced to zero and (ii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to the Company or any Restricted Subsidiary or any of their assets;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Company or a Restricted Subsidiary of the Company of, provide funding to the Company or a Restricted Subsidiary of the Company through the transfer of, loans, mortgage related securities and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company; provided that such purchase, origination, pooling, funding, refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Trust” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which (i) notes and securities are backed by specified Servicing Advances purchased by such Person from the Company or any other Restricted Subsidiary, or (ii) notes and securities are backed by specified mortgage loans purchased by such Person from the Company or any other Restricted Subsidiary.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

“Working Capital Facility” means (i), any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that provide loans, notes, other credit facilities or commitments permitted under clause (3) of the definition of Permitted Indebtedness and (ii) any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity thereof, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The New Notes will be issued in fully registered global form. The New Notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “—Depositary Procedures.”

The global notes will be deposited on behalf of the acquirers of the New Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the New Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) DTC has ceased to be a clearing agency registered under the Exchange Act, (iii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in the form of certificated notes, or (iv) an Event of Default has occurred and is continuing, upon request by the holders of the Notes, we will issue Notes in certificated form in exchange for global securities. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations that may be relevant to holders of the Notes who are exchanging Notes pursuant to the Offer to Exchange. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with notes that will be held as capital assets and, except where otherwise specifically noted, is only addressed to persons who hold Notes pursuant to this Offer to Exchange. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, persons subject to the alternative minimum tax, certain U.S. expatriates, controlled foreign corporations, passive foreign investment companies, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes), or persons that have a “functional currency” other than the U.S. dollar.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of a partnership holding our Notes should consult their tax advisors.

Persons considering the exchange of Notes should consult their own tax advisors in determining the tax consequences to them of the ownership and disposition of Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Pursuant to U.S. Treasury Department Circular 230, holders of Notes or prospective purchasers are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Offer to Exchange or any document referred to herein is not intended or written to be used, and cannot be used by note holders for the purpose of avoiding penalties that may be imposed under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) note holders should seek advice based on their particular circumstances from an independent tax advisor.

As used under this heading “Certain U.S. Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial owner of a note that is (i) an individual citizen or resident of the United States; (ii) a U.S. domestic corporation; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.” As used under this heading “ Certain U.S. Federal Income Tax Consequences” the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or other entity or arrangement classified as a partnership) that is organized in or under the laws of the United States or any political subdivision thereof. The following summary applies equally to all Notes, except where expressly stated otherwise.

Exchange Pursuant to the Offer to Exchange

The exchange of Old Notes for New Notes in this Offer to Exchange will not be treated as an “exchange” for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange of Old Notes for New Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the New Notes will have the same tax attributes and tax consequences as the outstanding notes exchanged therefor, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Tax Consequences to U.S. Holders

Original Issue Discount

The Notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID with respect to the Notes is equal to the excess of the “stated redemption price at maturity” of the Notes over the issue price of the Notes. For U.S. federal income tax purposes, each U.S. Holder (regardless of its regular accounting method) generally must accrue the OID in gross income over the term of the Notes on a constant yield to maturity method that reflects compounding of interest. As a result, U.S. Holders generally will recognize taxable income in respect of a Note in advance of the receipt of cash attributable to such income.

Market Discount, Acquisition Premium, Amortizable Bond Premium

If a U.S. Holder acquires a Note at a cost that is less than its adjusted issue price on the acquisition date, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is de minimis. In general, market discount will be treated as accruing ratably over the remaining term of the Note or, at the holder’s election, on a constant yield to maturity basis. A U.S. holder may elect to include market discount in income currently as it accrues. A holder that does not make this election will be required to treat any gain on the disposition of the Note as ordinary income to the extent of accrued market discount not previously included in income with respect to the Note, and to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until maturity or until a taxable disposition of the Note.

If a U.S. Holder has a tax basis in a Note that is more than the adjusted issue price of such Note but less than the stated redemption price at maturity of such Note, the U.S. Holder will have acquisition premium with respect to such Note to the extent of that excess, and the amounts of OID otherwise included in the U.S. Holder’s income will generally be reduced to the extent of the acquisition premium.

If a U.S. Holder’s tax basis in a Note exceeds the Note’s stated redemption price at maturity, the Note has bond premium to the extent of that excess, and the U.S. Holder will not be required to include any of the OID on the Note in income. It is generally possible to elect to amortize bond premium on a constant yield to maturity method, as a reduction of interest income from a Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the Note by the amount of bond premium used to offset stated interest income.

Purchase, Sale and Retirement of Notes

Initially, the tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. A U.S. Holder’s basis will increase by any amounts that are included in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the Note.

Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including accrued qualified stated interest, which will be taxable as ordinary interest income) and the U.S. Holder’s tax basis in such Note.

Tax Consequences to Non-U.S. Holders

Under U.S. federal income tax law, and subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax generally will be required with respect to the payment by us or our paying agent on a Note owned by a Non-U.S. Holder of interest (including OID) that qualifies as portfolio interest (including payment of the mandatory principal redemption amount). Interest on a Note owned by a Non-U.S. Holder will qualify as portfolio interest, provided that (i) such interest is not effectively connected with the conduct of such U.S. Holder’s U.S. trade or business, (ii) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable U.S. Treasury regulations, (iii) such Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and (iv) such Non-U.S. Holder either a) provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements generally made, under current procedures, on IRS Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that is it a Non-U.S. Holder) or b) holds Notes through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury regulations. Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

A Non-U.S. Holder with interest income that does not qualify as portfolio interest will be subject to a 30% U.S. federal withholding tax unless, under current procedures, it delivers a properly completed IRS Form W-8ECI (stating that interest paid on its Notes is not subject to withholding tax because it is effectively connected to its conduct of a trade or business in the U.S.) or IRS Form W-8BEN (claiming an exemption from or reduction in withholding tax under an applicable income tax treaty).

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of a Note, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. or (ii) in the case of gain realized by an individual holder, the holder is present in the U.S. for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

Notwithstanding the foregoing, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest (including OID) income or gain that is effectively connected with its U.S. trade or business and, if required by an applicable income tax treaty, that is attributable to its U.S. “permanent establishment,” unless such treaty provides otherwise. In addition, under certain circumstances, effectively connected earnings and profits of a corporate Non-U.S. Holder may be subject to a “branch profits” tax imposed at a 30% rate or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Under current U.S. federal income tax law, information reporting requirements apply with respect to payments made to U.S. Holders of principal, interest and OID on, and the proceeds of dispositions (including retirements and redemptions) of, Notes unless an exemption exists. In addition, if a U.S. Holder is not exempt, such U.S. Holder will be subject to backup withholding tax (currently at a rate of 28%) in respect of such payments if, among other things, that U.S. Holder does not provide his or her correct taxpayer identification number to us or our paying agent. All individuals are subject to these requirements. In general, corporations are exempt from these requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s U.S. federal income tax liability (and may entitle you to a refund), provided that correct information is timely provided to the IRS.

A Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the Notes if the beneficial owner has provided us with an IRS Form W-8BEN and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the gross proceeds of the sale of Notes made within the United States or conducted through certain U.S. financial intermediaries if the payer receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against such non-U.S. Holder’s federal income tax liability and may entitle you to a refund provided you timely furnish the required information to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. Starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 90 days from the date of original issuance of the New Notes, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled.

LEGAL MATTERS

The validity of the New Notes, the Indenture under which they will be issued, and/or the corporate action authorizing the same will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, Bass, Berry & Sims PLC, Memphis, Tennessee, and Greenberg Traurig LLP, Dallas, Texas, as more particularly set forth in the applicable opinions.

EXPERTS

The consolidated financial statements of Nationstar Mortgage LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NATIONSTAR MORTGAGE LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members of

Nationstar Mortgage LLC

We have audited the accompanying consolidated balance sheets of Nationstar Mortgage LLC and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nationstar Mortgage LLC and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for transfers of financial assets and consolidation of variable interest entities, effective January 1, 2010.

/s/  ERNST & YOUNG LLP

Dallas, Texas

February 23, 2012

Consolidated Financial Statements

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(dollars in thousands)
Assets
Cash and cash equivalents	$62,445	$21,223
Restricted cash (includes $—and $1,472, respectively, of restricted cash, subject to ABS nonrecourse debt)	71,499	91,125
Accounts receivable (includes $—and $2,392, respectively, of accrued interest, subject to ABS nonrecourse debt)	562,300	441,275
Mortgage loans held for sale	458,626	369,617
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets, net of allowance for loan losses of $5,824 and $3,298, respectively	243,480	266,320
Mortgage loans held for investment, subject to ABS nonrecourse debt (at fair value)	—	538,440
Receivables from affiliates	4,609	8,993
Mortgage servicing rights—fair value	251,050	145,062
Property and equipment, net of accumulated depreciation of $39,201 and $35,346, respectively	24,073	8,394
REO, net (includes $—and $17,509, respectively, of REO, subject to ABS nonrecourse debt)	3,668	27,337
Other assets	106,181	29,395

Total assets	$1,787,931	$1,947,181

Liabilities and members’ equity
Notes payable	$873,179	$709,758
Unsecured senior notes	280,199	244,061
Payables and accrued liabilities (includes $—and $95, respectively, of accrued interest payable, subject to ABS nonrecourse debt)	183,789	75,054
Derivative financial instruments	12,370	7,801
Derivative financial instruments, subject to ABS nonrecourse debt	—	18,781
Nonrecourse debt—Legacy Assets	112,490	138,662
Excess spread financing (at fair value)	44,595	—
ABS nonrecourse debt (at fair value)	—	496,692

Total liabilities	1,506,622	1,690,809

Commitments and contingencies—See Note 19
Total members’ equity	281,309	256,372

Total liabilities and members’ equity	$1,787,931	$1,947,181

See accompanying notes to the consolidated financial statements.

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2011	2010	2009
	(dollars in thousands)
Revenues:
Servicing fee income	$233,411	$167,126	$90,195
Other fee income	35,187	16,958	10,023

Total fee income	268,598	184,084	100,218
Gain/(loss) on mortgage loans held for sale	109,136	77,344	(21,349)

Total revenues	377,734	261,428	78,869

Expenses and impairments:
Salaries, wages and benefits	202,290	149,115	90,689
General and administrative	82,183	58,913	30,494
Provision for loan losses	3,537	3,298	—
Loss on foreclosed real estate	6,833	205	7,512
Occupancy	11,340	9,445	6,863
Loss on available for sale securities—other-than-temporary	—	—	6,809

Total expenses and impairments	306,183	220,976	142,367

Other income (expense):
Interest income	66,802	98,895	52,518
Interest expense	(105,375)	(116,163)	(69,883)
Gain/(loss) on interest rate swaps and caps	298	(9,801)	(14)
Fair value changes in ABS securitizations	(12,389)	(23,297)	—

Total other income (expense)	(50,664)	(50,366)	(17,379)

Net income / (loss)	$20,887	$(9,914)	$(80,877)

See accompanying notes to the consolidated financial statements.

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY AND COMPREHENSIVE

INCOME

	Members’ Units	Accumulated Other Comprehensive Income	Total Members’ Units and Members’ Equity
	(dollars in thousands)
Balance at December 31, 2008	$255,922	$—	$255,922
Capital contributions	87,951	—	87,951
Share-based compensation	827	—	827
Net loss and comprehensive loss	(80,877)	—	(80,877)

Balance at December 31, 2009	263,823	—	263,823
Cumulative effect of change in accounting principles as of January 1, 2010 related to adoption of new accounting guidance on consolidation of variable interest entities	(8,068)	—	(8,068)
Share-based compensation	12,856	—	12,856
Tax related share-based settlement of units by members	(3,396)	—	(3,396)
Comprehensive loss:
Net loss	(9,914)	—	(9,914)
Change in value of cash flow hedge	—	1,071	1,071

Total comprehensive loss			(8,843)

Balance at December 31, 2010	255,301	1,071	256,372
Share-based compensation	14,815	—	14,815
Distributions to parent	(4,348)	—	(4,348)
Tax related share-based settlement of units by members	(5,346)	—	(5,346)
Comprehensive income:
Net income	20,887	—	20,887
Change in value of cash flow hedge	—	(1,071)	(1,071)

Total comprehensive income			19,816

Balance at December 31, 2011	$281,309	$—	$281,309

See accompanying notes to the consolidated financial statements.

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	2011	2010	2009
	(dollars in thousands)
Operating activities
Net income /(loss)	$20,887	$(9,914)	$(80,877)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Share-based compensation	14,815	12,856	827
(Gain) /loss on mortgage loans held for sale	(109,136)	(77,344)	21,349
Provision for loan losses	3,537	3,298	—
Loss on foreclosed real estate	6,833	205	7,512
Loss on equity method investments	107	—	—
(Gain) /loss on derivatives including ineffectiveness on interest rate swaps and caps	(2,331)	8,872	(2,422)
Impairment of investments in debt securities	—	—	6,809
Fair value changes in ABS securitizations	12,389	23,297	—
Fair value changes in excess financing spread	3,060	—	—
Depreciation and amortization	4,063	2,117	1,767
Change in fair value on mortgage servicing rights	39,000	6,043	27,915
Amortization of debt discount	13,331	18,731	21,287
Amortization of discounts	(5,042)	(4,526)	(1,394)
Mortgage loans originated and purchased, net of fees	(3,412,185)	(2,791,639)	(1,480,549)
Cost of loans sold, net of fees	3,339,859	2,621,275	1,007,369
Principal payments/prepayments received and other changes in mortgage loans originated as held for sale	63,578	32,668	471,882
Changes in assets and liabilities:
Accounts receivable, net	(83,133)	41,148	(157,964)
Receivables from affiliates	4,384	3,958	66,940
Other assets	(44,576)	(861)	(6,961)
Payables and accrued liabilities	101,657	8,163	12,869

Net cash used in operating activities	(28,903)	(101,653)	(83,641)

Continued on following page.

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended
	2011	2010	2009
	(dollars in thousands)
Investing activities
Principal payments received and other changes on mortgage loans held for investment, subject to ABS nonrecourse debt	$40,000	$48,838	$—
Property and equipment additions, net of disposals	(19,742)	(3,936)	(3,029)
Acquisition of equity method investee	(6,600)	—	—
Deposits on reverse mortgage servicing rights, net	(26,893)	—	—
Deposits on /purchase of forward mortgage servicing rights, net of liabilities incurred	(96,467)	(17,812)	(1,169)
Proceeds from sales of REO	27,823	74,107	34,181

Net cash (used in) /provided by investing activities	(81,879)	101,197	29,983

Financing activities
Transfers from restricted cash, net	16,812	(33,731)	(31,763)
Issuance of nonrecourse debt, net	—	—	191,272
Issuance of unsecured senior notes, net	35,166	243,013	—
Issuance of excess spread financing	40,492	—	—
Increase /(decrease) in notes payable	163,421	(62,099)	(60,395)
Repayment of nonrecourse debt—Legacy assets	(30,433)	(45,364)	(15,809)
Repayment of ABS nonrecourse debt	(58,091)	(103,466)	—
Repayment of excess servicing spread financing	(2,207)	—	—
Capital contributions from members	—	—	20,700
Distributions to parent	(4,348)	—	—
Debt financing costs	(3,462)	(14,923)	(18,059)
Tax related share-based settlement of units by members	(5,346)	(3,396)	—

Net cash provided by /(used in) financing activities	152,004	(19,966)	85,946

Net increase in cash and cash equivalents	41,222	(20,422)	32,288
Cash and cash equivalents at beginning of period	21,223	41,645	9,357

Cash and cash equivalents at end of period	$62,445	$21,223	$41,645

Supplemental disclosures of non-cash activities
Transfer of mortgage loans held for sale to REO at fair value	$90	$352	$36,164
Transfer of mortgage loans held for investment to REO at fair value	6,291	18,928	5,561
Transfer of mortgage loans held for sale to held for investment at fair value	—	—	319,183
Transfer of mortgage loans held for investment, subject to ABS nonrecourse debt to REO at fair value	17,528	37,127	—
Contribution of intercompany payable from parent	—	—	67,251
Change in value of cash flow hedge—accumulated other comprehensive income	(1,071)	1,071	—
Mortgage servicing rights resulting from sale or securitization of mortgage loans	36,474	26,253	8,332
Liabilities incurred from purchase of forward mortgage servicing rights	6,333	—	22,211

See accompanying notes to the consolidated financial statements.

NATIONSTAR MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, unless otherwise stated)

1. Nature of Business and Basis of Presentation

Nature of Business

Nationstar Mortgage LLC’s (Nationstar or the Company) principal business is the servicing of residential mortgage loans for others and the origination and selling or securitization of single-family conforming mortgage loans to government-sponsored entities (GSE) or other third party investors in the secondary market.

The sale or securitization of mortgage loans typically involves Nationstar retaining the right to service the mortgage loans that it sells. The servicing of mortgage loans includes the collection of principal and interest payments and the assessment of ancillary fees related to the servicing of mortgage loans. Additionally, Nationstar periodically obtains servicing rights through the acquisition of servicing portfolios from third parties and entering into subservicing arrangements.

Corporate Reorganization (Unaudited)

In conjunction with the initial public offering of Nationstar Mortgage Holdings Inc., Nationstar became a wholly owned indirect subsidiary of Nationstar Mortgage Holdings Inc. Nationstar Mortgage Holdings Inc. was formed solely for the purpose of reorganizing the structure of FIF HE Holdings LLC (FIF) and Nationstar so that the common stock issuer was a corporation rather than a limited liability company. As such, investors own common stock rather than equity interests in a limited liability company. Because Nationstar Mortgage Holdings Inc., upon formation and prior to the reorganization, had no operations, Nationstar is the predecessor company. The reorganization will be accounted for as a reorganization under common control and, accordingly, there will be no change in the basis of the assets and liabilities.

Basis of Presentation

The consolidated financial statements include the accounts of Nationstar, a Delaware limited liability company, and its wholly owned subsidiaries and those variable interest entities (VIEs) where Nationstar is the primary beneficiary. Nationstar applies the equity method of accounting to investments when the entity is not a VIE and Nationstar is able to exercise significant influence, but not control, over the policies and procedures of the entity but owns less than 50% of the voting interests. Intercompany balances and transactions have been eliminated. Results of operations, assets and liabilities of VIEs are included from the date that the Company became the primary beneficiary through the date the Company ceases to be the primary beneficiary. Nationstar is a subsidiary of FIF HE Holdings LLC (FIF), a subsidiary of Fortress Private Equity Funds III and IV (Fortress). Nationstar evaluated subsequent events through the date these consolidated financial statements were issued.

2. Significant Accounting Policies

Use of Estimates in Preparation of Consolidated Financial Statements

The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates due to factors such as adverse changes in the economy, increases in interest rates, changes in prepayment assumptions, declines in home prices or discrete events adversely affecting specific borrowers, and such differences could be material.

Reclassification Adjustments

Certain prior-period amounts have been reclassified to conform to the current-period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted cash on hand and other highly liquid investments having an original maturity of less than three months.

Restricted Cash

Restricted cash consists of certain custodial accounts related to Nationstar’s portfolio securitizations or to collections on certain mortgage loans and mortgage loan advances that have been pledged to various Advance Financing Facilities under Master Repurchase Agreements. Restricted cash also includes certain fees collected on mortgage loan payments that are required to be remitted to a government-sponsored entity (GSE) to settle outstanding guarantee fee requirements.

Mortgage Loans Held for Sale

Nationstar maintains a strategy of originating mortgage loan products primarily for the purpose of selling to government-sponsored entities or other third party investors in the secondary market. Generally, all newly originated mortgage loans held for sale are delivered to third party purchasers or securitized within three months after origination.

Through September 30, 2009, mortgage loans held for sale were carried at the lower of amortized cost or fair value on an aggregate basis grouped by delinquency status. Effective October 1, 2009, Nationstar elected to measure newly originated prime residential mortgage loans held for sale at fair value, as permitted under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825, Financial Instruments. Nationstar estimates fair value by evaluating a variety of market indicators, including recent trades and outstanding commitments, calculated on an aggregate basis (see Note 15—Fair Value Measurements).

In connection with Nationstar’s election to measure mortgage loans held for sale at fair value, Nationstar is no longer permitted to defer the loan originations fees, net of direct loan originations costs associated with these loans. Prior to October 1, 2009, Nationstar deferred all nonrefundable fees and costs as required under ASC 310, Receivables. In accordance with this guidance, loan originations fees, net of direct loan originations costs were capitalized and added as an adjustment to the basis of the individual loans originated. These fees are accreted into income as an adjustment to the loan yield over the life of the loan or recognized when the loan is sold to a third party purchaser.

Mortgage Loans Held for Investment, Subject to Nonrecourse Debt—Legacy Assets, Net

Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets principally consist of nonconforming or subprime mortgage loans securitized which serve as collateral for the issued debt. These loans were transferred on October 1, 2009 from mortgage loans held for sale at fair value on the transfer date, as determined by the present value of expected future cash flows, with no valuation allowance recorded. The difference between the undiscounted cash flows expected and the investment in the loan is recognized as interest income on a level-yield method over the life of the loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at transfer are not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Increases in expected cash flows subsequent to the transfer are recognized prospectively through adjustment of the yield on the loans over the remaining life. Decreases in expected cash flows subsequent to transfer are recognized as a valuation allowance.

Allowance for Loan Losses on Mortgage Loans Held for Investment

An allowance for loan losses is established by recording a provision for loan losses in the consolidated statement of operations when management believes a loss has occurred on a loan held for investment. When management determines that a loan held for investment is partially or fully uncollectible, the estimated loss is charged against the allowance for loan losses. Recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected.

Nationstar accounts for the loans that were transferred to held for investment from held for sale during October 2009 in a manner similar to ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. At the date of transfer, management evaluated such loans to determine whether there was evidence of deterioration of credit quality since acquisition and if it was probable that Nationstar would be unable to collect all amounts due according to the loan’s contractual terms. The transferred loans were aggregated into separate pools of loans based on common risk characteristics (loan delinquency). Nationstar considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows for each aggregated pool of loans. The determination of expected cash flows utilizes internal inputs such as prepayment speeds and credit losses. These internal inputs require the use of judgment and can have a significant impact on the accretion of income and/or valuation allowance. Nationstar determines the excess of the pool’s scheduled contractual principal and contractual interest payments over all cash flows expected as of the transfer date as an amount that should not be accreted (nonaccretable difference). The remaining amount is accreted into interest income over the remaining life of the pool of loans (accretable yield).

Over the life of the transferred loans, management continues to estimate cash flows expected to be collected. Nationstar evaluates at the balance sheet date whether the present value of the loans determined using the effective interest rates has decreased, and if so, records an allowance for loan loss. The present value of any subsequent increase in the transferred loans cash flows expected to be collected is used first to reverse any existing allowance for loan loss related to such loans. Any remaining increase in cash flows expected to be collected are used to adjust the amount of accretable yield recognized on a prospective basis over the remaining life of the loans.

Nationstar accounts for its allowance for loan losses for all other mortgage loans held for investment in accordance with ASC 450-20, Loss Contingencies. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loans held for investment portfolio. Mortgage loans held for investment portfolio is comprised primarily of large groups of homogeneous residential mortgage loans. These loans are evaluated based on the loan’s present delinquency status. The estimate of probable losses on these loans considers the rate of default of the loans and the amount of loss in the event of default. The rate of default is based on historical experience related to the migration of these from each delinquency category to default over a twelve month period. The entire allowance is available to absorb probable credit losses from the entire held for investment portfolio.

Substantially, all mortgage loans held for investment were transferred from mortgage loans held for sale at fair value in October 2009.

Mortgage Loans Held for Investment, Subject to ABS Nonrecourse Debt, Net

Effective January 1, 2010, new accounting guidance eliminated the concept of a Qualifying Special Purpose Entity (QSPE) and all existing securitization trusts are considered VIEs and are subject to new consolidation guidance provided in ASC 810. Upon consolidation of any VIEs, Nationstar recognized the securitized mortgage loans related to these securitization trusts as mortgage loans held for investment, subject to ABS nonrecourse debt (see Note 3, Variable Interest Entities and Securitizations). Additionally, Nationstar elected the fair value option provided for by ASC 825-10.

In December 2011, Nationstar sold its remaining variable interest in a securitization trust that has been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any mortgage servicing rights on the consolidated balance sheet.

Receivables from Affiliates

Nationstar engages in periodic transactions with Nationstar Regular Holdings, Ltd., a subsidiary of FIF. These transactions typically involve the monthly payment of principal and interest advances that are required to be remitted to the securitization trusts as required under various Pooling and Servicing Agreements. These amounts are later repaid to Nationstar when principal and interest advances are recovered from the respective borrowers. In addition, receivables from affiliates include amounts due to FIF from settlements on interest rate swap agreements between FIF and various financial institutions. These settled amounts are collected by Nationstar and are ultimately due to FIF.

Mortgage Servicing Rights (MSRs)

Nationstar recognizes MSRs related to all existing residential mortgage loans transferred to a third party in a transfer that meets the requirements for sale accounting and for which the servicing rights are retained. Additionally, Nationstar may acquire the rights to service residential mortgage loans that do not relate to assets transferred by Nationstar through the purchase of these rights from third parties.

Nationstar identifies MSRs related to all existing forward residential mortgage loans transferred to a third party in a transfer that meets the requirements for sale accounting or through the acquisition of rights to service forward residential mortgage loans that do not relate to assets transferred by Nationstar through the purchase of these rights from third parties as a class of MSR. Nationstar applies fair value accounting to this class of MSRs, with all changes in fair value recorded as charges or credits to servicing fee income in accordance with ASC 860-50, Servicing Assets and Liabilities.

Additionally, Nationstar has entered into a contract to acquire and hold servicing rights for reverse mortgage loans. For this class of servicing rights, Nationstar will apply the amortization method (i.e., lower of cost or market) with the capitalized cost of the MSRs amortized in proportion and over the period of the estimated net future servicing income and recognized as an adjustment to servicing fee income. The expected period of the estimated net servicing income is based, in part, on the expected prepayment period of the underlying reverse mortgages. This class of MSRs will be periodically evaluated for impairment. For purposes of measuring impairment, MSRs will be stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), term and interest rate. Impairment, if any, will represent the excess of amortized cost of an individual stratum over its estimated fair value and will be recognized through a valuation allowance.

Property and Equipment, Net

Property and equipment, net is comprised of land, furniture, fixtures, leasehold improvements, computer software, and computer hardware. These assets are stated at cost less accumulated depreciation. Repairs and maintenance are expensed as incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Cost and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts, and any resulting gains or losses are recognized at such time through a charge or credit to general and administrative expenses.

Real Estate Owned (REO), Net

Nationstar holds REO as a result of foreclosures on delinquent mortgage loans. REO is recorded at estimated fair value less costs to sell at the date of foreclosure. Any subsequent declines in fair value are credited to a valuation allowance and charged to operations as incurred.

Variable Interest Entities

Nationstar has been the transferor in connection with a number of securitizations or asset-backed financing arrangements, from which Nationstar has continuing involvement with the underlying transferred financial assets. Nationstar aggregates these securitizations or asset-backed financing arrangements into two groups: 1) securitizations of residential mortgage loans that were accounted for as sales and 2) financings accounted for as secured borrowings.

On securitizations of residential mortgage loans, Nationstar’s continuing involvement typically includes acting as servicer for the mortgage loans held by the trust and holding beneficial interests in the trust. Nationstar’s responsibilities as servicer include, among other things, collecting monthly payments, maintaining escrow accounts, providing periodic reports and managing insurance in exchange for a contractually specified servicing fee. The beneficial interests held consist of both subordinate and residual securities that were retained at the time of the securitization. Prior to January 1, 2010, each of these securitization trusts was considered QSPEs, and these trusts were excluded from Nationstar’s consolidated financial statements.

Nationstar also maintains various agreements with special purpose entities (SPEs), under which Nationstar transfers mortgage loans and/or advances on residential mortgage loans in exchange for cash. These SPEs issue debt supported by collections on the transferred mortgage loans and/or advances. These transfers do not qualify for sale treatment because Nationstar continues to retain control over the transferred assets. As a result, Nationstar accounts for these transfers as financings and continues to carry the transferred assets and recognizes the related liabilities on Nationstar’s consolidated balance sheets. Collections on the mortgage loans and/or advances pledged to the SPEs are used to repay principal and interest and to pay the expenses of the entity. The holders of these beneficial interests issued by these SPEs do not have recourse to Nationstar and can only look to the assets of the SPEs themselves for satisfaction of the debt.

Prior to January 1, 2010, Nationstar evaluated each special purpose entity (SPE) for classification as a QSPE. QSPEs were not consolidated in Nationstar’s consolidated financial statements. When an SPE was determined to not be a QSPE, Nationstar further evaluated it for classification as a VIE. When an SPE met the definition of a VIE, and when it was determined that Nationstar was the primary beneficiary, Nationstar included the SPE in its consolidated financial statements.

Effective January 1, 2010, new accounting guidance eliminated the concept of a QSPE and all existing SPEs are subject to new consolidation guidance. Upon adoption of this new accounting guidance, Nationstar identified certain securitization trusts where Nationstar, or through its affiliates, continued to hold beneficial interests in these trusts. These retained beneficial interests obligate Nationstar to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant. In addition, Nationstar as Master Servicer on the related mortgage loans, retains the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE. When it is determined that Nationstar has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, the assets and liabilities of these VIEs are included in Nationstar’s consolidated financial statements. Upon consolidation of these VIEs, Nationstar derecognized all previously recognized beneficial interests obtained as part of the securitization, including any retained investment in debt securities, mortgage servicing rights, and any remaining residual interests. In addition, Nationstar recognized the securitized mortgage loans as mortgage loans held for investment, subject to ABS nonrecourse debt, and the related asset-backed certificates (ABS nonrecourse debt) acquired by third parties as ABS nonrecourse debt on Nationstar’s consolidated balance sheet.

As a result of market conditions and deteriorating credit performance on these consolidated VIEs, Nationstar expects minimal to no future cash flows on the economic residual. Under existing GAAP, Nationstar would be required to provide for additional allowances for loan losses on the securitization collateral as credit performance deteriorated, with no offsetting reduction in the securitization’s debt balances, even though any nonperformance of the assets will ultimately pass through as a reduction of amounts owed to the debt holders, once they are extinguished. Therefore, Nationstar would be required to record accounting losses beyond its economic exposure.

To more accurately represent the future economic performance of the securitization collateral and related debt balances, Nationstar elected the fair value option provided for by ASC 825-10, Financial Instruments-Overall. This option was applied to all eligible items within the VIE, including mortgage loans held for investment, subject to ABS nonrecourse debt, and the related ABS nonrecourse debt.

Subsequent to this fair value election, Nationstar no longer records an allowance for loan loss on mortgage loans held for investment, subject to ABS nonrecourse debt. Nationstar continues to record interest income in Nationstar’s consolidated statement of operations on these fair value elected loans until they are placed on a nonaccrual status when they are 90 days or more past due. The fair value adjustment recorded for the mortgage loans held for investment is classified within fair value changes of ABS securitizations in Nationstar’s consolidated statement of operations.

Subsequent to the fair value election for ABS nonrecourse debt, Nationstar continues to record interest expense in Nationstar’s consolidated statement of operations on the fair value elected ABS nonrecourse debt. The fair value adjustment recorded for the ABS nonrecourse debt is classified within fair value changes of ABS securitizations in Nationstar’s consolidated statement of operations.

Under the existing pooling and servicing agreements of these securitization trusts, the principal and interest cash flows on the underlying securitized loans are used to service the asset-backed certificates. Accordingly, the timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of REO.

Nationstar consolidates the SPEs created for the purpose of issuing debt supported by collections on loans and advances that have been transferred to it as VIEs, and Nationstar is the primary beneficiary of these VIEs. Nationstar consolidates the assets and liabilities of the VIEs onto its consolidated financial statements.

In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. In accordance with ASC 810, Consolidation, Nationstar evaluated this securitization trust and determined that Nationstar no longer has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Consequently, this securitization trust was derecognized as of December 31, 2011. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any mortgage servicing rights on the consolidated balance sheet. The impact of this derecognition on Nationstar’s consolidated statement of operations was recognized in 2011 in the fair value changes in ABS securitizations line item.

Derivative Financial Instruments

Nationstar enters into interest rate lock commitments (IRLCs) with prospective borrowers. These commitments are carried at fair value in accordance with ASC 815, Derivatives and Hedging. ASC 815 clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The estimated fair values of IRLCs are based on quoted market values and are recorded in other assets in the consolidated balance sheets. The initial and subsequent changes in the value of IRLCs are a component of gain (loss) on mortgage loans held for sale.

Nationstar actively manages the risk profiles of its IRLCs and mortgage loans held for sale on a daily basis. To manage the price risk associated with IRLCs, Nationstar enters into forward sales of MBS in an amount equal to the portion of the IRLC expected to close, assuming no change in mortgage interest rates. In addition, to manage the interest rate risk associated with mortgage loans held for sale, Nationstar enters into forward sales of MBS to deliver mortgage loan inventory to investors. The estimated fair values of forward sales of MBS and forward sale commitments are based on quoted market values and are recorded as a component of other assets and mortgage loans held for sale, respectively, in the consolidated balance sheets. The initial and subsequent changes in value on forward sales of MBS and forward sale commitments are a component of gain (loss) on mortgage loans held for sale.

Periodically, Nationstar has entered into interest rate swap agreements to hedge the interest payment on the warehouse debt and securitization of its mortgage loans held for sale. These interest rate swap agreements generally require Nationstar to pay a fixed interest rate and receive a variable interest rate based on LIBOR. Unless designated as an accounting hedge, Nationstar records losses on interest rate swaps as a component of gain/(loss) on interest rate swaps and caps in Nationstar’s consolidated statements of operations. Unrealized losses on undesignated interest rate derivatives are separately disclosed under operating activities in the consolidated statements of cash flows.

On October 1, 2010, the Company designated an existing interest rate swap as a cash flow hedge against outstanding floating rate financing associated with the Nationstar Mortgage Advance Receivables Trust 2009-ADV1 financing. This interest rate swap was a cash flow hedge under ASC 815 and was recorded at fair value on the Company’s consolidated balance sheet, with any changes in fair value being recorded as an adjustment to other comprehensive income. To qualify as a cash flow hedge, the hedge must be highly effective at reducing the risk associated with the exposure being hedged and must be formally designated at hedge inception. Nationstar considers a hedge to be highly effective if the change in fair value of the derivative hedging instrument is within 80% to 125% of the opposite change in the fair value of the hedged item attributable to the hedged risk. Ineffective portions of the cash flow hedge are reflected in earnings as they occur as a component of interest expense. In conjunction with the October 2011 amendment to the 2010-ABS Advance Financing Facility, Nationstar paid off its 2009-ABS Advance Financing Facility and transferred the related collateral to the 2010-ABS Advance Financing Facility. Concurrently with the repayment of the 2009-ABS Advance Financing Facility, Nationstar de-designated the underlying interest rate swap on the 2009-ABS Advance Financing Facility. The interest rate swap associated with the 2010-ABS Advance Financing Facility was treated as an economic hedge for the remainder of 2011.

During 2008, Nationstar entered into interest rate cap agreements to hedge the interest payment on the servicing advance facility. These interest rate cap agreements generally require an upfront payment and receive cash flow only when a variable rate based on LIBOR exceeds a defined interest rate. These interest rate cap agreements are not designated as hedging instruments, and unrealized gains and losses are recorded in loss on interest rate swaps and caps in Nationstar’s consolidated statements of operations.

Interest Income

Interest income is recognized using the interest method. Revenue accruals for individual loans are suspended and accrued amounts reversed when the mortgage loan becomes contractually delinquent for 90 days or more. Delinquency payment status is based on the most recently received payment from the borrower. The accrual is resumed when the individual mortgage loan becomes less than 90 days contractually delinquent. For individual loans that have been modified, a period of six timely payments is required before the loan is returned to an accrual basis. Interest income also includes (1) interest earned on custodial cash deposits associated with the mortgage loans serviced and (2) deferred originations income, net of deferred originations costs and other revenues derived from the originations of mortgage loans, which is deferred and recognized over the life of a mortgage loan or recognized when the related loan is sold to a third party purchaser.

Servicing Fee Income

Servicing fees include contractually specified servicing fees, late charges, prepayment penalties and other ancillary charges. Servicing encompasses, among other activities, the following processes: billing, collection of payments, movement of cash to the payment clearing bank accounts, investor reporting, customer service, recovery of delinquent payments, instituting foreclosure, and liquidation of the underlying collateral.

Nationstar recognizes servicing and ancillary fees as they are earned, which is generally upon collection of the payments from the borrower. In addition, Nationstar also receives various fees in the course of providing servicing on its various portfolios. These fees include modification fees for modifications performed outside of government programs, modification fees for modifications pursuant to various government programs, and incentive fees for servicing performance on specific GSE portfolios.

Fees recorded on modifications of mortgage loans held for investment performed outside of government programs are deferred and recognized as an adjustment to the loans held for investment. These fees are accreted into interest income as an adjustment to the loan yield over the life of the loan. Fees recorded on modifications of mortgage loans serviced by Nationstar for others are recognized on collection and are recorded as a component of service fee income. Fees recorded on modifications pursuant to various government programs are recognized when Nationstar has completed all necessary steps and the loans have performed for the minimum required time frame to establish eligibility for the fee. Revenue earned on modifications pursuant to various government programs is included as a component of service fee income. Incentive fees for servicing performance on specific GSE portfolios are recognized as various incentive standards are achieved and are recorded as a component of service fee income.

Sale of Mortgage Loans

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from Nationstar, (ii) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) Nationstar does not maintain effective control over the transferred assets through either (a) an agreement that entitles and obligates Nationstar to repurchase or redeem them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets.

Loan securitizations structured as sales, as well as whole loan sales, are accounted for in accordance with ASC 860, Transfers and Servicing, and the resulting gains on such sales, net of any accrual for recourse obligations, and are reported in operating results during the period in which the securitization closes or the sale occurs.

Share-Based Compensation Expense

Share-based compensation is recognized in accordance with ASC 718, Compensation—Stock Compensation. This guidance requires all share-based payments to employees, including grants of employee stock options, to be recognized as an expense in the consolidated statements of operations, based on their fair values. The amount of compensation is measured at the fair value of the awards when granted and this cost is expensed over the required service period, which is normally the vesting period of the award.

Advertising Costs

Advertising costs are expensed as incurred and are included as part of general and administrative expenses.

Income Taxes

For federal income tax purposes, Nationstar has elected to be a disregarded entity and is treated as a branch of its parent, FIF HE Holdings LLC. FIF HE Holdings LLC is taxed as a partnership, whereby all income is taxed at the member level. Certain states impose income taxes on LLC’s. However, Nationstar does not believe it is subject to material state or local income tax in any of the jurisdictions in which it does business.

Recent Accounting Developments

Accounting Standards Update No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements (Update No. 2011-03). Update No. 2011-03 is intended to improve the accounting and reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This amendment removes the criterion pertaining to an exchange of collateral such that it should not be a determining factor in assessing effective control, including (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in the update. The amendments in this update will be effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-03 will not have a material impact on Nationstar’s financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (Update No. 2011-04). Update No. 2011-04 is intended to provide common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (IFRS). The changes required in this update include changing the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this update are to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-04 will not have a material impact on Nationstar’s financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (Update No. 2011-05). Update No. 2011-05 is intended to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Update No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and now requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this update are to be applied retrospectively and are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-05 will not have a material impact on Nationstar’s financial condition, liquidity or results of operations.

Accounting Standards Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No 2011-05 (Update No. 2011-12). Update 2011-12 is intended to temporarily defer the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income as required by Update No. 2011-05. All other requirements in Update 2011-05 are not affected by this update. This update does not change the requirement to present reclassifications adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements (Update 2011-05). The amendments in this update are effective for interim and annual periods beginning after December 15, 2011. The adoption of Update No. 2011-12 will not have a material impact on our financial condition, liquidity or results of operations.

3. Variable Interest Entities and Securitizations

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Effective January 1, 2010, new accounting guidance eliminated the concept of a QSPE and all existing SPEs are subject to new consolidation guidance. Upon adoption of this new accounting guidance, Nationstar identified certain securitization trusts where Nationstar had both the power to direct the activities that most significantly impacted the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, the assets and liabilities of these VIEs were included in Nationstar’s consolidated financial statements. The net effect of the accounting change on January 1, 2010 members’ equity was an $8.1 million charge to members’ equity.

In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. In accordance with ASC 810, Nationstar has evaluated this securitization trust and determined that Nationstar no longer has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE, and this securitization trust was derecognized as of December 31, 2011. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any MSRs on the consolidated balance sheet. The impact of this derecognition on Nationstar’s consolidated statement of operations was recognized in the fourth quarter of 2011 in the fair value changes in ABS securitizations line item.

A summary of the assets and liabilities of Nationstar’s transactions with VIEs included in Nationstar’s consolidated financial statements as of December 31, 2011 and 2010 is presented in the following table (in thousands):

December 31, 2011	Securitization Trusts(1)	Transfers Accounted for as Secured Borrowings	Total
Assets
Restricted cash	$—	$22,316	$22,316
Accounts receivable	—	279,414	279,414
Mortgage loans held for investment, subject to nonrecourse debt	—	237,496	237,496
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	—
REO	—	3,668	3,668

Total Assets	$—	$542,894	$542,894

Liabilities
Notes payable	$—	$244,574	$244,574
Payables and accrued liabilities	—	977	977
Outstanding servicer advances	—	—	—
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	—
Nonrecourse debt—Legacy Assets	—	112,490	112,490
ABS nonrecourse debt	—	—	—

Total Liabilities	$—	$358,041	$358,041

(1)	In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the related assets and liabilities.

December 31, 2010	Securitization Trusts	Transfers Accounted for as Secured Borrowings	Total
Assets
Restricted cash	$1,472	$32,075	$33,547
Accounts receivable	2,392	286,808	289,200
Mortgage loans held for investment, subject to nonrecourse debt	—	261,305	261,305
Mortgage loans held for investment, subject to ABS nonrecourse debt	538,440	—	538,440
REO	17,509	9,505	27,014

Total Assets	$559,813	$589,693	$1,149,506

Liabilities
Notes payable	$—	$236,808	$236,808
Payables and accrued liabilities	95	1,173	1,268
Outstanding servicer advances(1)	32,284	—	32,284
Derivative financial instruments	—	7,801	7,801
Derivative financial instruments, subject to ABS nonrecourse debt	18,781	—	18,781
Nonrecourse debt—Legacy Assets	—	138,662	138,662
ABS nonrecourse debt	497,289	—	497,289

Total Liabilities	$548,449	$384,444	$932,893

(1)	Outstanding servicer advances consists of principal and interest advances paid by Nationstar to cover scheduled payments and interest that have not been timely paid by borrowers. These outstanding servicer advances are eliminated upon the consolidation of the securitization trusts.

A summary of the outstanding collateral and certificate balances for securitization trusts, including any retained beneficial interests and MSRs, that were not consolidated by Nationstar for the periods ending December 31, 2011 and 2010 is presented in the following table (in thousands):

	December 31, 2011	December 31, 2010
Total collateral balances	$4,579,142	$4,038,978
Total certificate balances	4,582,598	4,026,844
Total mortgage servicing rights at fair value	28,635	26,419

Nationstar has not retained any variable interests in the unconsolidated securitization trusts that were outstanding as of December 31, 2011 or 2010, and therefore does not have a significant maximum exposure to loss related to these unconsolidated VIEs. A summary of mortgage loans transferred to unconsolidated securitization trusts that are 60 days or more past due and the credit losses incurred in the unconsolidated securitization trusts are presented below (in thousands):

	December 31, 2011		December 31, 2010		December 31, 2009
For the Year Ended,	Principal Amount of Loans 60 Days or More Past Due	Credit Losses	Principal Amount of Loans 60 Days or More Past Due	Credit Losses	Principal Amount of Loans 60 Days or More Past Due	Credit Losses
Total securitization trusts	$1,066,130	$335,221	$830,953	$242,905	$1,286,234	$871,995

Certain cash flows received from securitization trusts accounted for as sales for the dates indicated were as follows (in thousands):

	December 31, 2011		December 31, 2010		December 31, 2009
For the Year Ended,	Servicing Fees Received	Loan Repurchases	Servicing Fees Received	Loan Repurchases	Servicing Fees Received	Loan Repurchases
Total securitization trusts	$28,569	$—	$29,129	$—	$32,593	$—

4. Consolidated Statement of Cash Flows—Supplemental Disclosure

Total interest paid for the years ended December 31, 2011, 2010, and 2009, was approximately $90.8 million, $91.8 million, and $47.6 million, respectively.

5. Accounts Receivable

Accounts receivable consist primarily of accrued interest receivable on mortgage loans and securitizations, collateral deposits on surety bonds, and advances made to unconsolidated securitization trusts, as required under various servicing agreements related to delinquent loans, which are ultimately paid back to Nationstar from such trusts.

Accounts receivable consist of the following (in thousands):

	December 31, 2011	December 31, 2010
Delinquent interest advances	$213,737	$148,751
Corporate and escrow advances	299,946	256,921
Insurance deposits	1,750	6,390
Accrued interest (includes $—and $2,392, respectively, subject to ABS nonrecourse debt)	1,512	4,302
Receivables from trusts	4,664	6,607
Accrued servicing fees	20,865	12,789
Other	19,826	5,515

Total accounts receivable	$562,300	$441,275

6. Mortgage Loans Held for Sale and Investment

Mortgage loans held for sale

Mortgage loans held for sale consist of the following (in thousands):

	December 31,
	2011	2010
Mortgage loans held for sale—unpaid principal balance	$442,596	$365,337
Mark-to-market adjustment	16,030	4,280

Total mortgage loans held for sale	$458,626	$369,617

Mortgage loans held for sale on a nonaccrual status are presented in the following table for the periods indicated (in thousands):

	December 31,
	2011	2010	2009
Mortgage loans held for sale—Non-performing	$—	$371	$252

A reconciliation of the changes in mortgage loans held for sale to the amounts presented in the consolidated statements of cash flows for the dates indicated is presented in the following table (in thousands):

	For the Year Ended December 31,
	2011	2010
Mortgage loans held for sale—beginning balance	$369,617	$201,429
Mortgage loans originated and purchased, net of fees	3,412,185	2,791,639
Cost of loans sold, net of fees	(3,339,859)	(2,621,275)
Principal payments received on mortgage loans held for sale and other changes	19,668	(1,349)
Transfer of mortgage loans held for sale to held for investment due to bankruptcy and foreclosures	(2,697)	—
Transfer of mortgage loans held for sale to REO	(288)	(827)

Mortgage loans held for sale—ending balance	$458,626	$369,617

Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets, net

Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets, net as of the dates indicated include (in thousands):

	December 31, 2011	December 31, 2010
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets, net—unpaid principal balance	$375,720	$411,878
Transfer discount
Accretable	(22,392)	(25,219)
Non-accretable	(104,024)	(117,041)
Allowance for loan losses	(5,824)	(3,298)

Total mortgage loans held for investment, subject to nonrecourse debt—legacy assets, net	$243,480	$266,320

The changes in accretable yield on loans transferred to mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets were as follows (in thousands):

Accretable Yield	Year Ended December 31, 2011	Year Ended December 31, 2010
Balance at the beginning of the period	$25,219	$22,040
Additions	—	—
Accretion	(4,131)	(4,082)
Reclassifications from (to) nonaccretable discount	1,304	7,261
Disposals	—	—

Balance at the end of the period	$22,392	$25,219

Nationstar may periodically modify the terms of any outstanding mortgage loans held for investment, subject to nonrecourse debt-legacy assets, net for loans that are either in default or in imminent default. Modifications often involve reduced payments by borrowers, modification of the original terms of the mortgage loans, forgiveness of debt and/or increased servicing advances. As a result of the volume of modification agreements entered into, the estimated average outstanding life in this pool of mortgage loans has been extended. Nationstar records interest income on the transferred loans on a level-yield method. To maintain a level-yield on these transferred loans over the estimated extended life, Nationstar reclassified approximately $1.3 million and $7.3 million for the years ended December 31, 2011 and 2010, respectively, from nonaccretable difference. Furthermore, the Company considers the decrease in principal, interest, and other cash flows expected to be collected arising from the transferred loans as an impairment, and Nationstar recorded provisions of $3.5 million and $3.3 million for loan losses for the years ended December 31, 2011 and 2010, respectively, on the transferred loans to reflect this impairment.

Nationstar collectively evaluates all mortgage loans held for investment, subject to nonrecourse debt-legacy assets for impairment. The changes in the allowance for loan losses on mortgage loans held for investment, subject to nonrecourse debt-legacy assets, net were as follows (in thousands) for the dates indicated:

	Year Ended December 31, 2011
	Performing	Non-Performing	Total
Balance at the beginning of the period	$829	$2,469	$3,298
Provision for loan losses	1,346	2,191	3,537
Recoveries on loans previously charged-off	—	—	—
Charge-offs	(534)	(477)	(1,011)

Balance at the end of the period	$1,641	$4,183	$5,824

Ending balance—Collectively evaluated for impairment	$283,770	$91,950	$375,720

	Year Ended December 31, 2010
	Performing	Non-Performing	Total
Balance at the beginning of the period	$—	$—	$—
Provision for loan losses	829	2,469	3,298
Recoveries on loans previously charged-off	—	—	—
Charge-offs	—	—	—

Balance at the end of the period	$829	$2,469	$3,298

Ending balance—Collectively evaluated for impairment	$310,730	$101,148	$411,878

Loan delinquency and Loan-to-Value Ratio (LTV) are common credit quality indicators that Nationstar monitors and utilizes in its evaluation of the adequacy of the allowance for loan losses, of which the primary indicator of credit quality is loan delinquency. LTV refers to the ratio of comparing the loan’s unpaid principal balance to the property’s collateral value. Loan delinquencies and unpaid principal balances are updated monthly based upon collection activity. Collateral values are updated from third party providers on a periodic basis. The collateral values used to derive the LTV’s shown below were obtained at various dates, but the majority were within the last twenty-four months. For an event requiring a decision based at least in part on the collateral value, the Company takes its last known value provided by a third party and then adjusts the value based on the applicable home price index.

The following tables provide the outstanding unpaid principal balance of Nationstar’s mortgage loans held for investment by credit quality indicators as of December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010
	(in thousands)
Credit Quality by Delinquency Status
Performing	$283,770	$310,730
Non-Performing	91,950	101,148

Total	$375,720	$411,878

Credit Quality by Loan-to-Value Ratio
Less than 60	$42,438	$47,568
Less than 70 and more than 60	15,968	17,476
Less than 80 and more than 70	25,190	26,771
Less than 90 and more than 80	32,620	36,079
Less than 100 and more than 90	33,708	37,551
Greater than 100	225,796	246,433

Total	$375,720	$411,878

Performing loans refer to loans that are less than 90 days delinquent. Non-performing loans refer to loans that are greater than 90 days delinquent.

Mortgage loans held for investment, subject to ABS nonrecourse debt

In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any mortgage servicing rights on the consolidated balance sheet.

Mortgage loans held for investment, subject to ABS nonrecourse debt as of December 31, 2010 includes (in thousands):

December 31, 2010
Mortgage loans held for investment, subject to ABS nonrecourse debt—unpaid principal balance	$983,106
Fair value adjustment	(444,666)

Mortgage loans held for investment, subject to ABS nonrecourse debt, net	$538,440

As of December 31, 2010 approximately $223.5 million of the unpaid principal balance of mortgage loans held for investment, subject to ABS nonrecourse debt were over 90 days past due. The fair value of such loans was approximately $117.6 million.

7. Investment in Debt Securities

Nationstar held bonds retained from securitization trusts as of December 31, 2009 that were classified as available-for-sale securities and were carried at fair value (in thousands). Effective January 1, 2010 all existing securitization trusts are considered VIEs and upon consolidation of these VIEs, Nationstar derecognized all previously recognized beneficial interests, including retained investment in debt securities, obtained as part of the securitization (see Note 3—Variable Interest Entities & Securitizations).

The following table presents a summary of other-than-temporary losses recognized on outstanding debt securities for the period before the consolidation (in thousands):

Year Ended December 31, 2009	Other-than- Temporary
Retained bonds security rating
BBs	$(5,505)
Bs	(1,214)

Total retained bonds	(6,719)
Retained net interest margin securities	(90)

Loss on available-for-sale securities—other- than-temporary	$(6,809)

8. Mortgage Servicing Rights (MSRs)

MSRs at fair value

MSRs arise from contractual agreements between Nationstar and investors in mortgage securities and mortgage loans. Nationstar records MSR assets when it sells loans on a servicing-retained basis, at the time of securitization or through the acquisition or assumption of the right to service a financial asset. Under these contracts, Nationstar performs loan servicing functions in exchange for fees and other remuneration.

The fair value of the MSRs is based upon the present value of the expected future cash flows related to servicing these loans. Nationstar receives a base servicing fee ranging from 0.25% to 0.50% annually on the remaining outstanding principal balances of the loans. The servicing fees are collected from investors. Nationstar determines the fair value of the MSRs by the use of a cash flow model that incorporates prepayment speeds, discount rate, and other assumptions (including servicing costs) that management believes are consistent with the assumptions other major market participants use in valuing the MSRs. Certain of the forward loans underlying the MSRs are prime agency and government conforming residential forward mortgage loans and as such are more interest rate sensitive whereas the remaining MSRs are more credit sensitive. The nature of the forward loans underlying the MSRs affects the assumptions that management believes other major market participants use in the valuing the MSRs. During 2010, Nationstar began obtaining third party valuations of a portion of its MSRs to assess the reasonableness of the fair value calculated by the cash flow model.

Certain of the forward loans underlying the mortgage servicing rights carried at fair value that are owned by Nationstar are credit sensitive in nature and the value of these mortgage servicing rights is more likely to be affected from changes in credit losses than from interest rate movement. The remaining forward loans underlying Nationstar’s MSRs held at fair value are prime agency and government conforming residential mortgage loans for which the value of these MSRs is more likely to be affected from interest rate movement than changes in credit losses.

Nationstar used the following weighted average assumptions in estimating the fair value of MSRs for the dates indicated:

	December 31, 2011	December 31, 2010
Credit Sensitive MSRs
Discount rate	25.71%	24.96%
Total prepayment speeds	15.80%	18.13%
Expected weighted-average life	5.15 years	4.90 years
Credit losses	35.42%	36.71%

	December 31, 2011	December 31, 2010
Interest Rate Sensitive MSRs
Discount rate	10.46%	13.57%
Total prepayment speeds	19.02%	17.19%
Expected weighted-average life	5.04 years	5.12 years
Credit losses	9.73%	8.80%

The activity of MSRs carried at fair value is as follows for the year ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Fair value at the beginning of the period	$145,062	$114,605
Additions:
Servicing resulting from transfers of financial assets	36,474	26,253
Recognition of servicing assets from derecognition of variable interest entities	5,714	2,866
Purchases of servicing assets	102,800	17,812
Deductions:
Derecognition of servicing assets due to new accounting guidance on consolidation of variable interest entities	—	(10,431)
Changes in fair value:
Due to changes in valuation inputs or assumptions used in the valuation model	(14,207)	9,455
Other changes in fair value	(24,793)	(15,498)

Fair value at the end of the period	$251,050	$145,062

Unpaid principal balance of forward loans serviced for others
Originated or purchased mortgage loans
Credit sensitive loans	$32,408,623	$24,964,329
Interest sensitive loans	11,844,831	6,722,312

Total owned loans	$44,253,454	$31,686,641

The following table shows the hypothetical effect on the fair value of the MSRs using various unfavorable variations of the expected levels of certain key assumptions used in valuing these assets at December 31, 2011 and 2010 (in thousands):

	Discount Rate		Total Prepayment Speeds		Credit Losses
	100 bps Adverse Change	200 bps Adverse Change	10% Adverse Change	20% Adverse Change	10% Adverse Change	20% Adverse Change
December 31, 2011
Mortgage servicing rights	$(6,640)	$(12,929)	$(13,281)	$(25,215)	$(5,081)	$(10,944)
December 31, 2010
Mortgage servicing rights	$(3,828)	$(7,458)	$(8,175)	$(16,042)	$(4,310)	$(9,326)

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a 10% variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors (e.g., a decrease in total prepayment speeds may result in an increase in credit losses), which could impact the above hypothetical effects.

In November 2008, Nationstar acquired MSRs on a portfolio of residential mortgage loans with an aggregate unpaid principal balance of $12.7 billion from a third-party servicer. Nationstar’s share of the acquisition price was $35.4 million. An additional amount was paid by a third-party investor in the underlying loans to the previous servicer. Contemporaneously, Nationstar and the third-party investor entered into a supplemental servicing agreement, which, among other matters, established that any sale by Nationstar of these servicing rights had to be approved by the investor and that if Nationstar were to sell the MSRs in the five-year period following the acquisition transaction, Nationstar would be entitled to the proceeds from the sale of up to a specified amount of the then existing aggregate unpaid principal balance of the underlying mortgage loans, the investor would be entitled to a specified amount, and the remaining excess proceeds, if any, over and above these allocations would be retained by Nationstar. In October 2009, Nationstar acquired MSRs on a portfolio of residential mortgage loans with an aggregate unpaid principal balance of $12.3 billion from another third party servicer. Nationstar’s share of the acquisition price of these servicing rights was $23.4 million. An additional amount was paid by a third-party investor in the underlying loans to the previous servicer. Contemporaneously, Nationstar and the third-party investor entered into a supplemental servicing agreement, which, among other matters, established that any sale by Nationstar of these servicing rights had to be approved by the investor and that if Nationstar were to sell the MSRs following the acquisition transaction, Nationstar would be entitled to the proceeds from the sale of up to a specified amount of the then existing aggregate unpaid principal balance of the underlying mortgage loans, the investor would be entitled to a specified amount, and the remaining excess proceeds, if any, over and above these allocations would be retained by Nationstar. Nationstar carries these MSRs at their estimated fair value, which includes consideration of the effect of the restriction on any sale by Nationstar due to the investor’s right to approve such sale. Under the supplemental servicing agreement, Nationstar is entitled to all of the contractually specified servicing fees, ancillary fees and also certain incentive fees, if certain performance conditions are met, and does not share these servicing revenues with the investor.

MSRs at amortized cost

In December 2011 Nationstar entered into a contract to acquire certain reverse mortgage MSRs with an unpaid principal balance of $7.8 billion. These MSR assets or liabilities will initially be recorded at their fair value and subsequently accounted for using the amortization method. The acquisition was completed in January 2012.

Subserviced loans

In addition to the two classes of MSRs that the Company services for others, Nationstar also subservices loans on behalf of owners of MSRs or loans for a fee. The Company has no recorded value for its subservicing arrangements. At December 31, 2011 and 2010, the unpaid principal balances under subservicing arrangements were $53.7 billion and $30.6 billion, respectively.

Total servicing and ancillary fees from Nationstar’s servicing portfolio of residential mortgage loans are presented in the following table for the periods indicated (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Servicing fees	$191,652	$103,690	$89,893
Ancillary fees	82,099	70,130	28,642

Total servicing and ancillary fees	$273,751	$173,820	$118,535

9. Property and Equipment, Net

Property and equipment, net (in thousands), and the corresponding ranges of estimated useful lives were as follows. Software in development will be substantially deployed in 2012.

	December 31, 2011	December 31, 2010	Range of Estimated Useful Life
Furniture, fixtures and equipment	$33,334	$26,733	3-5 years
Capitalized software costs	14,356	10,272	5 years
Building and leasehold improvements	7,887	5,507	1-5 years
Software in development and other	6,862	393

	62,439	42,905
Less: Accumulated depreciation and amortization	(39,201)	(35,346)
Plus: Land	835	835

Total property and equipment, net	$24,073	$8,394

10. Other Assets

Other assets consisted of the following (in thousands):

December 31,	2011	2010
Derivative financial instruments	$11,302	$8,666
Deferred financing costs	12,059	14,396
Deposits pending on servicing rights acquisitions	28,904	—
Loans subject to repurchase right from Ginnie Mae	35,735	—
Equity method investment	6,493	—
Margin call deposits	4,518	—
Prepaid expenses	4,286	3,379
Unsecured loans	1,827	2,064
Other	1,057	890

Total other assets	$106,181	$29,395

Deposits pending on servicing rights acquisitions primarily consist of amounts transferred to third parties for the future acquisition of mortgage servicing. In December 2011, the Company entered into an agreement with a financial institution to acquire the rights to service reverse mortgages with an unpaid principal balance of approximately $9.5 billion, of which the underlying reserve mortgages are currently owned by an unaffiliated government-sponsored entity. The purchase of these acquired servicing rights will be executed pending the approval of the government-sponsored entity. Upon execution of the purchase, Nationstar will assume responsibility for advance obligations on the underlying reverse mortgage loans. At December 31, 2011, the maximum unfunded advance obligation was approximately $1.9 billion. Nationstar deposited $9.0 million with the financial institution for the purchase of these servicing rights. As of December 31, 2011, Nationstar has placed in escrow $17.9 million relating to the purchase of the mortgage servicing rights and related outstanding advance balances with the same financial institution. Such purchase was completed in January 2012. In addition, the Company has entered into separate agreements to purchase forward mortgage servicing rights. These amounts are carried as deposits on acquired servicing rights acquisitions until the underlying forward residential mortgage loan balances are transferred to Nationstar. As of December 31, 2011, Nationstar has deposited $2.0 million with a counterparty for servicing rights on forward mortgages that are expected to be originated and transferred to Nationstar during the first quarter of 2012.

For certain loans sold to GNMA (Ginnie Mae), Nationstar as the servicer has the unilateral right to repurchase without Ginnie Mae’s prior authorization any individual loan in a Ginnie Mae securitization pool if that loan meets certain criteria, including being delinquent greater than 90 days. Once Nationstar has the unilateral right to repurchase the delinquent loan, Nationstar has effectively regained control over the loan and under GAAP, must re-recognize the loan on its balance sheet and establish a corresponding repurchase liability as well regardless of Nationstar’s intention to repurchase the loan. At December 31, 2011 the Company’s re-recognized loans included in other assets and the corresponding liability in payables and accrued liabilities was $35.7 million.

In March 2011, Nationstar acquired a 22% interest in ANC Acquisition LLC (ANC) for an initial investment of $6.6 million. ANC is the parent company of National Real Estate Information Services, LP (NREIS) a real estate services company. As Nationstar is able to exercise significant influence, but not control, over the policies and procedures of the entity, and Nationstar owns less than 50% of the voting interests, Nationstar applies the equity method of accounting.

NREIS, an ancillary real estate services and vendor management company, offers comprehensive settlement and property valuation services for both originations and default management channels. Direct or indirect product offerings include title insurance agency, tax searches, flood certification, default valuations, full appraisals and broker price opinions.

A summary of the assets, liabilities, and operations of ANC as of December 31, 2011 are presented in the following tables (in thousands):

December 31, 2011
ASSETS
Cash	$2,486
Accounts receivable	5,296
Receivables from affiliates	92
Equity method investments	2,788
Property and equipment, net	1,995
Goodwill and other intangible assets	33,876
Other assets	590

Total Assets	$47,123

LIABILITIES
Notes payable	$4,724
Payables and accrued liabilities	13,236

Total Liabilities	$17,960

From Acquisition through December 31, 2011
REVENUES
Sales	$40,479
Cost of sales	(34,047)

Net sales revenues	6,432
OTHER INCOME/(EXPENSE)
Operating costs	(12,805)
Income from equity method investments	1,810
Depreciation and amortization	(1,105)
Other income /(expenses)	244
Gain due to reversal of contingent consideration	5,000
Loss from discontinued operations	(60)

Total other income/(expense)	(6,916)

Net loss	$(484)

Nationstar recorded a net charge to earnings of $0.1 million for the year ended December 31, 2011, related to loss on equity method investments, which is included as a component of other fee income in Nationstar’s consolidated statement of operations.

11. Derivative Financial Instruments

The following table shows the effect of derivative financial instruments that were designated as accounting hedges for the years ended December 31, 2011 and 2010, respectively.

The Effect of Derivative Instruments on the Statement of Operations

(in thousands)

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
For the year ended December 31, 2011
Interest Rate Swap	$(1,071)	Interest Expense	$165	Interest Expense	$2,032
For the year ended December 31, 2010
Interest Rate Swap	$1,071	Interest Expense	$—	Interest Expense	$930

The following tables provide the outstanding notional balances and fair values of outstanding positions for the dates indicated, and recorded gains/(losses) during the periods indicated (in thousands):

	Expiration Dates	Outstanding Notional	Fair Value	Recorded Gains / (Losses)
Year ended December 31, 2011
MORTGAGE LOANS HELD FOR SALE
Loan sale commitments	2012	$28,047	$634	$592
OTHER ASSETS
IRLCs	2012	736,377	11,302	6,598
LIABILITIES
Interest rate swaps and caps	2012-2015	193,500	6,540	1,261
Forward MBS trades	2012	691,725	5,830	(9,792)
Interest rate swap, subject to ABS nonrecourse debt(1)	—	—	—	(8,058)
Year ended December 31, 2010
MORTGAGE LOANS HELD FOR SALE
Loan sale commitments	2011	$28,641	$42	$(1,397)
OTHER ASSETS
IRLCs	2011	391,990	4,703	2,289
Forward MBS trades	2011	546,500	3,963	580
LIABILITIES
Interest rate swaps and caps	2011-2013	429,000	7,801	8,872
Interest rate swap, subject to ABS nonrecourse debt	2013	245,119	18,781	2,049

(1)	In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the related ABS nonrecourse debt and therefore the underlying interest rate swap, subject to ABS nonrecourse debt.

12. Indebtedness

Notes Payable

A summary of the balances of notes payable for the dates indicated is presented below (in thousands).

	December 31, 2011		December 31, 2010
	Outstanding	Collateral Pledged	Outstanding	Collateral Pledged
$50 million warehouse facility	$7,310	$7,672	$—	$—
$175 million warehouse facility	46,810	51,040	43,059	45,429
$300 million warehouse facility	251,722	265,083	209,477	223,119
$100 million warehouse facility	16,047	16,715	39,014	40,640
Securities repurchase facility (2011)	11,774	55,603	—	—
ABS advance financing facility (2009)	—	—	236,808	285,226
2010-ABS advance facility	219,563	249,499	—	—
2011-Agency advance facility	25,011	28,811	—	—
MSR note	10,180	16,230	15,733	18,951
ASAP+ facility	104,858	104,006	51,105	53,230
MBS advance financing facility	179,904	182,096	114,562	142,327

Total notes payable	$873,179	$976,755	$709,758	$808,922

In March 2011, Nationstar executed a Master Repurchase Agreement (MRA) with a financial institution, under which Nationstar may enter into transactions, for an aggregate amount of $50 million, in which Nationstar agrees to transfer to the same financial institution certain mortgage loans and certain securities against the transfer of funds by the same financial institution, with a simultaneous agreement by the same financial institution to transfer such mortgage loans and securities to Nationstar at a date certain, or on demand by Nationstar, against the transfer of funds from Nationstar. The interest rate is based on LIBOR plus a spread of 1.45% to 3.95%, which varies based on the underlying transferred collateral. The maturity date of this MRA is March 2012.

In February 2010, Nationstar executed an MRA with a financial institution, which was set to expire in October 2011, but was extended through January 2013. The amended MRA states that from time to time Nationstar may enter into transactions, for an aggregate amount of $175 million, in which Nationstar agrees to transfer to the same financial institution certain mortgage loans against the transfer of funds by the same financial institution, with a simultaneous agreement by the same financial institution to transfer such mortgage loans to Nationstar at a date certain, or on demand by Nationstar, against the transfer of funds from Nationstar. The amended interest rate is based on LIBOR plus a spread ranging from 1.75% to 2.50%.

Nationstar has an MRA with a financial services company, which was amended in February 2012 to expire in February 2013 and reduce the committed amount to $150 million. The MRA states that from time to time Nationstar may enter into transactions, for an aggregate amount of $300 million, in which Nationstar agrees to transfer to the financial services company certain mortgage loans or MBS against the transfer of funds by the financial services company, with a simultaneous agreement by the financial services company to transfer such mortgage loans or MBS to Nationstar at a certain date, or on demand by Nationstar, against the transfer of funds from Nationstar. The interest rate is based on LIBOR plus a margin of 3.25%.

In October 2009, Nationstar executed an MRA with a financial institution. This MRA states that from time to time Nationstar may enter into transactions, for an aggregate amount of $100 million, in which Nationstar agrees to transfer to the financial institution certain mortgage loans against the transfer of funds by the financial institution, with a simultaneous agreement by the financial institution to transfer such mortgage loans to Nationstar at a certain date, or on demand by Nationstar, against the transfer of funds from Nationstar. The interest rate is based on LIBOR plus a spread of 3.50%. The maturity date of this MRA with the financial institution is January 2013.

In December 2011, Nationstar entered into a securities repurchase facility with a financial services company that expires in March 2012. The MRA states that Nationstar may from time to time transfer to the financial services company eligible securities against the transfer of funds by the financial services company, with a simultaneous agreement by the financial services company to transfer such securities to Nationstar at a certain date, or on demand by Nationstar, against the transfer of funds from Nationstar. Additionally, the financial services company may elect to extend the transfer date for an additional 90 days at mutually agreed upon terms. The interest rate is based on LIBOR plus a margin of 3.50%. As of December 31, 2011, Nationstar has pledged the Company’s $55.6 million outstanding retained interest in the outstanding Nonrecourse debt—Legacy Assets securitization which was structured as a financing.

Nationstar maintains its 2009-ABS Advance Financing Facility with a financial services company. This facility has the capacity to purchase up to $350 million of advance receivables. The interest rate is based on LIBOR plus a spread ranging from 3.00% to 12.00%. The maturity date of this facility with the financial services company is December 2011. This debt is nonrecourse to Nationstar. In October 2011 this facility was repaid and replaced with the 2010-ABS Advance Financing Facility described below.

In December 2010, Nationstar executed the 2010-ABS Advance Financing Facility with a financial institution. This facility has the capacity to purchase up to $300 million of advance receivables. The interest rate is based on LIBOR plus a spread of 3.00%. This facility was amended in October 2011, and matures in May 2014. In conjunction with this amendment Nationstar paid off the 2009-ABS Advance Financing Facility and transferred the related collateral to the amended 2010-ABS Advance Financing Facility. This debt is nonrecourse to Nationstar.

In October 2011, Nationstar executed the 2011-Agency Advance Financing Facility with a financial institution. This facility has the capacity to borrow up to $75 million and the interest rate is based on LIBOR plus a spread of 2.50%. The maturity date of this facility is October 2012. This facility is secured by servicing advance receivables and is nonrecourse to Nationstar.

In connection with the October 2009 MSR acquisition, Nationstar executed a four-year note agreement with a government-sponsored enterprise (GSE). As collateral for this note, Nationstar has pledged Nationstar’s rights, title, and interest in the acquired servicing portfolio. The interest rate is based on LIBOR plus 2.50%. The maturity date of this facility is October 2013.

During 2009, Nationstar began executing As Soon As Pooled Plus agreements with a GSE, under which Nationstar transfers to the GSE eligible mortgage loans that are to be pooled into the GSE MBS against the transfer of funds by the GSE. The interest rate is based on LIBOR plus a spread of 1.50%. These agreements typically have a maturity of up to 45 days.

In September 2009, Nationstar executed a one-year committed facility agreement with a GSE, under which Nationstar agrees to transfer to the GSE certain servicing advance receivables against the transfer of funds by the GSE. This facility has the capacity to purchase up to $275 million in eligible servicing advance receivables. The interest rate is based on LIBOR plus a spread of 2.50%. The maturity date of this facility was amended in December 2011 to extend the maturity through December 2012.

Unsecured Senior Notes

In March 2010, Nationstar completed the offering of $250 million of unsecured senior notes, which were issued with an issue discount of $7.0 million for net cash proceeds of $243.0 million, with a maturity date of April 2015. These unsecured senior notes pay interest semi-annually at an interest rate of 10.875%. In September 2011, Nationstar completed an exchange offer of the $250.0 million in 10.875% unsecured senior notes for new notes that have been registered under the Securities Act of 1933. The exchange notes are identical in all material respects to the privately issued notes, except for the transfer restrictions and registrations rights that do not apply to the exchanged notes, and different administrative terms.

The indenture for the unsecured senior notes contains various covenants and restrictions that limit Nationstar’s, or certain of its subsidiaries’, ability to incur additional indebtedness, pay dividends, make certain investments, create liens, consolidate, merge or sell substantially all of their assets, or enter into certain transactions with affiliates.

In December 2011, Nationstar completed an additional offering of $35 million of unsecured senior notes. The additional offering was issued with an issue discount of $0.3 million for net cash proceeds of $34.7 million, with a maturity date of April 2015.

The additional notes will rank equally in right of payment with all of our existing and future senior debt and will rank senior in right of payment to all of our existing and future subordinated debt. The additional notes will be effectively junior in right of payment to all of our existing and future senior secured debt to the extent of the assets securing such debt and to any existing and future liabilities of our non-guarantor subsidiaries.

Nonrecourse Debt—Legacy Assets

In November 2009, Nationstar completed the securitization of approximately $222 million of ABS, which was structured as a secured borrowing. This structure resulted in Nationstar carrying the securitized loans as mortgages on Nationstar’s consolidated balance sheet and recognizing the asset-backed certificates acquired by third parties as nonrecourse debt, totaling approximately $112.5 million and $138.7 million at December 31, 2011 and 2010, respectively. The principal and interest on these notes are paid using the cash flows from the underlying mortgage loans, which serve as collateral for the debt. The interest rate paid on the outstanding securities is 7.50%, which is subject to an available funds cap. The total outstanding principal balance on the underlying mortgage loans serving as collateral for the debt was approximately $373.1 million and $430.0 million at December 31, 2011 and 2010, respectively. Accordingly, the timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans. The unpaid principal balance on the outstanding notes was $130.8 million and $161.2 million at December 31, 2011 and 2010, respectively.

ABS Nonrecourse Debt

Effective January 1, 2010, new accounting guidance eliminated the concept of a QSPE, and all existing securitization trusts are considered VIEs and are subject to new consolidation guidance provided in ASC 810. Upon consolidation of these VIEs, Nationstar derecognized all previously recognized beneficial interests obtained as part of the securitization. In addition, Nationstar recognized the securitized mortgage loans as mortgage loans held for investment, subject to ABS nonrecourse debt, and the related asset-backed certificates acquired by third parties as ABS nonrecourse debt on Nationstar’s consolidated balance sheet (see Note 3, Variable Interest Entities and Securitizations). Additionally, Nationstar elected the fair value option provided for by ASC 825-10. The principal and interest on these notes are paid using the cash flows from the underlying mortgage loans, which serve as collateral for the debt. The interest rate paid on the outstanding securities is based on LIBOR plus a spread ranging from 0.13% to 2.00%, which is subject to an interest rate cap.

In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt, the related ABS nonrecourse debt, as well as certain other assets and liabilities of the securitization trust, and recognized any mortgage servicing rights on the consolidated balance sheet. The total outstanding principal balance on the underlying mortgage loans and REO serving as collateral for the debt was approximately $1,025.3 million at December 31, 2010. The timing of the principal payments on this ABS nonrecourse debt is dependent on the payments received on the underlying mortgage loans. The outstanding principal balance on the outstanding notes related to these consolidated securitization trusts was $1,037.9 million at December 31, 2010.

Excess Spread Financing Debt at Fair Value

Nationstar acquired mortgage servicing rights on a pool of agency residential mortgage loans (the Portfolio) on September 30, 2011. In December 2011, Nationstar entered into a sale and assignment agreement which is treated as a financing with an indirect wholly owned subsidiary of Newcastle Investment Corp. (Newcastle). Nationstar is an affiliate of Newcastle’s manager. Nationstar, in a transaction accounted for as a financing arrangement, sold to Newcastle the right to receive 65% of the excess cash flow generated from the Portfolio after receipt of a fixed basic servicing fee per loan. The sale price was $43.7 million. Nationstar will retain all ancillary income associated with servicing the Portfolio and 35% of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the Portfolio and will provide all servicing and advancing functions. Newcastle will not have prior or ongoing obligations associated with the Portfolio.

Contemporaneous with the above, Nationstar entered into a refinanced loan agreement with Newcastle. Should Nationstar refinance any loan in the Portfolio, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan of similar economic characteristics into the Portfolio. The new or replacement loan will be governed by the same terms set forth in the sale and assignment agreement described above.

Nationstar records acquired servicing rights on forward residential mortgages at fair value, with all subsequent changes in fair value recorded as a charge or credit to servicing fee income in the consolidated statement of operations. Nationstar estimates the fair value of its forward mortgage servicing rights and the excess servicing spread financing using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. Nationstar elected to measure this financing arrangement at fair value, as permitted under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825, Financial Instruments to more accurately represent the future economic performance of the acquired MSRs and related excess servicing financing. The fair value of the agreement was $44.6 million at December 31, 2011. This financing is nonrecourse to Nationstar.

Financial Covenants

As of December 31, 2011, Nationstar was in compliance with its covenants on Nationstar’s borrowing arrangements and credit facilities. These covenants generally relate to Nationstar’s tangible net worth, liquidity reserves, and leverage requirements.

13. Repurchase Reserves

Certain whole loan sale contracts include provisions requiring Nationstar to repurchase a loan if a borrower fails to make certain initial loan payments due to the acquirer or if the accompanying mortgage loan fails to meet customary representations and warranties. These representations and warranties are made to the loan purchasers about various characteristics of the loans, such as manner of origination, the nature and extent of underwriting standards applied and the types of documentation being provided and typically are in place for the life of the loan. In the event of a breach of the representations and warranties, the Company may be required to either repurchase the loan or indemnify the purchaser for losses it sustains on the loan. In addition, an investor may request that Nationstar refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. Nationstar records a provision for estimated repurchases and premium recapture on loans sold, which is charged to gain (loss) on mortgage loans held for sale. The reserve for repurchases is included as a component of payables and accrued liabilities. The current unpaid principal balance of loans sold by Nationstar represents the maximum potential exposure to repurchases related to representations and warranties. Reserve levels are a function of expected losses based on actual pending and expected claims, repurchase requests, historical experience, and loan volume. While the amount of repurchases and premium recapture is uncertain, Nationstar considers the liability to be adequate.

The activity of the outstanding repurchase reserves were as follows (in thousands):

	December 31,
	2011	2010	2009
Repurchase reserves, beginning of period	$7,321	$3,648	$3,965
Additions	5,534	4,649	820
Charge-offs	(2,829)	(976)	(1,137)

Repurchase reserves, end of period	$10,026	$7,321	$3,648

14. General and Administrative Expenses

General and administrative expense consists of the following for the dates indicated (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Depreciation and amortization	$4,063	$2,117	$1,767
Advertising	4,723	4,559	3,882
Equipment	4,605	3,862	3,300
Servicing	21,014	14,122	1,951
Telecommunications	3,832	2,347	1,590
Legal and professional fees	16,130	14,736	9,610
Postage	5,978	4,220	2,315
Stationary and supplies	3,964	2,594	1,500
Travel	3,491	2,231	827
Dues and fees	5,404	4,114	2,264
Insurance, Taxes, and Other	8,979	4,011	1,488

Total general and administrative expense	$82,183	$58,913	$30,494

15. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstance.

ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tiered fair value hierarchy based on the level of observable inputs used in the measurement of fair value (e.g., Level 1 representing quoted prices for identical assets or liabilities in an active market; Level 2 representing values using observable inputs other than quoted prices included within Level 1; and Level 3 representing estimated values based on significant unobservable inputs). In addition, ASC 820 requires an entity to consider all aspects of nonperformance risk, including its own credit standing, when measuring the fair value of a liability. Under ASC 820, related disclosures are segregated for assets and liabilities measured at fair value based on the level used within the hierarchy to determine their fair values.

The following describes the methods and assumptions used by Nationstar in estimating fair values:

Cash and Cash Equivalents, Restricted Cash, Notes Payable—The carrying amount reported in the consolidated balance sheets approximates fair value.

Mortgage Loans Held for Sale—Nationstar originates mortgage loans in the U.S. that it intends to sell to Fannie Mae, Freddie Mac, and Ginnie Mae (collectively, the Agencies). Additionally, Nationstar holds mortgage loans that it intends to sell into the secondary markets via whole loan sales or securitizations. Nationstar measures newly originated prime residential mortgage loans held for sale at fair value.

Mortgage loans held for sale are typically pooled together and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility, product type, interest rate, and credit quality.

Mortgage loans held for sale are valued using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. As these prices are derived from quoted market prices, Nationstar classifies these valuations as Level 2 in the fair value disclosures.

Mortgage Loans Held for Investment, subject to nonrecourse debt—Legacy Assets—Nationstar determines the fair value of loans held for investment, subject to nonrecourse debt—Legacy Assets using internally developed valuation models. These valuation models estimate the exit price Nationstar expects to receive in the loan’s principal market. Although Nationstar utilizes and gives priority to observable market inputs such as interest rates and market spreads within these models, Nationstar typically is required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. These internal inputs require the use of judgment by Nationstar and can have a significant impact on the determination of the loan’s fair value. As these prices are derived from a combination of internally developed valuation models and quoted market prices, Nationstar classifies these valuations as Level 3 in the fair value disclosures.

Mortgage Loans Held for Investment, subject to ABS nonrecourse debt—Nationstar determines the fair value of loans held for investment, subject to ABS nonrecourse debt using internally developed valuation models. These valuation models estimate the exit price Nationstar expects to receive in the loan’s principal market. Although Nationstar utilizes and gives priority to observable market inputs such as interest rates and market spreads within these models, Nationstar typically is required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. These internal inputs require the use of judgment by Nationstar and can have a significant impact on the determination of the loan’s fair value. As these prices are derived from a combination of internally developed valuation models and quoted market prices, Nationstar classifies these valuations as Level 3 in the fair value disclosures. In December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the securitized mortgage loans held for investment, subject to ABS nonrecourse debt.

Mortgage Servicing Rights—Fair Value—Nationstar will typically retain the servicing rights when it sells forward loans into the secondary market. Nationstar estimates the fair value of its forward MSRs using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being mortgage prepayment speeds and discount rates. These assumptions are generated and applied based on collateral stratifications including product type, remittance type, geography, delinquency and coupon dispersion. These assumptions require the use of judgment by Nationstar and can have a significant impact on the determination of the MSR’s fair value. Periodically, management obtains third party valuations of a portion of the portfolio to assess the reasonableness of the fair value calculations provided by the cash flow model. Because of the nature of the valuation inputs, Nationstar classifies these valuations as Level 3 in the fair value disclosures.

REO—Nationstar determines the fair value of REO properties through the use of third party appraisals and broker price opinions, adjusted for estimated selling costs. Such estimated selling costs include realtor fees and other anticipated closing costs. These values are adjusted to take into account factors that could cause the actual liquidation value of foreclosed properties to be different than the appraised values. This valuation adjustment is based upon Nationstar’s historical experience with REO. REO is classified as Level 3 in the fair value disclosures.

Derivative Instruments—Nationstar enters into a variety of derivative financial instruments as part of its hedging strategy. The majority of these derivatives are exchange-traded or traded within highly active dealer markets. In order to determine the fair value of these instruments, Nationstar utilizes the exchange price or dealer market price for the particular derivative contract; therefore, these contracts are classified as Level 2. In addition, Nationstar enters into IRLCs with prospective borrowers. These commitments are carried at fair value based on fair value of related mortgage loans which is based on observable market data. Nationstar adjusts the outstanding IRLCs with prospective borrowers based on an expectation that it will be exercised and the loan will be funded. IRLCs are recorded in other assets in the consolidated balance sheets. These IRLCs are classified as Level 2 in the fair value disclosures.

Unsecured Senior Notes—The fair value of unsecured senior notes is based on quoted market prices and is considered Level 1 from the market observable inputs used to determine fair value.

Nonrecourse Debt—Legacy Assets—Nationstar estimates fair value based on the present value of future expected discounted cash flows with the discount rate approximating current market value for similar financial instruments. These prices are derived from a combination of internally developed valuation models and quoted market prices.

Excess Spread Financing—Nationstar estimates fair value based on the present value of future expected discounted cash flows with the discount rate approximating current market value for similar financial instruments. As these prices are derived from a combination of internally developed valuation models and quoted market prices based on the value of the underlying MSRs, Nationstar classifies these valuations as Level 3 in the fair value disclosures.

ABS Nonrecourse Debt—Nationstar estimates fair value based on the present value of future expected discounted cash flows with the discount rate approximating current market value for similar financial instruments. As these prices are derived from a combination of internally developed valuation models and quoted market prices, Nationstar classifies these valuations as Level 3 in the fair value disclosures. Effective December 2011, Nationstar sold its remaining variable interest in a securitization trust that had been a consolidated VIE since January 1, 2010 and deconsolidated the VIE. Upon deconsolidation of this VIE, Nationstar derecognized the related ABS nonrecourse debt.

The estimated carrying amount and fair value of Nationstar’s financial instruments and other assets and liabilities measured at fair value on a recurring basis is as follows for the dates indicated (in thousands):

		December 31, 2011
	Total Fair Value	Recurring Fair Value Measurements
		Level 1	Level 2	Level 3
Assets
Mortgage loans held for sale(1)	$458,626	$—	$458,626	$—
Mortgage servicing rights—fair value(1)	251,050	—	—	251,050
Other assets:
IRLCs	11,302	—	11,302	—

Total assets	$720,978	$—	$469,928	$251,050

Liabilities
Derivative financial instruments
Interest rate swaps and caps	$6,540	$—	$6,540	$—
Forward MBS trades	5,830	—	5,830	—
Excess spread financing	44,595	—	—	44,595

Total liabilities	$56,965	$—	$12,370	$44,595

(1)	Based on the nature and risks of these assets and liabilities, the Company has determined that presenting them as a single class is appropriate.

	Total Fair Value	December 31, 2010
		Recurring Fair Value Measurements
		Level 1	Level 2	Level 3
Assets
Mortgage loans held for sale(1)	$369,617	$—	$369,617	$—
Mortgage loans held for investment, subject to ABS nonrecourse debt(1)	538,440	—	—	538,440
Mortgage servicing rights(1)	145,062	—	—	145,062
Other assets:
IRLCs	4,703	—	4,703	—
Forward MBS trades	3,963	—	3,963	—

Total assets	$1,061,785	$—	$378,283	$683,502

Liabilities
Derivative financial instruments
Interest rate swaps and caps	$7,801	$—	$7,801	$—
Derivative financial instruments, subject to ABS nonrecourse debt	18,781	—	18,781	—
ABS nonrecourse debt(1)	496,692	—	—	496,692

Total liabilities	$523,274	$—	$26,582	$496,692

(1)	Based on the nature and risks of these assets and liabilities, the Company has determined that presenting them as a single class is appropriate.

The table below presents a reconciliation for all of Nationstar’s Level 3 assets and liabilities measured at fair value on a recurring basis for the dates indicated (in thousands):

	ASSETS	LIABILITIES
	Mortgage Servicing Rights	Excess Spread Financing
Year ended December 31, 2011
Beginning balance	$145,062	$—
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses
Included in earnings	(39,000)	3,060
Included in other comprehensive income	—	—
Purchases, issuances, sales and settlements
Purchases	102,800	—
Issuances	36,474	43,742
Sales	—	—
Settlements	5,714	(2,207)

Ending balance	$251,050	$44,595

	ASSETS			LIABILITIES
	Mortgage Loans Held for Investment, Subject to ABS Nonrecourse Debt	Mortgage Servicing Rights	Total Assets	ABS Non-recourse Debt
Year ended December 31, 2010
Beginning balance(1)	$928,891	$104,174	$1,033,065	$884,846
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Total gains or losses
Included in earnings	71,239	(6,043)	65,196	16,938
Included in other comprehensive income	—	—	—	—
Purchases, issuances, sales and settlements
Purchases	—	17,812	17,812	—
Issuances	—	26,253	26,253	—
Sales	—	—	—	—
Settlements	(461,690)	2,866	(458,824)	(405,092)

Ending balance	$538,440	$145,062	$683,502	$496,692

(1)	Amounts include derecognition of previously retained beneficial interests and mortgage servicing rights upon adoption of ASC 810 related to consolidation of certain VIEs.

The table below presents the items which Nationstar measures at fair value on a nonrecurring basis (in thousands).

	Nonrecurring Fair Value Measurements			Total Estimated Fair Value	Total Gains (Losses) Included in Earnings
	Level 1	Level 2	Level 3
Year ended December 31, 2011
Assets
REO(1)	$—	$—	$3,668	$3,668	$(6,833)

Total assets	$—	$—	$3,668	$3,668	$(6,833)

Year ended December 31, 2010
Assets
REO(1)	$—	$—	$27,337	$27,337	$—

Total assets	$—	$—	$27,337	$27,337	$—

(1)	Based on the nature and risks of these assets and liabilities, the Company has determined that presenting them as a single class is appropriate.

The table below presents a summary of the estimated carrying amount and fair value of Nationstar’s financial instruments (in thousands).

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$62,445	$62,445	$21,223	$21,223
Restricted cash	71,499	71,499	91,125	91,125
Mortgage loans held for sale	458,626	458,626	369,617	369,617
Mortgage loans held for investment, subject to nonrecourse debt—Legacy assets	243,480	226,890	266,320	238,515
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	538,440	538,440
Derivative instruments	11,302	11,302	8,666	8,666
Financial liabilities:
Notes payable	873,179	873,179	709,758	709,758
Unsecured senior notes	280,199	282,150	244,061	244,375
Derivative financial instruments	12,370	12,370	7,801	7,801
Derivative instruments, subject to ABS nonrecourse debt	—	—	18,781	18,781
Nonrecourse debt—Legacy assets	112,490	114,037	138,662	140,197
Excess spread financing	44,595	44,595	—	—
ABS nonrecourse debt	—	—	496,692	496,692

16. Employee Benefits

Nationstar holds a contributory defined contribution plan (401(k) plan) that covers substantially all full-time employees. Nationstar matches 50% of participant contributions, up to 6% of each participant’s total eligible annual base compensation. Matching contributions totaled approximately $2.3 million, $1.5 million, and $1.0 million for the years ended December 31, 2011, 2010, and 2009, respectively.

17. Member’s Equity

The limited liability company interests in FIF HE Holdings LLC are represented by four separate classes of units, Class A Units, Class B Units, Class C Preferred Units and Class D Preferred Units, as defined in the FIF HE Holdings LLC Amended and Restated Limited Liability Company Agreement dated December 31, 2008 (the Agreement). Class A Units have voting rights and Class B Units, Class C Preferred Units and Class D Preferred Units have no voting rights. Distributions and allocations of profits and losses to members are made in accordance with the Agreement. Class C Preferred Units and Class D Preferred Units represent preferred priority return units, accruing distribution preference on any contributions at an annual rate of 15% and 20%, respectively.

A total of 100,887 Class A Units were granted to certain management members on the date of Nationstar’s acquisition by FIF. No consideration was paid for the Class A Units, and these units vest in accordance with the Vesting Schedule per the Agreement, generally in years three through five after grant date. All of these outstanding units were completely vested as of July 11, 2011.

Effective September 17, 2010, FIF HE Holdings LLC executed the FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company Agreement (the Fifth Agreement). This Fifth Agreement provided for a total of 457,526 Class A Units to be granted to certain management members. No consideration was paid for the granted units, and the units vest in accordance with the Vesting Schedule per the Fifth Agreement.

Simultaneously with the execution of the Fifth Agreement, FIF HE Holdings LLC executed several Restricted Series I Preferred Stock Unit Award Agreements (PRSU Agreements). These Agreements provided for a total of 3,304,000 Class C Units and 3,348,000 Class D Units to be granted to certain management members. No consideration was paid for the granted units, and the units vest in accordance with the Vesting Schedule per the PRSU Agreements.

These awards were valued using a sum of the parts analysis in computing the fair value of the Company’s equity. The analysis adds the value of the servicing and originations businesses to the value of the assets and securities that Nationstar owns. The value of the servicing and originations businesses is derived using both a market approach and an income approach. The market approach considers market multiples from public company examples in the industry. The income approach employs a discounted cash flow analysis that utilizes several factors to capture the ongoing cash flows of the business and then is discounted with an assumed equity cost of capital. The valuation of the assets applies a net asset value method utilizing a variety of assumptions, including assumptions for prepayments, cumulative losses and other variables. Recent market transactions, experience with similar assets and securities, current business combinations and analysis of the underlying collateral, as available, are considered in the valuation.

The Class A, Class C and Class D Units were scheduled to vest over 1.8 years. The vesting schedule of these Units is as follows:

	September 17, 2010	June 30, 2011	June 30, 2012	Total
Class A Units	93,494	182,016	182,016	457,526
Class C Units	1,101,332	1,101,334	1,101,334	3,304,000
Class D Units	1,116,000	1,116,000	1,116,000	3,348,000

The weighted average grant date fair value of the Units was $4.23. Effective during 2011, the Company filed an offering document with the Securities and Exchange Commission. As a result, the Company revalued the preferred unit awards based on the fair value of the repurchase option at the balance sheet date. Subsequent to December 31, 2011, Nationstar expects to recognize $3.9 million of compensation expense in the first six months of 2012 for employee and non-employee awards.

Total share-based compensation expense, net of forfeitures, recognized for the years ended, December 31, 2011, 2010 and 2009 is provided in the table below (in thousands).

For the Year Ended December 31,
2011	2010	2009
$14,815	$12,856	$827

18. Capital Requirements

Certain of Nationstar’s secondary market investors require various capital adequacy requirements, as specified in the respective selling and servicing agreements. To the extent that these mandatory, imposed capital requirements are not met, Nationstar’s secondary market investors may ultimately terminate Nationstar’s selling and servicing agreements, which would prohibit Nationstar from further originating or securitizing these specific types of mortgage loans. In addition, these secondary market investors may impose additional net worth or financial condition requirements based on an assessment of market conditions or other relevant factors.

Among Nationstar’s various capital requirements related to its outstanding selling and servicing agreements, the most restrictive of these requires Nationstar to maintain a minimum adjusted net worth balance of $132.3 million. As of December 31, 2011, Nationstar was in compliance with all of its selling and servicing capital requirements.

Additionally, Nationstar is required to maintain a minimum tangible net worth of at least $175 million as of each quarter-end related to its outstanding Master Repurchase Agreements on its outstanding repurchase facilities. As of December 31, 2011, Nationstar was in compliance with these minimum tangible net worth requirements.

19. Commitments and Contingencies

Litigation and Regulatory Matters

In the ordinary course of business, Nationstar and its subsidiaries and current and former officers and employees (for the purposes of this section, sometimes collectively referred to as the Company and Related Parties) are routinely named as defendants in various legal actions, including class actions and other litigation, arising in connection with activities related to a national mortgage servicer and lender. Certain of the actual or threatened legal actions include claims for substantial compensatory, punitive and/or, statutory damages or claims for an indeterminate amount of damages. Further, in the ordinary course of business the Company and Related Parties can be or are involved in governmental and regulatory examinations, information gathering requests, investigations and proceedings (both formal and informal), regarding the Company’s business, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

The Company seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interest of the Company and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal and regulatory proceedings utilizing the latest information available. Where available information indicates that it is probable a liability has been incurred and the Company can reasonably estimate the amount of that loss an accrued liability is established. The actual costs of resolving these proceedings may be substantially higher or lower than the amounts accrued.

A 50 state task force of attorneys general as well as certain federal agencies are investigating issues related to the conduct of certain mortgage servicing companies and related service providers, in connection with mortgage foreclosures. While the Company is not involved in the investigation or negotiations regarding a settlement, the ultimate outcome could have a material impact on other mortgage servicers, including the Company.

When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability. As a litigation or regulatory matter develops, the Company, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. If, at the time of evaluation, the loss contingency is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. Once the matter is deemed to be both probable and estimable, the Company will establish an accrued liability and record a corresponding amount to litigation related expense. The Company will continue to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established. Litigation related expense, which includes the fees paid to external legal providers, of $9.3 million, $9.4 million and $4.9 million were included in general and administrative expense on the consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009, respectively.

For a number of matters for which a loss is probable or reasonably possible in future periods, whether in excess of a related accrued liability or where there is no accrued liability, the Company may be able to estimate a range of possible loss. In determining whether it is possible to provide an estimate of loss or range of possible loss, the Company reviews and evaluates its material litigation and regulatory matters on an ongoing basis, in conjunction with any outside counsel handling the matter. For those matters for which an estimate is possible, management currently believes the aggregate range of reasonably possible loss is $0.5 million to $3.2 million in excess of the accrued liability (if any) related to those matters. This estimated range of possible loss is based upon currently available information and is subject to significant judgment, numerous assumptions and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results may vary substantially from the current estimate. Those matters for which an estimate is not possible are not included within this estimated range. Therefore, this estimated range of possible loss represents what management believes to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Company’s maximum loss exposure.

Based on current knowledge, and after consultation with counsel, management believes that the current legal accrued liability is appropriate, and the amount of any incremental liability arising from these matters is not expected to have a material adverse affect on the consolidated financial condition of the Company, although the outcome of such proceedings could be material to the Company’s operating results and cash flows for a particular period depending on among other things, the level of the Company’s revenues or income for such period. However, in the event of significant developments on existing cases, it is possible that the ultimate resolution, if unfavorable, may be material to the Company’s consolidated financial statements.

Lease Commitments

Nationstar leases various office facilities under non-cancelable lease agreements with primary terms extending through 2017. These lease agreements generally provide for market-rate renewal options and may provide for escalations in minimum rentals over the lease term (see Note 22, Restructuring Charges). Minimum annual rental commitments for office leases with unrelated parties and with initial or remaining terms of one year or more, net of sublease payments, are presented below (in thousands).

2012	$9,756
2013	9,922
2014	7,351
2015	4,854
2016	3,255
Thereafter	727

Total	$35,865

Loan and Other Commitments

Nationstar enters into IRLCs with prospective borrowers whereby the Company commits to lend a certain loan amount under specific terms and interest rates to the borrower. These IRLCs are treated as derivatives and are carried at fair value (See Note 15, Fair Value Measures).

In January 2012, the Company completed its acquisition of certain MSRs related to approximately $7.8 billion of unpaid principal balance of reverse mortgage loans from a financial services company. As servicer for these reverse mortgage loans, among other things, the Company is obligated to make advances to the loan customers as required. At January 1, 2012, the Company’s maximum unfunded advance obligation related to these MSRs was approximately $1.5 billion. Upon funding any portion of these advances, the Company expects to securitize and sell the advances in transactions that will be accounted for as financing arrangements.

Other Contingencies

In June 2011, the Company entered into an agreement to subservice loans for a financial services company. The Company began to subservice these loans in July and August 2011. This subservicing agreement included, among other things, a loss incentive and sharing arrangement. Under this arrangement, the Company can earn incentive fees of up to $2.5 million for successfully mitigating losses within a specific subserviced population of loans. This incentive fee would be recognized when earned. For this same population of loans, the Company is subject to loss sharing under certain conditions. Should losses in this population of loans exceed a specified level, the Company would be required to share a portion of the losses on such loans up to a maximum of $10.0 million. Losses under this arrangement would be recognized at the point at which the Company determines that a liability is expected to be incurred. At December 31, 2011, the Company has estimated no liability under this agreement.

During December 2009, Nationstar entered into a strategic relationship with a major mortgage market participant, which contemplates, among other things, significant mortgage servicing rights and subservicing transfers to Nationstar upon terms to be determined. Under this arrangement, if certain delivery thresholds have been met, the market participant may require Nationstar to establish an operating division or newly created subsidiary with separate, dedicated employees within a specified timeline to service such mortgage servicing rights and subservicing. After a specified time period, this market participant may purchase the subsidiary at an agreed upon price. Since December 2010, all of the required delivery thresholds with this market participant have been met, but the market participant has not required the Company to establish an operating division or newly created subsidiary with separate, dedicated employees.

20. Termination of Company

The duration of Nationstar’s existence is indefinite per the Agreement and shall continue until dissolved in accordance with the terms of the Agreement and the Delaware Limited Liability Company Act (DLLCA).

21. Limited Liability of Members

The members of a Delaware limited liability company are generally not liable for the acts and omissions of the company, much in the same manner as the shareholders, officers and directors of a corporation are generally limited by the provisions of the DLLCA and by applicable case law.

22. Restructuring Charges

To respond to the decreased demand in the home equity mortgage market and other market conditions, Nationstar initiated a program to reduce costs and improve operating effectiveness in 2007. This program included the closing of several offices and the termination of a large portion of Nationstar’s workforce. As part of this plan, Nationstar expected to incur lease and other contract termination costs.

Nationstar recorded restructuring charges totaling $1.1 million, $2.3 million, and $2.2 million for the years ended December 31, 2011, 2010, and 2009, respectively, related to cancelled lease expenses that are reflected in general and administrative expenses. The following table summarizes, by category, the Company’s restructuring charge activity for the periods noted below.

	Liability Balance at January 1	Restructuring Adjustments	Restructuring Settlements	Liability Balance at December 31
Year-ended December 31, 2009
Restructuring charges:
Lease terminations	$10,903	$2,222	$(3,660)	$9,465

Total	$10,903	$2,222	$(3,660)	$9,465

Year-ended December 31, 2010
Restructuring charges:
Lease terminations	$9,465	$2,287	$(2,569)	$9,183

Total	$9,465	$2,287	$(2,569)	$9,183

Year-ended December 31, 2011
Restructuring charges:
Lease terminations	$9,183	$1,084	$(1,807)	$8,460

Total	$9,183	$1,084	$(1,807)	$8,460

23. Concentrations of Credit Risk

Properties collateralizing mortgage loans held for investment and REO were geographically disbursed throughout the United States (measured by principal balance and expressed as a percent of the total outstanding mortgage loans held for investment and REO).

The following table details the geographical concentration of mortgage loans held for investment and REO by state for the dates indicated (in thousands).

	December 31, 2011		December 31, 2010
State	Unpaid Principal Balance	% of Total Outstanding	Unpaid Principal Balance	% of Total Outstanding
Florida	$54,199	14.2%	$62,775	14.4%
Texas	52,620	13.7%	58,815	13.4%
California	32,684	8.5%	41,019	9.4%
All other states(1)	243,377	63.6%	274,235	62.8%

	$382,880	100.0%	$436,844	100.0%

(1)	No other state contains more than 5.0% of the total outstanding.

Additionally, certain loan products’ contractual terms may give rise to a concentration of credit risk and increase Nationstar’s exposure to risk of nonpayment or realization.

	December 31, 2011	December 31, 2010
Amortizing ARMs:
2/28	$68,993	$118,815
3/27	6,402	8,952
All other ARMs	14,343	10,221

	$89,738	$137,988

24. Business Segment Reporting

Nationstar currently conducts business in two separate operating segments: Servicing and Originations. The Servicing segment provides loan servicing on Nationstar’s total servicing portfolio, including the collection of principal and interest payments and the assessment of ancillary fees related to the servicing of mortgage loans. The Originations segment involves the origination, packaging, and sale of agency mortgage loans into the secondary markets via whole loan sales or securitizations. Nationstar reports the activity not related to either operating segment in the Legacy Portfolio and Other column. The Legacy Portfolio and Other column includes primarily all subprime mortgage loans originated in the latter portion of 2006 and during 2007 or acquired from Nationstar’s predecessor and consolidated VIEs which were consolidated pursuant to the adoption of new consolidation guidance related to VIEs adopted on January 1, 2010.

Nationstar’s segments are based upon Nationstar’s organizational structure which focuses primarily on the services offered. The accounting policies of each reportable segment are the same as those of Nationstar except for 1) expenses for consolidated back-office operations and general overhead-type expenses such as executive administration and accounting and 2) revenues generated on inter-segment services performed. Expenses are allocated to individual segments based on the estimated value of services performed, including estimated utilization of square footage and corporate personnel as well as the equity invested in each segment. Revenues generated or inter-segment services performed are valued based on similar services provided to external parties.

To reconcile to Nationstar’s consolidated results, certain inter-segment revenues and expenses are eliminated in the “Elimination” column in the following tables.

The following tables are a presentation of financial information by segment for the periods indicated (in thousands):

	Year Ended December 31, 2011
	Servicing	Originations	Operating Segments	Legacy Portfolio and Other	Eliminations	Consolidated
REVENUES:
Servicing fee income	$238,394	$—	$238,394	$1,972	$(6,955)	$233,411
Other fee income	17,082	14,109	31,191	3,996	—	35,187

Total fee income	255,476	14,109	269,585	5,968	(6,955)	268,598
Gain/(loss) on mortgage loans held for sale	—	109,431	109,431	—	(295)	109,136

Total revenues	255,476	123,540	379,016	5,968	(7,250)	377,734

Total expenses and impairments	177,930	101,607	279,537	26,941	(295)	306,183
Other income (expense):
Interest income	2,263	12,718	14,981	44,866	6,955	66,802
Interest expense	(58,024)	(10,955)	(68,979)	(36,396)	—	(105,375)
Gain on interest rate swaps and caps	298	—	298	—	—	298
Fair value changes—ABS securitizations	—	—	—	(12,389)	—	(12,389)

Total other income (expense)	(55,463)	1,763	(53,700)	(3,919)	6,955	(50,664)

NET INCOME (LOSS)	$22,083	$23,696	$45,779	$(24,892)	$—	$20,887

Depreciation and amortization	$2,089	$1,306	$3,395	$668	$—	$4,063
Total assets	909,992	600,105	1,510,097	277,834	—	1,787,931

	Year Ended December 31, 2010
	Servicing	Originations	Operating Segments	Legacy Portfolio and Other	Eliminations	Consolidated
REVENUES:
Servicing fee income	$175,569	$—	$175,569	$820	$(9,263)	$167,126
Other fee income	7,273	7,042	14,315	2,643	—	16,958

Total fee income	182,842	7,042	189,884	3,463	(9,263)	184,084
Gain (loss) on mortgage loans held for sale	—	77,498	77,498	—	(154)	77,344

Total revenues	182,842	84,540	267,382	3,463	(9,417)	261,428
Total expenses and impairments	107,283	86,920	194,203	26,927	(154)	220,976
Other income (expense):
Interest income	263	11,848	12,111	77,521	9,263	98,895
Interest expense	(51,791)	(8,806)	(60,597)	(55,566)	—	(116,163)
Loss on interest rate swaps	(9,801)	—	(9,801)	—	—	(9,801)
Fair value changes—ABS securitizations	—	—	—	(23,297)	—	(23,297)

Total other income (expense)	(61,329)	3,042	(58,287)	(1,342)	9,263	(50,366)

NET INCOME (LOSS)	$14,230	$662	$14,892	$(24,806)	$—	$(9,914)

Depreciation and amortization	$1,092	$781	$1,873	$244	$—	$2,117
Total assets	689,923	402,627	1,092,550	854,631	—	1,947,181

	Year Ended December 31, 2009
	Servicing	Originations	Operating Segments	Legacy Portfolio and Other	Eliminations	Consolidated
REVENUES:
Servicing fee income	$91,266	$—	$91,266	$—	$(1,071)	$90,195
Other fee income	8,867	1,156	10,023	—	—	10,023

Total fee income	100,133	1,156	101,289	—	(1,071)	100,218
Gain (loss) on mortgage loans held for sale	—	54,437	54,437	(75,786)	—	(21,349)

Total revenues	100,133	55,593	155,726	(75,786)	(1,071)	78,869
Total expenses and impairments	70,897	47,532	118,429	25,009	(1,071)	142,367
Other income (expense):
Interest income	4,143	4,261	8,404	44,114	—	52,518
Interest expense	(25,877)	(3,438)	(29,315)	(40,568)	—	(69,883)
Loss on interest rate swaps	—	—	—	(14)	—	(14)
Fair value changes—ABS securitizations	—	—	—	—	—	—

Total other income (expense)	(21,734)	823	(20,911)	3,532	—	(17,379)

NET INCOME (LOSS)	$7,502	$8,884	$16,386	$(97,263)	$—	$(80,877)

Depreciation and amortization	$1,004	$538	$1,542	$225	$—	$1,767
Total assets	681,543	239,202	920,745	359,440	—	1,280,185

25. Guarantor Financial Statement Information

Nationstar has $285.0 million aggregate principal amount of 10.875% unsecured senior notes which mature on April 1, 2015. The notes are jointly and severally guaranteed on an unsecured senior basis by all of Nationstar’s existing and future wholly-owned domestic restricted subsidiaries, with certain exceptions. All guarantor subsidiaries are 100% owned by Nationstar. Presented below are consolidating financial statements of Nationstar and the guarantor subsidiaries for the periods indicated.

NATIONSTAR MORTGAGE LLC

CONSOLIDATING BALANCE SHEET

December 31, 2011

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$62,201	$244	$—	$—	$62,445
Restricted cash	49,180	3	22,316	—	71,499
Accounts receivable, net	281,782	7	280,511	—	562,300
Mortgage loans held for sale	458,626	—	—	—	458,626
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Asset, net	5,984	—	237,496	—	243,480
Mortgage loans held for investment, subject to ABS nonrecourse debt (at fair value)	—	—	—	—	—
Receivables from affiliates	41,961	70,541	—	(107,893)	4,609
Mortgage servicing rights—fair value	251,050	—	—	—	251,050
Investment in subsidiaries	140,880	—	—	(140,880)	—
Property and equipment, net	23,238	835	—	—	24,073
REO, net	—	—	3,668	—	3,668
Other assets	106,181	—	—	—	106,181

Total Assets	$1,421,083	$71,630	$543,991	$(248,773)	$1,787,931

Liabilities and members’ equity
Notes payable	$628,605	$—	$244,574	$—	$873,179
Unsecured senior notes	280,199	—	—	—	280,199
Payables and accrued liabilities	180,545	—	3,244	—	183,789
Payables to affiliates	—	—	107,893	(107,893)	—
Derivative financial instruments	5,830	—	6,540	—	12,370
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	—	—	—
Nonrecourse debt—Legacy Assets	—	—	112,490	—	112,490
Excess spread financing (at fair value)	44,595	—	—	—	44,595
ABS nonrecourse debt (at fair value)	—	—	—	—	—

Total liabilities	1,139,774	—	474,741	(107,893)	1,506,622

Total members’ equity	281,309	71,630	69,250	(140,880)	281,309

Total liabilities and members’ equity	$1,421,083	$71,630	$543,991	$(248,773)	$1,787,931

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Revenues:
Servicing fee income	$234,135	$—	$6,231	$(6,955)	$233,411
Other fee income	17,782	15,313	2,092	—	35,187

Total fee income	251,917	15,313	8,323	(6,955)	268,598

Gain on mortgage loans held for sale	109,136	—	—	—	109,136

Total Revenues	361,053	15,313	8,323	(6,955)	377,734
Expenses and impairments:
Salaries, wages and benefits	198,703	3,587	—	—	202,290
General and administrative	72,654	3,207	6,322	—	82,183
Provision for loan losses	1,346	—	2,191	—	3,537
Loss on foreclosed real estate and other	2,613	—	4,220	—	6,833
Occupancy	11,163	177	—	—	11,340

Total expenses and impairments	286,479	6,971	12,733	—	306,183
Other income (expense):
Interest income	14,880	—	44,967	6,955	66,802
Interest expense	(58,452)	—	(46,923)	—	(105,375)
Gain/(Loss) on interest rate swaps and caps	—	—	298	—	298
Fair value changes in ABS securitizations	7,695	—	(20,084)	—	(12,389)
Gain/(loss) from subsidiaries	(17,810)	—	—	17,810	—

Total other income (expense)	(53,687)	—	(21,742)	24,765	(50,664)

Net income/(loss)	$20,887	$8,342	$(26,152)	$17,810	$20,887

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Operating activities:
Net income/(loss)	$20,887	$8,342	$(26,152)	$17,810	$20,887
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Loss from subsidiaries	17,810	—	—	(17,810)	—
Share-based compensation	14,815	—	—	—	14,815
(Gain)/loss on mortgage loans held for sale	(109,136)	—	—	—	(109,136)
Provision for loan losses	1,346	—	2,191	—	3,537
Loss on foreclosed real estate and other	2,613	—	4,220	—	6,833
Loss on equity method investments	107	—	—	—	107
(Gain)/loss on ineffectiveness on interest rate swaps and cap	—	—	(2,331)	—	(2,331)
Fair value changes in ABS securitizations	(7,695)	—	20,084	—	12,389
Fair value changes in excess spread financing	3,060	—	—	—	3,060
Depreciation and amortization	4,063	—	—	—	4,063
Change in fair value of mortgage servicing rights	39,000	—	—	—	39,000
Amortization of debt discount	9,070	—	4,261	—	13,331
Amortization of premiums/(discounts)	—	—	(5,042)	—	(5,042)
Mortgage loans originated and purchased, net of fees	(3,412,185)	—	—	—	(3,412,185)
Cost of loans sold, net of fees	3,339,859	—	—	—	3,339,859
Principal payments/prepayments received and other changes in mortgage loans originated as held for sale	36,919	—	26,659	—	63,578
Changes in assets and liabilities:
Accounts receivable	162,980	(7)	(246,106)	—	(83,133)
Receivables from/(payables to) affiliates	(227,455)	(8,407)	240,246	—	4,384
Other assets	(44,576)	—	—	—	(44,576)
Accounts payable and accrued liabilities	99,602	—	2,055	—	101,657

Net cash provided by/(used in) operating activities	(48,916)	(72)	20,085	—	(28,903)

Investing activities:
Principal payments received and other changes on mortgage loans held for investment, subject to ABS nonrecourse debt	$—	$—	$40,000	$—	$40,000
Property and equipment additions, net of disposals	(19,742)	—	—	—	(19,742)
Acquisition of equity method investment	(6,600)	—	—	—	(6,600)
Deposit on reverse mortgage servicing rights	(26,893)	—	—	—	(26,893)
Deposit on /purchase of mortgage servicing rights	(96,467)	—	—	—	(96,467)
Proceeds from sales of REO	15,566	—	12,257	—	27,823

Net cash provided by/(used in) investing activities	(134,136)	—	52,257	—	(81,879)

Financing activities:
Transfers to/from restricted cash	8,399	(3)	8,416	—	16,812
Issuance of unsecured senior notes	35,166	—	—	—	35,166
Issuance of excess spread financing	40,492	—	—	—	40,492
Decrease in notes payable, net	155,655	—	7,766	—	163,421
Repayment of nonrecourse debt—Legacy assets	—	—	(30,433)	—	(30,433)
Repayment of ABS nonrecourse debt	—	—	(58,091)	—	(58,091)
Repayment of excess servicing spread financing	(2,207)	—	—	—	(2,207)
Distribution to parent	(4,348)	—	—	—	(4,348)
Debt financing costs	(3,462)	—	—	—	(3,462)
Tax related share-based settlement of units by members	(5,346)	—	—	—	(5,346)

Net cash provided by/(used in) financing activities	224,349	(3)	(72,342)	—	152,004

Net increase/(decrease) in cash	41,297	(75)	—	—	41,222
Cash and cash equivalents at beginning of period	20,904	319	—	—	21,223

Cash and cash equivalents at end of period	$62,201	$244	$—	$—	$62,445

NATIONSTAR MORTGAGE LLC

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2010

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$20,904	$319	$—	$—	$21,223
Restricted cash	57,579	—	33,546	—	91,125
Accounts receivable, net	437,300	—	3,975	—	441,275
Mortgage loans held for sale	369,617	—	—	—	369,617
Mortgage loans held for investment, subject to nonrecourse debt, Legacy Assets, net	5,016	—	261,304	—	266,320
Mortgage loans held for investment, subject to ABS nonrecourse debt (at fair value)	—	—	538,440	—	538,440
Investment in debt securities—available- for-sale	597	—	—	(597)	—
Investment in subsidiaries	158,276	—	—	(158,276)	—
Receivables from affiliates	—	62,171	132,353	(185,531)	8,993
Mortgage servicing rights	145,062	—	—	—	145,062
Property and equipment, net	7,559	835	—	—	8,394
REO, net	323	—	27,014	—	27,337
Other assets	29,395	—	—	—	29,395

Total Assets	$1,231,628	$63,325	$996,632	$(344,404)	$1,947,181

Liabilities and members’ equity
Notes payable	$472,950	$—	$236,808	$—	$709,758
Unsecured senior notes	244,061	—	—	—	244,061
Payables and accrued liabilities	73,785	—	1,269	—	75,054
Payables to affiliates	185,531	—	—	(185,531)	—
Derivative financial instruments	—	—	7,801	—	7,801
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	18,781	—	18,781
Nonrecourse debt—Legacy Assets	—	—	138,662	—	138,662
ABS nonrecourse debt (at fair value)	—	—	497,289	(597)	496,692

Total liabilities	976,327	—	900,610	(186,128)	1,690,809

Total members’ equity	255,301	63,325	96,022	(158,276)	256,372

Total liabilities and members’ equity	$1,231,628	$63,325	$996,632	$(344,404)	$1,947,181

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Issuer (Parent)	Guarantor (Subsidiaries)	Non- Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Revenues:
Servicing fee income	$174,660	$1,730	$—	$(9,264)	$167,126
Other fee income	8,259	7,551	1,148	—	16,958

Total fee income	182,919	9,281	1,148	(9,264)	184,084
Gain on mortgage loans held for sale	77,344	—	—	—	77,344

Total Revenues	260,263	9,281	1,148	(9,264)	261,428
Expenses and impairments:
Salaries, wages and benefits	146,746	2,369	—	—	149,115
General and administrative	57,329	1,642	(58)	—	58,913
Loss on mortgage loans held for investment and foreclosed real estate	1,558	—	1,945	—	3,503
Occupancy	9,289	156	—	—	9,445

Total expenses and impairments	214,922	4,167	1,887	—	220,976
Other income /(expense):
Interest income	17,019	6	72,606	9,264	98,895
Interest expense	(54,075)	—	(62,088)	—	(116,163)
Loss on interest rate swaps and caps	—	—	(9,801)	—	(9,801)
Fair value changes in ABS securitizations	—	—	(23,748)	451	(23,297)
Gain /(loss) from subsidiaries	(18,650)	—	—	18,650	—

Total other income /(expense)	(55,706)	6	(23,031)	28,365	(50,366)

Net income /(loss)	$(10,365)	$5,120	$(23,770)	$19,101	$(9,914)

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Operating activities:
Net income/(loss)	$(10,365)	$5,120	$(23,770)	$19,101	$(9,914)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Share-based compensation	12,856	—	—	—	12,856
Gain on mortgage loans held for sale	(77,344)	—	—	—	(77,344)
Provision for loan losses	1,558	—	1,740	—	3,298
Loss on foreclosed real estate and other	—	—	205	—	205
(Gain)/loss on ineffectiveness on interest rate swaps and cap	—	—	8,872	—	8,872
Fair value changes in ABS securitizations	—	—	23,297	—	23,297
Loss from subsidiaries	18,650	—	—	(18,650)	—
Depreciation and amortization	2,104	13	—	—	2,117
Change in fair value of mortgage servicing rights	6,043	—	—	—	6,043
Amortization of debt discount	12,380	—	6,351	—	18,731
Amortization of premiums/(discounts)	—	—	(4,526)	—	(4,526)
Mortgage loans originated and purchased, net of fees	(2,791,639)	—	—	—	(2,791,639)
Cost of loans sold, net of fees	2,621,275	—	—	—	2,621,275
Principal payments/prepayments received and other changes in mortgage loans originated as held for sale	49,302	—	(16,634)	—	32,668
Changes in assets and liabilities:
Accounts receivable	73,124	3	(31,979)	—	41,148
Receivables from/(payables to) affiliates	(52,594)	(5,110)	61,662	—	3,958
Other assets	(861)	—	—	—	(861)
Accounts payable and accrued liabilities	8,444	(96)	(185)	—	8,163

Net cash provided by/(used) in operating activities	(127,067)	(70)	25,033	451	(101,653)

Investing activities:
Principal payments received and other changes on mortgage loans held for investment, subject to ABS nonrecourse debt	$—	$—	$48,838	$—	$48,838
Property and equipment additions, net of disposals	(3,923)	(13)	—	—	(3,936)
Purchase of mortgage servicing rights	(17,812)	—	—	—	(17,812)
Proceeds from sales of REO	504	—	73,603	—	74,107

Net cash provided by/(used) in investing activities	(21,231)	(13)	122,441	—	101,197

Financing activities:
Transfers to/from restricted cash	(38,617)	—	4,886	—	(33,731)
Issuance of unsecured notes, net of issue discount	243,013	—	—	—	243,013
Decrease in notes payable, net	(57,972)	—	(4,127)	—	(62,099)
Repayment of nonrecourse debt—Legacy assets	—	—	(45,364)	—	(45,364)
Repayment of ABS nonrecourse debt	(146)	—	(102,869)	(451)	(103,466)
Debt financing costs	(14,923)	—	—	—	(14,923)
Tax related share-based settlement of units by members	(3,396)	—	—	—	(3,396)

Net cash provided by/(used) in financing activities	127,959	—	(147,474)	(451)	(19,966)

Net increase/(decrease) in cash	(20,339)	(83)	—	—	(20,422)
Cash and cash equivalents at beginning of period	41,243	402	—	—	41,645

Cash and cash equivalents at end of period	$20,904	$319	$—	$—	$21,223

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Revenues:
Servicing fee income	$89,151	$1,044	$—	$—	$90,195
Other fee income	4,823	5,200	—	—	10,023

Total fee income	93,974	6,244	—	—	100,218
Loss on mortgage loans held for sale	(21,349)	—	—	—	(21,349)

Total Revenues	72,625	6,244	—	—	78,869
Expenses and impairments:
Salaries, wages and benefits	88,075	2,614	—	—	90,689
General and administrative	30,111	379	4	—	30,494
Loss on mortgage loans held for investment and foreclosed real estate	(1,352)	(10,925)	19,789	—	7,512
Occupancy	6,621	242	—	—	6,863
Loss on available-for-sale- securities-other-than-temporary	6,809	—	—	—	6,809

Total expenses and impairments	130,264	(7,690)	19,793	—	142,367
Other income /(expense):
Interest income	42,160	233	10,125	—	52,518
Interest expense	(52,810)	(2,694)	(14,379)	—	(69,883)
Loss on interest rate swaps and caps	(14)	—	—	—	(14)
Gain /(loss) from subsidiaries	(12,574)	—	—	12,574	—

Total other income /(expense)	(23,238)	(2,461)	(4,254)	12,574	(17,379)

Net income /(loss)	$(80,877)	$11,473	$(24,047)	$12,574	$(80,877)

NATIONSTAR MORTGAGE LLC

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Issuer (Parent)	Guarantor (Subsidiaries)	Non-Guarantor (Subsidiaries)	Eliminations	Consolidated
	(in thousands)
Operating activities:
Net income/(loss)	$(80,877)	$11,473	$(24,047)	$12,574	$(80,877)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Share-based compensation	827	—	—	—	827
(Gain)/loss on mortgage loans held for sale	21,349	—	—	—	21,349
Loss on foreclosed real estate and other	(1,352)	(10,925)	19,789	—	7,512
(Gain)/loss on ineffectiveness on interest rate swaps and cap	14	—	—	—	14
Loss from subsidiaries	12,574	—	—	(12,574)	—
Unrealized gain on derivative financial instruments	(2,436)	—	—	—	(2,436)
Impairment of investments in debt securities	6,809	—	—	—	6,809
Depreciation and amortization	1,728	39	—	—	1,767
Change in fair value of mortgage servicing rights	27,915	—	—	—	27,915
Amortization of debt discount	19,075	—	2,212	—	21,287
Amortization of premiums/(discounts)	(1,394)	—	—	—	(1,394)
Mortgage loans originated and purchased, net of fees	(1,480,549)	—	—	—	(1,480,549)
Cost of loans sold, net of fees	1,007,369	—	—	—	1,007,369
Principal payments/prepayments received and other changes in mortgage loans originated as held for sale	405,066	—	66,816	—	471,882
Changes in assets and liabilities:
Accounts receivable	(155,566)	1,113	(3,511)	—	(157,964)
Receivables from/(payables to) affiliates	247,676	(47,397)	(133,339)	—	66,940
Other assets	(6,961)	—	—	—	(6,961)
Accounts payable and accrued liabilities	11,550	(12)	1,331	—	12,869

Net cash provided by/(used) in operating activities	32,817	(45,709)	(70,749)	—	(83,641)

Investing activities:
Property and equipment additions, net of disposals	$(2,990)	$(39)	$—	$—	$(3,029)
Purchase of mortgage servicing rights	(1,169)	—	—	—	(1,169)
Proceeds from sales of REO	1,896	32,202	83	—	34,181

Net cash provided by/(used) in investing activities	(2,263)	32,163	83	—	29,983

Financing activities:
Transfers to/from restricted cash	(18,444)	13,737	(27,056)	—	(31,763)
Issuance of nonrecourse debt	—	—	191,272	—	191,272
Decrease in notes payable, net	17,346	—	(77,741)	—	(60,395)
Repayment of nonrecourse debt—Legacy assets	—	—	(15,809)	—	(15,809)
Debt financing costs	(18,059)	—	—	—	(18,059)
Capital contributions from members	20,700	—	—	—	20,700

Net cash provided by/(used) in financing activities	1,543	13,737	70,666	—	85,946

Net increase/(decrease) in cash	32,097	191	—	—	32,288
Cash and cash equivalents at beginning of period	9,146	211	—	—	9,357

Cash and cash equivalents at end of period	$41,243	$402	$—	$—	$41,645

26. Related Party Disclosures

In September 2010, Nationstar entered into a marketing agreement with Springleaf Home Equity, Inc., formerly known as American General Home Equity, Inc., Springleaf General Financial Services of Arkansas, Inc., formerly known as American General Financial Services of Arkansas, Inc. and MorEquity, Inc. (collectively “Springleaf”), each of which are indirectly owned by investment funds managed by affiliates of Fortress Investment Group LLC. Pursuant to this agreement, Nationstar markets mortgage originations products to customers of Springleaf, and is compensated by the originations fees of loans that Nationstar refinances.

Additionally, in January 2011, Nationstar entered into three agreements to act as the loan subservicer for Springleaf for a whole loan portfolio and two securitized loan portfolios totaling $4.4 billion for which Nationstar receives a monthly per loan subservicing fee and other performance incentive fees subject to the agreements with Springleaf. For the year ended December 31, 2011, Nationstar recognized revenue of $9.9 million in additional servicing and other performance incentive fees related to these portfolios. At December 31, 2011, Nationstar had an outstanding receivable from Springleaf of $0.6 million which was included as a component of accounts receivable.

Nationstar is the loan servicer for two securitized loan portfolios managed by Newcastle Investment Corp. (Newcastle), which is managed by an affiliate of Fortress Investment Group LLC, for which Nationstar receives a monthly net servicing fee equal to 0.50% per annum on the unpaid principal balance of the portfolios, which was $1.1 billion, $1.2 billion, and $1.4 billion for the years ended December 31, 2011, 2010, and 2009, respectively. For the year ended December 31, 2011, 2010, and 2009 Nationstar received servicing fees and other performance incentive fees of $5.8 million, $6.5 million, and $7.5 million, respectively.

Additionally, in December 2011, Nationstar entered into another agreement with Newcastle, where Nationstar sold to Newcastle the right to receive 65% of the excess cash flow generated from certain MSRs acquired on September 30, 2011 after receipt of a fixed basic servicing fee per loan. The sale price was $43.7 million. Nationstar will retain all ancillary income associated with servicing such MSRs and 35% of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for the portfolio. Newcastle will not have prior or ongoing obligations associated with this MSR portfolio. Furthermore, should Nationstar refinance any loan in such portfolio, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan of similar economic characteristics into the portfolio. The new or replacement loan will be governed by the same terms set forth in the agreement described above. The fair value on the outstanding liability related to this agreement was $44.6 million at December 31, 2011. Additionally, as a component of the underlying agreement, Newcastle held back a portion of the sales price, amounting to $3.3 million, pending certain conditions being satisfied by Nationstar. Such amount is recorded in accounts receivable.

In March 2011, Nationstar entered into a limited partnership agreement with ANC. ANC is the parent company of NREIS, which through the ANC partnership we hold a non-controlling interest in NREIS, an ancillary real estate services and vendor management company that directly and indirectly provides title agency settlement or valuation services for loan originations and default management. As Nationstar is able to exercise significant influence, but not control, over the policies and procedures of the entity, and Nationstar owns less than 50% of the voting interests, Nationstar applies the equity method of accounting. During the year ending December 31, 2011 Nationstar disbursed $4.9 million for servicing-related advances.

27. Subsequent Events (Unaudited)

On February 24, 2012, Nationstar Mortgage Holdings Inc. (“Parent”) filed a registration statement on Form S-1 for the offering of 19,166,667 shares of its common stock. The registration statement became effective on March 7, 2012. Under the terms of the offering, all of the equity interests in the Company transferred from FIF HE Holdings LLC to two direct, wholly-owned subsidiaries of our Parent, and our Parent issued 19,166,667 shares of our $0.01 par value common stock at an initial offering price of $14.00 per share. The intent of this offering was to transform our Parent into a publicly traded company and use the proceeds from this offering for working capital and other general corporate purposes, including servicing acquisitions.

On February 29, 2012, Nationstar amended the $50 Million Warehouse Facility with a financial institution. This amendment increased the facility to $100 million, extended the maturity to February 2013, changed the interest rate to LIBOR plus a range of 2.25% to 3.00%, and increased the tangible net worth requirement to $175 million.

On March 6, 2012, Nationstar entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Aurora Bank FSB, a federal savings bank organized under the laws of the United States, and Aurora Loan Services LLC, a Delaware limited liability company (collectively with Aurora Bank FSB, the “Sellers”). Each of the Sellers is a subsidiary of Lehman Brothers Bancorp Inc. Under the Asset Purchase Agreement, Nationstar agreed to purchase the MSRs to approximately 300,000 residential mortgage loans with a total UPB of approximately $63 billion, $1.75 billion of servicing advance receivables, and certain other assets. The composition of the total portfolio is expected to be approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. Nationstar has also agreed to assume certain liabilities. The transaction is expected to close in the second quarter of 2012, subject to customary closing conditions, including certain regulatory approvals and third party consents, and customary termination rights.

The cash purchase price of the MSRs is approximately $268 million, subject to certain adjustments. The equity portion of the purchase price of the servicing advance receivables is approximately $210 million and the balance will be financed with advance financing facilities that we expect to enter into in connection with this transaction. The servicing advance receivables represent amounts that the sellers have previously advanced as mortgage servicers in respect of the underlying mortgage loans that would be recovered if the loan is liquidated, modified or otherwise become current.

In addition, Nationstar will fund up to approximately $170 million of the MSR purchase price with the proceeds of a co-investment (the “Excess MSR Agreement”) by Newcastle Investment Corp. (“Newcastle”), which is an affiliate of Nationstar. Pursuant to the Excess MSR Agreement, Nationstar will sell to Newcastle the right to receive approximately 65% of the excess cash flow generated from the MSRs after receipt of a fixed basic servicing fee per loan. Excess cash flow is equal to the servicing fee collected minus the basic servicing fee and excludes late fees, incentive fees and other ancillary income earned by the servicer. Nationstar will retain all ancillary income associated with servicing the loans and approximately 35% of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for the loans. Under the terms of this investment, if Nationstar refinances any loan in the portfolio, subject to certain limitations, it will be required to transfer the new loan or a replacement loan into the portfolio. The new or replacement loan will be governed by the same terms set forth in the Excess MSR Agreement.

Nationstar and the Sellers have agreed to indemnify each other against certain losses (subject to certain limitations), including certain losses from claims up to an aggregate amount of 50% of the aggregate purchase price of the MSRs, after which Nationstar will bear the entirety of such losses.

In March 2012, Nationstar extended the maturity of the Securities Repurchase Facility to June 2012.

Annex A

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your broker, bank manager, lawyer, accountant, investment advisor or other professional adviser.

LETTER OF TRANSMITTAL

Relating to

Nationstar Mortgage LLC

Nationstar Capital Corporation

Offer to Exchange

any and all of their outstanding unregistered 10.875% Senior Notes due 2015 (CUSIP Nos. U6375Y AB2 and 63860U AC4) for $35,000,000 aggregate principal amount of its new 10.875% Senior Notes due 2015 that have been registered under the Securities Act of 1933

This document relates to the exchange offer (the “Exchange Offer”) made by Nationstar Mortgage LLC (the “Company”) and Nationstar Capital Corporation (the “Co-issuer,” and together with the Company, the “Issuers”) to exchange any and all of their unregistered $250,000,000 10.875% Senior Notes due 2015 (the “Old Notes”) for new 10.875% Senior Notes due 2015 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer is described in the Prospectus dated                     , 2012 (the “Prospectus”) and in this letter of transmittal (this “Letter of Transmittal”). All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless extended by the Issuers (such date and time, as they may be extended, the “Expiration Date”). Tendered Old Notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

Upon the satisfaction or waiver of the conditions to the acceptance of Old Notes set forth in the Prospectus under “Description of the Exchange Offer—Conditions to the Exchange Offer”, the Issuers will accept for settlement Old Notes that have been validly tendered (and not subsequently validly withdrawn). This acceptance date is referred to as the “Acceptance Date.” The Issuers will deliver the New Notes on a date (the “Settlement Date”) as soon as practicable after the Expiration Date.

The Exchange Agent for the Exchange Offer is:

By Regular Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By facsimile: (612)-667-6282

For Information or Confirmation by Telephone:

(800) 344-5128

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Description of the Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

The New Notes will be issued in full exchange for Old Notes in the Exchange Offer, if consummated, on the Settlement Date and will be delivered in book-entry form.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Issuers the aggregate principal amount of Old Notes credited by the undersigned to the Exchange Agent’s account at DTC using ATOP.

The undersigned understands that validly tendered Old Notes (or defectively tendered Old Notes with respect to which the Issuers have waived such defect or caused such defect to be waived) will be deemed to have been accepted by the Issuers if, as and when the Issuers give oral or written notice (if oral, to be promptly confirmed in writing) thereof to the Exchange Agent. The undersigned understands that, subject to the terms and conditions, Old Notes properly tendered and accepted (and not validly withdrawn) in accordance with the terms and conditions will be exchanged for New Notes. The undersigned understands that, under certain circumstances, the Issuers may not be required to accept any of the Old Notes tendered (including any such Old Notes tendered after the Expiration Date). If any Old Notes are not accepted for exchange for any reason (or if Old Notes are validly withdrawn), such Old Notes will be returned, without expense, to the undersigned’s account at DTC or such other account as designated herein, pursuant to the book-entry transfer procedures described in the Prospectus, as promptly as practicable after the expiration or termination of the Exchange Offer.

By tendering Old Notes in the Exchange Offer, the undersigned acknowledges that the Exchange Offer is being made based upon the Issuers’ understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to other parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such

New Notes. If the undersigned is not a broker-dealer, the undersigned represents that it acquires the New Notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of New Notes and it has no arrangements or understandings with any person to participate in a distribution of the New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Upon agreement to the terms of this Letter of Transmittal pursuant to an agent’s message, the undersigned, or the beneficial holder of Old Notes on behalf of which the undersigned has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, hereby:

•

irrevocably sell, assign and transfer to or upon the order of the Issuers or their nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the undersigned’s status as a holder of, all Old Notes tendered hereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against the Issuers or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with such Old Notes;

•	waive any and all rights with respect to the Old Notes tendered hereby, including, without limitation, any existing or past defaults and their consequences in respect of such Old Notes; and

•

release and discharge the Issuers, the Guarantors and Wells Fargo Bank, National Association, as the trustee for the Old Notes from any and all claims the undersigned may have, now or in the future, arising out of or related to the Old Notes tendered hereby, including, without limitation, any claims that the undersigned is entitled to receive additional principal or interest payments with respect to the Old Notes tendered hereby, other than as expressly provided in the Prospectus and in this Letter of Transmittal, or to participate in any redemption or defeasance of the Old Notes tendered hereby.

The undersigned understands that tenders of Old Notes pursuant to the procedures described in the Prospectus and in this Letter of Transmittal and acceptance of such Old Notes by the Issuers will, following such acceptance, constitute a binding agreement between the undersigned and the Issuers upon the terms and conditions.

By tendering Old Notes in the Exchange Offer, the undersigned represents, warrants and agrees that:

•	it has received and reviewed the Prospectus;

•

it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered hereby, and it has full power and authority to execute this Letter of Transmittal;

•

the Old Notes being tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Issuers will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Issuers accept the same;

•

it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered hereby from the date of this Letter of Transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by tendering its Old Notes, the undersigned has made its own independent appraisal of the matters referred to in the Prospectus and this Letter of Transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Issuers, the Information Agent or the Exchange Agent, other than those contained in the Prospectus, as amended or supplemented through the Expiration Date;

•

the execution and delivery of this Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in the Prospectus;

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the agreement to the terms of this Letter of Transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to such attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered hereby in favor of the Issuers or any other person or persons as the Issuers may direct and to deliver such forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of such Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in the Issuers or their nominees such Old Notes;

•	the terms and conditions of the Exchange Offer shall be deemed to be incorporated in, and form a part of, this Letter of Transmittal, which shall be read and construed accordingly;

•	it is acquiring the New Notes in the ordinary course of its business;

•

it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

•	it is not a broker-dealer who acquired the Old Notes directly from the Issuers; and

•	it is not an “affiliate” of the Issuers, within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering Old Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Letter of Transmittal, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to such Old Notes.

The undersigned understands that tenders may not be withdrawn at any time after the Expiration Date, except as set forth in the Prospectus, unless the Exchange Offer is amended with changes to the terms and conditions that are, in the reasonable judgment of the Issuers, materially adverse to the tendering holders, in which case tenders may be withdrawn under the conditions described in the extension.

If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will extend the Exchange Offer for a period of two to ten business days, depending on the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer would otherwise have expired during such two to ten business day period.

All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Old Notes to the Exchange Agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of such Old Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Validity of Tenders

The Issuers will determine in their sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. The Issuers’ determination will be final and binding. The Issuers reserve the absolute right to reject any Old Notes not properly tendered or any acceptance of Old Notes that would, in the opinion of its counsel, be unlawful. The Issuers also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer, including the instructions in this Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Issuers, the Information Agent, the Exchange Agent and any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder through the facilities of DTC as soon as practicable after the Expiration Date.

3. Waiver of Conditions

The Issuers reserve the absolute right to waive, in whole or part, at any time or from time to time, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

4. No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

5. Request for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Information Agent at the address, telephone numbers or fax number set forth on the cover page of this Letter of Transmittal. Holders may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

6. Withdrawal

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures. For more information, see the section of the Prospectus entitled “Description of the Exchange Offer—Withdrawal of Tenders.”

7. Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct the Issuers to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Nationstar Mortgage LLC

Nationstar Capital Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Nationstar Capital Corporation; Nationstar 2009 Equity Corporation; NSM Recovery Services Inc.; NSM Foreclosure Services Inc. (each a Delaware corporation and, collectively referred to herein as the “Delaware Corporations”)

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of By-laws of Nationstar Capital Corporation provides that it shall indemnify each person who is or was an officer or director to the fullest extent permitted by Certificate of Incorporation, which in turns provides in Article IV that the Corporation shall, to the fullest extent permitted by DGCL, indemnify any director or officer against any expenses, liabilities or other matter referred to in Section 145 of DGCL.

Article VII of By-laws of Nationstar 2009 Equity Corporation provides that it shall indemnify each person who is or was an officer or director to the fullest extent permitted by Certificate of Incorporation, which in turns provides in Article IV that the Corporation shall, to the fullest extent permitted by DGCL, indemnify any director or officer against any expenses, liabilities or other matter referred to in Section 145 of DGCL.

Both Article VII of Certificate of Incorporation and Article VIII of By-laws of NSM Recovery Services Inc. provide that the Corporation shall, to the fullest extent permitted by Section 145 of DGCL, indemnify any director, officer against expenses (including attorney’s fees), judgments, fines, amounts paid in settlements and/or other matters referred to in or covered by Section 145 of DGCL.

Both Article VII of Certificate of Incorporation and Article VIII of By-laws of NSM Foreclosure Services Inc. provide that the Corporation shall, to the fullest extent permitted by Section 145 of DGCL, indemnify any director, officer against expenses (including attorney’s fees), judgments, fines, amounts paid in settlements and/or other matters referred to in or covered by Section 145 of DGCL.

(b) Nationstar Mortgage LLC; Centex Land Vista Ridge Lewisville III General Partner, LLC; Harwood Service Company LLC; Homeselect Settlement Solutions, LLC (each a Delaware limited liability company and, collectively referred to herein as the “LLCs”)

The LLCs are each empowered by Section 18-108 of the Delaware Limited Liability Company Act to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 19 of Third Amended and Restated Limited Liability Company Agreement of Nationstar Mortgage LLC provides that officers and directors shall be entitled, to the fullest extent permitted by law, to indemnification from the Company for any liability, loss, damage or claim arises out of any action or inaction of an officer or director, which indemnification shall only be available, except in cases of fraud, gross negligence, or willful misconduct.

Centex Land Vista Ridge Lewisville III General Partner, LLC’s Certificate of Formation and Limited Liability Company Agreement are silent on indemnification provisions.

Harwood Service Company LLC’s Certificate of Formation and Limited Liability Company Agreement are silent on indemnification provisions.

Homeselect Settlement Solutions, LLC’s Certificate of Formation and Limited Liability Company Agreement are silent on indemnification provisions.

Nationstar Mortgage LLC maintains insurance on behalf of its members, managers and officers, insuring them against any liability asserted against them in their capacities as members, managers and officers or arising out of such status.

(c) Centex Land Vista Ridge Lewisville III, L.P. (a Delaware limited partnership and referred to herein as the “Delaware LP”)

The Delaware LP is empowered by Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, subject to the limitations in the partnership agreement, to indemnify and hold harmless any person against any and all claims and demands.

The Section 5.4 of the Agreement of Limited Partnership of the Delaware LP provides that the Partnership shall indemnify and hold harmless the General Partner, any such Affiliates, and any Specified Agents against losses, damages, expenses (including attorney’s fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or processing, except in cases of bad faith, willful misconduct or fraud.

(d) Harwood Insurance Services, LLC (a California Limited Liability Company and referred to herein as the “California LLC”)

Under Section 17153 of the California Limited Liability Company Act, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. A limited liability company shall have the power to purchase and maintain insurance on behalf of any manager, member, officer, employee or agent of the limited liability company against any liability asserted against on incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee or agent of the limited liability company.

The California LLC’s Articles of Organization and Limited Liability Company Agreement are silent on indemnification provisions.

(e) Harwood Service Company Of Georgia, LLC (a Georgia Limited Liability Company and referred to herein as the “Georgia LLC”)

Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

The Georgia LLC’s Articles of Organization and Limited Liability Company Agreement are silent on indemnification provisions.

(f) Harwood Service Company of New Jersey, LLC (a New Jersey Limited Liability Company and referred to herein as the “New Jersey LLC”)

Section 42:2B-10 of the New Jersey Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The New Jersey LLC’s Articles of Organization and Limited Liability Company Agreement are silent on indemnification provisions.

(g) Nationstar Equity Corporation (a Nevada Corporation and referred to herein as the “Nevada Corporation”)

Chapter 78 of the Nevada Revised Statutes (“NRS”) allows directors and officers to be indemnified against liabilities they may incur while serving in such capacities. Under the applicable statutory provisions, the registrant may indemnify its directors or officers who were or are a party or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that they are or were directors or officers of the corporation, or are or were serving at the request of the corporation as directors or officers of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by them in connection with the action, suit, or proceeding, unless it is ultimately determined by a court of competent jurisdiction that they breached their fiduciary duties by intentional misconduct, fraud, or a knowing violation of law or did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the applicable statutory provisions mandate that the registrant indemnify its directors and officers who have been successful on the merits or otherwise in defense of any action, suit, or proceeding against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense. The registrant will advance expenses incurred by directors or officers in defending any such action, suit, or proceeding upon receipt of written confirmation from such officers or directors that they have met certain standards of conduct and an undertaking by or on behalf of such officers or directors to repay such advances if it is ultimately determined that they are not entitled to indemnification by the registrant.

Article VI of the By-laws of the Nevada Corporation provides that the Corporation shall indemnify directors and officers who was or is a party or is a threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the Corporation.

(h) Nationstar Industrial Loan Company (a Tennessee Company and referred to herein as the “Tennessee Corporation”)

Part 5 of Chapter 18 of the Tennessee Business Corporation Act authorizes a court to award, or a corporation’s board of directors to grant, indemnity to an officer, director, employee or agent of the corporation under certain circumstances and subject to certain limitations.

Sections 48-18-301(d) and 48-18-403(d) of the Tennessee Business Corporation Act provide that a director or officer shall not be liable for any action taken as a director or officer or any failure to take any action if the director or officer performed the duties of his or her office (i) in good faith, (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (iii) in a manner the director reasonably believes to be in the best interests of the corporation.

Article IV of the By-laws of the Tennessee Corporation provides that the Corporation shall indemnify directors and officers who was or is a party or is a threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the Corporation.

(i) Nationstar Industrial Loan Corporation (a Minnesota Corporation and referred to herein as the “Minnesota Corporation”)

Section 302A.521 of the Minnesota Business Corporation Act (“MNBCA”) provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the MNBCA) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: has not been indemnified therefor by another organization or employee benefit plan; acted in good faith; received no improper personal benefit and Section 302A.255 of the MNBCA (with respect to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3 of the MNBCA requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Article IV of the By-laws of the Minnesota Corporation provides that the Corporation shall indemnify directors and officers who was or is a party or is a threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the Corporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth in beginning on page II-22 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of each registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR MORTGAGE LLC

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and manager of Nationstar Mortgage LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Jay Bray Jay Bray	President, Chief Executive Officer, Chief Financial Officer and Manager (Principal Executive, Financial and Accounting Officer)

/s/ Anthony H. Barone Anthony H. Barone	Manager

/s/ Peter Smith Peter Smith	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR CAPITAL CORPORATION

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq. Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Nationstar Capital Corporation whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Jay Bray Jay Bray	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)

/s/ Anthony H. Barone Anthony H. Barone	President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

CENTEX LAND VISTA RIDGE LEWISVILLE III GENERAL PARTNER, LLC

By:	NATIONSTAR MORTGAGE LLC, its Sole Member

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Centex Land Vista Ridge Lewisville III General Partner, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

CENTEX LAND VISTA RIDGE LEWISVILLE III, L.P.

By:	CENTEX LAND VISTA RIDGE LEWISVILLE III GENERAL PARTNER, LLC, its General Partner

	By:	NATIONSTAR MORTGAGE LLC, its Sole Member

		By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Centex Land Vista Ridge Lewisville III L.P. whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

HARWOOD SERVICE COMPANY LLC

By:	NATIONSTAR MORTGAGE LLC its Sole Member

	By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Centex Land Vista Ridge Lewisville III General Partner, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

HARWOOD INSURANCE SERVICES, LLC

By:	NATIONSTAR MORTGAGE LLC its Sole Member

	By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Harwood Insurance Services, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

HARWOOD SERVICE COMPANY OF GEORGIA, LLC

By:	NATIONSTAR MORTGAGE LLC its Sole Member

	By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Harwood Service Company of Georgia, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

HARWOOD SERVICE COMPANY OF NEW JERSEY, LLC

By:	NATIONSTAR MORTGAGE LLC its Sole Member
	By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Harwood Service Company of New Jersey, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

HOMESELECT SETTLEMENT SOLUTIONS, LLC

By:	NATIONSTAR MORTGAGE LLC its Sole Member

	By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer of Homeselect Settlement Solutions, LLC whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR EQUITY CORPORATION

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Nationstar Equity Corporation whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR INDUSTRIAL LOAN COMPANY

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Nationstar Industrial Loan Company whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR INDUSTRIAL LOAN CORPORATION

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Nationstar Industrial Loan Corporation whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NATIONSTAR 2009 EQUITY CORPORATION

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Nationstar 2009 Equity Corporation whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NSM RECOVERY SERVICES INC.

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of NSM Recovery Services Inc. whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on March 26, 2012.

NSM FORECLOSURE SERVICES INC.

By:	/s/ Anthony W. Villani
Anthony W. Villani, Esq.
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of NSM Foreclosure Services Inc. whose signature appears below constitutes and appoints Jay Bray and Anthony W. Villani, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2012.

/s/ Anthony H. Barone Anthony H. Barone	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Bray Jay Bray	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Formation of Nationstar Mortgage LLC. (incorporated by reference to Exhibit 3.1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

3.2	Operating Agreement of Nationstar Mortgage LLC. (incorporated by reference to Exhibit 3.2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

3.3	Certificate of Incorporation of Nationstar Capital Corporation. (incorporated by reference to Exhibit 3.3 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

3.4	By-Laws of Nationstar Capital Corporation. (incorporated by reference to Exhibit 3.4 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

3.5	Certificate of Formation of Centex Land Vista Ridge Lewisville III General Partner, LLC (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.6	Limited Liability Company Agreement of Centex Land Vista Ridge Lewisville III General Partner, LLC (incorporated by reference to Exhibit 3.6 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.7	Certificate of Limited Partnership of Centex Land Vista Ridge Lewisville III, L.P. (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.8	Agreement of Limited Partnership of Centex Land Vista Ridge Lewisville III, L.P. (incorporated by reference to Exhibit 3.8 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.9	Certificate of Formation of Harwood Service Company, LLC (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.10	Limited Liability Company Agreement of Harwood Service Company, LLC (incorporated by reference to Exhibit 3.10 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.11	Limited Liability Company Articles of Organization of Harwood Insurance Services, LLC (incorporated by reference to Exhibit 3.11 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.12	Limited Liability Company Agreement of Harwood Insurance Services, LLC (incorporated by reference to Exhibit 3.12 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.13	Certificate of Organization of Harwood Service Company of Georgia, LLC (incorporated by reference to Exhibit 3.13 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.14	Limited Liability Company Agreement of Harwood Service Company of Georgia, LLC (incorporated by reference to Exhibit 3.14 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

Exhibit Number	Description

3.15	Certificate of Formation of Harwood Service Company of New Jersey, LLC (incorporated by reference to Exhibit 3.15 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.16	Limited Liability Company Agreement of Harwood Service Company of New Jersey, LLC (incorporated by reference to Exhibit 3.16 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.17	Certificate of Formation of Homeselect Settlement Solutions, LLC (incorporated by reference to Exhibit 3.17 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.18	Limited Liability Company Agreement of Homeselect Settlement Solutions, LLC (incorporated by reference to Exhibit 3.18 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.19	Certificate of Incorporation of Nationstar 2009 Equity Corporation (incorporated by reference to Exhibit 3.19 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.20	By-Laws of Nationstar 2009 Equity Corporation (incorporated by reference to Exhibit 3.20 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.21	Articles of Incorporation of Nationstar Equity Corporation (incorporated by reference to Exhibit 3.21 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.22	By-Laws of Nationstar Equity Corporation (incorporated by reference to Exhibit 3.22 to Amendment No. 2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on March 28, 2011).

3.23	Charter of Nationstar Industrial Loan Company (incorporated by reference to Exhibit 3.23 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.24	By-Laws of Nationstar Industrial Loan Company (incorporated by reference to Exhibit 3.24 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.25	Articles of Incorporation of Nationstar Industrial Loan Corporation (incorporated by reference to Exhibit 3.25 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.26	By-Laws of CHEC Industrial Loan Corporation (incorporated by reference to Exhibit 3.26 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.27	Certificate of Incorporation of NSM Recovery Services Inc. (incorporated by reference to Exhibit 3.27 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.28	By-Laws of NSM Recovery Services Inc. (incorporated by reference to Exhibit 3.28 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

3.29	Certificate of Incorporation of NSM Foreclosure Services Inc. (incorporated by reference to Exhibit 3.29 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

Exhibit Number	Description

3.30	By-Laws of NSM Foreclosure Services Inc. (incorporated by reference to Exhibit 3.30 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 8, 2011).

4.1	Indenture, dated as of March 26, 2010, among Nationstar Mortgage LLC, Nationstar Capital Corporation, and Wells Fargo Bank, N.A., as trustee, including the form of 10.875% Senior Note due 2015 (incorporated by reference to Exhibit 4.1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

4.2	Supplemental Indenture, dated as of August 31, 2010, among NSM Recovery Services Inc, a subsidiary of Nationstar Mortgage LLC, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

4.3	Supplemental Indenture, dated as of December 13, 2010, among NSM Foreclosure Services Inc, a subsidiary of Nationstar Mortgage LLC, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

4.4	Supplemental Indenture, dated as of December 19, 2011, among Nationstar Mortgage LLC, Nationstar Capital Corporation, Centex Land Vista Ridge Lewisville III General Partner, LLC, Centex Land Vista Ridge Lewisville III, L.P., Harwood Service Company LLC, Harwood Insurance Services, LLC, Harwood Service Company of Georgia, LLC, Harwood Service Company of New Jersey, LLC, Homeselect Settlement Solutions, LLC, Nationstar 2009 Equity Corporation, Nationstar Equity Corporation, Nationstar Industrial Loan Company, Nationstar Industrial Loan Corporation, NSM Recovery Services, Inc., NSM Foreclosure Services, Inc., and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on December 19, 2011).

4.5	Registration Rights Agreement, dated as of March 26, 2010, among Nationstar Mortgage LLC, Nationstar Capital Corporation, Barclays Capital Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. (incorporated by reference to Exhibit 4.4 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

4.6	Registration Rights Agreement, dated as of March 26, 2010, among Nationstar Mortgage LLC, Nationstar Capital Corporation, Barclays Capital Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. (incorporated by reference to Exhibit 10.1 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on December 19, 2011).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

5.2	Opinion of Bass, Berry & Sims PLC.

5.3	Opinion of Greenberg Traurig LLP.

10.1	Amended and Restated Servicer Advance Early Reimbursement Addendum, dated as of August 16, 2010, between Nationstar Mortgage LLC and Fannie Mae (incorporated by reference to Exhibit 10.1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.2	Fifth Amended and Restated Master Repurchase Agreement, dated as of January 27, 2010, between The Royal Bank of Scotland plc, as buyer, and Nationstar Mortgage LLC, as seller (incorporated by reference to Exhibit 10.2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

Exhibit Number	Description

10.3	Amendment Number One to Fifth Amended and Restated Master Repurchase Agreement, and Amendment Number One to Fifth Amended and Restated Pricing Side Letter, both dated as of April 6, 2010, between The Royal Bank of Scotland plc and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.3 to Amendment No. 3 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

10.4	Amendment Number Two to Fifth Amended and Restated Master Repurchase Agreement, and Amendment Number Two to Fifth Amended and Restated Pricing Side Letter, both dated as of February 25, 2011, between The Royal Bank of Scotland plc and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.4 to Amendment No. 3 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

10.5	Subservicing Agreement, dated as of October 29, 2010, between Fannie Mae and Nationstar Mortgage LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on February 9, 2011).

10.6	Strategic Relationship Agreement, dated as of December 16, 2009, between Fannie Mae and Nationstar Mortgage LLC (incorporated by reference to Exhibit 10.4 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.7	Subservicing Agreement, dated as of February 1, 2011, among MorEquity, Inc., American General Financial Services of Arkansas, Inc. and American General Home Equity, Inc. as owners and as servicers, and Nationstar Mortgage LLC, as subservicer. (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on March 28, 2011).

10.8	Subservicing Agreement (American General Mortgage Loan Trust 2006-1), dated as of February 1, 2011, between MorEquity, Inc., as servicer, and Nationstar Mortgage LLC, as subservicer (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on March 28, 2011).

10.9	Subservicing Agreement (American General Mortgage Loan Trust 2010-1), dated as of February 1, 2011, between MorEquity, Inc., as servicer, and Nationstar Mortgage LLC, as subservicer. (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on March 28, 2011).

10.10	Sale and Servicing Agreement, dated as of April 6, 2006, between The Financial Asset Securities Corp., as Depositor, Centex Home Equity Company, LLC, as Originator and Servicer, Newcastle Mortgage Securities Trust 2006-1, as Issuer, and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.10 to Amendment No. 5 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on June 10, 2011).

10.11	Sale and Servicing Agreement, dated as of July 12, 2007, between Bear Stearns Asset-Backed Securities I LLC, as Depositor, Nationstar Mortgage LLC, as Servicer, Newcastle Mortgage Securities Trust 2007-1, as Issuing Entity, Wells Fargo Bank, N.A., as Master Servicer, Securities Administrator and Custodian, and The Bank of New York, as Indenture Trustee. (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on June 10, 2011).

10.12	Subservicing Agreement, effective as of June 21, 2011, between First Tennessee Bank National Association, as Owner and Master Servicer, and Nationstar Mortgage LLC, as Servicer and Subservicer (incorporated by reference to Exhibit 10.12 to Amendment No. 6 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on June 30, 2011).

Exhibit Number	Description

10.13	Employment Agreement, dated as of January 29, 2008, by and between Nationstar Mortgage LLC and Robert L. Appel (incorporated by reference to Exhibit 10.5 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.14	Amendment, dated as of September 17, 2010, to Employment Agreement dated January 29, 2008 by and between Nationstar Mortgage LLC and Robert L. Appel (incorporated by reference to Exhibit 10.6 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.15	Employment Agreement, dated as of February 19, 2009, by and between Nationstar Mortgage LLC and Douglas Krueger (incorporated by reference to Exhibit 10.7 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.16	Employment Agreement, dated as of September 17, 2010, by and between Nationstar Mortgage LLC and Anthony H. Barone (incorporated by reference to Exhibit 10.8 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.17	Employment Agreement, dated as of September 17, 2010, by and between the Company and Jesse K. Bray (incorporated by reference to Exhibit 10.9 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.18	Employment Agreement, dated as of September 17, 2010, by and between Nationstar Mortgage LLC and Amar Patel (incorporated by reference to Exhibit 10.10 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.19	Form of Restricted Series 1 Preferred Unit Award Agreement under FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company Agreement (incorporated by reference to Exhibit 10.11 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.20	Form of Series 1 Class A Unit Award Agreement under FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company (incorporated by reference to Exhibit 10.12 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.21	Form of Series 2 Class A Unit Award Agreement under FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company (incorporated by reference to Exhibit 10.13 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.22	Nationstar Mortgage LLC Annual Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.23	Nationstar Mortgage LLC Incentive Program Summary (incorporated by reference to Exhibit 10.15 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.24	Nationstar Mortgage LLC Long-Term Incentive Plan for Mr. Krueger. (incorporated by reference to Exhibit 10.16 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on December 23, 2010).

10.25	Fifth Amended and Restated Limited Liability Company Agreement of FIF HE HOLDINGS LLC (incorporated by reference to Exhibit 10.25 to Amendment No. 6 to Nationstar Mortgage LLC’s Registration Statement on Form S-4 filed with the SEC on June 30, 2011).

10.26	Mortgage Servicing Rights Purchase and Sale Agreement, dated and effective as of September 30, 2011, between Bank of America, National Association, as seller, and Nationstar Mortgage LLC, as buyer (incorporated by reference to Exhibit 2.1 to Nationstar Mortgage LLC’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011).

Exhibit Number	Description

10.27	Servicer Rights Sale and Issuer Transfer Agreement, dated December 5, 2011, between Bank of America, National Association, as seller, and Nationstar Mortgage LLC, as buyer. (incorporated by reference to Exhibit 10.27 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.28	Sale Agreement, dated December 8, 2011, between Newcastle Investment Corp., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.28 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.29	Replacement Agreement, dated December 8, 2011, between Newcastle Investment Corp. and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.29 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.30	As Soon As Pooled Plus Agreement, dated March 24, 2009, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.30 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.31	Amended and Restated Master Repurchase Agreement, dated October 21, 2010, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller.(incorporated by reference to Exhibit 10.31 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.32	Amended and Restated Transactions Terms Letter, dated October 21, 2010, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.32 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.33	Amendment Number One to the Amended and Restated Master Repurchase Agreement, dated November 24, 2010, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.33 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.34	Amendment Number Two to the Amended and Restated Master Repurchase Agreement, dated October 20, 2011, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.34 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.35	Amendment Number Three to the Amended and Restated Master Repurchase Agreement, dated January 17, 2012, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.35 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.36	Amendment Number Three to the Amended and Restated Transactions Terms Letter, dated January 17, 2012, between Bank of America, N.A., as buyer, and Nationstar Mortgage LLC, as seller. (incorporated by reference to Exhibit 10.36 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.37	Mortgage Selling and Servicing Contract, dated July 31, 1997, between Fannie Mae and Centex Home Equity Corp. (incorporated by reference to Exhibit 10.37 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

10.38	Addendum to Mortgage Selling and Servicing Contract, dated September 12, 2006, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.38 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on January 20, 2012).

Exhibit Number	Description

10.39	Consulting Agreement, dated as of February 20, 2012, between Anthony Barone, as consultant, and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.39 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.40	Letter Agreement, dated as of February 20, 2012, between Anthony Barone, Nationstar Mortgage LLC, and FIF HE Holdings LLC. (incorporated by reference to Exhibit 10.40 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.41	Further Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum, dated as of May 1, 2011, between Nationstar Mortgage LLC and Fannie Mae. (incorporated by reference to Exhibit 10.41 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.42	Corrected and Restated Amendment to Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum, dated as of September 1, 2011, between Nationstar Mortgage LLC and Fannie Mae. (incorporated by reference to Exhibit 10.42 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.43	Third Amendment to Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum, dated as of December 20, 2011, between Nationstar Mortgage LLC and Fannie Mae. (incorporated by reference to Exhibit 10.43 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.44	Amendment Number Three to Fifth Amended and Restated Master Repurchase Agreement, dated as of December 5, 2011, between The Royal Bank of Scotland plc and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.44 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.45	Amendment to Strategic Relationship Agreement, dated as of November 17, 2011, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.45 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.46	First Amendment to Subservicing Agreement, dated as of September 30, 2011, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.46 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.47	Second Amendment to Subservicing Agreement, dated as of December 5, 2011, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.47 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.48	Third Amendment to Subservicing Agreement, dated as of December 20, 2011, between Fannie Mae and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.48 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 8, 2012).

10.49	Amendment to the Fifth Amended and Restated Master Repurchase Agreement, dated as of
February 21, 2012, between Nationstar Mortgage LLC and The Royal Bank of Scotland plc. (incorporated by reference to Exhibit 10.49 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.50	Amendment and Waiver to the Amended and Restated Master Repurchase Agreement and the Transition Subservicing Agreement, dated as of February 21, 2012 between Nationstar Mortgage LLC and Bank of America, N.A. (incorporated by reference to Exhibit 10.50 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

Exhibit Number	Description

10.51	Receivables Purchase Agreement, dated as of November 15, 2010, among Nationstar Mortgage Advance Receivables Trust 2010-ADV1, Nationstar Advance Funding LLC, and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.51 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.52	Form of Indemnification Agreement with directors and officers. (incorporated by reference to Exhibit 10.52 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.53	Lease Agreement, dated as of May 20, 2003, between Centex Office Vista Ridge Lewisville II L.P. and Centex Home Equity Company, LLC. (incorporated by reference to Exhibit 10.53 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.54	First Amendment to Lease Agreement, dated as of May 31, 2004, between Centex Office Vista Ridge Lewisville II, L.P. and Centex Home Equity Company, LLC. (incorporated by reference to Exhibit 10.54 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.55	Lease Agreement, dated as of October 8, 2001, between Centex Office Vista Ridge Lewisville I, L.P. and Centex Home Equity Company, LLC. (incorporated by reference to Exhibit 10.55 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.56	First Amendment to Lease Agreement, dated as of August 28, 2002, between Centex Office Vista Ridge Lewisville I, L.P. and Centex Home Equity Home Equity Company, LLC. (incorporated by reference to Exhibit 10.56 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.57	Amendment Number Four to Fifth Amended and Restated Master Repurchase Agreement, dated as of February 25, 2012, between The Royal Bank of Scotland plc and Nationstar Mortgage LLC. (incorporated by reference to Exhibit 10.58 to Nationstar Mortgage Holdings Inc’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

10.58	Asset Purchase Agreement, dated as of March 6, 2012, among Aurora Bank FSB, Aurora Loan Services LLC and Nationstar Mortgage LLC (incorporated by reference to Exhibit 10.1 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.59	Current Excess Servicing Spread Acquisition Agreement for FNMA Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.2 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.60	Future Spread Agreement for FNMA Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.3 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.61	Current Excess Servicing Spread Acquisition Agreement for FHLMC Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.4 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.62	Future Spread Agreement for FHLMC Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.5 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

Exhibit Number	Description

10.63	Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.6 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.64	Future Spread Agreement for Non-Agency Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC (incorporated by reference to Exhibit 10.7 to Nationstar Mortgage LLC’s Current Report on Form 8-K filed with the SEC on March 6, 2012).

10.65	Nationstar Mortgage Holdings 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.57 to Nationstar Mortgage Holdings Inc.’s Registration Statement on Form S-1 filed with the SEC on February 24, 2012).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of subsidiaries of Nationstar Mortgage LLC.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.2).

23.4	Consent of Greenberg Traurig LLP (included in Exhibit 5.3).

24.1	Power of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as trustee under the Indenture.